As filed with the Securities and Exchange Commission on April 9, 2021
Registration No. 333-252928

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACE Convergence Acquisition Corp.*
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands* (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)
1013 Centre Road, Suite 403S
Wilmington, DE 19805
Telephone: (302) 633-2102
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Behrooz Abdi
Chief Executive Officer
c/o ACE Convergence Acquisition Corp.
1013 Centre Road, Suite 403S
Wilmington, DE 19805
Telephone: (302) 633-2102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gregg A. Noel, Esq. Michael J. Mies, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, California 94301 (650) 470-4500	Matthew B. Hemington, Esq. John T. McKenna, Esq. Miguel J. Vega, Esq. Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (415) 693-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock(2)(3)	28,750,000	$10.98 (4)	$315,675,000(4)	$34,440.14
Redeemable Warrants(2)(5)	11,500,000	$2.62 (6)	$30,072,500(6)	$3,280.91
Common stock(2)(7)	169,355,555	N/A (8)	$56,452	$6.16
Total			$345,803,952	$37,727.21(9)

(1)
Immediately prior to the consummation of the Merger described in the proxy statement/prospectus forming part of this registration statement (this “proxy statement/prospectus”), ACE Convergence Acquisition Corp., a Cayman Islands exempted company (“ACE”), intends to effect a deregistration under the Cayman Islands Companies Act (as amended) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which ACE’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by ACE (after the Domestication), the continuing entity following the Domestication, which will be renamed “Achronix Semiconductor Corporation” (“New Achronix”), as further described in the proxy statement/prospectus. As used herein, “New Achronix” refers to ACE after the Domestication, including after such change of name.

(2)
Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
The number of shares of common stock of New Achronix being registered represents (i) the number of Class A ordinary shares of ACE (including the Class A ordinary shares of ACE that were included in the units issued in ACE’s initial public offering) that were registered pursuant to the Registration Statement on Form S-1 (333-239716) (the “IPO Registration Statement”) and offered by ACE in its initial public offering (the “ACE public shares”) and (ii) the number of Class B ordinary shares of ACE that were issued in a private placement prior to its initial public offering to ACE Convergence Acquisition LLC (the “Sponsor”) and the directors and officers of ACE (the “ACE founder shares”). The ACE public shares and ACE founder shares automatically will be converted by operation of law into shares of common stock of New Achronix in the Domestication on a one-for-one basis (“New Achronix public shares”).

(4)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of ACE (the company to which New Achronix will succeed following the Domestication) on Nasdaq on February 5, 2021 ($10.98 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(5)
The number of redeemable warrants to acquire shares of common stock of New Achronix being registered represents the number of redeemable warrants to acquire Class A ordinary shares of ACE that were registered pursuant to the IPO Registration Statement and offered by ACE in its initial public offering (the “ACE public warrants”). The ACE public warrants automatically will be converted by operation of law into redeemable warrants to acquire shares of common stock of New Achronix in the Domestication (“New Achronix public warrants”).

(6)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of ACE (the company to which New Achronix will succeed following the Domestication) on Nasdaq on February 5, 2021 ($2.615 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(7)
The number of shares of common stock of New Achronix being registered represents the sum of (a) 148,268,793 shares of New Achronix common stock expected to be issued in connection with the Merger described herein and (b) 21,086,762 shares of New Achronix common stock expected to be reserved in connection with the Merger described herein, for potential future issuance upon the exercise of the New Achronix stock options or settlement of New Achronix restricted stock units which were granted upon conversion of Achronix stock options and Achronix restricted stock units, in each case outstanding as of March 31, 2021.

(8)
Estimated solely for purpose of calculating the registration fee. Achronix is a private company, no market exists for its securities, and it has an accumulated deficit as of December 31, 2020, the date of the latest consolidated balance sheet for Achronix in the proxy statement/prospectus included in this registration statement. Therefore, the proposed maximum aggregate offering price for these securities is one-third of the aggregate par value of the Achronix securities expected to be exchanged in the Merger, including Achronix securities issuable upon the exercise of options or settlement of restricted stock units. This calculation is in accordance with Rule 457(f)(2) of the Securities Act.

(9)
Previously paid by the Registrant in connection with the first filing of this registration statement.

*
Prior to the consummation of the Merger described herein, the Registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Act (as amended) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by ACE Convergence Acquisition Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Achronix Semiconductor Corporation”.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 9, 2021
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
ACE CONVERGENCE ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
198,105,555 SHARES OF COMMON STOCK AND
11,500,000 REDEEMABLE WARRANTS
OF
ACE CONVERGENCE ACQUISITION CORP.
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE),
THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “ACHRONIX SEMICONDUCTOR CORPORATION” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The board of directors of ACE Convergence Acquisition Corp., a Cayman Islands exempted company (“ACE” and, after the Domestication as described below, “Achronix Semiconductor Corporation”), has unanimously approved (1) the domestication of ACE as a Delaware corporation (the “Domestication”); (2) the merger of ACE Convergence Subsidiary Corp. (“Merger Sub”), a Delaware corporation and subsidiary of ACE, with and into Achronix Semiconductor Corporation (“Achronix”), a Delaware corporation (the “Merger”), with Achronix surviving the Merger as a wholly owned subsidiary of New Achronix, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 7, 2021, by and among ACE, Merger Sub and Achronix, attached to this proxy statement/prospectus as Annex A (as amended from time to time, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, ACE will change its name to “Achronix Semiconductor Corporation” and Achronix will change its name to “Achronix Operating Corporation.”
As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of ACE (the “ACE Class A ordinary shares”), and Class B ordinary shares, par value $0.0001 per share, of ACE will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Achronix (the “New Achronix common stock”); (2) each then issued and outstanding redeemable warrant of ACE (the “ACE warrants”) will convert automatically into a redeemable warrant to acquire one share of New Achronix common stock (the “New Achronix warrants”); and (3) each of the then issued and outstanding units of ACE that have not been previously separated into the underlying ACE Class A ordinary shares and underlying ACE warrants upon the request of the holder thereof (the “ACE units”), will be cancelled and will entitle the holder thereof to one share of New Achronix common stock and one-half of one New Achronix warrant. Accordingly, this proxy statement/prospectus covers (1) 28,750,000 shares of New Achronix common stock to be issued in the Domestication and (2) 18,100,000 New Achronix warrants to be issued in the Domestication.
As a result of and upon the Closing (as defined below), among other things, all outstanding shares of Achronix common stock (after giving effect to Achronix Preferred Conversion and Achronix Warrant Settlement (each as defined below), as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the Closing, and, together with shares of Achronix common stock reserved in respect of outstanding Achronix Awards (together, the options to purchase shares of Achronix common stock (“Achronix Options”) and restricted stock units based on shares of Achronix common stock (“Achronix RSUs”), the “Achronix Awards”) as of immediately prior to the Closing that will be converted into awards based on New Achronix common stock, will be cancelled in exchange for the right to receive, or the reservation of (in the case of the Achronix Awards, if and to the extent earned and subject to their respective terms), (i) an aggregate of 169,355,555 shares of New Achronix common stock (at a deemed value of $10.00 per share), or, as applicable, shares underlying awards based on New Achronix common stock and (ii) and an aggregate amount of cash equal to $50,000,000, representing a pre-transaction equity value of Achronix of approximately $1.7 billion (the “Aggregate Merger Consideration”). See “BCA Proposal  —  Consideration  —  Treatment of Achronix Options and Restricted Stock Units.”
The ACE units, ACE Class A ordinary shares and ACE warrants are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “ACEVU,” “ACEV” and “ACEVW,” respectively. ACE has applied for listing, to be effective at the time of the Business Combination, of New Achronix common stock and New Achronix warrants on Nasdaq under the proposed symbols “ACHX” and “ACHXW,” respectively.

This proxy statement/prospectus provides shareholders of ACE with detailed information about the proposed business combination and other matters to be considered at the extraordinary general meeting of ACE. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 31 of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated                 , 2021, and
is first being mailed to ACE’s shareholders on or about                 , 2021.

ACE CONVERGENCE ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 361468)
1013 Centre Road, Suite 403S
Wilmington, Delaware 19805
Dear ACE Convergence Acquisition Corp. Shareholders:
You are cordially invited to virtually attend the extraordinary general meeting (the “extraordinary general meeting”) of ACE Convergence Acquisition Corp., a Cayman Islands exempted company (“ACE” and, after the Domestication, as described below, “Achronix Semiconductor Corporation”), at                 , Eastern Time, on                 , 2021, at                 , or at such other time, on such other date and at such other place to which the meeting may be adjourned.
At the extraordinary general meeting, ACE shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “BCA Proposal,” to approve and adopt the Agreement and Plan of Merger, dated as of January 7, 2021 (as the same may be amended from time to time, the “Merger Agreement”), by and among ACE, Merger Sub and Achronix, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of ACE to Delaware as described below, the merger of Merger Sub with and into Achronix (the “Merger”), with Achronix surviving the Merger as a wholly owned subsidiary of New Achronix, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus.
As a condition to the consummation of the Merger, the board of directors of ACE has unanimously approved a change of ACE’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”). As described in this proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, ACE will change its name to “ Achronix Semiconductor Corporation”. As used in the accompanying proxy statement/prospectus, “New Achronix” refers to ACE after the Domestication and the Business Combination, including after such change of name, as applicable.
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of ACE (the “ACE Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Achronix (the “New Achronix common stock”), (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of ACE (the “ACE Class B ordinary shares”), will convert automatically, on a one-for-one basis, into a share of New Achronix common stock, (3) each then issued and outstanding redeemable warrant of ACE (the “ACE warrants”) will convert automatically into a redeemable warrant to acquire one share of New Achronix common stock (the “New Achronix warrants”) pursuant to the Warrant Agreement, dated July 27, 2020, between ACE and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each of the then issued and outstanding units of ACE that have not been previously separated into the underlying ACE Class A ordinary shares and underlying ACE warrants upon the request of the holder thereof (the “ACE units”), will be cancelled and will entitle the holder thereof to one share of New Achronix common stock and one-half of one New Achronix warrant. As used herein, “public shares” shall mean the ACE Class A ordinary shares (including those that underlie the ACE units) that were registered pursuant to the Registration Statement on Form S-1 (333-239716) and the shares of New Achronix common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Domestication Proposal.”
You will also be asked to consider and vote upon (1) four separate proposals to approve material differences between ACE’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of New Achronix (collectively, the “Organizational Documents Proposals”), (2) a

i

proposal to approve for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of New Achronix common stock to (a) the PIPE Investors pursuant to the PIPE Investment and (b) the Achronix Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”), (3) a proposal to approve and adopt the New Achronix 2021 Equity Incentive Plan (the “Equity Incentive Plan Proposal”), (4) a proposal to approve and adopt the New Achronix 2021 Employee Stock Purchase Plan (the “ESPP Proposal”) and (5) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
As a result of and upon the Closing, among other things, all outstanding shares of Achronix common stock (after giving effect to Achronix Preferred Conversion and Achronix Warrant Settlement, as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the Closing, and, together with shares of Achronix common stock reserved in respect of Achronix Awards outstanding as of immediately prior to the Closing that will be converted into awards based on New Achronix common stock, will be cancelled in exchange for the right to receive, or the reservation of, (in the case of the Achronix Awards, if and to the extent earned and subject to their respective terms) (i) an aggregate of 169,355,555 shares of New Achronix common stock (at a deemed value of $10.00 per share), or, as applicable, shares underlying awards based on New Achronix common stock, and (ii) an aggregate amount of cash equal to $50.0 million, representing a pre-transaction equity value of Achronix of $1.7 billion (the “Aggregate Merger Consideration”).
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the date of the Closing of the Business Combination (the “Closing Date”), including (i) the Sponsor Support Agreement, (ii) the Achronix Holders Support Agreement, (iii) the Registration Rights Agreement (iv) the Lock-Up Agreements, (v) the PIPE Subscription Agreements and (vi) the Backstop Subscription Agreement. For additional information, see “BCA Proposal — Related Agreements” in the accompanying proxy statement/prospectus.
Pursuant to the Cayman Constitutional Documents, a holder (a “public shareholder”) of public shares, which excludes shares held by the Sponsor, may request that ACE redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the BCA Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ACE’s transfer agent, New Achronix will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Achronix common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ACE — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of ACE. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of ACE.
The Sponsor and each director and officer of ACE have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of January 7, 2021, a copy of which is attached as Annex B to this proxy statement/prospectus (the “Sponsor Support Agreement”) and to waive their redemption rights with respect to all of the founder shares and any ordinary shares held by them in connection with the consummation of the Business Combination, subject to the terms and conditions contemplated in the letter agreement, dated as of July 27, 2020. The founder shares and ordinary shares held by the Sponsor (including ACE’s directors and officers) will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including ACE’s directors and officers) owns 20.0% of the issued and outstanding ordinary shares. If ACE is not able to complete the Business Combination with Achronix or another business combination by January 30, 2022, then the Sponsor and each director and officer of ACE will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold.
The Merger Agreement provides that the obligations of Achronix to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Achronix or ACE) (such amount, the “Trust Amount”) plus the PIPE Investment Amount (as defined herein) actually received by ACE at or prior to the Closing Date (as defined herein), is at least equal to $200.0 million (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Achronix. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will ACE redeem public shares in an amount that would cause New Achronix’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus (including the absence of a material adverse effect on Achronix and the approval of the Merger Agreement and the transactions contemplated thereby, by the (i) affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Achronix Capital Stock voting as a single class and on an as-converted basis and (ii) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Achronix Preferred Stock, voting as a single class and on an as-converted basis). There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
ACE is providing the accompanying proxy statement/prospectus and accompanying proxy card to ACE’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by ACE’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of ACE’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 30 of this proxy statement/prospectus.
After careful consideration, the board of directors of ACE has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement,

and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to ACE’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ACE, you should keep in mind that ACE’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ACE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of ACE’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Behrooz Abdi
Chief Executive Officer and Chairman of the
Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated                 , 2021 and is first being mailed to shareholders on or about                 , 2021.

v

ACE CONVERGENCE ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 361468)
1013 Centre Road, Suite 403S
Wilmington, Delaware 19805
NOTICE OF EXTRAORDINARYGENERAL MEETING
TO BE HELD ON                 , 2021
TO THE SHAREHOLDERS OF ACE CONVERGENCE ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of ACE Convergence Acquisition Corp., a Cayman Islands exempted company, company number 361468 (“ACE”), will be held at                 , Eastern Time, on                 , 2021, at                 . You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•
Proposal No. 1 — The BCA Proposal — to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of January 7, 2021 (as amended from time to time, the “Merger Agreement”), by and among ACE, Merger Sub and Achronix, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Achronix (the “Merger”), with Achronix surviving the Merger as a wholly owned subsidiary of New Achronix, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);

•
Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution, the change of ACE’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”) (the “Domestication Proposal”);

•
Organizational Documents Proposals — to consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, the following material differences between ACE’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of ACE Convergence Acquisition Corp. (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Achronix Semiconductor Corporation” in connection with the Business Combination (ACE after the Domestication, including after such change of name, is referred to herein as “New Achronix”):

(A)
Proposal No. 3 — Organizational Documents Proposal A — to authorize the change in the authorized capital stock of ACE from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “ACE Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “ACE preferred shares”), to 1,000,000,000 shares of common stock, par value $0.0001 per share, of New Achronix (the “New Achronix common stock”) and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Achronix (the “New Achronix preferred stock”) (“Organizational Documents Proposal A”);

(B)
Proposal No. 4 — Organizational Documents Proposal B — to authorize the board of directors of New Achronix (the “Board”) to issue any or all shares of New Achronix preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by New Achronix’s board of directors and as may be permitted by the DGCL (“Organizational Documents Proposal B”);
(C)
Proposal No. 5 — Organizational Documents Proposal C — to provide that New Achronix’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”); and

(D)
Proposal No. 6 — Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex K and Annex L, respectively), including (1) changing the corporate name from “ACE Convergence Acquisition Corp.” to “Achronix Semiconductor Corporation,” (2) making New Achronix’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) removing certain provisions related to ACE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which ACE’s board of directors believes is necessary to adequately address the needs of New Achronix after the Business Combination, (5) providing that no action shall be taken by stockholders of New Achronix, except at an annual or special meeting of stockholders, (6) removing limitations on the corporate opportunity doctrine, (7) requiring the approval of the holders of 66 2/3% of the then-outstanding capital stock of New Achronix to amend specified provisions of the Proposed Certificate of Incorporation, and (8) requiring the approval of the Board or the holders of 66 2/3% of the then-outstanding capital stock of New Achronix to amend the Proposed Bylaws (“Organizational Documents Proposal D”),

•
Proposal No. 7  —  The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of New Achronix common stock to (a) the PIPE Investors pursuant to the PIPE Investment and (b) the Achronix Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

•
Proposal No. 8 — The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the New Achronix 2021 Equity Incentive Plan (the “Equity Incentive Plan Proposal”);

•
Proposal No. 9 — The ESPP Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the New Achronix 2021 Employee Stock Purchase Plan (the “ESPP Proposal”);

•
Proposal No. 10 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of Proposals No. 1 through 9 is cross-conditioned on the approval of each other. The Adjournment Proposal is also not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on                 , 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
This proxy statement/prospectus and accompanying proxy card is being provided to ACE’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of ACE’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 30 of this proxy statement/prospectus.
After careful consideration, the board of directors of ACE has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to ACE’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ACE, you should keep in mind that ACE’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of public shares (as defined herein) (a “public shareholder”) may request of ACE that New Achronix redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, ACE’s transfer agent, that New Achronix redeem all or a portion of your public shares for cash; and

(iii)
deliver your public shares to Continental, ACE’s transfer agent, electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ACE’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ACE’s transfer agent, New Achronix will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Achronix common stock that will be redeemed promptly after consummation of the Business Combination. See “Extraordinary General Meeting of ACE — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of ACE. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of ACE.

ACE Convergence Acquisition LLC, a Delaware limited liability company and shareholder of ACE (the “Sponsor”), and each director and officer of ACE have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of January 7, 2021, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”) and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any founder shares and ordinary shares held by them, in each case, subject to the terms and conditions contemplated in the letter agreement, dated as of July 27, 2020. The founder shares and ordinary shares held by the Sponsor (including ACE’s directors and officers) will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including ACE’s directors and officers) owns 20.0% of the issued and outstanding ordinary shares. If ACE is not able to complete the Business Combination with Achronix or another business combination by January 30, 2022, then the Sponsor and each director and officer of ACE will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold.
The Merger Agreement provides that the obligations of Achronix to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Achronix or ACE) (such amount, the “Trust Amount”) plus the PIPE Investment Amount (as defined herein) actually received by ACE at or prior to the Closing Date (as defined herein), is at least equal to $200.0 million (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Achronix. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will ACE redeem public shares in an amount that would cause New Achronix’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal, and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC (“Morrow Sodali”), our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing ACEV.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of ACE Convergence Acquisition Corp.,
                 , 2021

Behrooz Abdi
Chief Executive Officer and Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ACE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

x

Page
Index To Financial Statements	F-1
Information Not Required in Prospectus	II-1
ANNEXES

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning ACE, without charge, by written request to Secretary at ACE Convergence Acquisition Corp., 1013 Centre Road, Suite 403S, Wilmington DE 19805, or by telephone request at (302) 633-2102; or Morrow Sodali LLC, ACE’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing ACEV.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.
In order for ACE’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of ACEto be held on                 , 2021, you must request the information no later than                 , 2021, five business days prior to the date of the extraordinary general meeting.

TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. ACE does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•
“2021 Plan” are to the New Achronix 2021 Equity Incentive Plan attached to this proxy statement/prospectus as Annex H;

•
“ACE” are to ACE Convergence Acquisition Corp. prior to its domestication as a corporation in the State of Delaware;

•
“ACE Class A ordinary shares” are to ACE’s Class A ordinary shares, par value $0.0001 per share (prior to the Domestication);

•
“ACE Class B ordinary shares” are to ACE’s Class B ordinary shares, par value $0.0001 per share (prior to the Domestication);

•
“ACE units” and “units” are to the units of ACE, each unit representing one ACE Class A ordinary share and one-half of one redeemable warrant to acquire one ACE Class A ordinary share, that were offered and sold by ACE in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

•
“Achronix” are to Achronix Semiconductor Corporation prior to the Business Combination;

•
“Achronix Awards” are to Achronix Options and Achronix RSUs;

•
“Achronix common stock” are to shares of Achronix common stock, par value $0.00001 per share;

•
“Achronix Earnout Shares” are to those 3,500,000 shares of New Achronix common stock, comprised of two separate tranches of 1,750,000 shares per tranche, issuable to Eligible Achronix Equityholders during the Earnout Period upon the achievement of the applicable Earnout Triggering Events;

•
“Achronix Holders Support Agreement” are to that certain Support Agreement, dated January 7, 2021, by and among ACE, Achronix and certain Achronix Stockholders, as amended and modified from time to time;

•
“Achronix Options” are to options to purchase shares of Achronix common stock;

•
“Achronix RSUs” are to restricted stock units based on Achronix common stock;

•
“Achronix Stockholders” are to the stockholders of Achronix and holders of Achronix Awards prior to the Business Combination;

•
“Aggregate Cash Consideration” are to $50,000,000.

•
“Aggregate Merger Consideration” are to the Aggregate Cash Consideration plus the Aggregate Stock Consideration.

•
“Aggregate Stock Consideration” are to the number of shares of New Achronix common stock issuable to Achronix Stockholders in the Merger based on the total consideration in the Merger, less Aggregate Cash Consideration, divided by $10.00.

•
“Available Cash” are to the amount of cash calculated by adding the Trust Amount, the PIPE Investment, and the applicable amount pursuant to the Backstop Investment;

•
“Backstop Investment” are to the purchase of up to 5,000,000 shares of New Achronix common stock pursuant to the Backstop Subscription Agreement by certain related parties of ACE to backstop the Minimum Available Cash Amount.

•
“Backstop Subscription Agreement” are to the subscription agreement pursuant to which the Backstop Investment will be consummated.

•
“Backstop Subscriber” are to the certain related party of the Sponsor who entered into the Backstop Subscription Agreement.

•
“Business Combination” are to the Domestication together with the Merger;

•
“Cayman Constitutional Documents” are to ACE’s Amended and Restated Memorandum and Articles of Association, as amended from time to time;

•
“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (as amended);

•
“Closing” are to the closing of the Business Combination;

•
“Company,” “we,” “us” and “our” are to ACE prior to its domestication as a corporation in the State of Delaware and to New Achronix after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to New Achronix;

•
“Condition Precedent Approvals” are to approval at the extraordinary general meeting of the Condition Precedent Proposals;

•
“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal and the Equity Incentive Plan Proposal and the ESPP Proposal, collectively;

•
“Continental” are to Continental Stock Transfer & Trust Company;

•
“DGCL” are to the General Corporation Law of the State of Delaware;

•
“Domestication” are to the domestication of ACE Convergence Acquisition Corp. as a corporation incorporated in the State of Delaware in accordance with Section 388 of the DGCL;

•
“Earnout Period” are to the time period between the Closing and the five-year anniversary of the Closing;

•
“Earnout Triggering Event I” are to the earliest of the following during the Earnout Period: (i) the date on which the volume-weighted average trading sale price of one share of New Achronix common stock quoted on Nasdaq is greater than or equal to $12.00 for any 20 trading days within any 30 consecutive trading day period, (ii) a change in control of New Achronix pursuant to which stockholders of New Achronix have the right to receive consideration implying a value per share greater than or equal to $12.00, or (iii) a liquidation of New Achronix;

•
“Earnout Triggering Event II” are to the earliest of the following during the Earnout Period: (i) the date on which the volume-weighted average trading sale price of one share of New Achronix common stock quoted on Nasdaq is greater than or equal to $18.00 for any 20 trading days within any 30 consecutive trading day period, (ii) a change in control of New Achronix pursuant to which stockholders of New Achronix have the right to receive consideration implying a value per share greater than or equal to $18.00, or (iii) a liquidation of New Achronix;

•
“Earnout Triggering Events” are to Earnout Triggering Event I and Earnout Triggering Event II;

•
“Effective Time” are to the date and time the Merger becomes effective;

•
“Eligible Achronix Equityholder” are to a holder of (a) a share of Achronix common stock (after giving effect to the Achronix Preferred Conversion and Achronix Warrant Settlement), (b) a vested and unexercised Achronix Option or (c) a vested and unsettled Achronix RSU, in each case immediately prior to the Effective Time;

•
“ESPP” are to the New Achronix 2021 Employee Stock Purchase Plan attached to this prospectus/registration statement as Annex I;

•
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•
“Exchange Ratio” are to the quotient obtained by dividing (i) the Aggregate Stock Consideration described herein by (ii) the aggregate fully-diluted number of shares of Achronix common stock issued and outstanding immediately prior to the Business Combination, after giving effect to the Aggregate Cash Consideration;

•
“founder shares” are to the ACE Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the ACE Class A ordinary shares that will be issued upon the conversion thereof;

•
“GAAP” are to accounting principles generally accepted in the United States of America;

•
“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
“initial public offering” are to ACE’s initial public offering that was consummated on July 30, 2020;

•
“IPO registration statement” are to the Registration Statement on Form S-1 (333-239716) filed by ACE in connection with its initial public offering, which became effective on July 27, 2020;

•
“IRS” are to the U.S. Internal Revenue Service;

•
“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•
“Merger” are to the merger of Merger Sub with and into Achronix, with Achronix surviving the Merger as a wholly owned subsidiary of New Achronix;

•
“Minimum Cash Condition” are to the Trust Amount, the PIPE Investment Amount and the applicable amount pursuant to the Backstop Investment in the aggregate, being greater than $200.0 million;

•
“Nasdaq” are to The Nasdaq Capital Market;

•
“New Achronix” are to ACE after the Domestication and its name change from ACE Convergence Acquisition Corp.;

•
“New Achronix Awards” are to New Achronix Options and New Achronix RSUs;

•
“New Achronix common stock” are to shares of New Achronix common stock, par value $0.0001 per share;

•
“New Achronix Options” are to options to purchase shares of New Achronix common stock;

· “New Achronix RSUs” are to restricted stock units based on shares of New Achronix common stock;
•
“ordinary shares” are to the ACE Class A ordinary shares and the ACE Class B ordinary shares, collectively;

•
“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•
“PIPE Investment” are to the purchase of shares of New Achronix common stock pursuant to the Subscription Agreements;

•
“PIPE Investment Amount” are to the aggregate gross purchase price actually received by ACE prior to or substantially concurrently with Closing for the shares in the PIPE Investment;

•
“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;

•
“private placement warrants” are to the ACE private placement warrants outstanding as of the date of this proxy statement/prospectus and the warrants of New Achronix issued as a matter of law upon the conversion thereof at the time of the Domestication;

•
“pro forma” are to giving pro forma effect to the Business Combination and the other related events contemplated by the Merger Agreement;

•
“Proposed Bylaws” are to the proposed bylaws of New Achronix upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex L;

•
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Achronix upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex K;

•
“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
“public shareholders” are to holders of public shares, whether acquired in ACE’s initial public offering or acquired in the secondary market;

•
“public shares” are to the ACE Class A ordinary shares (including those that underlie the units) that were offered and sold by ACE in its initial public offering and registered pursuant to the IPO registration statement or the shares of New Achronix common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•
“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by ACE in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of New Achronix issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•
“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;

•
“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among New Achronix, the Sponsor, ACE’s directors and officers and certain former stockholders of Achronix;

•
“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002, as amended;

•
“SEC” are to the United States Securities and Exchange Commission;

•
“Securities Act” are to the Securities Act of 1933, as amended;

•
“Sponsor” are to ACE Convergence Acquisition LLC, a Delaware limited liability company;

•
“Sponsor Holdco Earnout Shares” are to those 1,500,000 shares of New Achronix common stock, comprised of two separate tranches of 750,000 shares per tranche, that will be issued to the Sponsor upon conversion of an equal number of founder shares in the Merger and that will remain restricted from transfer and subject to potential forfeiture to New Achronix for no consideration, subject to the occurrence of the applicable Earnout Triggering Events during the Earnout Period;

•
“Sponsor Related PIPE Investors” are to those certain related parties of the Sponsor participating in the PIPE Investment pursuant to the Subscription Agreements;

•
“Sponsor Support Agreement” are to that certain Support Agreement, dated January 7, 2021, by and among the Sponsor, ACE, each director and officer of ACE and Achronix, as amended and modified from time to time;

•
“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated;

•
“Third Party PIPE Investors” are to those certain investors, other than the Sponsor Related PIPE Investors, participating in the PIPE Investment pursuant to the Subscription Agreements;

•
“trust account” are to the trust account established at the consummation of ACE’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•
“Trust Agreement” are to the Investment Management Trust Agreement, dated July 27, 2020, by and between ACE and Continental, as trustee;

•
“Trust Amount” are to the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their redemption rights; and

•
“warrants” are to the public warrants and the private placement warrants.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to ACE Class A ordinary shares, shares of New Achronix common stock or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of our and Achronix’s management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we and Achronix discuss strategies or plans, including as they relate to the potential Business Combination, we and Achronix are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our and Achronix’s management.
Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:
•
ACE’s ability to complete the Business Combination or, if ACE does not consummate such Business Combination, any other initial business combination;

•
satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things:

•
the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of ACE and Achronix, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on Nasdaq of the shares of ACE ordinary shares to be issued in connection with the Merger, (v) that ACE have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions;

•
that the amount of cash available in the trust account, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their rights to redeem their ACE Class A ordinary shares pursuant to the Cayman Constitutional Documents, plus the PIPE Investment Amount and any applicable amount pursuant to the Backstop Investment actually received by ACE at or prior to the Closing Date, and prior to the payment of the Aggregate Cash Consideration and any expenses relating to the Business Combination, is at least equal to the Minimum Available Cash Amount;

•
the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the projected financial information, business and operating metrics, anticipated growth rate, and market opportunity of New Achronix;

•
the ability to obtain or maintain the listing of New Achronix common stock and New Achronix warrants on Nasdaq following the Business Combination;

•
our public securities’ potential liquidity and trading;

•
our ability to raise financing in the future;

•
our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•
ACE officers and directors allocating their time to other businesses and potentially having conflicts of interest with ACE’s business or in approving the Business Combination;

•
the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•
the impact of the regulatory environment and complexities with compliance related to such environment;

•
factors relating to the business, operations and financial performance of Achronix and its subsidiaries, including:

•
the impact of the COVID-19 pandemic;

•
the concentration of Achronix’s customers and markets;

•
the ability of Achronix to secure future design wins;

•
the ability of Achronix to maintain existing key customers;

•
the ability of Achronix to maintain an effective system of internal control over financial reporting;

•
the ability of Achronix to grow market share in its existing markets or any new markets it may enter;

•
the ability of Achronix to respond to general economic conditions, including trade related restrictions and tariffs;

•
the health of the global semiconductor industry;

•
the ability of Achronix to manage its growth effectively;

•
the ability of Achronix to manage market and technology trends;

•
the ability of Achronix to achieve and maintain profitability in the future;

•
the ability of Achronix to access sources of capital, including debt financing and other sources of capital to finance operations and growth;

•
the ability of Achronix to maintain and enhance its products and brand, and to attract customers;

•
market acceptance of and demand for Achronix’s existing and new products;

•
the ability of Achronix to maintain adequate supply for its products and supplier relationships;

•
the success of strategic relationships with third parties; and

•
other factors detailed under the section titled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or Achronix. There can be no assurance that future developments affecting us or Achronix will be those that ACE or Achronix have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond ACE’s control or the control of Achronix) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 30 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. ACE and Achronix undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
In addition, statements that “ACE believes,” “Achronix believes,” “New Achronix believes,” “we believe” and similar statements reflect our and Achronix’s beliefs and opinions on the relevant subject. These statements are based upon information available to us or Achronix, as the case may be, as of the date of this proxy statement/prospectus, and while we or Achronix, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements as predictions of future events.
Before any ACE shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ACE
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to ACE’s shareholders. ACE urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at                 a.m., Eastern Time, on                 , 2021, at                 , located at         .
Q:
Why am I receiving this proxy statement/prospectus?

A:
ACE shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Achronix, with Achronix surviving the Merger as a wholly owned subsidiary of New Achronix, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section titled “BCA Proposal” for more detail.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.
As a condition to the Merger, ACE will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which ACE’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding ACE Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of New Achronix common stock; (2) each of the then issued and outstanding ACE Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of New Achronix common stock; (3) each then issued and outstanding ACE warrant will convert automatically into a New Achronix warrant, pursuant to the Warrant Agreement, dated as of July 27, 2020, between ACE and Continental (the “Warrant Agreement”); and (4) each of the then issued and outstanding units of ACE that have not been previously separated into the underlying ACE Class A ordinary shares and underlying ACE warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Achronix common stock and one-half of one New Achronix warrant. See “Domestication Proposal” for additional information.
The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see “What amendments will be made to the current constitutional documents of ACE?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF ACE AND ACHRONIX, CAREFULLY AND IN ITS ENTIRETY.
Q:
What proposals are shareholders of ACE being asked to vote upon?

A:
At the extraordinary general meeting, ACE is asking holders of ordinary shares to consider and vote upon:

•
a proposal to approve by ordinary resolution the Merger and to adopt the Merger Agreement;

•
a proposal to approve by special resolution the Domestication;

•
the following four separate proposals to approve by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•
to authorize the change in the authorized capital stock of ACE from (i) 500,000,000 ACE Class A ordinary shares, 50,000,000 ACE Class B ordinary shares and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of New Achronix common stock and 10,000,000 shares of New Achronix preferred stock;

•
to authorize the Board to issue any or all shares of New Achronix preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board and as may be permitted by the DGCL;

•
to divide the Board into three classes with only one class of directors being elected in each year and each class serving a three-year term;

•
to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication, including, (1) changing the corporate name from “ACE Convergence Acquisition Corp.” to “Achronix Semiconductor Corporation,” (2) making New Achronix’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4)  removing certain provisions related to ACE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which ACE’s board of directors believes is necessary to adequately address the needs of New Achronix after the Business Combination, (5) providing that no action shall be taken by stockholders of New Achronix, except at an annual or special meeting of stockholders, (6) removing limitations on the corporate opportunity doctrine, (7) requiring the approval of the holders of 66 2/3% of the then-outstanding capital stock of New Achronix to amend specified provisions of the Proposed Certificate of Incorporation, and (8) requiring the approval of the Board or the holders of 66 2/3% of the then-outstanding capital stock of New Achronix to amend the Proposed Bylaws;

•
a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of Nasdaq, the issuance of (a) shares of New Achronix common stock to the PIPE Investors pursuant to the PIPE Investment and (b) shares of New Achronix common stock to the Achronix Stockholders pursuant to the Merger Agreement;

•
a proposal to approve by ordinary resolution the 2021 Plan;

•
a proposal to approve by ordinary resolution the ESPP; and

•
a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If ACE’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See “BCA Proposal,” “Domestication Proposal,” “Organizational Documents Proposals,” “Stock Issuance Proposal,” “Equity Incentive Plan Proposal,” “ESPP Proposal” and “Adjournment Proposal.”
ACE will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of ACE should read it carefully.
After careful consideration, ACE’s board of directors has determined that the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of ACE and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:
Are the proposals conditioned on one another?

A:
Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. If our stockholders do not approve each of the proposals, the Merger may not be consummated.

Q:
Why is ACE proposing the Business Combination?

A:
ACE was organized to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Based on its due diligence investigations of Achronix and the industry in which it operates, including the financial and other information provided by Achronix in the course of ACE’s due diligence investigations, the ACE board of directors believes that the Business Combination with Achronix is in the best interests of ACE and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “BCA Proposal — ACE’s Board of Directors’ Reasons for the Business Combination” for additional information.
Although ACE’s board of directors believes that the Business Combination with Achronix presents a unique business combination opportunity and is in the best interests of ACE and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section titled “BCA Proposal — ACE’s Board of Director’s Reasons for the Business Combination,” as well as in the sections entitled “Risk Factors — Risks Related to Achronix’s Business and Industry.”
Q:
What will Achronix Stockholders receive in return for ACE’s acquisition of all of the issued and outstanding equity interests of Achronix?

A:
As a result of and upon the Closing, among other things, all outstanding shares of Achronix common stock (after giving effect to the Achronix Preferred Conversion and Achronix Warrant Settlement, as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the Closing, together with shares of Achronix common stock reserved in respect of Achronix Awards outstanding as of immediately prior to the Closing that will be converted into awards based on New Achronix common stock, will be cancelled in exchange for the right to receive, or the reservation of (in the case of the New Achronix Awards, if and to the extent earned and subject to their respective terms), (i) an aggregate of 169,355,555 shares of New Achronix common stock (at a deemed value of $10.00 per share), or, as applicable, shares underlying New Achronix Awards based on New Achronix common stock, and (ii) an aggregate amount of cash equal to $50.0 million, representing a pre-transaction equity value of Achronix of $1.7 billion (the “Aggregate Merger Consideration”). The Eligible Achronix Equityholders will also be eligible to receive the Achronix Earnout Shares in two equal tranches upon the occurrence of the Earnout Triggering Events. For further details, see “BCA Proposal  —  The Merger Agreement  —  Consideration  —  Aggregate Merger Consideration.”

Q:
What equity stake will current ACE shareholders and Achronix Stockholders hold in New Achronix immediately after the consummation of the Business Combination?

A:
As of the date of this proxy statement/prospectus, there are 28,750,000 ordinary shares issued and outstanding, which includes the 5,750,000 founder shares held by the Sponsor and related parties and the 23,000,000 public shares. As of the date of this proxy statement/prospectus, there are 18,100,000 warrants outstanding, which include the 6,600,000 private placement warrants held by the Sponsor and the 11,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one ACE Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Achronix common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the ACE fully diluted share capital would be 46,850,000.

It is anticipated that, following the Business Combination, (1) ACE’s public shareholders are expected to own approximately 12.0% of the outstanding New Achronix common stock, (2) Achronix Stockholders (without taking into account any public shares held by Achronix Stockholders prior to the consummation of the Business Combination or shares of New Achronix stock issuable to holders of New Achronix Awards) are expected to own approximately 77.2% of the outstanding New Achronix common stock, at a deemed value of $10.00 per share of New Achronix common stock and after giving effect to the Exchange Ratio and payment of the Aggregate Cash Consideration to holders of Achronix common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 5.9% of the outstanding New Achronix common stock and (4) the Third Party PIPE Investors are expected to own approximately 4.9% of the outstanding New Achronix common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) no exercise of the public warrants or private placement warrants or issuance of any shares of New Achronix common stock in connection with the Achronix Earnout Shares, (iii) that (x) New Achronix issues or reserves for issuance 169,355,555 shares of New Achronix common stock to Achronix Stockholders as part of the Aggregate Merger Consideration pursuant to the Merger Agreement (based on Achronix cash and cash equivalents of $43.6 million and no indebtedness as of December 31, 2020) and (y) New Achronix issues 15,000,000 shares of New Achronix common stock to the PIPE Investors pursuant to the PIPE Investment, (iv) none of the 5,000,000 additional shares of New Achronix common stock are issued pursuant to the Backstop Investment. If the actual facts are different from these assumptions, the percentage ownership retained by current ACE shareholders and Achronix Stockholders in New Achronix will be different.
The following table illustrates varying ownership levels in New Achronix immediately following the consummation of the Business Combination based on the assumptions above.
	Share Ownership in New Achronix
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(1)
Achronix Stockholders(2)(3)	148,268,793	77.2%	148,268,793	85.2%
ACE’s public shareholders	23,000,000	12.0%	—	—%
Sponsor & retated parties(4)	11,250,000	5.9%	16,250,000	9.3%
Third Party PIPE Investors	9,500,000	4.9%	9,500,000	5.5%
Total	192,018,793	100%	174,018,793	100%

(1)
Assumes maximum redemptions of 23,000,000 Class A public shares of ACE in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of December 31, 2020 and 5,000,000 additional shares of New Achronix common stock are issued in the Backstop Investment.

(2)
Following the Closing, the Eligible Achronix Equityholders will have the right to receive up to 3,500,000 Achronix Earnout Shares in two equal tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. Because the Achronix Earnout Shares are contingently issuable based upon the share price of New Achronix meeting reaching certain thresholds that have not yet been achieved, the pro forma New Achronix common stock issued and outstanding immediately after the Business Combination excludes the 3,500,000 Achronix Earnout Shares.

(3)
Includes an estimated 528,889 shares of New Achronix common stock expected to be issued to Achronix warrant holders and excludes an estimated 21,086,762 shares of New Achronix common stock to be reserved, as part of the Aggregate Stock Consideration, for potential future issuance upon the exercise of New Achronix Options or settlement of New Achronix RSUs. Additionally, the 21,086,762 shares of New Achronix common stock to be reserved includes an estimated 3,248,595 shares underlying the performance-based restricted stock units (the ‘‘Performance RSUs’’) that are expected to be vested and unsettled as of the Closing.

(4)
Includes 5,500,000 shares subscribed for by the Sponsor Related PIPE Investors and 5,750,000 shares beneficially owned by the directors and officers of ACE. The 5,750,000 shares beneficially owned by the directors and officers of ACE is inclusive of the 1,500,000 Sponsor Holdco Earnout Shares, which will be restricted from transfer, subject to the occurrence of the Earnout Triggering Events during the Earnout Period. Any such shares not released from these transfer restrictions during the Earnout Period will be forfeited back to New Achronix for no consideration.

For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Q:
How has the announcement of the Business Combination affected the trading price of the Company’s Class A common stock?

A:
On January 6, 2021, the trading date before the public announcement of the Business Combination, ACE’s public units, Class A ordinary shares and warrants closed at $13.09, $11.69 and $2.78, respectively. On April 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, ACE’s public units, Class A ordinary shares and warrants closed at $10.92, $9.99 and $1.90, respectively.

Q:
Will the Company obtain new financing in connection with the Business Combination?

A:
Yes. The PIPE Investors have agreed to purchase in the aggregate 15,000,000 shares of New Achronix common stock, for $150,000,000 of gross proceeds, in the PIPE Investment, a portion of which is expected to be funded by the Sponsor Related PIPE Investors. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. See “BCA Proposal — Related Agreements — Subscription Agreements.”

Q:
Why is ACE proposing the Domestication?

A:
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of ACE’s domicile to Delaware. Further, ACE’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. ACE’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section titled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, ACE will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ACE will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Q:
What amendments will be made to the current constitutional documents of ACE?

A:
The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, ACE’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace ACE’s Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in several respects, including the following:

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 ACE Class A ordinary shares, 50,000,000 ACE Class B ordinary shares and 5,000,000 preference shares.	The Proposed Organizational Documents authorize 1,010,000,000 shares, consisting of 1,000,000,000 shares of New Achronix common stock and 10,000,000 shares of New Achronix preferred stock.
	See paragraph 7 of the Existing Memorandum.	See Article Fourth of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by ACE’s board of directors. Accordingly, ACE’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of ACE to carry out a conversion of ACE Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).	The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Board may determine.
	See paragraph 7 of the Existing Memorandum and Articles 9 and 28 of the Existing Articles.	See Article Fifth, subsection (B) of the Proposed Certificate of Incorporation.
Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not contain a provision that provides the number of classes of ACE’s board of directors.	The Proposed Organizational Documents provide that the Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
See Article Sixth of the Proposed Certificate of Incorporation.
Corporate Name (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide the name of the company is “ACE Convergence Acquisition Corp.”	The Proposed Organizational Documents provide that the name of the corporation will be “Achronix Semiconductor Corporation”

	Cayman Constitutional Documents	Proposed Organizational Documents
	See paragraph 1 of the Existing Memorandum.	See Article First of the Proposed Certificate of Incorporation.
Perpetual Existence (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that if ACE does not consummate a business combination (as defined in the Cayman Constitutional Documents) by January 30, 2022, ACE will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate ACE’s trust account.	The Proposed Organizational Documents do not include any provisions relating to New Achronix’s ongoing existence; the default under the DGCL will make New Achronix’s existence perpetual.
	See Article 17 of the Cayman Constitutional Documents.	Default rule under the DGCL.
Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.
See Article Twelfth of the Proposed Certificate of Incorporation.
Takeovers by Interested Stockholders (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of ACE by a related shareholder following a business combination.	The Proposed Organizational Documents will have New Achronix governed by Section 203 of the DGCL relating to takeovers by interested stockholders.
Default rule under the DGCL.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)	The Cayman Constitutional Documents include various provisions related to ACE’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to ACE’s status as a blank check company, which no longer will apply upon consummation of the Merger, as ACE will cease to be a blank check company at such time.
See Article 17 of the Cayman Constitutional Documents.

Q:
How will the Domestication affect my ordinary shares, warrants and units?

A:
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding ACE Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of New Achronix common stock, (2) each of the then issued and outstanding ACE Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of New Achronix common stock; (3) each then issued and outstanding ACE warrant will convert automatically into a New Achronix warrant, pursuant to the Warrant Agreement and (4) each of the then issued and outstanding units of ACE that have not been previously separated into the underlying ACE Class A ordinary shares and underlying ACE warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Achronix common stock and one-half of one New Achronix warrant. See “Domestication Proposal” for additional information.

Q:
What are the U.S. federal income tax consequences of the Domestication?

A:
As discussed more fully under “U.S. Federal Income Tax Considerations,” it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

•
A U.S. Holder whose ACE Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of ACE’s earnings in income;

•
A U.S. Holder whose ACE Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of ACE stock entitled to vote and less than 10% of the total value of all classes of ACE stock will generally recognize gain (but not loss) on the exchange of ACE Class A ordinary shares for New Achronix common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its ACE Class A ordinary shares provided certain other requirements are satisfied; and

•
A U.S. Holder whose ACE Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of ACE stock entitled to vote or 10% or more of the total value of all classes of ACE stock will generally be required to include in income as a deemed dividend all earnings and profits amount attributable to its ACE Class A ordinary shares.

ACE does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.
As discussed more fully under “U.S. Federal Income Tax Considerations,” ACE believes that it is likely classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. In such case, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, would generally require a U.S. Holder to recognize gain on the exchange of ACE Class A ordinary shares or warrants for New Achronix common stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — PFIC Considerations — D. QEF Election and Mark-to-Market Election” with respect to their ACE Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to ACE warrants, and the application of the PFIC rules to ACE warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations.”
Each U.S. Holder of ACE Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of ACE Class A ordinary shares and warrants for New Achronix common stock and warrants pursuant to the Domestication.
Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s New Achronix common stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”
Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of ACE. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of ACE.
The Sponsor and each director and officer of ACE have agreed to waive their redemption rights with respect to all of the founder shares and ordinary shares held by them in connection with the consummation of the Business Combination, subject to the terms and conditions contemplated in the letter agreement, dated as of July 27, 2020. The founder shares and ordinary shares held by the Sponsor (including ACE’s directors and officers) will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q:
How do I exercise my redemption rights?

A:
If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)
(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, ACE’s transfer agent, that New Achronix redeem all or a portion of your public shares for cash; and

(iii)
deliver your public shares to Continental, ACE’s transfer agent, electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on           , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, ACE’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ACE’s transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of ACE’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, ACE’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that ACE’s transfer agent return the shares (electronically) to you. You may make such request by contacting Continental, ACE’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, ACE’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. If you deliver your public shares for redemption to Continental and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Continental return the shares (electronically). No request for redemption will be honored unless the holder’s public shares have been delivered (electronically) to Continental, ACE’s agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, New Achronix will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of New Achronix common stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, ACE’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, ACE’s transfer agent, by 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
It is expected that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its New Achronix common stock will generally be treated as selling such New Achronix common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New Achronix common stock that such U.S. Holder owns or is deemed to own (including constructively and through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q:
What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of ACE’s initial public offering, an amount equal to $230.0 million ($10.00 per unit) of the net proceeds from ACE’s initial public offering and the sale of the private placement warrants was placed in the trust account. As of December 31, 2020, funds in the trust account totaled $230.1 million and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of ACE’s obligation to allow for redemption in connection with ACE’s initial business combination or to redeem 100% of the public shares if it does not complete a business combination by January 30, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (3) the redemption of all of the public shares if ACE is unable to complete a business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of ACE public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of New Achronix following the Business Combination. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”
Q:
What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of Achronix to consummate the Merger are conditioned on, among other things, that as of the Closing, the Trust Amount plus the PIPE Investment is at least equal to the Minimum Available Cash Amount. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, in no event will we redeem public shares in an amount that would cause New Achronix’s net tangible assets (as determined in accordance with Rule 3a5 1-1 (g)(1) of the Exchange Act) to be less than $5,000,001.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of ACE and Achronix, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on Nasdaq the shares of New Achronix common stock to be issued in connection with the Merger, (v) that ACE have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions.

In addition, prior to the Closing, Achronix will consummate the restructuring transactions as set forth in the Merger Agreement (the “Pre-Closing Restructuring”), and it is a condition to the obligations of ACE and Merger Sub to consummate the Merger that the Pre-Closing Restructuring has been completed.

For more information about conditions to the consummation of the Business Combination, see “BCA Proposal — The Merger Agreement.”
Q:
When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated in the first half of 2021. This date depends, among other things, on the approval of the proposals to be put to ACE shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by ACE’s shareholders at the extraordinary general meeting and ACE elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “BCA Proposal — The Merger Agreement.”

Q:
What happens if the Business Combination is not consummated?

A:
ACE will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If ACE is not able to complete the Business Combination with Achronix or another business combination by January 30, 2022, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, ACE will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:
Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:
Neither ACE’s shareholders nor ACE’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:
What do I need to do now?

A:
ACE urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. ACE’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held at                 a.m., Eastern Time, on                 , 2021, at                 , located at                 , unless the extraordinary general meeting is adjourned.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
ACE has fixed                 , 2021 as the record date for the extraordinary general meeting. If you were a shareholder of ACE at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:
How many votes do I have?

A:
ACE shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 28,750,000 ordinary shares issued and outstanding, of which 23,000,000 were issued and outstanding public shares.

Q:
What constitutes a quorum?

A quorum of ACE shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 14,375,001 ordinary shares would be required to achieve a quorum.
Q:
What vote is required to approve each proposal at the extraordinary general meeting?

A:
The following votes are required for each proposal at the extraordinary general meeting:

(i)
BCA Proposal:    The BCA Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)
Domestication Proposal:    The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)
Organizational Documents Proposals:    The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)
Stock Issuance Proposal:    The Stock Issuance Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)
Equity Incentive Plan Proposal:    The Equity Incentive Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)
ESPP Proposal:    The ESPP Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)
Adjournment Proposal:    The Adjournment Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Q:
What are the recommendations of ACE’s board of directors?

A:
ACE’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ACE’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
How does the Sponsor intend to vote their shares?

A:
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director and officer of ACE have agreed to vote all the founder shares and any other public shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (including ACE’s directors and officers) owns 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Achronix or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ACE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Achronix or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock

Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) ACE’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on our ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. ACE will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal  —  Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
What happens if I sell my ACE ordinary shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to ACE’s Secretary at ACE’s address set forth below so that it is received by ACE’s Secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on                 , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to ACE’s Secretary, which must be received by ACE’s Secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of New Achronix. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of ACE. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:
What should I do with my share certificates, warrant certificates or unit certificates?

A:
Our shareholders who exercise their redemption rights must deliver (electronically) their share certificates to Continental, ACE’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.
Upon the Domestication, holders of ACE units, ACE Class A ordinary shares, ACE Class B ordinary shares and ACE warrants will receive shares of New Achronix common stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, ACE Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), ACE Class B ordinary shares or ACE warrants.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:
ACE will pay the cost of soliciting proxies for the extraordinary general meeting. ACE has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. ACE has agreed to pay Morrow a fee of $25,000, plus disbursements (to be paid with non-trust account funds). ACE will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ACE Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of ACE Class A ordinary shares and in obtaining voting instructions from those owners. ACE’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be expected to be announced at the extraordinary general meeting. ACE will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
Email: ACEV.info@investor.morrowsodali.com
You also may obtain additional information about ACE from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (electronically) to Continental, ACE’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind
Email: MZimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section titled “BCA Proposal — The Merger Agreement.”
Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.
Combined Business Summary
The Parties to the Business Combination
ACE
ACE Convergence Acquisition Corp. is a blank check company incorporated on March 31, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. ACE has neither engaged in any operations nor generated any revenue to date. Based on ACE’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On July 30, 2020, ACE consummated its initial public offering of its units, with each unit consisting of one ACE Class A ordinary share and one-half of one public warrant. Simultaneously with the closing of the initial public offering, ACE completed the private sale of 6,600,000 private placement warrants at a purchase price of $1.00 per private placement warrant, to the Sponsor generating gross proceeds to us of $6.6 million. The private placement warrants are identical to the warrants sold as part of the units in ACE’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of ACE’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.
Following the closing of ACE’s initial public offering, a total of $230.0 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of December 31, 2020, funds in the trust account totaled $230.1 million. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend ACE’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) (A) to modify the substance or timing of ACE’s obligation to allow for redemption in connection with ACE’s initial business combination or to redeem 100% of the public shares if it does not complete a business combination by January 30, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, and (3) the redemption of all of the public shares if ACE is unable to complete a business combination by January 30, 2022, subject to applicable law.
The ACE units, ACE Class A ordinary shares and ACE warrants are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “ACEVU,” “ACEV” and “ACEVW,” respectively.

ACE’s principal executive office is located at 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805. Its telephone number is (302) 633-2102. ACE’s corporate website address is www.acev.io. ACE’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Merger Sub
ACE Convergence Subsidiary Corp. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of ACE. The Merger Sub does not own any material assets or operate any business.
Achronix
Achronix is a Delaware corporation incorporated in January 2006. Achronix and its subsidiaries are dedicated to producing high-end Field Programmable Gate Array (“FPGA”) semiconductor solutions in the form of products and embedded intellectual property. Achronix’s goal is to become the global leader in providing high-end FPGA solutions to markets such as data centers, networks, autonomous vehicles, computational storage and wireless infrastructure. Achronix’s principal executive office is located at 2903 Bunker Hill Lane, Suite 200, Santa Clara, California 95054. Its telephone number is (408) 889-4100.
Proposals to be Put to the Shareholders of ACE at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of ACE and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
BCA Proposal
As discussed in this proxy statement/prospectus, ACE is asking its shareholders to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of January 7, 2021, by and among ACE, Merger Sub and Achronix, as amended from time to time, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of ACE to Delaware as described below, the merger of Merger Sub with and into Achronix (the “Merger”), with Achronix surviving the Merger as a wholly owned subsidiary of New Achronix, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section titled “BCA Proposal — ACE’s Board of Directors’ Reasons for the Business Combination,” ACE’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for ACE’s initial public offering, including that the business of Achronix and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account). For more information about the transactions contemplated by the Merger Agreement, see “BCA Proposal.”
Aggregate Merger Consideration
As a result of and upon the closing of the Merger (the “Closing”), among other things, all outstanding shares of Achronix common stock (after giving effect to Achronix Preferred Conversion and Achronix Warrant Settlement, as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the Closing and, together with shares of Achronix common stock reserved in respect of Achronix Awards outstanding as of immediately prior to the Closing that will be converted into awards based on New Achronix common stock, as more fully described elsewhere in this proxy statement/prospectus, will be cancelled in exchange for the right to receive, or the reservation of (in the case of the Achronix Awards, if and to the extent earned and subject to their respective terms), (i) an aggregate of 169,355,555 shares of New Achronix common stock (at a deemed value of $10.00 per share), which, in the case of Achronix Awards, will be shares underlying awards based on New Achronix common stock, and (ii) an aggregate amount of cash equal to $50,000,000, representing a pre-transaction equity value of Achronix of $1.7 billion (the

“Aggregate Merger Consideration”). For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Achronix Earnout Shares
During the Earnout Period, New Achronix may issue to Eligible Achronix Equityholders up to 3,500,000 additional shares of New Achronix common stock in the aggregate, referred to herein as the Achrnonix Earnout Shares, in two equal tranches upon the occurrence of each Earnout Triggering Event. For further details, see “BCA Proposal — The Merger Agreement — Consideration — Achronix Earnout Shares.”
Closing Conditions
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by ACE’s shareholders of the Business Combination and related agreements and transactions, (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on Nasdaq of the shares of New Achronix common stock to be issued in connection with the Merger), (iv) that New Achronix has at least $5,000,001 of net tangible assets upon Closing and (v) the absence of any injunctions.
Other conditions to Achronix’s obligations to consummate the Merger include, among others, that as of the Closing, (i) the Domestication has been completed, and (ii) the amount of cash available in the trust account, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their redemption rights pursuant to the Cayman Constitutional Documents, or the Trust Amount, the PIPE Investment, and the applicable amount pursuant to the Backstop Investment, in the aggregate, and prior to the payment of the Aggregate Cash Consideration and any expenses relating to the Business Combination, is at least equal to $200.0 million (the “Minimum Available Cash Amount”).
If the Available Cash (the sum of the Trust Amount and PIPE Investment) is equal to or greater than the Minimum Available Cash Amount, then the Minimum Cash Condition will be deemed to have been satisfied. This condition is for the sole benefit of Achronix. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will ACE redeem public shares in an amount that would cause New Achronix’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
For further details, see “BCA Proposal — The Merger Agreement.”
Domestication Proposal
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then ACE will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the board of directors of ACE has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of ACE’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ACE is currently governed by the Cayman Islands Companies Act, upon the Domestication, New Achronix will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, ACE encourages shareholders to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights.”
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding ACE Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of New Achronix’s common stock, (2) each of the then issued and outstanding ACE Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of New Achronix common stock, (3) each then issued and outstanding ACE warrant will convert automatically into a New Achronix warrant, pursuant to the Warrant Agreement and (4) each ACE unit will be cancelled and will entitle the holder thereof to one share of New Achronix common stock and one-half of one New Achronix warrant.
For further details, see “Domestication Proposal.”
Organizational Documents Proposals
If the BCA Proposal and the Domestication Proposal are approved, ACE will ask its shareholders to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. ACE’s board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of New Achronix after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
(A)
Organizational Documents Proposal A — to authorize the change in the authorized capital stock of ACE from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “ACE Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “ACE preferred shares”), to 1,000,000,000 shares of common stock, par value $0.0001 per share, of New Achronix (the “New Achronix common stock”) and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Achronix (the “New Achronix preferred stock”);

(B)
Organizational Documents Proposal B — to authorize the Board to issue any or all shares of New Achronix preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by New Achronix’s board of directors and as may be permitted by the DGCL;

(C)
Organizational Documents Proposal C — to provide that the Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

(D)
Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex K and Annex L, respectively), including (1) changing the corporate name from “ACE Convergence Acquisition Corp.” to “Achronix Semiconductor Corporation,” (2) making New Achronix’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) removing certain provisions related to ACE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which ACE’s board of directors believes is necessary to adequately address the needs of New Achronix after the Business Combination, (5) providing that no action shall be taken by stockholders of New Achronix, except at an annual or special meeting of stockholders, (6) removing limitations on the corporate opportunity doctrine, (7) requiring the approval of the holders of 66 2/3% of the then-outstanding capital stock of New Achronix to amend specified provisions of the Proposed Certificate of Incorporation, and (8) requiring the approval of the Board or the holders of 66 2/3% of the then-outstanding capital stock of New Achronix to amend the Proposed Bylaws,

The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and ACE encourages shareholders to carefully review the information set out in the section titled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of New Achronix.

Stock Issuance Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Equity Incentive Plan Proposal and the ESPP Proposal are approved, ACE’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal. For additional information, see “Stock Issuance Proposal.”
Equity Incentive Plan Proposal
Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Stock Issuance Proposal and the ESPP Proposal are approved, ACE’s shareholders are also being asked to approve by ordinary resolution the 2021 Plan, in order to comply with Nasdaq Listing Rule 5635(c) and the Internal Revenue Code. For additional information, see “Equity Incentive Plan Proposal.”
ESPP Proposal
Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal and the Equity Incentive Plan Proposal are approved, ACE’s shareholders are also being asked to approve by ordinary resolution the ESPP, in order to comply with Nasdaq Listing Rule 5635(c) and the Internal Revenue Code. For additional information, see “ESPP Proposal.”
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize ACE to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), ACE’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”
ACE’s Board of Directors’ Reasons for the Business Combination
ACE was organized for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the ACE board of directors consulted with ACE’s management and considered a number of factors. In particular, the ACE board of directors considered, among other things, the following factors, although not weighted or in any order of significance:
•
Achronix’s Large and Growing Addressable Market. Achronix offers high-end Field Programmable Gate Array-based (FPGA-based) acceleration solutions, designed to address high-performance, compute-intensive and real-time processing applications. Based on configuration, the FPGA market has been segmented into low-end FPGA, mid-range FPGA and high-end FPGA. Achronix’s discrete FPGA solutions target the high-end market, projected to reach $3.4 billion in 2025 at a 12% CAGR from 2020 to 2025. Achronix’s eFPGAs address the broader digital IP accelerators market, which is estimated to reach $5.4 billion in 2025, growing at 10% CAGR from 2020 to 2025. Combining these served markets, we estimate that Achronix’s total addressable market size is $8.8 billion in 2025, growing at an 11% CAGR.

•
Attractive Entry Valuation. Achronix will have an anticipated initial pre-transaction equity value of $1.7 billion (excluding the proceeds from the proposed transaction), implying an expected FY 2021 P/E multiple of 33.8x and an expected FY 2022 P/E multiple of 29.0x (based on expected adjusted net income, which equals net income (loss) under U.S. GAAP plus stock-based compensation). After the completion of the Business Combination, the majority of the net cash from ACE’s trust account, the PIPE Investment, and the applicable amount pursuant to the Backstop Investment (including after payment of the Aggregate Cash Consideration) is expected to be held on New Achronix’s balance sheet to fund operations and support continued growth of existing and new products and geographical markets. We believe that this valuation is priced for appreciation.

•
Achronix’s Unique Product Offering. We believe that Achronix is the only independent high-end FPGA supplier that does not tie its customers to a specific main compute platform and it is also the only provider of high-performance embedded FPGA technology. As such, we believe Achronix’s customers turn to it for their unique product offering. As the performance requirements of data acceleration solutions become more demanding and the designs more complex, we believe Achronix’s unique product offering provides an important value proposition to its customers by providing the data acceleration available only from dedicated hardware with the benefits and flexibility of programmable logic, providing customer retention and revenue growth opportunities.

•
Achronix’s Readiness for the Public Market. Achronix is a company that has a high potential run rate of more than $160 million, with robust growth projections supported by revenue opportunities amounting to more than $1.1 billion. Additionally, in November 2020, Achronix appointed an industry veteran, Mark Voll, to the position of Chief Financial Officer. Mr. Voll is a seasoned public market CFO bringing over 30 years of experience in CFO positions at multiple publicly traded technology companies with direct experience at leading the initial public offerings and in some cases, sales of such companies. We believe these factors will help set up Achronix for success as an operating public company.

•
Achronix’s Growth Strategies. Achronix intends for the use of proceeds of the Business Combination to accelerate the adoption of its data acceleration solutions, by unlocking significant value with identifiable “catalytic levers” including investing in their products through R&D and hiring top technical talents, improving software and customer support tools, bolstering sales and support teams, and adding additional foundry partners. Additionally, Achronix’s growth in market opportunity is supported by the rapid adoption into its targeted key applications of artificial intelligence/machine learning compute, smartNIC, computational storage, automotive and 5G wireless according to Semico Research.

•
Experienced and Proven Management Team. The ACE board of directors believes that Achronix’s management team has extensive experience in key aspects of the semiconductor industry. Achronix’s management team is led by its Chief Executive Officer, Robert Blake, who was with Altera Corp. for 17 years including as Vice President of Product Planning, and also includes former officers, managers, or professionals of semiconductor companies including Xilinx Inc., Nvidia Corp., Altera Corp., Synopsys, Inc. and Aquantia Corp. The ACE board of directors believes that under the Achronix management team’s leadership, Achronix has built a semiconductor company that offers customers the proposition of faster and more flexible outcomes and has resulted in strong growth. The ACE board of directors expects that Achronix’s executives will continue with the combined company following the Business Combination and that they are aligned in their culture and goals of creating post-combination value. For additional information regarding Achronix’s executive officers, see the section titled “Management of New Achronix Following the Business Combination — Executive Officers.”

For a more complete description of the ACE board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the ACE board of directors, see the section titled “BCA Proposal — ACE’s Board of Directors’ Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “BCA Proposal — Related Agreements.”
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, ACE entered into a sponsor support agreement, with the Sponsor, each director and officer of ACE and Achronix, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and each director of ACE agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

The Sponsor has also agreed during the Earnout Period to subject 1,500,000 shares issued and outstanding of New Achronix common stock, referred to herein as the Sponsor Holdco Earnout Shares, which are comprised of two separate tranches of 750,000 shares per tranche, to potential forfeiture to New Achronix for no consideration until the occurrence of the respective Earnout Triggering Events. For additional information, see “BCA Proposal  —  Related Agreements  —  Sponsor Support Agreement.”
Achronix Holders Support Agreement
In connection with the execution of the Merger Agreement, ACE entered into a support agreement with Achronix and certain stockholders of Achronix (the “Achronix Stockholders”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Achronix Holders Support Agreement”). Pursuant to Achronix Holders Support Agreement, certain Achronix Stockholders agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Achronix Holders Support Agreement. For additional information, see “BCA Proposal  —  Related Agreements  —  Achronix Holders Support Agreement.”
Lock-up Agreement
Pursuant to the terms of the lock-up agreement between New Achronix, the Sponsor and certain stockholders of Achronix, including the directors, officers, and holders of 1% or more of shares of outstanding Achronix common stock (the “Lock-Up Agreement”) each party to the agreement has agreed that it will not, without the prior written consent of New Achronix during a one-year lock-up period, unless earlier released, and subject to customary exceptions, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any founder shares (and the shares of New Achronix common stock issued upon the conversion thereof) or any securities convertible into or exercisable or exchangeable for New Achronix common stock issued or issuable to such party pursuant to the Merger Agreement (collectively, the “Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, if at any time before 365 days after the Closing (the “Earliest Release Date”), (x) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing results in all of the public stockholders of New Achronix having the right to exchange their shares of New Achronix common stock for cash securities or other property, or (y) the closing price of the New Achronix common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the Closing, then each party’s Lock-Up Shares (which, for purposes of holders of New Achronix Options and New Achronix RSUs, shall only include options and RSUs that have vested as of such date) will be automatically released from the lock-up restrictions, in the case of clause (y) above, as of the last day of such thirty-trading day period. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, New Achronix, the Sponsor, ACE’s directors and officers and certain former stockholders of Achronix (the “Achronix Holders”), will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which New Achronix will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Achronix common stock and other equity securities of New Achronix that are held by the parties thereto from time to time. For additional information, see “BCA Proposal  —  Related Agreements  —  Registration Rights Agreement.”
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, ACE entered into Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 15,000,000 shares of New Achronix common stock at $10.00 per share for an aggregate commitment amount of $150.0 million. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) there not being any amendment or modification of the terms of the Merger Agreement in a manner that is materially adverse to the PIPE Investor (in its capacity as such) and (iii) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. For additional information, see “BCA Proposal  —  Related Agreements  —  PIPE Subscription Agreements.”
Backstop Subscription Agreement
In connection with the execution of the Merger Agreement, ACE entered into a Backstop Subscription Agreement with the Backstop Subscriber, pursuant to which the Backstop Subscriber committed to purchase up to an additional 5,000,000 shares of New Achronix common stock, or an aggregate amount of up to $50.0 million, to backstop the Minimum Available Cash Amount. For additional information, see “BCA Proposal  —  Related Agreements  —  Backstop Subscription Agreement.”
Ownership of New Achronix following Business Combination
As of the date of this proxy statement/prospectus, there are 28,750,000 ordinary shares issued and outstanding, which includes the 5,750,000 founder shares held by the Sponsor and the 23,000,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 18,100,000 warrants, which includes the 6,600,000 private placement warrants held by the Sponsor and the 11,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one ACE Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Achronix common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination) the ACE fully diluted share capital would be 46,850,000.
It is anticipated that, following the Business Combination (assuming consummation of the transactions contemplated by the Purchase Agreement), (1) ACE’s public shareholders are expected to own approximately 12.0% of the outstanding New Achronix common stock(2) Achronix Stockholders (without taking into account any public shares held by Achronix Stockholders prior to the consummation of the Business Combination or shares of New Achronix stock issuable to holders of New Achronix Awards) are expected to own approximately 77.2% of the outstanding New Achronix common stock, at a deemed value of $10.00 per share of New Achronix common stock and after giving effect to the Exchange Ratio and payment of the Aggregate Cash Consideration to holders of Achronix common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 5.9% of the outstanding New Achronix common stock and (4) the Third Party PIPE Investors are expected to own approximately 4.9% of the outstanding New Achronix common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) no exercise of the public warrants or or private placement warrants or issuance of any shares of New Achronix common stock in connection with the Achronix Earnout Shares, (iii) that (x) New Achronix issues or reserves 169,355,555 shares of New Achronix common stock to Achronix Stockholders as part of the Aggregate Merger Consideration pursuant to the Merger Agreement (based on Achronix cash and cash equivalents of $43.6 million and no indebtedness as of December 31, 2020) and (y) New Achronix issues 15,000,000 shares of New Achronix common stock to the PIPE Investors pursuant to the PIPE Investment, and (iv) none of the 5,000,000 additional shares of New Achronix common stock are issued pursuant to the Backstop Investment. If the actual facts are different from these assumptions, the percentage ownership retained by current ACE shareholders and Achronix Stockholders in New Achronix will be different.

The following table illustrates varying ownership levels in New Achronix immediately following the consummation of the Business Combination based on the assumptions above.
	Share Ownership in New Achronix
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(1)
Achronix Stockholders(2)(3)	148,268,793	77.2%	148,268,793	85.2%
ACE’s public shareholders	23,000,000	12.0%	—	—%
Sponsor & retated parties(4)	11,250,000	5.9%	16,250,000	9.3%
Third Party PIPE Investors	9,500,000	4.9%	9,500,000	5.5%
Total	192,018,793	100%	174,018,793	100%

(1)
Assumes maximum redemptions of 23,000,000 Class A public shares of ACE in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of December 31, 2020 and 5,000,000 additional shares of New Achronix common stock are issued in the Backstop Investment.

(2)
Following the Closing, the Eligible Achronix Equityholders will have the right to receive up to 3,500,000 Achronix Earnout Shares in two equal tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. Because the Achronix Earnout Shares are contingently issuable based upon the share price of New Achronix meeting reaching certain thresholds that have not yet been achieved, the pro forma New Achronix common stock issued and outstanding immediately after the Business Combination excludes the 3,500,000 Achronix Earnout Shares.

(3)
Includes an estimated 528,889 shares of New Achronix common stock expected to be issued to Achronix warrant holders and excludes an estimated 21,086,762 shares of New Achronix common stock to be reserved, as part of the Aggregate Stock Consideration, for potential future issuance upon the exercise of New Achronix Options or settlement of New Achronix RSUs. Additionally, the 21,086,762 shares of New Achronix common stock to be reserved includes an estimated 3,248,595 shares underlying the Performance RSUs that are expected to be vested and unsettled as of the Closing.

(4)
Includes 5,500,000 shares subscribed for by the Sponsor Related PIPE Investors and 5,750,000 shares beneficially owned by the directors and officers of ACE. The 5,750,000 shares beneficially owned by the directors and officers of ACE is inclusive of the 1,500,000 Sponsor Holdco Earnout Shares, which will be restricted from transfer, subject to the occurrence of the Earnout Triggering Events during the Earnout Period. Any such shares not released from these transfer restrictions during the Earnout Period will be forfeited back to New Achronix for no consideration.

Organizational Structure
The following diagrams illustrate in simplified terms the current structure of ACE and Achronix and the expected structure of New Achronix immediately upon the consummation of the Business Combination:

Pre-Business Combination Organizational Structure of Achronix*

Achronix Awards and Warrants
Representing 41,155,001 shares of Achronix common stock
Holders of Achronix common stock (as-converted)
Representing 290,532,502 shares
100%
Achronix Semiconductor Corporation (Delaware)
100%
Achronix Semiconductor International Corporation (Delaware)
100%
100%
Achronix Semiconductor (India) Private LTD. (India)
Nexelogix Hong Kong Limited (Hong Kong)
100%
Shenzhen Nexelogix Technology Co. LTD (China)

Pre-Business Combination Organizational Structure of ACE*

Holders of 23,000,000 Units
Each Unit Consists of One Class A Ordinary Share and One-Half of One Public Warrant
Holders of Class B Ordinary Shares
5,750,000 Class B Ordinary Shares
Sponsor Private Placement Warrants
6,600,000 Private Placement Warrants
80%
20%
ACE Convergence Acquisition Corp.

*
As of March 31, 2021

*
As of the date of this proxy statement/prospectus, there are 28,750,000 ACE ordinary shares issued and outstanding, which includes the 5,750,000 founder shares held by the Sponsor and related parties and the 23,000,000 public shares. As of the date of this proxy statement/prospectus, there are 18,100,000 ACE warrants outstanding, which include the 6,600,000 private placement warrants held by the Sponsor and the 11,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one ACE Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Achronix common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the ACE fully diluted share capital would be 46,850,000. The chart above, including percentages, for post-business combination New Achronix ownership does not reflect the ACE warrants outstanding.

The percentages in the chart above also assume (i) no exercise of the public warrants or private placement warrants or issuance of any shares of New Achronix common stock in connection with the Achronix Earnout Shares, (ii) that (x) New Achronix issues or reserves for issuance 169,355,555 shares of

New Achronix common stock to Achronix Stockholders as part of the Aggregate Merger Consideration pursuant to the Merger Agreement (based on Achronix cash and cash equivalents of $43.6 million and no indebtedness as of December 31, 2020), and (iii) that New Achronix issues 15,000,000 shares of New Achronix common stock to the PIPE Investors pursuant to the PIPE Investment, plus an additional 5,000,000 shares of New Achronix to entities affiliated with the Sponsor in the Backstop Investment assuming maximum redemptions of ACE public shares. If the actual facts are different from these assumptions, the percentage ownership retained by current ACE shareholders and Achronix Stockholders in New Achronix will be different.
(1)
Assumes maximum redemptions of 23,000,000 Class A public shares of ACE in connection with the Business Combination at approximately$10.00 per share based on trust account figures as of December 31, 2020 and 5,000,000 additional shares of New Achronix common stock are issued in the Backstop Investment.

(2)
Following the Closing, the Eligible Achronix Equityholders will have the right to receive up to 3,500,000 Achronix Earnout Shares in two equal tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. Because the Achronix Earnout Shares are contingently issuable based upon the share priceof New Achronix meeting reaching certain thresholds that have not yet been achieved, the pro forma New Achronix common stock issued and outstanding immediately after the Business Combination excludes the 3,500,000 Achronix Earnout Shares.

(3)
Includes an estimated 528,889 shares of New Achronix common stock expected to be issued to Achronix warrant holders and excludes an estimated 21,086,762 shares of New Achronix common stock to be reserved, as part of the Aggregate Stock Consideration, for potential future issuance upon the exercise of New Achronix Options or settlement of New Achronix RSUs. Additionally, the 21,086,762 shares of New Achronix common stock to be reserved includes an estimated 3,248,595 shares underlying the Performance RSUs that are expected to be vested and unsettled as of the Closing.

(4)
Includes 5,500,000 shares subscribed for by the Sponsor Related PIPE Investors and 5,750,000 shares beneficially owned by the directors and officers of ACE. Following the Merger, the Sponsor Holdco Earnout Shares will be restricted from transfer, subject to the occurrence of the Earnout Triggering Events during the Earnout Period. Any such shares not released from these transfer restrictions during the Earnout Period will be forfeited back to New Achronix for no consideration.

Date, Time and Place of Extraordinary General Meeting of ACE’s Shareholders
The extraordinary general meeting of the shareholders of ACE will be held at                 , Eastern Time, on                 , 2021, at                 , to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
Voting Power; Record Date
ACE shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                 , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. ACE warrants do not have voting rights. As of the close of business on the record date, there were 28,750,000 ordinary shares issued and outstanding, of which 23,000,000 were issued and outstanding public shares.
Quorum and Vote of ACE Shareholders
A quorum of ACE shareholders is necessary to hold a valid meeting. A quorum will be present at the ACE extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 14,375,001 ordinary shares would be required to achieve a quorum.
The Sponsor and each director and officer of ACE have agreed to vote all of their founder shares and any other public shares held by them in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (including ACE’s directors and officers) owns 20.0% of the issued and outstanding ordinary shares.
The proposals presented at the extraordinary general meeting require the following votes:
•
BCA Proposal: The BCA Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Stock Issuance Proposal: The Stock Issuance Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Equity Incentive Plan Proposal: The Equity Incentive Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
ESPP Proposal: The ESPP Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Adjournment Proposal: The Adjournment Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of ACE that New Achronix redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
•
hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
submit a written request to Continental, ACE’s transfer agent, that New Achronix redeem all or a portion of your public shares for cash; and

•
deliver your public shares to Continental, ACE’s transfer agent, electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ACE’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ACE’s transfer agent, New Achronix will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Achronix common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ACE — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of ACE. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of ACE.
The Sponsor and each director and officer of ACE have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director and officer of ACE have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including ACE’s directors and officers) owns 20.0% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither ACE shareholders nor ACE warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. ACE has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section titled “extraordinary general meeting of ACE — Revoking Your Proxy.”
Interests of ACE’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of ACE’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and ACE’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of ACE shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
If ACE does not consummate a business combination by January 30, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,595,000 ACE Class B ordinary shares owned by the Sponsor and the 155,000 ACE Class B ordinary shares directly owned by ACE’s independent directors and certain of its officers, in aggregate, would be worthless because following the redemption of the public shares, ACE would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the Sponsor if ACE fails to complete a business combination within the required period. The Sponsor purchased the ACE Class B ordinary shares prior to ACE’s initial public offering for approximately $0.004 per share and certain of ACE’s directors and executive officers, including Behrooz Abdi, Sunny Siu and Denis Tse have an economic interest in such shares. The 5,750,000 shares of New Achronix common stock that the Sponsor (including the independent directors and certain officers and excluding the Sponsor Related PIPE Investors) will hold following the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $57.4 million based upon the closing price of $9.99 per public share on Nasdaq on April 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Given such shares of New Achronix common stock will be subject to certain restrictions, including those described above, ACE believes such shares have less value.

•
The Sponsor (including its representatives and affiliates) and ACE’s directors and officers, may in the future become, affiliated with entities that are engaged in a similar business to ACE. The Sponsor and ACE’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ACE completing its initial business combination (assuming ACE has entered into the Merger Agreement). Moreover, certain of ACE’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. ACE’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to ACE, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in ACE’s favor and such potential business opportunities may be presented to other entities prior to their presentation to ACE, subject to applicable fiduciary duties under Cayman Islands Companies Act and Cayman Islands common law. ACE’s Cayman Constitutional Documents provide that ACE renounces its interest in any corporate opportunity offered to any director or officer of ACE which may be an opportunity for such director, on the one hand, or ACE, on the other.

•
ACE’s existing directors and officers will be eligible for continued indemnification and continued coverage under ACE’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•
The Sponsor Related PIPE Investors have subscribed for $55,000,000 of the PIPE Investment, for which they will receive up to 5,500,000 shares of New Achronix common stock. The 5,500,000 shares of New Achronix common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of approximately $54.9 million based upon the closing price of $9.99 per public share on Nasdaq on April 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Persons Transactions — ACE’s Related Party Transactions — Subscription Agreements” for additional information.

•
The Backstop Subscriber has committed to purchase up to an additional 5,000,000 shares of New Achronix common stock, or an aggregate of up to $50.0 million, to backstop the Minimum Available

Cash Amount. See “BCA Proposal  —  Related Agreements  —  Backstop Subscription Agreement” for additional information.
•
In the event that ACE fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, ACE will be required to provide for payment of claims of creditors that were not waived that may be brought against ACE within the ten years following such redemption. In order to protect the amounts held in ACE’s trust account, the Sponsor has agreed that it will be liable to ACE if and to the extent any claims by a third party (other than ACE’s independent auditors) for services rendered or products sold to ACE, or a prospective target business with which ACE has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of ACE’s IPO against certain liabilities, including liabilities under the Securities Act.

•
In order to finance transaction costs in connection with ACE’s initial business combination (including any amounts which are currently outstanding), the Sponsor or an affiliate of the Sponsor, or certain of ACE’s officers and directors may, but are not obligated to, loan funds to ACE as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes that would each become due and payable in full, without interest, upon completion of ACE’s initial business combination, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a business combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the private placement warrants. In the event that ACE does not complete its initial business combination within the prescribed time frame, ACE may use a portion of its working capital held outside of its trust account to repay any Working Capital Loans made to ACE, but no proceeds held in the trust account would be used to repay such Working Capital Loans, and the applicable related party lender or lenders may not be able to recover the value it or they have loaned to ACE pursuant to such Working Capital Loans. On August 12, 2020, ACE entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO Advisors Limited (“ASIO-IO”), an affiliate of the Sponsor, in the aggregate amount of $1,500,000. The funds from the Working Capital Facility will be utilized to finance transaction costs in connection with the Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, ACE deposited $900,000 into an account held by ASIO-IO, from which the Company may make fund withdrawals for up to $1,500,000. As part of the Working Capital Facility, ASIA-IO waived the right to convert the Working Capital Loan into private placement warrants. Any outstanding amounts deposited with ASIO-IO upon the completion of a Business Combination or dissolution of ACE, will be returned to ACE. As of December 31, 2020, ACE had no amounts outstanding under the Working Capital Facility.

•
Pursuant to the Registration Rights Agreement, the Sponsor and ACE’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Achronix common stock and warrants held by such parties following the consummation of the Business Combination.

The Sponsor and each director and officer of ACE have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director and officer of ACE have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including ACE’s directors and officers) owns 20.0% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or ACE’s securities, the Sponsor, Achronix or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ACE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Achronix or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) ACE’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. ACE will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Interests of Achronix Directors and Executive Officers in the Business Combination
When you consider the recommendation of ACE’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that Achronix’s directors and executive officers may have interests in such proposal that are different from, or in addition to, those of ACE shareholders and warrant holders generally.
These interests include, among other things, the following: In March 2021, Achronix granted 6,180,000 performance-based restricted stock units (the “Performance RSUs”) to Robert Blake, Achronix’s Chief Executive Officer. Achronix’s board of directors previously discussed the grant of the Performance RSUs in connection with a liquidity event, including the Business Combination, and the grant was approved by the board of directors and a majority of Achronix stockholders. The Performance RSUs will vest in full and be exchanged upon the Closing of the Merger for an equivalent number of New Achronix restricted stock units based on the Exchange Ratio. Following the Closing, the Performance RSUs are expected to result in Mr. Blake holding approximately 4.25% of New Achronix’s common stock on a fully-diluted basis, when taken together with all of Mr. Blake’s other shares of common stock or equity awards and assuming no redemptions of ACE Class A ordinary shares prior to the Closing. The Performance RSUs will dilute

Achronix’s current stockholders (by being included within the number of aggregate fully diluted shares of Achronix common stock issued and outstanding immediately prior to the Merger for purposes of determining the Exchange Ratio) and not ACE’s public shareholders.
Recommendation to Shareholders of ACE
ACE’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ACE’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” the Stock Issuance Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination or our extension proposal and (ii) that New Achronix issues or reserves for issuance 169,355,555 shares of New Achronix common stock to the Achronix Stockholders as part of the Aggregate Merger Consideration pursuant to the Merger Agreement. If the actual facts are different from these assumptions, the below figures will be different.
Sources		Uses
($ in millions)
Cash and investments held in trust account(1)	$230.1	Cash to Achronix Equityholders	$50.0
PIPE Investment(2)	150.0	Cash to balance sheet(3)	284.9
		Transaction expenses(4)	45.2
Total sources	$380.1	Total uses	$380.1

(1)
Calculated as of December 31, 2020.

(2)
Shares issued in the PIPE Investment are at a deemed value of $10.00 per share.

(3)
If we assume redemptions of 23,000,000 Class Apublic shares of ACE in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of December 31, 2020, which is the maximum redemptions scenario described under the section titled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation,” we expect to satisfy the Minimum Available Cash Amount required to consummate the Business Combination of at least $200.0 million, after giving effect to the PIPE Investment (including the Backstop Investment) and before giving effect to the payment of the estimated transaction costs of $45.2 million, including ACE’s deferred underwriting commissions from its IPO, incurred in connection with the Business Combination and the Aggregate Cash Consideration of $50.0 million.

(4)
Includes deferred underwriting commission of $8.1 million and estimated transaction expenses.

U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Achronix immediately following the Domestication will be the same as those of ACE immediately prior to the Domestication.
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ACE is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Achronix will represent a continuation of the financial statements of Achronix with the Business Combination treated as the equivalent of Achronix issuing stock for the net assets of ACE, accompanied by a recapitalization. The net assets of ACE will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Achronix in future reports of the New Achronix. See the subsection titled “The Business Combination — Expected Accounting Treatment of the Business Combination.”
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On January 29, 2021, ACE and Achronix filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ACE cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ACE cannot assure you as to its result.
None of ACE nor Achronix are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Emerging Growth Company
ACE is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and for so long as it remains an emerging growth company it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to,
•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•
reduced disclosure obligations regarding executive compensation in ACE’s periodic reports, proxy statements, and registration statements;

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and

•
an extended transition period for complying with new or revised accounting standards by allowing an emerging growth company to delay the adoption of such accounting standards until those standards would otherwise apply to private companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in this proxy statement/prospectus and may elect to take advantage of other reduced reporting requirements in future filings and reports. Accordingly, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
We have also elected under the JOBS Act to use the extended transition period for complying with new or revised accounting standards. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.
We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of ACE’s initial public offering. If certain events occur prior to the end of such five-year period, including if (i) we become a “large accelerated filer” which means at least $700.0 million of equity securities are held by non-affiliates as of the last business day of our second fiscal quarter; (ii) our annual gross revenue exceeds $1.07 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
Smaller Reporting Company
ACE is also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our equity securities held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
Summary Risk Factors
In evaluating the proposals to be presented at the ACE extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.” Below are some of these risks, any one of which could adversely affect our business, financial condition, results of operations, and prospects.
•
We receive substantially all of our revenue from one customer.

•
The semiconductor industry routinely experiences cyclical market patterns and our products are used across different end markets. A significant downturn in the industry or in any of these end markets could cause a meaningful reduction in demand for our products and harm our operating results.

•
The semiconductor industry is competitive, and if we are not able to compete successfully, our business, financial results and future prospects will be harmed.

•
We compete against companies that have significantly greater resources than us and numerous other product solutions.

•
We rely on a single supplier to supply and fabricate silicon wafers for our semiconductor products. If they are unable to do so on a timely and cost-effective basis in sufficient quantities and using competitive technologies, or have a manufacturing problem or insufficient foundry capacity, we may incur significant costs or delays which could negatively affect our operations.
•
Increased costs of wafers and materials, or shortages in wafers and materials, could increase our costs of operations and our business could be harmed.

•
We are subject to risks and uncertainties associated with international operations, which may harm our business.

•
The nature of our business and length of our sales cycle makes our revenue, gross margin and net income subject to fluctuation and difficult to accurately predict.

•
Our business could suffer as a result of tariffs and trade sanctions or similar actions.

•
Acquisitions, divestitures, strategic investments and strategic partnerships could disrupt our business and harm our financial condition and operating results.

•
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

The summary risk factors described above should be read together with the text of the full risk factors in the section titled Risk Factors” and the other information set forth in this proxy statement/prospectus. The risks summarized above or described in full under the section titled “Risk Factors” are not the only risks that we face. Additional risks and uncertainties not precisely known to us, or that we currently deem to be immaterial may also harm our business, financial condition, results of operations and future growth prospects.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ACE
The selected historical condensed statements of operations data of ACE for the period from March 31, 2020 (date of inception) to December 31, 2020 and the condensed balance sheet data as of December 31, 2020 are derived from ACE’s audited condensed financial statements included elsewhere in this proxy statement/prospectus.
You should read the following selected historical financial data together with the sections entitled “ACE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.
ACE is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
Statement of Operations Data	For the Period Between March 31, 2020 (Inception) through December 31, 2020
(in thousands, except share and per share data)
Formation and operating costs	$1,125
Loss from operations	(1,125)
Other income:
Interest income	91
Net loss	$(1,034)
Weighted average shares outstanding of Class A redeemable ordinary shares	23,000,000
Basic and diluted income per share, Class A redeemable ordinary	$(0.00)
Weighted average shares outstanding of Class B non-redeemable	5,530,233
Basic and diluted net loss per share, Class B redeemable ordinary	$(0.20)
Balance Sheet Data
Total assets	$231,228
Total liabilities	$8,910
Class A ordinary shares subject to possible redemption	$217,318
Total stockholders’ equity	$5,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF ACHRONIX
The selected historical consolidated statements of operations data of Achronix for the years ended December 31, 2020, 2019 and 2018 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Achronix’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected consolidated balance sheet data as of December 31, 2018 have been derived from our audited consolidated financial statements not included in this proxy statement/prospectus.
You should read the following selected historical consolidated financial data together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Achronix” and Achronix’s consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.
Achronix is providing the following selected historical consolidated financial information to assist you in your analysis of the financial aspects of the Business Combination.
	Year Ended December 31,
	2020	2019	2018
	(in thousands, except share and per share data)
Revenue
Product	$103,922	$54	$52,075
Licensing	970	4,140	9,167
Total revenue	104,892	4,194	61,242
Cost of revenue	22,347	2,542	16,731
Gross profit	82,545	1,652	44,511
Operating expenses
Research and development	30,373	25,898	27,164
Sales and marketing	8,775	7,896	6,408
General and administrative	5,665	3,812	4,287
Total operating expenses	44,813	37,606	37,859
Income (loss) from operations	37,732	(35,954)	6,652
Other income (expense), net
Interest income (expense), net	(3,055)	689	581
Change in fair value of warrant liability	(2,338)	134	(23)
Loss on extinguishment of debt	—	—	(423)
Other expense, net	(25)	(73)	(97)
Total other income (expense), net	(5,418)	750	38
Income (loss) before provision for income taxes	32,314	(35,204)	6,690
Provision for income taxes	114	1,125	181
Net income (loss)	32,200	(36,329)	6,509
Undistributed earnings attributable to participating securities	(31,711)	—	(6,509)
Net income (loss) attributable to common stockholders	$489	$(36,329)	$—

	Year Ended December 31,
	2020	2019	2018
	(in thousands, except share and per share data)
Net income (loss) per share attributable to common stockholders
Basic	$0.08	$(5.90)	$0.00
Diluted	$0.07	$(5.90)	$0.00
Weighted average shares used in computing net income (loss) per share attributable to common stockholders
Basic	6,414,428	6,159,765	5,740,025
Diluted	36,611,762	6,159,765	5,740,025
	December 31,
Balance Sheet Data	2020	2019	2018
	(in thousands)
Total assets	$86,226	$31,927	$67,661
Total liabilities	$36,764	$16,951	$17,872
Total redeemable convertible preferred stock	$320,916	$320,916	$320,916
Total stockholders’ deficit	$(271,454)	$(305,940)	$(271,127)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The selected unaudited pro forma condensed combined financial information (the “Selected Pro Forma Information”) gives effect to the Business Combination and the other events contemplated by the Merger Agreement described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ACE is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Achronix will represent a continuation of the financial statements of Achronix with the Business Combination treated as the equivalent of Achronix issuing stock for the net assets of ACE, accompanied by a recapitalization. The net assets of ACE will be stated at historical cost, with no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Achronix in future reports of the New Achronix.
The selected unaudited pro forma condensed combined balance sheet data as of December 31, 2020 gives pro forma effect to the Business Combination and the other related events contemplated by the Merger Agreement as if it had occurred on December 31, 2020. The selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2020 give effect to the Business Combination and the other related events contemplated by the Merger Agreement as if it had occurred on January 1, 2020.
The Selected Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of New Achronix appearing elsewhere in this proxy statement/prospectus and the accompanying notes in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”. The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements and related notes of ACE and Achronix for the applicable periods included elsewhere in this proxy statement/prospectus. The Selected Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what New Achronix’s financial position or results of operations actually would have been had the Business Combination and the other events contemplated by the Merger Agreement been completed as of the dates indicated. The Selected Pro Forma Information does not purport to project the future financial position or operating results of New Achronix.
ACE is providing the following Selected Pro Forma Information to assist you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by ACE’s public shareholders of shares of ACE Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:
•
Assuming No Redemptions — this scenario assumes that no public stockholders of ACE exercise their redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemptions — this scenario assumes 23,000,000 of the public shares are redeemed for their pro rata share of the funds in ACE’s trust account for an aggregate payment of $230.1 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of December 31, 2020 and still satisfy the Minimum Available Cash Amount required to consummate the Business Combination of at least $200.0 million, after giving effect to the PIPE Investment and the Backstop Investment and before giving effect to the payment of the estimated transaction costs of $45.2 million, including ACE’s deferred underwriting commissions from its IPO, incurred in connection with the Business Combination and the other related events contemplated by the Merger Agreement and the Aggregate Cash Consideration of $50.0 million.

The following summarizes the pro forma New Achronix common stock issued and outstanding immediately after the Business Combination, presented under the two assumed redemption scenarios:
	Share Ownership in New Achronix
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(1)
Achronix Stockholders(2)(3)	148,268,793	77.2%	148,268,793	85.2%
ACE’s public shareholders	23,000,000	12.0%	—	—%
Sponsor & retated parties(4)	11,250,000	5.9%	16,250,000	9.3%
Third Party PIPE Investors	9,500,000	4.9%	9,500,000	5.5%
Total	192,018,793	100%	174,018,793	100%

(1)
Assumes maximum redemptions of 23,000,000 Class A public shares of ACE in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of December 31, 2020 and 5,000,000 additional shares of New Achronix common stock are issued in the Backstop Investment.

(2)
Following the Closing, the Eligible Achronix Equityholders will have the right to receive up to 3,500,000 Earnout Shares in two equal tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. Because the Earnout Shares are contingently issuable based upon the share price of New Achronix meeting reaching certain thresholds that have not yet been achieved, the pro forma New Achronix common stock issued and outstanding immediately after the Business Combination excludes the 3,500,000 Earnout Shares.

(3)
Includes an estimated 528,889 shares of New Achronix common stock expected to be issued to Achronix warrant holders and excludes an estimated 21,086,762 shares of New Achronix common stock to be reserved, as part of the Aggregate Stock Consideration, for potential future issuance upon the exercise of New Achronix Options or settlement of New Achronix RSUs. Additionally, the 21,086,762 shares of New Achronix common stock to be reserved includes an estimated 3,248,595 shares underlying the Performance RSUs that are expected to be vested and unsettled as of the Closing.

(4)
Includes 5,500,000 shares subscribed for by the Sponsor Related PIPE Investors and 5,750,000 shares beneficially owned by the directors and officers of ACE. The 5,750,000 shares beneficially owned by the directors and officers of ACE is inclusive of the 1,500,000 Sponsor Holdco Earnout Shares, which will be restricted from transfer, subject to the occurrence of the Earnout Triggering Events during the Earnout Period. Any such shares not released from these transfer restrictions during the Earnout Period will be forfeited back to New Achronix for no consideration.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the IPO as such securities are not exercisable until the later of 30 days after the Closing or 12 months after the IPO. There are also no adjustments for the estimated 21,086,762 shares reserved for the potential future issuance of New Achronix common stock upon the exercise of the New Achronix Awards to be issued to holders of Achronix Options and Achronix RSUs upon the consummation of the Business Combination, as such events have not yet occurred.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet
Data as of December 31, 2020
Cash and cash equivalents	$324,230	$144,139
Total assets	$372,254	$192,163
Total liabilities	$75,844	$75,844
Total stockholders’ equity	$296,410	$116,319
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Year Ended December 31, 2020
Revenue	$104,892	$104,892
Net income attributable to common stockholders(1)	$3,242	$3,239
Net income per share – basic	$0.02	$0.02
Net income per share – diluted	$0.02	$0.02
Weighted-average shares outstanding – basic	193,767,388	175,767,388
Weighted-average shares outstanding – diluted	216,064,614	198,064,614

(1)
The unaudited pro forma net income attributable to common stockholders included a nonrecurring $27.1 million stock-based compensation expense associated with the Performance RSUs that will fully vest upon the Closing, but which will not be settled until after the Closing.

COMPARATIVE PER SHARE INFORMATION
The comparative per share information sets forth summary historical per share information for ACE and Achronix and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, presented under two assumed redemption scenarios as follows:
•
Assuming No Redemptions — this scenario assumes that no public stockholders of ACE exercise their redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemptions — this scenario assumes 23,000,000 of the public shares are redeemed for their pro rata share of the funds in ACE’s trust account for an aggregate payment of $230.1 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of December 31, 2020 and still satisfy the Minimum Available Cash Amount required to consummate the Business Combination of at least $200.0 million, after giving effect to the PIPE Investment and the Backstop Investment and before giving effect to the payment of the estimated transaction costs of $45.2 million, including ACE’s deferred underwriting commissions from its IPO, incurred in connection with the Business Combination and the other related events contemplated by the Merger Agreement and the Aggregate Cash Consideration of $50.0 million.

The selected unaudited pro forma condensed combined book value information as of December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on December 31, 2020. The selected unaudited pro forma condensed combined net income per share and weighted average shares outstanding information for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020.
The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information is based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the IPO as such securities are not exercisable until the later of 30 days after the Closing or 12 months after the IPO. There are also no adjustments for the estimated 21,086,762 shares reserved for the potential future issuance of New Achronix common stock upon the exercise of the New Achronix Awards to be issued to holders of Achronix Options and Achronix RSUs upon the consummation of the Business Combination, as such events have not yet occurred.
This information is only a summary and should be read in conjunction with the historical financial statements of ACE and Achronix and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of ACE and Achronix is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma condensed combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of ACE and Achronix would have been had the companies been combined during the periods presented.

ACE is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Business Combination.
	ACE (Historical)	Achronix (Historical)	Pro Forma Combined		Achronix Equivalent Pro Forma Per Share(4)
			(Assuming No Redemptions)	(Assuming Maximum Redemptions)(1)	Combined (Assuming No Redemptions)	Combined (Assuming Maximum Redemptions)(1)
As of and for the Year Ended December 31, 2020(2)
Book value per share(3)	$0.26	$(42.32)	$1.53	$0.66	$0.78	$0.34
Net income per share – basic	$(0.0)	$0.08	$0.02	$0.02	$0.01	$0.01
Net income per share – diluted	$(0.0)	$0.07	$0.02	$0.02	$0.01	$0.01
Weighted average shares outstanding – basic	23,000,000	6,414,428	193,767,388	175,767,388
Weighted average shares outstanding – diluted	23,000,000	36,611,762	216,064,614	198,064,614

(1)
Assumes maximum redemptions of 23,000,000 Class A public shares of ACE in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of December 31, 2020 and 5,000,000 additional shares of New Achronix common stock are issued in the Backstop Investment.

(2)
There were no cash dividends declared in the period presented.

(3)
Book value per share is calculated as (a) total permanent equity divided by (b) the total number of shares of common stock outstanding classified in permanent equity, including any vested and unsettled RSUs. Accordingly, the Performance RSUs are included in the total number of common stock shares outstanding used to calculate the pro forma combined per share data.

(4)
The equivalent pro forma basic and diluted per share data for Achronix (columns five and six in the table above) are calculated by multiplying the pro forma combined per share data (columns three and four in the table above) by the Exchange Ratio (as defined elsewhere in this proxy statement/prospectus). For purposes of calculating the pro forma basic and diluted per share data for Achronix in columns five and six in the table above, we have assumed an Exchange Ratio of 0.5085, which is based on Achronix’s net cash balance of $43.6 million and no indebtedness as of December 31, 2020.

MARKET PRICE AND DIVIDEND INFORMATION
ACE units, Class A ordinary shares and public warrants are currently listed on The Nasdaq Capital Market under the symbols “ACEVU” and “ACEV” and “ACEVW,” respectively.
The most recent closing price of the units, common stock and redeemable warrants as of January 6, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $13.09, $11.69 and $2.78, respectively. As of                 , 2021, the record date for the extraordinary general meeting, the most recent closing price for each unit, common stock and redeemable warrant was $      , $      and $      , respectively.
Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of ACE’s securities could vary at any time before the Business Combination.
Holders
As of the date of this proxy statement/prospectus there was one holder of record of ACE’s Class A ordinary shares, six holders of record of ACE’s Class B ordinary shares, one holder of record of ACE units and three holders of ACE warrants. See “Beneficial Ownership of Securities.”
Dividend Policy
ACE has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New Achronix subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Achronix’s board of directors. ACE’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that New Achronix’s board of directors will declare any dividends in the foreseeable future. Further, the ability of New Achronix to declare dividends may be limited by the terms of financing or other agreements entered into by New Achronix or its subsidiaries from time to time.
Price Range of Achronix’s Securities
Historical market price information regarding Achronix is not provided because there is no public market for Achronix’s securities. For information regarding Achronix’s liquidity and capital resources, see “Achronix’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS
ACE shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Achronix Semiconductor Corporation and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Achronix and its subsidiaries following the consummation of the Business Combination.
Risks Related to Achronix’s Business and Industry
We receive substantially all of our revenue from one customer.
We receive substantially all of our revenue from Intel Corporation (“Intel”). For the year ended December 31, 2020, Intel accounted for approximately 99% of our revenue. All of our revenue from Intel is generated by separate purchase order contracts with Intel, and we do not have any long-term contractual commitments from Intel. As a result, we may be unable to sustain or increase our revenue from Intel. Further, we may not be able to offset the discontinuation of purchases by Intel with purchases by new or existing customers. We expect Intel will continue to account for a high percentage of our revenue for the foreseeable future and that our results of operations may fluctuate materially as a result of Intel’s buying patterns. Thus, our business success depends on our ability to maintain strong relationships with Intel. The loss of Intel as a customer for any reason, or a change in our relationship with them, including a significant delay or reduction in their purchases, may cause a significant decrease in our revenue, which we may not be able to recapture, and our business could be harmed.
The semiconductor industry routinely experiences cyclical market patterns and our products are used across different end markets. A significant downturn in the industry or in any of these end markets could cause a meaningful reduction in demand for our products and harm our operating results.
The semiconductor industry is highly cyclical and our financial performance has been affected by downturns in the industry. Down cycles are generally characterized by price erosion and weaker demand for our products. Weaker demand for our products resulting from economic conditions in the end markets we serve and reduced capital spending by our customers can result, and in the past has resulted, in excess and obsolete inventories and corresponding inventory write-downs. We attempt to identify changes in market conditions as soon as possible; however, the dynamics of the market in which we operate make prediction of and timely reaction to such events difficult. Due to these and other factors, our past results are not reliable predictors of our future results. Furthermore, any significant upturn in the semiconductor industry could result in increased competition for access to raw materials and third-party service providers.
Additionally, our products are used across different end markets, and demand for our products is difficult to predict and may vary within or among our automotive, artificial intelligence and machine learning, computing and other end markets. Our target markets may not grow or develop as we currently expect, and demand may increase or change in one or more of our end markets, and changes in demand may reduce our revenue, lower our gross margin and effect our operating results. We have experienced concentrations of revenue at certain customers, including Intel, and within certain end markets, and we regularly compete for design opportunities at these customers and within these markets. Any deterioration in these end markets, reductions in the magnitude of revenue streams, our inability to meet design and pricing requirements, or volatility in demand for our products could lead to a reduction in our revenue and adversely affect our operating results. Our success in our end markets depends on many factors, including the strength or financial performance of the customers in our end markets, our ability to timely meet rapidly changing product requirements, market needs, and our ability to maintain design wins across different markets and customers to dampen the effects of market volatility. The dynamics of the markets in which we operate make prediction of and timely reaction to such events difficult.
If we are unable to accomplish any of the foregoing, or to offset the volatility of cyclical changes in the semiconductor industry or our end markets through diversification into other markets, could harm our business, financial condition, and operating results.

The industry experienced a significant downturn during the most recent global recession and has been experiencing a downturn in 2019. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels, and accelerated erosion of average selling prices. The current downturn in the semiconductor industry has been attributed to a variety of factors, including the ongoing U.S.-China trade dispute, weakness in demand and pricing for semiconductors across applications, and excess inventory. While this downturn has not directly impacted our business to date, any prolonged or significant downturn in the semiconductor industry could harm our business and reduce demand for our products. Any future downturns in the semiconductor industry could also harm our business, financial condition, and results of operations. Furthermore, any significant upturn in the semiconductor industry could result in increased competition for access to third-party foundry and assembly capacity. We are dependent on the availability of this capacity to manufacture and assemble our products and we can provide no assurance that adequate capacity will be available to us in the future.
The semiconductor industry is competitive, and if we are not able to compete successfully, our business, financial results and future prospects will be harmed.
Our products now compete in several areas of the semiconductor industry, an industry that is intensely competitive and characterized by rapid technological change, increasing levels of integration, product obsolescence and continual price erosion. We expect continued competition primarily from Xilinx Inc. and Intel Corporation for our standalone FPGAs as well as other competitors such as Lattice Semiconductor Corporation, Microsemi Corporation (acquired by Microchip) and vendors such as Broadcom Corporation, Marvell Technology Group, Ltd. and Texas Instruments Incorporated. We may also compete with companies such as NVIDIA Corporation with whom we historically have not directly competed. In addition, we expect continued competition from the ASIC market, which has been ongoing since the inception of FPGAs. We believe that important competitive factors the semiconductor industry include:
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product pricing;

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time-to-market;

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product performance, reliability, quality, power consumption and density;

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field upgradeability;

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adaptability of products to specific applications;

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ease of use and functionality of software design tools;

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availability and functionality of predefined IP logic;

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completeness of applicable software solutions;

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adherence to industry-standard programming environments;

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inventory and supply chain management;

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access to leading-edge process technology and assembly capacity;

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ability to provide timely customer service and support; and

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access to advanced packaging technology.

To the extent that our efforts to compete are not successful, our business could be harmed.
We could also face competition from our licensees. In the past we have granted limited rights to other companies with respect to certain aspects of our older technology, and we may do so in the future. Granting such rights may enable these companies to manufacture and market products that may be competitive with some of our older products, which could harm our business, financial condition and results of operations.
We compete against companies that have significantly greater resources than us and numerous other product solutions.
The semiconductor industry is highly competitive and many of our direct and indirect competitors have substantially greater financial, technological, manufacturing, marketing, and sales resources.

Consolidation in our industry may increasingly mean that our competitors have greater consolidated resources, or other synergies, that could put us at a competitive disadvantage. We currently compete directly with companies that have licensed our technology or have developed similar products, as well as numerous semiconductor companies that offer products based on alternative solutions, such as applications processor, application specific standard product, microcontroller, analog, and digital signal processing technologies. Competition from these semiconductor companies may intensify as we offer more products in any of our end markets. These competitors include established, multinational semiconductor companies, as well as emerging companies.
We rely on a single supplier to supply and fabricate silicon wafers for our semiconductor products. If they are unable to do so on a timely and cost-effective basis in sufficient quantities and using competitive technologies, or have a manufacturing problem or insufficient foundry capacity, we may incur significant costs or delays which could negatively affect our operations.
We rely on a single supplier to supply and fabricate silicon wafers for our semiconductor products. Our success is dependent upon our ability to successfully partner with our supplier and its ability to produce wafers with competitive performance attributes and prices, including smaller process geometries. In addition, terms with respect to the volume and timing of wafer production and the pricing of wafers produced by the semiconductor foundries are determined through periodic negotiations with wafer foundries, which usually result in short-term agreements that do not provide for long-term supply or allocation commitments for customers, including us. We cannot guarantee that the foundry that supplies our wafers will offer us competitive pricing terms or other commercial terms important to our business.
We cannot guarantee that our supplier will not experience manufacturing problems, including delays in the realization of advanced manufacturing process technologies or difficulties due to limitations of new and existing process technologies. For example, we may experience supply shortages due to the difficulties our supplier and other foundries may encounter if they must rapidly increase their production capacities from low utilization levels to high utilization levels because of an unexpected increase in demand. Furthermore, we cannot guarantee that the supplier will be able to manufacture sufficient quantities of our products or that they will continue to manufacture a given product for the full life of the product. We could also experience supply shortages due to very strong demand for our products, or a surge in demand for semiconductors in general, which may lead to tightening of foundry capacity across the industry. Further, public health crises such as an outbreak of contagious diseases like COVID-19 have negatively affected the supply chain for silicon wafers, resulting in shortages, and may affect the operations of our supplier and other foundries. In addition, weak economic conditions may adversely impact the financial health and viability of the supplier and result in its insolvency or its inability to meet its commitments to us. The insolvency of our supplier or any significant manufacturing problem or insufficient foundry capacity would disrupt our operations and negatively impact our financial condition and results of operations.
If we fail to maintain our supplier relationship, if our supplier does not provide facilities and support for our development efforts, if our supplier is insolvent or experiences financial difficulty, or if we elect or are required to change foundries, we may incur significant costs and delays. If our supplier is unable to, or does not, manufacture sufficient quantities of our products at acceptable yields, we may be required to allocate the affected products among our customers, prematurely limit or discontinue the sales of certain products, or incur significant costs to transfer products to other foundries, which could harm our customer relationships and operating results.
Increased costs of wafers and materials, or shortages in wafers and materials, could increase our costs of operations and our business could be harmed.
Worldwide manufacturing capacity for silicon wafers is relatively inelastic. If the demand for silicon wafers or assembly material exceeds market supply, our supply of silicon wafers or assembly material could quickly become limited or prohibitively expensive. A shortage in manufacturing capacity could also hinder our ability to meet product demand and therefore reduce our revenue. For example, recent shortages in the semiconductor supply chain, including at our sole supplier, together with increased demand for semiconductor products have created uncertainty in future supply for our products, including our Speedster 7t product. As a result, demand forecasts for suppliers have significantly increased, placing further pressure on the ability of suppliers to meet short- to medium-term demands.

If greater demand for wafers is not offset by an increase in foundry capacity, market demand for wafers or production and assembly materials increases, or if a supplier of our wafers or other materials ceases or suspends operations, for example due to shutdown measures implemented in response to the COVID-19 outbreak, our supply of wafers and other materials could become limited. Such shortages raise the likelihood of potential wafer price increases, wafer shortages or shortages in materials at production and test facilities, resulting in potential inability to address our customer product demands and our backlog in a timely manner and reduce our revenue and gross margins. If we are unable to purchase wafers at favorable prices or at all, or we face supply shortages, our financial condition and results of operations will be harmed.
We are subject to risks and uncertainties associated with international operations, which may harm our business.
We conduct our business worldwide and we have offices in various countries outside of the United States. Our semiconductor wafers are manufactured, assembled, tested and packaged by third parties located outside of the United States. We have also generated, and expect to continue to generate, a significant portion of our revenue from sales outside the United States. Sales to customers in Asia, based on ship-to-destinations, accounted for essentially 100% of our revenue in the years ended December 31, 2020, 2019 and 2018 respectively. Although our largest customer has headquarters based in the United States, our products shipped to its facility located in Asia. We allocate revenue to individual countries based on the location to which the products are initially billed even if our customers’ revenue is attributable to end customers that are located in a different location. Additionally, as of December 31, 2020, approximately 27% of our employees were located outside of the United States. The global nature of our business subjects us to a number of risks and uncertainties, which could harm our business, financial condition and results of operations, including:
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international economic and political conditions, including as a result of the United Kingdom’s vote to withdraw from the European Union, and other political tensions between countries in which we do business;

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unexpected changes in, or impositions of, legislative or regulatory requirements, including changes in tax laws;

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restrictions on cross-border investment, including enhanced oversight by the Committee on Foreign Investment in the United States (“CFIUS”) and substantial restrictions on investment from China;

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differing legal standards with respect to protection of intellectual property and employment practices;

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local business and cultural factors that differ from our normal standards and practices, including business practices that we are prohibited from engaging in by the Foreign Corrupt Practices Act and other anticorruption laws and regulations;

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exporting or importing issues related to export or import restrictions, including deemed export restrictions, tariffs, quotas and other trade barriers and restrictions;

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disruptions of capital and trading markets and currency fluctuations; and

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increased costs due to imposition of climate change regulations, such as carbon taxes, fuel or energy taxes, and pollution limits.

We expect to derive a significant portion of our revenue from royalties from licenses for our technology to companies incorporating our technology in their semiconductor designs, including non-U.S. counterparties and our customers in Asia. These licenses may be negatively impacted or terminated as a result of trade protection measures, including import or export licensing requirements or other restrictive actions, implemented by the United States or countries in which our non-U.S. counterparties reside. If our sales outside of the United States are delayed or cancelled or our technology licenses or restricted or terminated because of any of the above factors, our revenue may be negatively impacted.
Investments in us have been and may be subject to U.S. foreign investment regulations which may impose conditions or limitations on certain investors (including, but not limited to, limits on purchasing our common stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, forced divestiture, or other measures).
Certain investments that involve the acquisition of, or investment in, a U.S. business may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”), depending on the structure, beneficial ownership and control of interests in the U.S. business. Investments that result in control of a U.S. business by a foreign person are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, among other things expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.” Moreover, other countries continue to strengthen their own foreign investment clearance (“FIC”) regimes, and investments and transactions outside of the U.S. may be subject to review by non-U.S. FIC regulators if such investments are perceived to implicate national security policy priorities. Any review and approval of an investment or transaction by CFIUS or another FIC regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS and other FIC regulatory policies and practices are rapidly evolving, and in the event that CFIUS or another FIC regulator reviews one or more proposed or existing investment by investors in us, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to such investors. CFIUS has or another FIC regulator may seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing our common stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things).
The nature of our business and length of our sales cycle makes our revenue, gross margin and net income subject to fluctuation and difficult to accurately predict.
A number of factors, including how products are manufactured to support end markets, yield, wafer pricing, cost of packaging raw materials, product mix, market acceptance of our new products, competitive pricing dynamics, product quality, geographic and/or end market mix, and pricing strategies, can cause our revenue, gross margins and net income to fluctuate significantly either positively or negatively from period to period.
We have limited visibility into the timing of demand for our products, particularly new products, because demand for our products depends upon our products being designed into our end customers’ products and those products achieving market acceptance. During our sales cycle, our customers typically test and evaluate our products prior to deciding to include our products into the design of their own products, and then require additional time to begin volume production of their products. This lengthy sales cycle may cause us to incur significant expenses, experience significant production delays and to incur additional inventory costs before we receive a customer order that may be delayed or never get placed. A key strategic customer may demand certain design or production resources to meet their requirements or work on a specific solution, which could cause delays in our normal development schedule and result in significant investment of our resources or missed opportunities with other potential customers. We may incur these expenses without generating revenue from our products to offset the expenses.
While our sales cycles are typically long, our average product life cycles tend to be short as a result of the rapidly changing technology environment in which we operate. Our inventory levels may be higher than historical norms, from time to time, due to inventory build decisions aimed at meeting expected demand from a single large customer, reducing direct material cost or enabling responsiveness to expected demand. In the event the expected demand does not materialize, or if our short sales cycle does not generate sufficient revenue, we may be subject to incremental excess and obsolescence costs.
These factors make it difficult for us to accurately forecast future sales and project quarterly revenues. The difficulty in forecasting future sales weakens our ability to project our inventory requirements, which could result, and in the past has resulted, in inventory write-downs or failure to meet customer product demands in a timely manner. While we may give guidance, the difficulty in forecasting revenues as well as the relative customer and product mix of those revenues limits our ability to provide accurate forward-looking revenue and gross margin guidance.
Our business could suffer as a result of tariffs and trade sanctions or similar actions.
The imposition by the United States of tariffs, sanctions or other restrictions on goods imported from outside of the United States or countermeasures imposed in response to such government actions could adversely affect our operations or our ability to sell our products globally, which could adversely affect our operating results and financial condition. The materials subject to these tariffs may impact the cost of raw materials used by our suppliers or in our customers’ products. The imposition of further tariffs by the United States on a broader range of imports, or further retaliatory trade measures taken in response to additional tariffs, could increase costs in our supply chain or reduce demand of our customers’ products, either of which could harm our results of operations.
Our customers or suppliers could also become subject to U.S. regulatory scrutiny or export restrictions. For example, the United States Department of Commerce imposed sanctions on one of our customers in China in 2018, which prevented us from doing business with them until the sanctions were lifted. The U.S. Justice Department filed criminal charges against another of our customers in China and imposed sanctions on this customer in May 2019, which has limited our ability to do business with this customer. Future sanctions similar to those imposed in the past could adversely affect our ability to earn revenue from these and similar customers. In addition, the imposition of sanctions on customers in China may cause those customers to seek domestic alternatives to our products and those of other United States semiconductor companies. We cannot predict what impact these and future actions, sanctions or criminal charges could have on our customers or suppliers, and therefore our business. If any of our other customers or suppliers become subject to sanctions or other regulatory scrutiny, or if our customers are affected by tariffs or other government trade restrictions, our business and financial condition could be harmed.
Acquisitions, divestitures, strategic investments and strategic partnerships could disrupt our business and harm our financial condition and operating results.
We may pursue growth opportunities by acquiring complementary businesses, solutions or technologies through strategic transactions, investments or partnerships. The identification of suitable acquisition, strategic investment or strategic partnership candidates can be costly and time consuming and can distract our management team from our current operations. If such strategic transactions require us to seek additional debt or equity financing, we may not be able to obtain such financing on terms favorable to us or at all, and such transaction may adversely affect our liquidity and capital structure. We may also choose to divest certain non-core assets, which divestitures could lead to charges against earnings and may expose us to additional liabilities and risks. Any strategic transaction might not strengthen our competitive position, may increase some of our risks, and may be viewed negatively by our customers, partners or investors. Even if we successfully complete a strategic transaction, we may not be able to effectively integrate the acquired business, technology, systems, control environment, solutions, personnel or operations into our business or global tax structure. We may experience unexpected changes in how we are required to account for strategic transactions pursuant to U.S. GAAP and may not achieve the anticipated benefits of any strategic transaction. We may incur unexpected costs, claims or liabilities that we incur during the strategic transaction or that we assume from the acquired company, or we may discover adverse conditions post acquisition for which we have limited or no recourse.
Our success depends on our ability to develop and introduce new products that achieve customer and market acceptance.
We compete in a dynamic environment characterized by rapid technology and product evolution, generally followed by a relatively longer process of ramping up to volume production on advanced technologies. Our end customers’ continued use of our products is frequently reevaluated, as certain of our customers’ product life cycles are relatively short and they continually develop new products. The selection process for our products to be included in our customers’ new products is highly competitive. There are no guarantees that our products will be included in the next generation of products introduced by these customers. Additionally, our markets are also characterized by evolving industry standards and increased demand for higher levels of integration and smaller process geometry. Our competitive position and success depend on our ability to innovate, develop, and introduce new products that compete effectively on the basis of price, density, functionality, power consumption, form factor, and performance, and our addressing the evolving needs of the markets we serve, among other things. With increased introduction of new products, we expect revenue related to mature products to decline over time in a normal product life cycle. As a result, we may be increasingly dependent on revenue derived from our newer products.

Our future growth and the success of new product introductions depend upon numerous factors, including:
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timely completion and introduction of new product designs;

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ability to generate new design opportunities and design wins, including those which result in sales of significant volume;

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achievement of necessary volume of production to achieve acceptable cost;

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availability of specialized field application engineering resources supporting demand creation and customer adoption of new products;

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ability to utilize advanced manufacturing process technologies;

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achieving acceptable yields and obtaining adequate production capacity from our wafer foundries and assembly and test subcontractors;

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ability to obtain advanced packaging;

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availability of supporting software design tools;

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utilization of predefined IP logic;

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customer acceptance of advanced features in our new products; and

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market acceptance of our customers’ products.

Our failure to achieve any of these factors, among others, could harm our product innovation, development and introduction efforts and our financial condition and results of operations.
Our business depends on the proper functioning of internal processes and information technology systems. A failure of these processes and systems, data breaches, cyber-attacks, or cyber-fraud may cause business disruptions, compromise our intellectual property or other sensitive information, or result in losses.
We rely on various information technology (“IT”) networks and systems to manage our operations, including financial reporting, and we regularly make changes to improve them as necessary by periodically implementing new, or upgrading or enhancing existing, operational and IT systems, procedures, and controls. These systems are supported by subcontractors, and they may also be subject to power and telecommunication outages or other general system failures. The legal, regulatory and contractual environment surrounding information security and data privacy is complex and evolving. We continue to commit significant resources to implementing new systems to standardize our processes worldwide and adopt best-in-class capabilities. We are focused on realizing the full analytical functionality of these conversions, which can be extremely complex, in part, because of the wide range of legacy systems and processes that must be integrated.
In the normal course of business, we may implement new or updated IT systems and, as a result, we may experience delays or disruptions in the integration of these systems, or the related procedures or controls. The policies and security measures established with our IT systems may be vulnerable to data breaches, cyber-attacks or fraud. We may also encounter errors in data, an inability to accurately process or record transactions, and security or technical reliability issues. All of these could harm our ability to conduct core operating functions such as processing invoices, shipping and receiving, recording and reporting financial and management information on a timely and accurate basis, and could impact our internal control compliance efforts. If the technical solution or end user training are inadequate, it could limit our ability to manufacture and ship products as planned. We have various systems that remain that may be nearing the end of their useful life or vendor support, which will ultimately need to be replaced.
We maintain sensitive data on our networks and the networks of our business partners and third-party providers, including proprietary and confidential information relating to our intellectual property, personnel, and business, and that of our customers and third-party providers. Companies have been increasingly subject to a wide variety of security incidents, cyber-attacks, hacking, phishing, and other attempts to gain unauthorized access or engage in fraudulent behavior. Cyber-attacks have become more prevalent, sophisticated and much harder to detect and defend against and it is often difficult to anticipate or detect such incidents and to assess the damage caused by them. In addition, recently, several large organizations have been infected by “ransomware,” through which an attacker gains access to the organization’s computer files, renders them temporarily inaccessible and threatens to permanently delete them if a cash ransom is not paid by a specified deadline. Third parties may continue to attempt to fraudulently induce employees, users, or customers to disclose sensitive information in order to gain access to our network and systems. The IT systems of our remote internet-connected third-party server providers (sometimes called the “cloud”), customers, suppliers, and distribution partners and the links between our IT systems and our customers are subject to the same risks as those of our IT systems.
Our policies and security measures cannot guarantee security, and our information technology infrastructure, including our networks and systems, may be vulnerable to data breaches, cyber-attacks or fraud. In the past, third parties have attempted to penetrate and/or infect our network and systems with malicious software and phishing attacks in an effort to gain access to our network and systems. In addition, we are subject to the risk of third parties falsifying invoices and similar fraud, frequently by obtaining unauthorized access to our vendors’ and business partners’ networks.
In some circumstances, we may partner with third-party providers and provide them with certain sensitive data. If these third parties fail to adopt or adhere to adequate data security practices, or in the event of a breach of their networks, this sensitive data may be improperly accessed, used or disclosed. These data breaches and any unauthorized access or disclosure of sensitive data could compromise our intellectual property, expose sensitive business information and subject us to third-party claims.The increase in cyber-attacks has resulted in an increased focus on cybersecurity by certain government agencies. Cyber-attacks or any investigation or enforcement action related to cybersecurity could cause us to incur significant remediation costs, result in product development delays, disrupt key business operations, and divert attention of management and key information technology resources. In addition, we may incur loss as a result of cyber-fraud, such as those experienced by other companies by making unauthorized payments irrespective of robust internal controls.
Failure of our IT systems or difficulties or delays in maintaining, managing, and integrating them could adversely affect the Company’s controls and procedures and could impact the Company’s ability to perform necessary operations, which could materially adversely affect our business. Furthermore, our reputation, brand, and business could be significantly harmed, and we could be subject to third-party claims or governmental penalties in the event of a security breach.
State, federal, and foreign laws and regulations related to privacy, data use, and security could adversely affect us.
We are subject to state and federal laws and regulations related to privacy, data use, and security. In addition, in recent years, there has been a heightened legislative and regulatory focus on data security, including requiring consumer notification in the event of a data breach. Legislation has been introduced in Congress and there have been several Congressional hearings addressing these issues. From time to time, Congress has considered, and may do so again, legislation establishing requirements for data security and response to data breaches that, if implemented, could affect us by increasing our costs of doing business. In addition, several states have enacted privacy or security breach legislation requiring varying levels of consumer notification in the event of a security breach. For example, California passed the California Consumer Privacy Act (“CCPA”), which enhances consumer protection and privacy rights by granting consumers resident in California new rights with respect to the collection of their personal data and imposing new operational requirements on businesses, went into effect in January 2020. The CCPA includes a statutory damages framework and private rights of action against businesses that fail to comply with certain CCPA terms or implement reasonable security procedures and practices to prevent data breaches. Several other states are considering similar legislation. Additionally, the Federal Trade Commission and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination and security of data.
Foreign governments are raising similar privacy and data security concerns. In particular, the European Union has enacted a General Data Protection Regulation (“GDPR”), which became effective in May 2018. China, Russia, Japan, and other countries in Latin America and Asia are also strengthening their privacy laws and the enforcement of privacy and data security requirements. Complying with such laws and regulations may be time-consuming and require additional resources, and could therefore harm our business, financial condition, and results of operations.
Any failure, or perceived failure, by us to comply with any federal, state, local or foreign privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other penalties or liabilities or require us to change our operations and/or cease using certain data sets.
Our margins are dependent on our achieving continued yield improvement.
We rely on obtaining yield improvements and corresponding cost reductions in the manufacture of existing products and on introducing new products that incorporate advanced features and other price/performance factors that enable us to increase revenues while maintaining acceptable margins. To the extent such cost reductions and new product introductions do not occur in a timely manner, or that our products do not achieve market acceptance or market acceptance at acceptable pricing, our forecasts of future revenue, financial condition, and operating results could be harmed.
We depend on independent contractors and third parties to provide key services in our product development and operations, and any disruption of their services, or an increase in cost of these services, could negatively impact our financial condition and results of operations.
We depend on subcontractors to provide cost effective and efficient services in our product development and supply chain functions, including test and assembly services, software and hardware development, support of intellectual property cores, inventory management, order fulfillment and direct sales logistics.
Our operations and operating results may be negatively impacted if we experience problems with our subcontractors that impact the delivery of product to our customers. These problems may include: delays in software or hardware development timelines, prolonged inability to obtain wafers or packaging materials with competitive performance and cost attributes; inability to achieve adequate yields or timely delivery; inability to meet customer timelines or demands, disruption or defects in assembly, test, or shipping services; or delays in stabilizing manufacturing processes or ramping up volume for new products. If our third-party supply chain providers were to reduce or discontinue services for us or their operations are disrupted as a result of a fire, earthquake, act of terrorism, political unrest, governmental uncertainty, war, disease, or other natural disaster or catastrophic event, weak economic conditions, or any other reason, our financial condition and results of operations could be adversely affected.
If our products contain significant defects, we could incur significant expenses to remediate such defects, our reputation could be damaged, and we could lose market share.
Our products are complex and may contain defects or security vulnerabilities, or experience failures or unsatisfactory performance due to any number of issues in design, fabrication, packaging, materials and/or use within a system. These risks may increase as our products are introduced into new devices, markets, technologies and applications, including into the automotive market, or as new versions are released. Some errors in our products or services may only be discovered after a product or service has been shipped or used by customers or the end users of such product. Undiscovered vulnerabilities in our products or services could expose our customers or end users to hackers or other unscrupulous third parties who develop and deploy viruses, worms and other malicious software programs that could attack our products or services. Any such defect may cause us to incur significant warranty, support and repair or replacement costs, write off the value of related inventory, cause us to lose market share, and divert the attention of our engineering personnel from our product development efforts to find and correct the issue. In addition, an error or defect in new products or releases or related software drivers after commencement of commercial shipments could result in failure to achieve market acceptance or loss of design wins, harm our relationships with customers and partners and harm consumers’ perceptions of our brand. Also, we may be required to reimburse our customers, partners or consumers, including costs to repair or replace products in the field. A product recall, including automotive recalls or a recall due to a bug in our products, or a significant number of product returns could be expensive, damage our reputation, harm our ability to attract new customers, result in the shifting of business to our competitors and result in litigation against us, such as product liability suits. If a product liability claim is brought against us, the cost of defending the claim could be significant and would divert the efforts of our technical and management personnel, and harm our business. Further, our business liability insurance may be inadequate or future coverage may be unavailable on acceptable terms, which could adversely impact our financial results.
We may be subject to warranty claims and other costs related to our products.
In general, we warrant our products for varying lengths of time against non-conformance to our specifications and certain other defects. Because our products, including hardware, software, and intellectual property cores, are highly complex and increasingly incorporate advanced technology, our quality assurance programs may not detect all defects, whether these are specific manufacturing defects affecting individual products or these are systematic defects that could affect numerous shipments. Inability to detect a defect could result in a diversion of our engineering resources from product development efforts, increased engineering expenses to remediate the defect, and increased costs due to customer accommodation or inventory impairment charges. On occasion, we have also replaced our product or made software fixes due to product or software defects. Our insurance may be unavailable or inadequate to protect against these issues. If there are significant product defects, the costs to remediate such defects, net of reimbursed amounts from our vendors, if any, or to resolve warranty claims may adversely affect our financial condition and results of operations and may harm our reputation.
If we are unable to adequately protect our new and existing intellectual property rights, our financial results and our ability to compete effectively may suffer.
Our success depends in part on our proprietary technology and we rely upon patent, copyright, trade secret, mask work, and trademark laws to protect our intellectual property. We intend to continue to protect our proprietary technology; however, we may be unsuccessful in asserting our intellectual property rights or such rights may be invalidated, violated, circumvented, or challenged. From time to time, third parties, including our competitors, may assert against us patent, copyright, and other intellectual property rights to technologies that are important to us. Third parties may attempt to misappropriate our intellectual property through electronic or other means or assert infringement claims against us in the future. Such assertions by third parties may result in costly litigation, indemnity claims, or other legal actions, and we may not prevail in such matters or be able to license any valid and infringed patents from third parties on commercially reasonable terms. This could result in the loss of our ability to import and sell our products or require us to pay costly royalties to third parties in connection with sales of our products. Any infringement claim, indemnification claim, or impairment or loss of use of our intellectual property could harm our financial condition and results of operations.
Our ability to design and introduce new products in a timely manner is dependent upon third-party IP, including “open source” software.
In the design and development of new products and product enhancements, we rely on third-party intellectual property such as software development tools and hardware testing tools. Furthermore, certain product features rely on intellectual property acquired from third parties, including hardware and software tools and products. The design requirements necessary to meet future consumer demands for more features and greater functionality from semiconductor products may exceed the capabilities of the third-party intellectual property or development tools that are available to us. In addition, hardware and software tools and products procured from third parties may contain design or manufacturing defects, including flaws that could unexpectedly interfere with the operation of our products. If the third-party intellectual property that we use becomes unavailable or fails to produce designs that meet consumer demands, our business could be harmed.
In addition, some of our products use or may in the future use certain software licensed by its authors or other third parties under so-called “open source” licenses. Some of these open source licenses may contain requirements that we make available source code for modifications or derivative works that we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties rights with respect to such software.

In certain circumstances, if we combine our proprietary software with certain open source software, we could be required to release the source code for such proprietary software. Additionally, to the extent that we do not comply with the terms of the open source licenses to which we are subject, or such terms are interpreted by a court in a manner different than our own interpretation of such terms, then we may be required to disclose certain of our proprietary software or take other actions that could negatively impact our business. Further, the use of open source software can lead to vulnerabilities that may make our software susceptible to attack, and open source licenses generally do not provide warranties or controls on the origin of the software. While we attempt to utilize open source software in a manner that helps alleviate these risks, our attempts may not be successful.
If we are unable to attract, retain and motivate our executives and key employees, we may not be able to execute our business strategy effectively.
To be competitive and execute our business strategy successfully, we must attract, retain and motivate our executives and key employees. The market for highly skilled workers and leaders in our industry is extremely competitive. In particular, hiring qualified executives, scientists, engineers, technical staff and research and development personnel is critical to our business. Additionally, changes in immigration and work permit laws and regulations or the administration or interpretation of such laws or regulations could impair our ability to attract and retain highly qualified employees. If we are less successful in our recruiting efforts, or if we cannot retain key employees, our ability to develop and deliver successful products and services may be adversely affected. Additionally, competition for personnel results in increased costs in the form of cash and stock-based compensation. The interpretation and application of employment related laws to our workforce practices may result in increased operating costs and less flexibility in how we meet our workforce needs. Effective succession planning is also important to our long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution.
Changes in tax laws may materially adversely affect our business, prospects, financial condition and operating results.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, U.S. federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the IRS with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.
Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the business combination or other ownership changes.
We have incurred losses during our history. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2020, we had U.S. federal net operating loss carryforwards of approximately $48.7 million.
Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.
In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Code, our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of our stock. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the business combination or other transactions. Similar rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in our ownership resulting from the Business Combination or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a valuation allowance related to its net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.
The nature of the design win process requires us to incur expenses without any guarantee that research and development efforts will generate net sales, which could adversely affect our financial results.
We focus on winning competitive bid selection processes, called “design wins,” to develop products for use in our customers’ products. These lengthy selection processes may require us to incur significant expenditures and dedicate valued engineering resources to the development of new products without any assurance that we will achieve design wins. If we incur such expenditures and fail to be selected in the bid selection process, our operating results may be adversely affected. Further, because of the significant costs associated with qualifying new suppliers, customers are likely to use the same or an enhanced version of semiconductor products from existing suppliers across a number of similar and successor products for a lengthy period of time. As a result, if we fail to secure an initial design win for any of our products to any particular customer, we may lose the opportunity to make future sales of those products to that customer for a significant period of time or at all and experience an associated decline in net sales relating to those products. Failure to achieve initial design wins may also weaken our position in future competitive selection processes because we may not be perceived as an industry leader.
Even if we succeed in securing design wins for our products, we may not generate timely or sufficient net sales or margins from those wins and our financial results could suffer.
After incurring significant design and development expenditures and dedicating engineering resources to achieve a single initial design win for a product, a substantial period of time generally elapses before we may generate meaningful net sales relating to such product, if at all. The reasons for this delay include, among other things, the following:
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changing customer requirements, resulting in an extended development cycle for the product;

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delay in the ramp-up of volume production of the customer’s products into which our solutions are designed;

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delay or cancellation of the customer’s product development plans;

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competitive pressures to reduce our selling price for the product;

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the discovery of design flaws, defects, errors or bugs in the products;

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lower than expected customer acceptance of the solutions designed for the customer’s products;

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lower than expected acceptance of our customers’ products; and

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higher manufacturing costs than anticipated.

If we do not achieve design wins in the short term, then we may not be able to achieve expected net sales levels associated with these design wins. If we experience delays in achieving such sales levels, our operating results could be adversely affected. Moreover, even if a customer selects our product, we cannot guarantee that this will result in any sales of our products, as the customer may ultimately change or cancel its product plans, or our customer’s efforts to market and sell its product may not be successful.

If our products are not compatible with some or all industry-standard software and hardware, our business could be harmed.
Our products may not be fully compatible with some or all industry-standard software and hardware. Further, we may be unsuccessful in correcting any such compatibility problems in a timely manner. If our customers are unable to achieve compatibility with software or hardware, we could be materially adversely affected. In addition, the mere announcement of an incompatibility problem relating to our products could harm our business.
If our products do not conform to, or are not compatible with, existing or emerging industry standards, demand for our existing solutions may decrease, which in turn would harm our business and operating results.
We design certain of our products to conform to current industry standards. Some industry standards may not be widely adopted or implemented uniformly, and competing standards may emerge that may be preferred by our distributors or our end customers.
Our ability to compete in the future will depend on our ability to identify and ensure compliance with evolving industry standards in our target markets. The emergence of new industry standards could render our products incompatible with products developed by third-party suppliers or make it difficult for our products to meet the requirements of certain original equipment manufacturers. If our customers or our third-party suppliers adopt new or competing industry standards with which our solutions are not compatible, or if industry groups fail to adopt standards with which our solutions are compatible, our products would become less desirable to our current or prospective customers. As a result, our sales would suffer, and we could be required to make significant expenditures to develop new products. Although we believe our products are compliant with applicable industry standards, proprietary enhancements may not in the future result in conformance with existing industry standards under all circumstances. If our products do not conform to, or are not compatible with, existing or emerging standards, it would harm our business, financial condition, and results of operations.
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.
In connection with the preparation of our consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018, we identified material weaknesses in our internal control over financial reporting, and these material weaknesses had not been remediated as of December 31, 2020. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
We did not design or maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training commensurate with our accounting and reporting requirements. This material weakness resulted in immaterial adjustments to our financial statements for the fiscal years ended December 31, 2020, 2019 and 2018. This material weakness contributed to the following additional material weaknesses:
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We did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and adequate controls related to the preparation and review of journal entries. This material weakness did not result in adjustments to the financial statements for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018;

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We did not design and maintain controls over accounting for the carrying value of our redeemable convertible preferred stock. This material weakness resulted in a prior restatement of the Company’s previously issued financial statements for the fiscal years ended December 31, 2019 and December 31, 2018; and

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We did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain (i) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately, (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel, (iii) computer operations controls to ensure that critical batch jobs are monitored, privileges are appropriately granted, and data backups are authorized and monitored, and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements. These IT deficiencies did not result in a material misstatement to the financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.

Additionally, the material weaknesses described above could result in a misstatement of our consolidated financial statements or disclosures that would result in a material misstatement of our annual or quarterly consolidated financial statements that would not be prevented or detected.
We are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate these material weaknesses. While we are designing and implementing measures to remediate these material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. We can give no assurance that these measures will remediate the deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations.
As a public company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for future annual reports on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our independent registered public accounting firm will also be required to audit the effectiveness of our internal control over financial reporting in future annual reports on Form 10-K to be filed with the SEC. We will be required to disclose changes made in our internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. We have begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.
Changes in financial accounting standards or practices as well as interpretations thereof may cause adverse, unexpected financial reporting fluctuations and affect our results of operations.
The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies and treatment are being subject to heightened scrutiny by regulators and the public. Further, accounting rules and regulations as well as their interpretations are continually changing in ways that could materially impact our financial statements.

We cannot predict the impact of future changes to accounting principles or interpretations thereof or our accounting policies on our financial statements going forward, which could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of the change.
The COVID-19 pandemic continues to impact our business and could harm our results of operations and financial condition.
In connection with the COVID-19 pandemic, governments have implemented significant measures, including closures, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect our operations and demand for its products. In addition, the COVID-19 pandemic has negatively impacted, and may continue to impact, the global semiconductor supply chain, resulting in shortages in supply. These shortages may result in delays in manufacturing for our products and harm our ability to execute on our backlog and our business, revenue and results of operations.
Although we have not experienced material financial impacts due to the pandemic, the fluid nature of the COVID-19 pandemic and uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which could also negatively impact the company’s business, financial condition and cash flows. The extent of COVID-19’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on our business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease could negatively impact our business, financial condition results of operations and cash flows, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Our business is exposed to the risks associated with litigation, investigations and regulatory proceedings.
We may in the future face legal, administrative and regulatory proceedings, claims, demands and/or investigations involving shareholder, consumer, competition and/or other issues relating to our business on a global basis. Litigation and regulatory proceedings are inherently uncertain, and adverse rulings could occur, including monetary damages, or an injunction stopping us from manufacturing or selling certain products, engaging in certain business practices, or requiring other remedies, such as compulsory licensing of patents. An unfavorable outcome or settlement may result in a material adverse impact on our business, results of operations, financial position, and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to our operations.
In addition, the laws and regulations our business is subject to are complex and change frequently. We may be required to incur significant expense to comply with changes in, or remedy violations of, these laws and regulations.
Catastrophic events may disrupt our business.
Our corporate headquarters is located in an area that are in active earthquake zones or are subject to power outages, natural disasters, political, social, or economic unrest, and other potentially catastrophic events. For example, our Santa Clara operations are located near major earthquake fault lines in California. In the event of a major earthquake, hurricane, flooding, or other catastrophic event such as fire, power loss, telecommunications failure, cyber-attack, war, terrorist attack, political, social, or economic unrest, or disease outbreak, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our product development, breaches of data security, or loss of critical data, any of which could have an adverse effect on our future results of operations.

Our worldwide operations are subject to political, legal and economic risks and natural disasters, which could harm our business.
We maintain operations around the world, including in the United States, India, Hong Kong and China. Nearly all product assembly and final testing of our products is performed at manufacturing facilities, operated by third-party manufacturing facilities, in India, Hong Kong and China. The political, legal and economic risks associated with our operations in foreign countries include, without limitation: expropriation; changes in a specific country’s or region’s political or economic conditions; changes in tax laws, trade protection measures and import or export licensing requirements; difficulties in protecting our intellectual property; difficulties in managing staffing and exposure to different employment practices and labor laws; changes in foreign currency exchange rates; restrictions on transfers of funds and other assets of our subsidiaries between jurisdictions; changes in freight and interest rates; disruption in air transportation between the United States and our overseas facilities; loss or modification of exemptions for taxes and tariffs; and compliance with U.S. laws and regulations related to international operations, including export control and economic sanctions laws and regulations and the Foreign Corrupt Practices Act.
In addition, our worldwide operations (or those of our business partners) could be subject to natural disasters such as earthquakes, tsunamis, flooding, typhoons and volcanic eruptions that disrupt manufacturing or other operations. There may be conflict or uncertainty in the countries in which we operate, including public health issues (for example, an outbreak of a contagious disease such as COVID-19, avian influenza, measles or Ebola), safety issues, natural disasters, fire, disruptions of service from utilities, nuclear power plant accidents or general economic or political factors. Any of the above risks, should they occur, could result in an increase in the cost of components, production delays, general business interruptions, delays from difficulties in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, longer payment cycles, increased taxes, restrictions on the repatriation of funds and the burdens of complying with a variety of foreign laws, any of which could harm our business.
Risks Related to the Business Combination and ACE
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to ACE prior to the consummation of the Business Combination.
The Sponsor and each director and officer of ACE have agreed to vote in favor of the Business Combination, regardless of how ACE’s public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director and officer of ACE have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including ACE’s directors and officers) owns 20.0% of the issued and outstanding ordinary shares.
Neither the ACE board of directors nor any committee thereof obtained a third party valuation in determining whether or not to pursue the Business Combination.
Neither the ACE board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for Achronix is fair to us from a financial point of view. Neither the ACE board of directors nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the ACE board of directors and management conducted due diligence on Achronix. The ACE board of directors reviewed comparisons of selected financial data of Achronix with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of ACE’s shareholders. Accordingly, investors will be relying solely on the judgment of the ACE board of directors and management in valuing Achronix, and the ACE board of directors and management may not have properly valued such businesses. The lack of a third party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.
Our public shareholders are protected from a material adverse event of Achronix arising between the date of the Merger Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the extraordinary general meeting. Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the extraordinary general meeting, we may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.
Additionally, if we do not obtain shareholder approval at the extraordinary general meeting, Achronix can continually obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and the Agreement End Date. This could limit our ability to seek an alternative business combination that our shareholders may prefer after such initial vote.
Since the Sponsor and ACE’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Achronix is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.
When you consider the recommendation of ACE’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and ACE’s directors and officers have interests in such proposal that are different from, or in addition to, those of ACE shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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If ACE does not consummate a business combination by January 30, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,595,000 ACE Class B ordinary shares owned by the Sponsor and the 155,000 ACE Class B ordinary shares directly owned by ACE’s independent directors and certain of its officers, in aggregate, would be worthless because following the redemption of the public shares, ACE would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the Sponsor if ACE fails to complete a business combination within the required period. The Sponsor purchased the ACE Class B ordinary shares prior to ACE’s initial public offering for approximately $0.004 per share and certain of ACE’s directors and executive officers, including Behrooz Abdi, Sunny Siu and Denis Tse have an economic interest in such shares. The 5,750,000 shares of New Achronix common stock that the Sponsor (including the independent directors and certain officers and excluding the Sponsor Related PIPE Investors) will hold following the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $57.4 million based upon the closing price of $9.99 per public share on Nasdaq on April 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Given such shares of New Achronix common stock will be subject to certain restrictions, including those described above, ACE believes such shares have less value.

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The Sponsor (including its representatives and affiliates) and ACE’s directors and officers, may in the future become, affiliated with entities that are engaged in a similar business to ACE. The Sponsor and ACE’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ACE completing its initial business combination (assuming ACE has entered into the Merger Agreement). Moreover, certain of ACE’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. ACE’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to ACE, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in ACE’s favor and such potential business opportunities may be presented to other entities prior to their presentation to ACE, subject to applicable fiduciary duties under Cayman Islands Companies Act and Cayman Islands common law. ACE’s Cayman Constitutional Documents provide that ACE renounces its interest in any corporate opportunity offered to any director or officer of ACE which may be an opportunity for such director, on the one hand, or ACE, on the other.
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ACE’s existing directors and officers will be eligible for continued indemnification and continued coverage under ACE’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

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The Sponsor Related PIPE Investors have subscribed for $55,000,000 of the PIPE Investment, for which they will receive up to 5,500,000 shares of New Achronix common stock. The 5,500,000 shares of New Achronix common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of approximately $54.9 million based upon the closing price of $9.99 per public share on Nasdaq on April 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Persons Transactions — ACE’s Related Party Transactions — Subscription Agreements” for additional information.

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The Backstop Subscriber has committed to purchase up to an additional 5,000,000 shares of New Achronix common stock, or an aggregate of up to $50.0 million, to backstop the Minimum Available Cash Amount. See “BCA Proposal  —  Related Agreements  —  Backstop Subscription Agreement” for additional information.

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In the event that ACE fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, ACE will be required to provide for payment of claims of creditors that were not waived that may be brought against ACE within the ten years following such redemption. In order to protect the amounts held in ACE’s trust account, the Sponsor has agreed that it will be liable to ACE if and to the extent any claims by a third party (other than ACE’s independent auditors) for services rendered or products sold to ACE, or a prospective target business with which ACE has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of ACE’s IPO against certain liabilities, including liabilities under the Securities Act.

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In order to finance transaction costs in connection with ACE’s initial business combination (including any amounts which are currently outstanding), the Sponsor or an affiliate of the Sponsor, or certain of ACE’s officers and directors may, but are not obligated to, loan funds to ACE as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes that would each become due and payable in full, without interest, upon completion of ACE’s initial business combination, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a business combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to ACE’s private placement warrants. In the event that ACE does not complete its initial business combination within the prescribed time frame, ACE may use a portion of its working capital held outside of its trust account to repay any Working Capital Loans made to ACE, but no proceeds held in the trust account would be used to repay such Working Capital Loans, and the applicable related party lender or lenders may not be able to recover the value it or they have loaned to ACE pursuant to such Working Capital Loans. On August 12, 2020, ACE entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO Advisors Limited

(“ASIO-IO”), an affiliate of the Sponsor, in the aggregate amount of $1,500,000. The funds from the Working Capital Facility will be utilized to finance transaction costs in connection with the Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, ACE deposited $900,000 into an account held by ASIO-IO, from which the Company may make fund withdrawals for up to $1,500,000. As part of the Working Capital Facility, ASIA-IO waived the right to convert the Working Capital Loan into private placement warrants. Any outstanding amounts deposited with ASIO-IO upon the completion of a Business Combination or dissolution of ACE, will be returned to ACE. As of December 31, 2020, ACE had no amounts outstanding under the Working Capital Facility.
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Pursuant to the Registration Rights Agreement, the Sponsor and ACE’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Achronix common stock and warrants held by such parties following the consummation of the Business Combination.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “— Interests of ACE’s Directors and Officers in the Business Combination” for a further discussion of these considerations.
The personal and financial interests of the Sponsor and ACE’s directors and officers may have influenced their motivation in identifying and selecting Achronix as a business combination target, completing an initial business combination with Achronix and influencing the operation of the business following the initial business combination. In considering the recommendations of ACE’s board of directors to vote for the proposals, its shareholders should consider these interests.
The exercise of ACE’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in ACE’s shareholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require ACE to agree to amend the Merger Agreement, to consent to certain actions taken by Achronix or to waive rights that ACE is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Achronix’s business or a request by Achronix to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at ACE’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ACE does not believe there will be any changes or waivers that ACE’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, ACE will circulate a new or amended proxy statement/prospectus and resolicit ACE’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.
We and Achronix will incur significant transaction and transition costs in connection with the Business Combination.
We and Achronix have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and Achronix may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New Achronix following the closing of the Business Combination.
The announcement of the proposed Business Combination could disrupt New Achronix’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on New Achronix’s business include the following:
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its employees may experience uncertainty about their future roles, which might adversely affect New Achronix’s ability to retain and hire key personnel and other employees;

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customers, suppliers, business partners and other parties with which New Achronix maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with New Achronix or fail to extend an existing relationship with New Achronix; and

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New Achronix has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact New Achronix’s results of operations and cash available to fund its business.
Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Achronix has identified all material issues or risks associated with Achronix, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Achronix’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Achronix. Additionally, we have no indemnification rights against the Achronix Stockholders under the Merger Agreement and substantially all of the purchase price consideration will be delivered at the Closing.
Accordingly, any shareholders or warrant holders of ACE who choose to remain New Achronix stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
The historical financial results of Achronix and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Achronix’s actual financial position or results of operations would have been.
The historical financial results of Achronix included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone combined company during the periods presented or those New Achronix will achieve in the future. This is primarily the result of the following factors: (i) New Achronix will incur additional ongoing costs as a result of the

Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) New Achronix’s capital structure will be different from that reflected in Achronix’s historical financial statements. New Achronix’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare New Achronix’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, ACE being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Achronix on the Closing Date and the number of ACE Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of New Achronix’s future operating or financial performance. New Achronix’s actual financial condition and results of operations may vary materially from New Achronix’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Achronix and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New Achronix common stock or satisfy our other financial obligations.
Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Achronix. We and certain investors, the Achronix Stockholders, and directors and officers of Achronix and its affiliates will become stockholders of New Achronix. We will depend on Achronix for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to New Achronix common stock. The financial condition and operating requirements of Achronix may limit our ability to obtain cash from Achronix. The earnings from, or other available assets of, Achronix may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New Achronix common stock or satisfy our other financial obligations.
This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Business Combination.
We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.
The Merger Agreement provides that Achronix’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, (i) the amount of cash available in (x) the trust account into which substantially all of the proceeds of our initial public offering and private placements of our warrants have been deposited for the benefit of ACE, certain of our public shareholders and the underwriters of our initial public offering (the “Trust Account”), after deducting the amount required to satisfy our obligations to our shareholders (if any) that exercise their rights to redeem their ACE Class A Ordinary Shares pursuant to the Cayman Constitutional Documents (but prior to payment of (a) any deferred underwriting commissions being held in the Trust Account and (b) any transaction expenses of ACE or its affiliates) (the “Trust Amount”) plus (y) the PIPE Investment, is at least equal to or greater than $200.0 million (the “Minimum Cash Condition”).
If the Trust Amount when added to the PIPE Investment (such aggregate amount, the “Available Cash”) is equal to or greater than the Minimum Available Cash Amount, then this condition will be deemed to have been satisfied (such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Achronix. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will ACE redeem public shares in an amount that would cause New Achronix’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

There can be no assurance that Achronix could and would waive the Minimum Cash Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.
If such conditions are waived and the Business Combination is consummated with less than the Minimum Available Cash Amount in the trust account, the cash held by New Achronix and its subsidiaries (including Achronix) in the aggregate, after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future (other than the Sponsor’s commitment to provide us loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of New Achronix after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
The Sponsor may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or ACE’s securities, the Sponsor, Achronix or their directors, officers, advisors or respective affiliates may purchase public shares or warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares or warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or warrants or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ACE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Achronix or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) ACE’s net tangible assets (as determined in accordance with Rule 3a5 1 (g)(1) of the Exchange Act) being at least $5,000,001. The purpose of such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Future resales of common stock after the consummation of the Business Combination may cause the market price of New Achronix’s securities to drop significantly, even if New Achronix’s business is doing well.
Pursuant to the Registration Rights Agreement, the Lock-Up Agreement and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, ACE’s directors and officers and certain Achronix Stockholders will be contractually restricted from selling or transferring any of its shares of common stock (not including the shares of New Achronix common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements) (the “Lock-up Shares”). Such restrictions begin at Closing and end on the earlier of (i) the date that is 365 days after Closing, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing date of the Merger that results in all of the public stockholders of New Achronix having the right to exchange their shares of New Achronix common stock for cash securities or other property, or (iii) the day after the date on which the closing price of the New Achronix common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the Merger.
However, following the expiration of such lockup, the Sponsor, ACE’s directors and officers and the Achronix Stockholders will not be restricted from selling shares of New Achronix’s common stock held by them, other than by applicable securities laws. Additionally, the Third Party PIPE Investors will not be restricted from selling any of their shares of our common stock following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of New Achronix common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Achronix common stock. Upon completion of the Business Combination, the Sponsor, ACE’s directors and officers and the Achronix Stockholders will collectively beneficially own approximately 83.1% of the outstanding shares of New Achronix common stock (not including the shares of New Achronix common stock issued to the Third Party PIPE Investors in the PIPE Investment pursuant to the terms of the Subscription Agreements), assuming that no additional public shareholders redeem their public shares in connection with the Business Combination. Assuming redemption of 23,000,000 public shares in connection with the Business Combination, in the aggregate, the ownership of the Sponsor, ACE’s directors and officers and the Achronix Stockholders would rise to 94.5% of the outstanding shares of New Achronix common stock (not including the shares of New Achronix common stock issued to Third Party PIPE Investors in the PIPE Investment pursuant to the terms of the Subscription Agreements).
The shares held by the Sponsor, ACE’s directors and officers and the Achronix Stockholders may be sold after the expiration of the applicable lock-up period under the Lock-Up Agreement and the Registration Rights Agreement. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New Achronix’s share price or the market price of New Achronix common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
We are not registering the shares of New Achronix common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.
We are not registering the shares of New Achronix common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Achronix common stock until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if New Achronix’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of New Achronix common stock included in the units. There may be a circumstance where an exemption from registration exists for holders of our private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants. In such an instance, the Sponsor and its permitted transferees (which may include our directors and executive officers) would be able to exercise their warrants and sell the ordinary shares underlying their warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying ordinary shares. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of New Achronix common stock for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after we distribute the proceeds in the trust account to our public shareholders, ACE files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because Achronix is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Achronix as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Achronix after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Achronix common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
The public stockholders will experience immediate dilution as a consequence of the issuance of New Achronix common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2021 Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of New Achronix.
It is anticipated that, following the Business Combination, (1) ACE's public shareholders are expected to own approximately 12.0% of the outstanding New Achronix common stock, (2) Achronix Stockholders (without taking into account any public shares held by Achronix Stockholders prior to the consummation of the Business Combination or shares of New Achronix stock issuable to holders of New Achronix Awards) are expected to own approximately 77.2% of the outstanding New Achronix common stock, at a deemed value of $10.00 per share of New Achronix common stock and after giving effect to the Exchange Ratio and payment of the Aggregate Cash Consideration to holders of Achronix common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 5.9% of the outstanding New Achronix common stock and (4) the Third Party PIPE Investors are expected to own approximately 4.9% of the outstanding New Achronix common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) no exercise of the public warrants or issuance of any shares of New Achronix common stock in connection with the Achronix Earnout Shares, (iii) that (x) New Achronix issues or reserves for issuance 169,355,555 shares of New Achronix common stock to Achronix Stockholders as part of the Aggregate Merger Consideration pursuant to the Merger Agreement and (y) New Achronix issues 15,000,000 shares of New Achronix common stock to the PIPE Investors pursuant to the PIPE Investment, and (iv) none of the 5,000,000 additional shares of New Achronix common stock are issued pursuant to the Backstop Investment. If the actual facts are different from these assumptions, the percentage ownership retained by current ACE shareholders and Achronix Stockholders in New Achronix will be different.
In addition, Achronix employees and consultants hold, and after Business Combination, are expected to be granted, equity awards under the 2021 Plan and purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of New Achronix common stock.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of ACE securities and may adversely affect prevailing market prices for our units, public shares or public warrants.

Warrants will become exercisable for New Achronix common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 6,600,000 shares of New Achronix common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Achronix common stock will be issued, which will result in dilution to the holders of New Achronix common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Achronix common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.”
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a Warrant Agreement between Continental, as warrant agent, and ACE. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 65% of the number of the then outstanding private placement warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of New Achronix common stock purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of New Achronix’s common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees. New Achronix does not intend to pay cash dividends for the foreseeable future.
Following the Business Combination, New Achronix currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New Achronix’s board of directors and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
Nasdaq may not list New Achronix’s securities on its exchange, and New Achronix may not be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in New Achronix’s securities and subject New Achronix to additional trading restrictions.
In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We have applied to have New Achronix’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if New Achronix’s securities are listed on Nasdaq, New Achronix may be unable to maintain the listing of its securities in the future.
If New Achronix fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, Achronix would not be required to consummate the Business Combination. In the event that Achronix elected to waive this condition, and the Business Combination was consummated without New Achronix’s securities being listed on Nasdaq or on another national securities exchange, New Achronix could face significant material adverse consequences, including:
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a limited availability of market quotations for New Achronix’s securities;

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reduced liquidity for New Achronix’s securities;

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a determination that New Achronix common stock is a “penny stock” which will require brokers trading in New Achronix common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Achronix’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Achronix’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
ACE’s and Achronix’s ability to consummate the Business Combination, and the operations of New Achronix following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Achronix or New Achronix following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.
The parties will be required to consummate the Business Combination even if Achronix, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Achronix is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Achronix’ ability to consummate the Business Combination and New Achronix’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Achronix and New Achronix may also incur additional costs due to delays caused by COVID-19, which could adversely affect New Achronix’s financial condition and results of operations.
Risks Related to New Achronix
We are a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
Upon the completion of the Business Combination, funds affiliated with New Science Ventures will continue to control a majority of the voting power of our common stock. As a result, we will be a “controlled company” within the meaning of the Nasdaq listing standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of the Nasdaq, including the requirement that a majority of the board of directors consist of independent directors and the requirement that we have a compensation committee that is composed entirely of independent directors. Following the Business Combination, we intend to rely on some or all of these exemptions. As a result, we will not have a majority of independent directors and our compensation committee will not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
Concentration of ownership among New Achronix’s executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.
Upon completion of the Business Combination, the stockholders of Achronix will own, directly or indirectly:
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approximately 77.2% of New Achronix’s outstanding common stock and the executive officers, directors of New Achronix and their affiliates as a group will beneficially own approximately 65.2% of the New Achronix outstanding common stock, assuming no redemption of the ACE public shares; or

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approximately 85.2% of New Achronix’s outstanding common stock and the executive officers, directors of New Achronix and their affiliates as a group will beneficially own approximately 71.8% of New Achronix’s outstanding common stock, assuming that all 23,000,000 ACE public shares are redeemed.

As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, appointment and removal of officers, any amendment of the amended and restated certificate of incorporation and approval of mergers and other business combination transactions requiring stockholder approval, including proposed transactions that would result in New Achronix stockholders receiving a premium price for their shares and other significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.
If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Ace’s securities or, following the Closing, New Achronix’s securities, may decline.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Ace’s securities prior to the Closing may decline. The market values of New Achronix’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Novus’s stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of New Achronix’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Achronix’s securities. Accordingly, the valuation ascribed to Achronix may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New Achronix’s securities develops and continues, the trading price of New Achronix’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Achronix’s control. Any of the factors listed below could have a negative impact on your investment in New Achronix’s securities and New Achronix’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Achronix’s securities may not recover and may experience a further decline.
Factors affecting the trading price of New Achronix’s securities may include:
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actual or anticipated fluctuations in New Achronix’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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changes in the market’s expectations about New Achronix’s operating results;

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success of competitors;

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failure to attract analyst coverage for New Achronix’s stock or one or more analysts ceases coverage of New Achronix’s or fails to publish reports on New Achronix regularly;

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New Achronix’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning New Achronix’s or the transportation industry in general;

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operating and share price performance of other companies that investors deem comparable to New Achronix’s;

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New Achronix’s ability to market new and enhanced products and technologies on a timely basis;

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changes in laws and regulations affecting New Achronix’s business;

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New Achronix’s ability to meet compliance requirements;

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commencement of, or involvement in, litigation involving New Achronix;

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changes in New Achronix’s capital structure, such as future issuances of securities or the incurrence of debt;

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the volume of New Achronix’s shares of common stock available for public sale;

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any major change in New Achronix’s board of directors or management;

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sales of substantial amounts of New Achronix’s shares of common stock by New Achronix’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New Achronix’s securities irrespective of New Achronix’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Achronix’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New Achronix’s could depress New Achronix’s share price regardless of New Achronix’s business, prospects, financial conditions or results of operations. A decline in the market price of New Achronix’s securities also could adversely affect New Achronix’s ability to issue additional securities and New Achronix’s ability to obtain additional financing in the future.
Additional Risks Related to Ownership of New Achronix common stock Following the Business Combination and New Achronix Operating as a Public Company
The price of New Achronix’s common stock and warrants may be volatile.
Upon consummation of the Business Combination, the price of New Achronix common stock, as well as New Achronix and warrants may fluctuate due to a variety of factors, including:
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changes in the industries in which New Achronix and its customers operate;

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developments involving New Achronix’s competitors;

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developments involving New Achronix’s suppliers;

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market demand and acceptance of New Achronix’s products;

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changes in laws and regulations affecting its business, including export control laws;

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variations in its operating performance and the performance of its competitors in general;

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actual or anticipated fluctuations in New Achronix’s quarterly or annual operating results;

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publication of research reports by securities analysts about New Achronix or its competitors or its industry;

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the public’s reaction to New Achronix’s press releases, its other public announcements and its filings with the SEC;

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actions by stockholders, including the sale by the third party PIPE Investors of any of their shares of New Achronix’s common stock;

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additions and departures of key personnel;

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commencement of, or involvement in, litigation involving New Achronix;

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changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of New Achronix common stock available for public sale; and

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general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Achronix common stock and warrants regardless of the operating performance of New Achronix.
New Achronix does not intend to pay cash dividends for the foreseeable future.
Following the Business Combination, New Achronix currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New Achronix’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
Future resales of common stock after the consummation of the Business Combination may cause the market price of New Achronix’s securities to drop significantly, even if New Achronix’s business is doing well.
Pursuant to the Registration Rights Agreement, the Lock-Up Agreement and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, ACE’s directors and officers and certain Achronix Stockholders will be contractually restricted from selling or transferring any of its shares of common stock (not including the shares of New Achronix common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements) (the “Lock-up Shares”). Such restrictions begin at Closing and end on the earlier of (i) the date that is 365 days after Closing, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing date of the Merger that results in all of the public stockholders of New Achronix having the right to exchange their shares of New Achronix common stock for cash securities or other property, or (iii) the day after the date on which the closing price of the New Achronix common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the Merger.
However, following the expiration of such lockup, the Sponsor, ACE’s directors and officers and the Achronix Stockholders will not be restricted from selling shares of New Achronix’s common stock held by them, other than by applicable securities laws. Additionally, the Third Party PIPE Investors will not be restricted from selling any of their shares of our common stock following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of New Achronix common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Achronix common stock. Upon completion of the Business Combination, the Sponsor, ACE’s directors and officers and the Achronix Stockholders will collectively beneficially own approximately 83.1% of the outstanding shares of New Achronix common stock (not including the shares of New Achronix common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements), assuming that no additional public shareholders redeem their public shares in connection with the Business Combination. Assuming redemption of 23,000,000 public shares in connection with the Business Combination, in the aggregate, the ownership of the Sponsor, ACE’s directors and officers and the Achronix Stockholders would rise to 94.5% of the outstanding shares of New Achronix common stock (not including the shares of New Achronix common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements).
The shares held by Sponsor, ACE’s directors and officers and the Achronix Stockholders may be sold after the expiration of the applicable lock-up period under the Lock-Up Agreement and the Registration Rights Agreement. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New Achronix’s share price or the market price of New Achronix common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from New Achronix’s business operations.
As a public company, New Achronix will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, New Achronix will incur significant legal, accounting and other expenses that Achronix did not previously incur. New Achronix’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.
These rules and regulations will result in New Achronix incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for New Achronix to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for New Achronix to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

While we anticipate losing our emerging growth company status by the end of 2022 and our smaller reporting company status by the end of 2021, we are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
The Proposed Certificate of Incorporation will designate the Court of Chancery of the State of Delaware and the federal district courts of the United States of America as the exclusive forums for certain disputes between New Achronix and its stockholders, which will restrict such stockholders’ ability to choose the judicial forum for disputes with New Achronix or its directors, officers, or employees.
The Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of New Achronix; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of New Achronix’s current or former directors, officers, or other employees to New Achronix or its stockholders; (iii) any action or proceeding asserting a claim against New Achronix or any of its current or former directors, officers or other employees arising out of or pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim against New Achronix or any of its current or former directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Certificate of Incorporation provides that, unless New Achronix consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. The Proposed Certificate of Incorporation further provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Achronix or its directors, officers, or other employees. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against New Achronix, its directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, New Achronix would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and New Achronix cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive-forum provision in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Achronix may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm New Achronix’s business.
Risks Related to the Consummation of the Domestication
The Domestication may result in adverse tax consequences for holders of ACE Class A ordinary shares and warrants.
U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of ACE Class A ordinary shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any amounts treated as dividends paid on New Achronix common stock after the Domestication.
A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) ACE Class A ordinary shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of our earnings in income. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) ACE Class A ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of ACE stock entitled to vote and less than 10% or more of the total value of all classes of ACE stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its ACE Class A ordinary shares for New Achronix common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the ACE Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of ACE stock entitled to vote or 10% or more of the total value of all classes of ACE stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the ACE Class A ordinary shares held directly by such U.S. Holder.
Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because we are a blank check company with no current active business, we believe that it is likely that ACE is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of ACE Class A ordinary shares to recognize gain on the exchange of ACE Class A ordinary shares for New Achronix common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s ACE Class A ordinary shares. Proposed Treasury Regulations, if finalized in their current form would also apply to a U.S. Holder who exchanges ACE warrants for newly issued New Achronix warrants; currently, however, the election mentioned above does not apply to ACE warrants (for discussion regarding the unclear application of the PFIC rules to ACE warrants, see “U.S. Federal Income Tax Considerations  —  PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of ACE. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
Upon consummation of the Business Combination, the rights of holders of New Achronix common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of ACE Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current amended and restated memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of New Achronix common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current amended and restated memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of New Achronix common stock could differ from the rights that holders of ACE Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that New Achronix becomes involved in costly litigation, which could have a material adverse effect on New Achronix.
In addition, there are differences between the new organizational documents of New Achronix and the current constitutional documents of ACE. For a more detailed description of the rights of holders of New Achronix common stock and how they may differ from the rights of holders of ACE Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Achronix are attached as Annex K and Annex L, respectively, to this proxy statement/prospectus and we urge you to read them.
Delaware law and New Achronix’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of New Achronix common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of New Achronix’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:
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providing for a classified board of directors with staggered, three-year terms;

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the ability of New Achronix’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the New Achronix Proposed Certificate of Incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the limitation of the liability of, and the indemnification of, New Achronix’s directors and officers;

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the ability of New Achronix’s board of directors to amend the bylaws, which may allow New Achronix’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to New Achronix’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in New Achronix’s Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Achronix.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in New Achronix’s board of directors or management.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
If we are not able to complete the Business Combination with Achronix by January 30, 2022 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the outbreak of COVID-19 continues to grow in the U.S. and, while the extent of the impact of the outbreak on ACE will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 may negatively impact New Achronix’s business following the Business Combination.

If ACE is not able to complete the Business Combination with Achronix by January 30, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to ACE’s Cayman Constitutional Documents ACE will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of ACE’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by January 30, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if we have not completed an initial business combination by January 30, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
If we have not completed our initial business combination, our public shareholders may be forced to wait until after January 30, 2022 before redemption from the trust account.
If we have not completed our initial business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to January 30, 2022 and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
As of December 31, 2020, ACE had cash of $792,416 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. Additionally, under the Working Capital Facility with ASIA-IO, ACE may access up to an aggregate amount of $1,500,000 to finance transaction costs in connection with the Business Combination, $900,000 of which was deposited by ACE as part of the agreement. Any outstanding amounts deposited with ASIO-IO upon the completion of a Business Combination or dissolution of ACE, will be returned to ACE. As of December 31, 2020, ACE had total current liabilities of $8,909,811 (which includes the deferred underwriting fee payable of $8,050,000).
The funds available to us outside of the trust account may not be sufficient to allow us to operate until January 30, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to ACE in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.
General Risk Factors
New Achronix may be subject to securities litigation, which is expensive and could divert management attention.
The market price of New Achronix’s common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New Achronix may be the target of this type of litigation in the future. Securities litigation against New Achronix could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
If analysts do not publish research about New Achronix’s business or if they publish inaccurate or unfavorable research, New Achronix’s stock price and trading volume could decline.
The trading market for the common stock of New Achronix will depend in part on the research and reports that analysts publish about its business. Achronix does not have any control over these analysts. If one or more of the analysts who cover New Achronix downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover New Achronix, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering New Achronix in the future or fail to publish reports on it regularly.

EXTRAORDINARY GENERAL MEETING OF ACE
General
ACE is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of ACE to be held on                 , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about                 , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held on                 , 2021, at                 , Eastern Time, at                 , located at                 , unless the extraordinary general meeting is adjourned.
Purpose of the ACE Extraordinary General Meeting
At the extraordinary general meeting, ACE is asking holders of ordinary shares to:
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consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of ACE to Delaware, the Merger of Merger Sub with and into Achronix, with Achronix surviving the merger as a wholly owned subsidiary of New Achronix in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);

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consider and vote upon a proposal to approve by special resolution, assuming the BCA Proposal is approved and adopted, the change of ACE’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

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consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the BCA Proposal and the Domestication Proposal are approved and adopted, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

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to authorize the change in the authorized capital stock of ACE from 500,000,000 Class A ordinary shares, par value $0.0001 per share, of ACE (the “ACE Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share, of ACE (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share, of ACE (the “ACE preferred shares”), to 1,000,000,000 shares of common stock, par value $0.0001 per share, of New Achronix (the “New Achronix common stock”) and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Achronix (the “New Achronix preferred stock”) (“Organizational Documents Proposal A”);

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to authorize the Board to issue any or all shares of New Achronix preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by New Achronix’s board of directors and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

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to provide that New Achronix’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”);

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to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex K and Annex L, respectively), including (1) changing the corporate name from “ACE Convergence Acquisition Corp.” to “Achronix Semiconductor Corporation,” (2) making New Achronix’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) removing certain provisions related to ACE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which ACE’s board of directors believes is necessary to adequately address the needs of New Achronix after the Business Combination, (5) providing that no action shall be taken by stockholders of New Achronix, except at an annual or special meeting of stockholders, (6) removing limitations on the corporate opportunity doctrine, (7) requiring the approval of the holders of 66 2∕3% of the then-outstanding capital stock of New Achronix to amend specified provisions of the Proposed Certificate of Incorporation, and (8) requiring the approval of the Board or the holders of 66 2∕3% of the then-outstanding capital stock of New Achronix to amend the Proposed Bylaws (“Organizational Documents Proposal D”);
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consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of New Achronix common stock to (a) the PIPE Investors pursuant to the PIPE Investment and (b) the Achronix Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, the New Achronix 2021 Equity Incentive Plan (the “Equity Incentive Plan Proposal” and collectively with the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Stock Issuance Proposal, the “Condition Precedent Proposals”);

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consider and vote upon a proposal to approve by ordinary resolution, the New Achronix 2021 Employee Stock Purchase Plan (the “ESPP Proposal” and, collectively with the BCA Proposal, the Domestication Proposal and the Equity Incentive Plan Proposal, the “Condition Precedent Proposals”); and

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consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of ACE Board of Directors
ACE’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ACE’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Stock Issuance Proposal, “FOR” the ESPP Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
ACE shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                 , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. ACE warrants do not have voting rights. As of the close of business on the record date, there were 28,750,000 ordinary shares issued and outstanding, of which 23,000,000 were issued and outstanding public shares.
The Sponsor and each director and officer of ACE have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any founder shares and ordinary shares held by them, subject to the terms and conditions contemplated in the letter agreement, dated as of July 27, 2020. The founder shares and any ordinary shares held by the Sponsor (including ACE’s directors and officers) will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including ACE’s directors and officers) owns 20.0% of the issued and outstanding ordinary shares. If ACE is not able to complete the Business Combination with Achronix or another business combination by January 30, 2022, then the Sponsor and each director and officer of ACE will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold.
Quorum
A quorum of ACE shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 14,375,001 ordinary shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to ACE but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Vote Required for Approval
The BCA Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the BCA Proposal. Therefore, if the BCA Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Organizational Documents Proposals is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.

The Stock Issuance Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the Organizational Document Proposals, and, therefore, also conditioned on approval of the BCA Proposal and the Domestication Proposal. Therefore, if the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
The Equity Incentive Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Equity Incentive Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, and the Stock Issuance Proposal are not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.
The ESPP Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The ESPP Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Stock Issuance Proposal are not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
The Adjournment Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.
Voting Your Shares
Each ACE ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
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You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by ACE’s board “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

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You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way ACE can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are an ACE shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify ACE’s Secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

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you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, ACE’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing ACEV.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of ACE that New Achronix redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
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(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

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submit a written request to Continental, ACE’s transfer agent, that New Achronix redeem all or a portion of your public shares for cash; and

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deliver your public shares to Continental, ACE’s transfer agent, electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the New Achronix public shares that an electing public shareholder holds after the Domestication. For the purposes of Article 65 of ACE’s amended and restated memorandum and articles of association and the Cayman Islands Companies Act, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, New Achronix shall satisfy the exercise of redemption rights by redeeming the corresponding 23,000,000 public shares issued to the public shareholders that validly exercised their redemption rights.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ACE’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ACE’s transfer agent, New Achronix will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Achronix common stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. New Achronix public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, ACE’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that ACE’s transfer agent return the shares (electronically) to you. You may make such request by contacting Continental, ACE’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, ACE’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (electronically) to Continental, ACE’s agent, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of ACE. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of ACE.
The Sponsor and each director and officer of ACE have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any founder shares and ordinary shares held by them. The founder shares and any ordinary shares held by the Sponsor (including ACE’s directors and officers) will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including ACE’s directors and officers) owns 20.0% of the issued and outstanding ordinary shares.
If ACE is not able to complete the Business Combination with Achronix or another business combination by January 30, 2022, then the Sponsor and each director and officer of ACE will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of the public shares on April 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.99. As of December 31, 2020, funds in the trust account totaled $230.1 million and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. ACE cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights
Neither ACE’s shareholders nor ACE’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
ACE is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. ACE and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ACE will bear the cost of the solicitation.
ACE has hired Morrow Sodali LLC to assist in the proxy solicitation process. ACE will pay that firm a fee of $      plus disbursements. Such fee will be paid with non-trust account funds.
ACE will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ACE will reimburse them for their reasonable expenses.
ACE Initial Shareholders
As of the date of this proxy statement/prospectus, there are 28,750,000 ordinary shares issued and outstanding, which include the 5,750,000 ACE Class B ordinary shares held by the Sponsor and the 23,000,000 public shares. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 18,100,000 warrants to acquire ordinary shares, which includes the 6,600,000 private placement warrants held by the Sponsor and the 11,500,000 public warrants.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Achronix or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ACE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Achronix or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) ACE’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL
ACE is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. ACE shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection titled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because ACE is holding a shareholder vote on the Merger, ACE may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ACE, Achronix or any other matter.
Structure of the Merger
On January 7, 2021, ACE entered into the Merger Agreement with Merger Sub and Achronix, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Achronix, the separate corporate existence of Merger Sub will cease and Achronix will be the surviving corporation and a wholly owned subsidiary of ACE and (ii) ACE will change its name to Achronix Semiconductor Corporation.
Prior to and as a condition of the Merger, pursuant to the Domestication, ACE will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which ACE’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “The Domestication Proposal.”
Immediately prior to the effective time of the Merger, (a) each share of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series D1 Preferred Stock and the Series D2 Preferred Stock (collectively, the “Company Preferred Stock”) will convert into one share of Achronix common stock (together with the Achronix Preferred Stock, the “Achronix Capital Stock”) (such conversion, the “Achronix Preferred Conversion”) and (b) all of the outstanding warrants to purchase shares of Achronix Capital Stock will be exercised in full on a cashless basis or terminated without exercise, as applicable, in accordance with their respective terms (the “Achronix Warrant Settlement”).

Consideration
Aggregate Merger Consideration
As a result of and upon the Closing (as defined below), among other things, all outstanding shares of Achronix common stock (after giving effect to Achronix Preferred Conversion and Achronix Warrant Settlement) as of immediately prior to the Closing, and, together with shares of Achronix common stock reserved in respect of outstanding Achronix Awards as of immediately prior to the Closing that will be converted into awards based on New Achronix common stock, will be cancelled in exchange for the right to receive, or the reservation of (in the case of the Achronix Awards, if and to the extent earned and subject to their respective terms), (i) an aggregate of 169,355,555 shares of New Achronix common stock (at a deemed value of $10.00 per share), and (ii) an aggregate amount of cash equal to $50.0 million, representing a pre-transaction equity value of Achronix of $1.7 billion (the “Aggregate Merger Consideration”). An additional 15,000,000 shares of New Achronix common stock will be purchased (at a price of $10.00 per share) at the Closing by certain third-party investors (“Third Party PIPE Investors”) and certain related parties of the Sponsor (the “Sponsor Related PIPE Investors” and, collectively with the Third Party PIPE Investors, the “PIPE Investors”), for a total aggregate purchase price of up to $150.0 million (the “PIPE Investment”). The proceeds of the PIPE Investment, together with the amounts remaining in ACE’s trust account as of immediately following the effective time of the Merger, will be retained by New Achronix following the Closing. For additional information on the Merger Agreement, see “BCA Proposal — Related Agreements — Merger Agreement.”
Treatment of Achronix Options and Restricted Stock Units
As a result of and upon the Closing (as defined below), among other things, all (i) options to purchase shares of Achronix common stock (“Achronix Options”) and (ii) restricted stock units based on shares of Achronix common stock (“Achronix RSUs”) outstanding as of immediately prior to the Closing (together, the “Achronix Awards”) will be converted into (a) options to purchase shares of New Achronix common stock (“New Achronix Options”) and (b) restricted stock units based on shares of New Achronix common stock (“New Achronix RSUs”), respectively.
Subject to the terms of the Merger Agreement, each New Achronix Option will relate to the number of whole shares of New Achronix common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Achronix common stock subject to the applicable Achronix Option multiplied by (ii) the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration by (b) the aggregate fully-diluted number of shares of Achronix common stock issued and outstanding immediately prior to the Merger (the “Exchange Ratio”). The exercise price for each New Achronix Option will equal (i) the exercise price of the applicable Achronix Option divided by (ii) the Exchange Ratio.
Subject to the terms of the Merger Agreement, each Achronix RSU will relate to the number of whole shares of New Achronix common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Achronix common stock subject to the applicable Achronix RSU multiplied by (ii) the Exchange Ratio.
Achronix Earnout Shares
Under the Merger Agreement, during the Earnout Period following the Closing, the Eligible Achronix Equityholders will have the right to receive up to 3,500,000 Achronix Earnout Shares on a pro rata basis in two equal tranches upon the occurrence of the Earnout Triggering Events, which include a change in control of New Achronix pursuant to which stockholders of New Achronix have the right to receive consideration implying a value per share greater than or equal to $12.00 as well as a liquidation of New Achronix.
Closing
In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Representations and Warranties
The Merger Agreement contains representations and warranties of ACE, Merger Sub and Achronix, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “— Material Adverse Effect” below. The representations and warranties of ACE are also qualified by information included in ACE’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and Warranties of Achronix
Achronix has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Achronix and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Achronix benefit plans, labor relations, and employees, taxes, brokers’ fees, insurance, licenses, equipment and other tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, customers and vendors, government contracts and sufficiency of assets.
The representations and warranties of Achronix identified as fundamental under the terms of the Merger Agreement are those made pursuant to: (i) the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), the first and second sentences of Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), Section 4.6 of the Merger Agreement (Capitalization of Achronix), Section 4.7 of the Merger Agreement (Capitalization of Subsidiaries) and Section 4.16 of the Merger Agreement (Brokers’ Fees) (collectively, the “Achronix Fundamental Representations”).
Representations and Warranties of ACE and Merger Sub
ACE and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listings and financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, Nasdaq stock market quotation, registration statement and proxy statement and proxy/registration statement, no outside reliance and no additional representations or warranties.
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Achronix are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of ACE are qualified in whole or in part by a material adverse effect on the ability of ACE to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a material adverse effect with respect to Achronix (“Achronix Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Achronix and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Achronix to consummate the Merger.
However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Achronix Material Adverse Effect”:
(a)
any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(b)
any change in interest rates or economic, political, business or financial market conditions generally;

(c)
the taking of any action required by the Merger Agreement;

(d)
any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate;

(e)
any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)
any failure of Achronix to meet any projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect);

(g)
any Events generally applicable to the industries or markets in which Achronix and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(h)
the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Achronix and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.4 of the Merger Agreement and the corresponding condition to Closing);

(i)
any matter set forth on Achronix’s disclosure letter;

(j)
any Events to the extent actually known by certain individuals identified in ACE’s disclosure letter on or prior to the date of the Merger Agreement; or

(k)
any action taken by, or at the request of, ACE or Merger Sub.

Any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Achronix and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Achronix and its subsidiaries conduct their respective operations (which will include the semiconductor and related technology industries generally), but only to the extent of the incremental disproportionate effect on Achronix and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Achronix and its subsidiaries conduct their respective operations.
Covenants and Agreements
Achronix has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited and unaudited financial statements, affiliate agreements and acquisition proposals.

ACE has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, Nasdaq listing, no solicitation by ACE, ACE’s conduct of business, post-closing directors and officers of ACE, domestication, indemnification and insurance, ACE public filings, PIPE subscriptions and stockholder litigation.
Conduct of Business by Achronix
Achronix has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), as consented to by ACE in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law, use reasonable best efforts to operate the business of Achronix in the ordinary course consistent with past practice.
During the Interim Period, Achronix has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement, including the Achronix disclosure letter thereto (the “Achronix Disclosure Letter”), as consented to by ACE in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:
•
change or amend the governing documents of Achronix or any of Achronix’s subsidiaries or form or cause to be formed any new subsidiary of Achronix;

•
make or declare any dividend or distribution to stockholders of Achronix or make any other distributions in respect of any of Achronix’s capital stock or equity interests;

•
split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Achronix’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Achronix that remains a wholly owned subsidiary of Achronix after consummation of such transaction;

•
purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Achronix or its subsidiaries, except for (i) the acquisition by Achronix or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Achronix Awards) of Achronix or its subsidiaries in connection with the forfeiture or cancellation of such interests, including, for the avoidance of doubt, redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, (ii) transactions between Achronix and any wholly-owned subsidiary of Achronix or between wholly owned subsidiaries of Achronix, (iii) the acquisition by Achronix of shares of Achronix common stock in connection with the surrender of shares of Achronix common stock by holders of Achronix Options in order to pay the exercise price of Achronix Options, and (iv) the withholding of shares of Achronix common stock to satisfy tax obligations with respect to Achronix Options, in each of clauses (iii) and (iv), solely to the extent in accordance with their terms as in effect as of the date of the Merger Agreement and previously disclosed to ACE;

•
enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contracts or any real property lease, other than in the ordinary course of business consistent with past practice or as required by law;

•
sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Achronix or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment (ii) transactions among Achronix and its wholly-owned subsidiaries or among its wholly-owned subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

•
acquire any ownership interest in any real property;

•
other than as required by law, an existing benefit plan or certain contractual obligations, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of Achronix or its subsidiaries (other than the Persons set forth on Achronix’s disclosure letter (the “Excluded Employees”)) in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of Achronix or any of Achronix’s subsidiaries with respect to any Excluded Employee, including the hiring of additional officers or the termination of any employees at the level of director or above, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any benefit plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by Achronix or any of Achronix’s subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment of vesting of any compensation or benefit payable by Achronix or any of Achronix’s subsidiaries, except in the ordinary course of business consistent with past practice;
•
acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•
(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Achronix or any subsidiary of Achronix or otherwise incur or assume any indebtedness in excess of $750,000 in the aggregate, or (ii) guarantee any indebtedness in excess of $750,000 in the aggregate of another person, in each case, other than (x) in the ordinary course of business consistent with past practice and (y) as between Achronix and its subsidiaries;

•
(i) make or change any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement (other than any such agreement solely between Achronix and its existing subsidiaries and customary commercial contracts (or contracts entered into in the ordinary course of business) not primarily related to taxes), (v) settle any claim or assessment in respect of material taxes or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute;

•
take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

•
discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $750,000, except as such obligations become due;

•
issue any additional shares of Achronix Capital Stock or securities exercisable for or convertible into Achronix Capital Stock, other than the issuance of Achronix common stock upon the exercise or settlement of Achronix Awards in the ordinary course of business under Achronix Semiconductor Corporation 2016 Equity Incentive Plan and applicable award agreement, in each case, outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement, or grant any additional Achronix Awards or other equity or equity-based compensation;

•
adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Achronix or its subsidiaries (other than the Merger);

•
waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

•
assign, transfer, pledge, grant to, or agree to grant to, or exclusively license to any person rights to any intellectual property that is material to Achronix and its subsidiaries, or dispose of, abandon or permit to lapse any rights to any intellectual property that is material to Achronix and its subsidiaries except for the expiration of Achronix-owned intellectual property in accordance with the applicable statutory term or for the grant of non-exclusive licenses in the ordinary course of business, consistent with past practice;
•
deliver, license or make available to any escrow agent or other person source code for any software owned or purported to be owned by Achronix or any of its subsidiaries;

•
modify in any material respect any of the privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (i) to remediate any security issue, (ii) to enhance data security or integrity, (iii) to comply with applicable Law, or (iv) as otherwise directed or required by a governmental authority;

•
disclose or agree to disclose to any person (other than ACE or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of Achronix or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

•
make or commit to make capital expenditures;

•
manage Achronix’s and its subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

•
other than as required by applicable law, modify, enter into or extend any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization, works council or group of employees of Achronix or its subsidiaries, or recognize or certify any labor union, labor organization, works council or group of employees of Achronix or its subsidiaries as the bargaining representative for any employees of Achronix or its subsidiaries;

•
terminate without replacement or fail to use reasonable efforts to maintain any license that is material to the conduct of the business of Achronix and its subsidiaries, taken as a whole;

•
waive the restrictive covenant obligations of any current or former employee of Achronix or any of Achronix’s subsidiaries;

•
(i) limit the right of Achronix or any of Achronix’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Achronix and its subsidiaries, taken as a whole;

•
terminate without replacement or amend in a manner materially detrimental to Achronix and its subsidiaries, taken as a whole, any insurance policy insuring the business of Achronix or any of Achronix’s subsidiaries; or

•
enter into any agreement to do any action specified above.

Conduct of Business of ACE
ACE has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement, it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by Achronix in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.
During the Interim Period, ACE has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements (as defined below), as consented to by Achronix in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•
change, modify or amend the Trust Agreement or the governing documents of ACE or Merger Sub, except as otherwise contemplated by the Condition Precedent Proposals;

•
(i) make or declare any dividend or distribution to the shareholders of ACE or make any other distributions in respect of any of ACE’s or Merger Sub’s Capital Stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of ACE’s or Merger Sub’s Capital Stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of ACE or Merger Sub other than a redemption of shares of ACE Class A ordinary shares effected in connection with the Merger;

•
(i) make or change any material election in respect of material taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign law) with any Governmental Authority in respect of material Taxes or enter into any tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material tax attribute that would give rise to any claim or assessment in respect of material taxes;

•
take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent either the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

•
other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of ACE or Merger Sub (including, for the avoidance of doubt, (i) the Sponsor and (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•
incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Achronix or any of Achronix’s subsidiaries or guaranty any debt security of another person, other than any indebtedness for borrowed money or guarantee (i) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000 or (ii) incurred between ACE and Merger Sub;

•
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations other than fees and expenses for professional services incurred in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements (as defined below) or in support of the ordinary course operations of ACE (which the parties agree shall include any indebtedness in respect of any working capital loan incurred in the ordinary course of business);

•
(i) issue any securities of ACE or securities exercisable for or convertible into securities of ACE, other than the issuance of the Aggregate Merger Consideration, (ii) grant any options, warrants or other equity-based awards with respect to securities of ACE, not outstanding on the date of the Merger Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any ACE warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•
enter into any agreement to do any of the above actions specified above.

Covenants of ACE
Pursuant to the Merger Agreement, ACE has agreed, among other things, to:
•
prior to the Closing Date, obtain approval for and adopt the 2021 Plan and the ESPP;

•
within two business days following the expiration of the sixty-day period after ACE has filed current Form 10 information with the SEC, file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to New Achronix’s common stock issuable under the 2021 Plan and/or the ESPP and use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding;
•
take certain actions so that the Trust Amount will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•
during the Interim Period, ensure ACE remains listed as a public company on Nasdaq and obtain approval for the listing of New Achronix common stock on Nasdaq from and after the effective time of the Merger;

•
during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement;

•
subject to the terms of ACE’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the effective time of the Merger:

•
the Board shall be classified into three separate classes and consist of up to directors, which shall initially be designated by New Achronix;

•
the Board shall have a majority of “independent” directors for the purposes of Nasdaq, each of whom shall serve in such capacity in accordance with the terms of the governing documents of New Achronix following the effective time of the Merger; and

•
the initial officers of ACE will be as set forth in Achronix’s disclosure letter, who will serve in such capacity in accordance with the terms of the governing documents of New Achronix following the effective time of the Merger;

•
subject to approval of ACE’s shareholders, cause the Domestication to become effective prior to the effective time of the Merger (see “Domestication Proposal”);

•
after the effective time of the Merger, indemnify and hold harmless each present and former director and officer of Achronix and ACE and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;

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maintain, and cause its subsidiaries to maintain for a period of not less than six years from the effective time of the Merger (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and their subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of Achronix immediately prior to the effective time of the Merger and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by ACE’s, Achronix’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will ACE be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by ACE or Achronix, as applicable, for such insurance policy for the year ended December 31, 2020;

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on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Achronix and ACE with the post-Closing directors and officers of New Achronix, which indemnification agreements will continue to be effective following the Closing;

•
from the date of the Merger Agreement through the effective time of the Merger, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

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except as otherwise approved in writing by Achronix (which approval shall not be unreasonably withheld, conditioned or delayed), not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby;
•
use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) ACE the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; and

•
prior to the Closing Date, promptly notify and keep Achronix reasonably informed of the status of any litigation brought or, to ACE’s knowledge, threatened in writing against ACE or its board of directors by any of ACE’s stockholders in connection with the Merger Agreement, any Ancillary Agreement or the transactions contemplated therein, and will provide Achronix with the opportunity to participate in, but not control, the defense of such litigation, give due consideration to Achronix’s advice with respect to such litigation and will not settle or any such litigation without the prior written consent of Achronix (such consent not to be unreasonably withheld, conditioned or delayed).

Covenants of Achronix
Pursuant to the Merger Agreement, Achronix has agreed, among other things, to:
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subject to confidentiality obligations that may be applicable to information furnished to Achronix or any of its subsidiaries by third parties that may be in Achronix’s or any of its subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties will cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable law, afford ACE and its accountants, counsel and other representatives reasonable access during the Interim Period during normal business hours and with reasonable advance notice in such manner as to not materially interfere with the ordinary course of business of Achronix and its subsidiaries, to their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives will all financial and operating data and other information concerning the affairs of Achronix and its subsidiaries that are in the possession of Achronix or its subsidiaries as such representatives may reasonably request (provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company;

•
provide to ACE and, if applicable, its accountants, counsel or other representatives, (i) such information and such other materials and resources relating to any legal proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of Achronix and its subsidiaries during the Interim Period, in each case, as ACE or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such legal proceedings or otherwise relating to any compliance and risk management matters or decisions of Achronix or its subsidiaries, and (iii) copies of any communications sent or received by Achronix or its subsidiaries in connection with such legal proceedings, matters and decisions;

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act in good faith to deliver to ACE, as soon as reasonably practicable following the date of the Merger Agreement, (i) audited financial statements (together with the auditor’s reports thereon) of Achronix and its subsidiaries as of and for (x) the years ended December 31, 2019 and December 31, 2018 and (y) if the Closing has not occurred prior to March 31, 2021 and the Merger Agreement has not been earlier terminated, the year ended December 31, 2020;

•
at or prior to Closing, terminate and settle all Affiliate Agreements (as defined in the Merger Agreement) set forth in the applicable section of Achronix’s disclosure letter without further liability to ACE, Achronix or any of its subsidiaries (other than as set forth in the applicable section of Achronix’s disclosure letter); and

•
during the Interim Period, not, and to use reasonable best efforts to cause its representatives to not, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction.

Joint Covenants of ACE and Achronix
In addition, each of ACE and Achronix has agreed, among other things, to take certain actions set forth below.
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Each of ACE and Achronix will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act.

•
Each of ACE and Achronix will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

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Each of ACE and Achronix will (and, to the extent required, will cause its affiliates to) (x) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (y) take certain other actions to cooperate to avoid any governmental order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including sharing relevant information with the other parties thereto for such purposes and each paying one-half of any applicable antitrust filing fees (subject to, as applicable, a requirement to obtain Achronix’s prior written consent with respect to certain such actions identified above as contemplated by the Merger Agreement).

•
ACE and Achronix will jointly prepare and ACE will file with the SEC the proxy statement / registration statement in connection with the registration under the Securities Act of (i) the shares of New Achronix common stock and warrants comprising such to be issued in connection with the Domestication and (ii) the shares of New Achronix common stock that constitute the Aggregate Merger Consideration.

•
Each of ACE and Achronix will use its reasonable best efforts to cause the proxy statement / registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made (with respect to the Proxy Statement/Prospectus), not misleading.

•
ACE will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate proxy statement to shareholders of ACE, (ii) give notice, convene and hold a meeting of the shareholders to vote on the Condition Precedent Proposals, in each case in accordance with its governing documents then in effect and Nasdaq Listing Rule 5620(b), as applicable, for a date no later than 30 business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of public shares of ACE to vote in favor of each of the Condition Precedent Proposals, and (iv) provide its shareholders (including the holders of ACE Class A ordinary shares) with the opportunity to elect to effect a Redemption.

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Achronix will use its reasonable best efforts to obtain the requisite stockholder approval necessary to consummate the Merger Agreement and the transactions contemplated thereby, including the

Merger (the “Achronix Stockholder Approvals”), either by (i) written consent of collective holders of shares of Achronix Capital Stock sufficient to obtain Achronix Stockholder Approval promptly following the time at which the registration statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders or (ii) in the event Achronix is unable to obtain such written consent, by calling and holding a meeting of the stockholders of Achronix for the purpose of voting solely upon the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, as soon as reasonably practicable after the registration statement is declared effective under the Securities Act.
•
ACE and Achronix will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of ACE, Achronix, or their respective affiliates are required to obtain in order to consummate the Merger.

•
Each of Achronix and ACE will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Achronix Capital Stock or acquisitions of shares of New Achronix common stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule B-3 promulgated under the Exchange Act.

•
Each of Achronix and ACE will each, and will each cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

•
ACE will use its reasonable best efforts to, and will instruct its financial advisors to, keep Achronix and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the shares of New Achronix common stock during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date.

Closing Conditions
The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived or satisfied by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.
Minimum Cash Condition
The Merger Agreement provides that the obligations of Achronix to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Achronix or ACE) (such amount, the “Trust Amount”) plus the PIPE Investment and the applicable amount pursuant to the Backstop Investment actually received by ACE at or prior to the Closing Date, is at least equal to $200.0 million (the “Minimum Cash Condition”). The Minimum Cash Condition is for the sole benefit of Achronix.
Conditions to the Obligations of Each Party
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
•
the approval of the Condition Precedent Proposals by ACE’s shareholders will have been obtained (the “ACE Shareholder Approval”);

•
Achronix Stockholder Approval shall have been obtained;

•
the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•
the waiting period or periods (and any extension thereof) under the HSR Act applicable to the transactions contemplated by the Merger Agreement, or the (i) Sponsor Support Agreement, (ii) Achronix Holders Support Agreement, (iii) Confidentiality Agreement and (iv) Lock-Up Agreement (clauses (i), (ii), (iii) and (iv), collectively, the “Ancillary Agreements”) will have expired or been terminated;

•
there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby), statute, rule or regulation enjoining or prohibiting the consummation of the Merger;

•
ACE will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

•
the shares of New Achronix common stock to be issued in connection with the Merger will have been approved for listing on Nasdaq.

Conditions to the Obligations of ACE and Merger Sub
The obligations of ACE and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by ACE and Merger Sub:
•
the representations and warranties of Achronix pertaining to the capitalization of Achronix will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•
each of the Achronix Fundamental Representations (other than those portions of the capitalization representations referenced above) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•
each of the remaining representations and warranties of Achronix contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

•
each of the covenants of Achronix to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period).

Conditions to the Obligations of Achronix
The obligation of Achronix to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Achronix:

•
each of the representations and warranties of ACE regarding its capitalization, as provided for in the Merger Agreement, will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement;

•
each of the other representations and warranties of ACE contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of Merger Agreement which are contemplated or expressly permitted by Merger Agreement or the Ancillary Agreements;

•
each of the covenants of ACE to be performed as of or prior to the Closing will have been performed in all material respects;

•
the Domestication will have been completed as contemplated by the Merger Agreement and a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to Achronix (for additional information, see “Domestication Proposal”); and

•
the Minimum Cash Condition. For more information, see “— Minimum Cash Condition” above.

Termination; Effectiveness
The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
•
by written consent of Achronix and ACE;

•
by Achronix or ACE if any governmental authority has enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting the consummation of the Merger;

•
by Achronix if the ACE Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of ACE’s shareholders duly convened therefor or at any adjournment or postponement thereof;

•
by Achronix if there has been a modification in recommendation of the board of directors of ACE with respect to any of the Condition Precedent Proposals;

•
prior to the Closing, by written notice to Achronix from ACE in the event of certain uncured breaches on the part of Achronix, except if the breach by Achronix is curable by Achronix through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Achronix of notice from ACE of such breach, but only as long as Achronix continues to use its respective reasonable best efforts to cure such breach, such termination shall not be effective, or if the Closing has not occurred on or before July 15, 2021 (the “Agreement End Date”), unless ACE is in material breach of the Merger Agreement;

•
by ACE, if Achronix shall not have obtained approval from its stockholders of the Merger Agreement and the transactions contemplated within five business days after the Registration Statement has been declared effective by the SEC; or

•
prior to the Closing, by written notice to ACE from Achronix in the event of certain uncured breaches on the part of ACE or Merger Sub, except if the breach by ACE is curable by ACE through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by ACE of notice from Achronix of such breach, but only as long as ACE continues to use its respective reasonable best efforts to cure such breach, such termination shall not be effective, or if the Closing has not occurred on or before the Agreement End Date, unless Achronix is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Achronix, ACE or Merger Sub, as the case may be, for any willful breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement that will survive any termination of the Merger Agreement.
Waiver; Amendments
No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.
Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, New Achronix will, upon the consummation of the Merger and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Achronix and pay or cause to be paid all accrued transaction expenses of ACE or its affiliates (including the Sponsor). ACE and Achronix will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, ACE, the Sponsor, Achronix and the Persons set forth on Schedule I thereto entered into the Sponsor Support Agreement, dated as of January 7, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, the Sponsor and each director and officer of ACE agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement.
The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in the Sponsor Support Agreement), (b) the liquidation of ACE and (c) the written agreement of ACE, the Sponsor, the persons set forth on Schedule I thereto and Achronix. Upon such termination of the Sponsor Agreement, all obligations of the parties under the Sponsor Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Agreement prior to such termination.
Under the Sponsor Support Agreement, the Sponsor has also agreed that, during the Earnout Period, it will subject 1,500,000 Sponsor Holdco Earnout Shares, comprised of two separate tranches of 750,000 shares per tranche, to potential forfeiture to New Achronix for no consideration until the occurrence of the respective Earnout Triggering Events. If one or more of the Earnout Triggering Events has not occurred by the end of the Earnout Period, the applicable tranche of Sponsor Holdco Earnout Shares will be forfeited to New Achronix.
Achronix Holders Support Agreement
In connection with the execution of the Merger Agreement, ACE entered into a support agreement with Achronix and certain stockholders of Achronix (the “Achronix Stockholders”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Achronix Holders Support Agreement”). Pursuant to the Achronix Holders Support Agreement, Achronix Stockholders agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Achronix Holders Support Agreement, and vote against any alternative merger, purchase of assets or proposals that would impede, frustrate, prevent or nullify any provision of the Merger, the Merger Agreement or the Achronix Holders Support Agreement or result in a breach of any covenant, representation, warranty or any other obligation or agreement thereunder.
Pursuant to Achronix Holders Support Agreement, Achronix Stockholders also agreed to, among other things, (a) to the extent required or applicable, vote or provide consent for purposes of authorizing and approving the Merger as a potential Deemed Liquidation (as defined in Achronix’s Twelfth Amended and Restated Certificate of Incorporation, dated as of December 21, 2016 (the “Company Charter”)), (b) exercise all of Achronix Stockholders’ Achronix warrants in full on a cashless basis or terminate such warrants without exercise, as applicable, in accordance with their respective terms, (c) convert each share of Achronix preferred stock into one share of Achronix common stock, (d) exercise the drag-along rights pursuant to and in accordance with that certain Sixth Amended and Restated Voting Agreement, dated as of December 21, 2016, by and among Achronix, the Purchasers and the Key Holders (as defined therein) and (e) deliver a duly executed copy of the Registration Rights Agreement at the Closing.
Achronix Holders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in Achronix Holders Support Agreement) and (b) as to each Company Stockholder (as defined in Achronix Holders Support Agreement), the written agreement of ACE, Achronix and such Company Stockholder. Upon such termination of Achronix Holders Support Agreement, all obligations of the parties under Achronix Holders Sponsor Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of Achronix Holders Support Agreement will not relieve any party thereto from liability arising in respect of any breach of Achronix Holders Sponsor Agreement prior to such termination.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, New Achronix, Sponsor, ACE’s directors and officers and certain former stockholders of Achronix (the “Achronix Holders”), will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which New Achronix will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Achronix common stock and other equity securities of New Achronix that are held by the parties thereto from time to time.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by ACE, Sponsor and the other parties thereto in connection with ACE’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the seven year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).
Lock-Up Agreements
Under the Lock-Up Agreement, each party to the agreement agreed that it will not, without the prior written consent of New Achronix, during the period commencing on the closing date of the merger and ending on the date that is 365 days after the closing date (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any founder shares (and the shares of New Achronix common stock issued upon the conversion thereof) or any securities convertible into or exercisable or exchangeable for New Achronix common stock issued or issuable to such party pursuant to the merger agreement (collectively, the “Lock-Up Shares”) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares. Notwithstanding the foregoing, if, at any time before 365 days after the closing date (the “Earliest Release Date”), (x) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the closing date of the Merger results in all of the public stockholders of New Achronix having the right to exchange their shares of New Achronix common stock for cash securities or other property, or (y) the closing price of the New Achronix common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the closing date of the Merger, then each party’s Lock-Up Shares (which, for purposes of holders of options and restricted stock units, shall only include options and restricted stock units that have vested as of such date) will be automatically released from the lock-up restrictions, in the case of clause (y) above, as of the last day of such thirty-trading day period. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will.
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, ACE entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 15,000,000 shares of ACE common stock at $10.00 per share for an aggregate commitment amount of $150.0 million. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) there not being any amendment or modification of the terms of the Merger Agreement in a manner that is materially adverse to the PIPE Investor (in its capacity as such) and (iii) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.
The Subscription Agreements provide that, solely with respect to subscriptions by third-party investors, ACE is required to file with the SEC, within fifteen (15) business days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of New Achronix common stock to be issued to the PIPE Investors and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th day following the filing date thereof if the SEC notifies ACE that it will “review” such registration statement and (ii) the 10th business day after the date ACE is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.
Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing (as defined in the Subscription Agreements) or in the future as a result of, or arising out of, the Subscription Agreements against ACE, including with respect to the trust account. The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of ACE and the applicable PIPE Investor, (iii) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the Subscription Agreements), and (iv) July 15, 2021.
Backstop Subscription Agreement
In connection with the execution of the Merger Agreement, ACE entered into a Backstop Subscription Agreement with the Backstop Subscriber, pursuant to, and on the terms and subject to the conditions on which, the Backstop Subscriber committed to purchase up to an additional 5,000,000 shares of New Achronix common stock, or an aggregate of up to $50.0 million, to backstop the Minimum Available Cash Amount. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Backstop Subscription Agreement, (ii) there not being any amendment or modification of the terms of the Merger Agreement in a manner that is materially adverse to the Backstop Subscriber (in its capacity as such) and (iii) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.
The Subscription Agreements provide that, solely with respect to subscription by the Backstop Subscriber, ACE is required to file with the SEC, within fifteen (15) business days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of New Achronix common stock to be issued to the Backstop Subscriber and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th day following the filing date thereof if the SEC notifies ACE that it will “review” such registration statement and (ii) the 10th business day after the date ACE is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.
Additionally, pursuant to the Backstop Subscription Agreement, the Backstop Subscriber agreed to waive any claims that it may have at the Closing (as defined in the Backstop Subscription Agreement) or in the future as a result of, or arising out of, the Backstop Subscription Agreement against ACE, including with respect to the trust account. The Backstop Subscription Agreement will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of ACE and the Backstop Subscriber, (iii) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the Backstop Subscription Agreement) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the Backstop Subscription Agreement), and (iv) July 15, 2021.
Background to the Business Combination
ACE is a blank check company incorporated on March 31, 2020, as a Cayman Islands exempted company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination was the result of an extensive search for a potential transaction using the network, investing and operating experience of our management team, including our board of directors. The terms of the Merger Agreement were the result of extensive negotiations between ACE and Achronix. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions.
On July 30, 2020, ACE completed its initial public offering of 23,000,000 units which included the issuance of 23,000,000 units, including 3,000,000 units subject to the underwriters’ over-allotment option, at a price of $10.00 per unit (the “ACE units”), generating gross proceeds of $230,000,000 before transaction costs (including deferred underwriting expenses to be paid upon the completion of ACE’s initial business combination). Each ACE unit consisted of one ACE Class A ordinary share and one-half of one public warrant. Each public warrant entitles the holder thereof to purchase one ACE Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the initial public offering, ACE completed the private sale of an aggregate of 6,600,000 private placement warrants at a price of $1.00 per warrant to the Sponsor. The private placement warrants are the same as the public warrants, except that the private placement warrants will be exercisable on a cashless basis and be non-redeemable by ACE so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by ACE and exercisable by such holders on the same basis as the public warrants. In addition, the private placement warrants and their underlying securities will not be transferable, assignable or salable until 30 days after the consummation of ACE’s initial business combination, subject to limited exceptions. In connection with ACE’s initial public offering, Cantor Fitzgerald & Co. (“Cantor”) and Northland Securities, Inc. (“Northland”) acted as capital markets advisors to ACE, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) acted as U.S. legal advisor to ACE, Walkers acted as Cayman Islands legal advisor to ACE and WithumSmith+Brown, PC (“Withum”) acted as the independent registered public accounting firm to ACE. Cantor and Northland were not engaged to render, and did not render, a fairness opinion with respect to the Business Combination. Cantor and Northland each has not performed any services for Achronix, and has not received any compensation from Achronix, in each case, in the two-year period preceding the date that ACE and Achronix entered into the Merger Agreement.
Since the completion of its initial public offering, ACE considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of ACE contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including financial advisors and companies in the software, telecommunications, technology hardware and semiconductor sectors. ACE considered businesses located outside of the United States and in the United States that it believed had attractive long-term growth potential, were well-positioned within their industry and would benefit from the substantial intellectual capital, operational experience, and network of ACE’s management team. In the process that led to identifying Achronix as an attractive investment opportunity, ACE’s management team evaluated over 116 potential business combination targets, made contact with representatives of more than 53 such potential combination targets to discuss the potential for a business combination transaction and entered into non-disclosure agreements with 7 such potential business combination targets, including Achronix, none of which contained a standstill provision or a so-called “don't ask, don't waive” provision. Before entering into a non-binding letter of intent with Achronix (as described below), ACE’s management team actively pursued certain of such potential business combination targets, conducting preliminary due diligence on, having management meetings with and negotiating preliminary terms of potential transactions with such potential business combination targets. During this process, ACE’s management ultimately determined for the reasons stated below, and the ACE board of directors agreed, that Achronix was the most attractive business combination target, and for that reason, decided not to further pursue the other potential business combination targets.
Beginning on August 3, 2020 until November 2, 2020, weekly deal-flow meetings via teleconference were held among members of ACE’s management team (including Behrooz Abdi, Chief Executive Officer of ACE and Chairman of the ACE board of directors, Dr. Sunny Siu, President of ACE and a member of the ACE board of directors and Denis Tse, Secretary of ACE and a member of the ACE board of directors), certain of ACE’s advisors, and those ACE directors who were able to attend such calls on any given occasion, as applicable, in order to discuss matters relating to ACE’s initial business combination. Initially, such meetings were intended to allow ACE management and certain of ACE’s advisors to provide updates regarding the status of the evaluation of, and outreach to, potential business combination targets. During meetings that were held from November 2020 through early January 2021 (when such weekly deal-flow meetings were discontinued as a result of the letter of intent exclusivity with Achronix), ACE’s management and certain of ACE’s advisors provided updates regarding the status of the potential business combination transaction with Achronix, including with respect to the negotiation of definitive transaction documents, the due diligence review being conducted by ACE’s advisors, the status of the PIPE Investment and other related matters.
In addition to Skadden, who ACE retained as U.S. legal advisor, representatives of Withum were engaged by ACE to perform tax and financial due diligence review of business combination companies being considered for ACE’s initial business combination and their business operations. Representatives from

Hogan Lovells were also engaged to opine on CFIUS-related matters. Additionally, in addition to Cantor and Northland, representatives of Jefferies LLC (“Jefferies”) and Barclays Capital Inc. (“Barclays”) were engaged by ACE as financial advisor and capital markets advisor respectively in connection with the business combination, with Jefferies serving as the lead financial advisor to ACE. Achronix does not have any prior commercial relationships with any of Jefferies, Barclays or Withum.
On August 28, 2020, ACE was approached by representatives of J.P. Morgan Securities LLC (“J.P. Morgan”) on behalf of a U.S. wireless technology company (“Company A”) regarding a business combination opportunity between Company A and ACE. An introductory management meeting ensued on September 4, 2020, and several rounds of preliminary due diligence and transaction terms discussion meetings followed. Since Company A operates at the juncture of 5G wireless and open-sourced software technologies, thematically the company interested ACE as a potential business combination prospect.
Achronix had been one of the high-focus prospective targets ACE wished to approach since their strategy formation stage, given Dr. Siu’s prior knowledge of the reputation of the company in the market. Market intelligence on the FPGA market was gathered prior to making the initial approach. Omid Tahernia, an independent director of ACE and a veteran in the FPGA industry, made the initial approach to Robert Blake, Chief Executive Officer of Achronix, on August 7, 2020.
With the help of representatives from Jefferies, an introductory meeting between Mr. Lofton Holt and Mr. Abdi and Mr. Tahernia, as representatives of ACE, materialized on October 13, 2020, during which Mr. Lofton Holt indicated that Achronix may be receptive to the idea of an initial business combination transaction with a special purpose acquisition company as an alternative to achieve public market listing.
On October 14, 2020, ACE entered into a letter of intent including a mutual confidentiality agreement with Company A. After the execution of such letter of intent, Company A began providing preliminary confidential information to ACE and ACE’s advisors regarding such technology company and its subsidiaries and their collective business operations in order for the parties to be able to better assess whether a transaction would be feasible.
On October 15, 2020, the Achronix board of directors (the “Achronix board”) held its regular quarterly meeting via video teleconference in which the entire Achronix board was present, as well as other representatives of Achronix and representatives of Cooley LLP (“Cooley”), Achronix’s outside legal counsel. During this meeting, members of Achronix’s management team, with input from Cooley, updated the Achronix board on, among other things, the Achronix business, latest financial results and projections, regulatory and legal compliance, status and potential timing of an initial public offering and other strategic transactions that were being explored, including preliminary discussions with ACE regarding a potential business combination transaction.
On October 23, 2020, ACE and Achronix executed a confidentiality agreement and, on the same day, representatives of Achronix’s management gave the first management presentation to ACE via video teleconference, during which representatives of ACE and representatives of Achronix discussed Achronix’s management presentation and matters relating to a specific proposed business combination transaction involving ACE, on the one hand, and Achronix, on the other hand, including the ideal timing of such a transaction from the perspective of anticipated public markets response.
On October 25, 2020, following the management meeting, Mr. Abdi, on behalf of ACE, e-mailed to Mr. Lofton Holt an initial non-binding letter of intent (addressed to Mr. Lofton Holt in his capacity as Chairman of Achronix) regarding a potential business combination transaction involving the parties. This non-binding letter of intent was forwarded to the Achronix board as well as to representatives of Cooley, Achronix’s outside corporate counsel. Following delivery of this initial non-binding letter of intent, representatives of ACE and Achronix continued to discuss matters relating to such non-binding letter of intent, pursuant to multiple telephone conversations and e-mail exchanges between the parties throughout the morning.
This initial non-binding letter of intent included, subject to further due diligence, an initial enterprise value for the Achronix business of $2.0 billion on a pre-transaction, debt-free, cash-free basis. The initial enterprise valuation with respect to the Achronix business reflected in this initial non-binding letter of intent was consistent with ACE management’s evaluation of the business, which was based on ACE management’s analysis of (i) the revenue and EBITDA to be generated by the business, as projected by Achronix’s management, (ii)comparable companies in analogous markets and the business plan and (iii) other materials provided by Achronix’s management. The value of this opening non-binding proposal reflected the guidance made by Achronix during the management meeting on October 24, 2020.
On October 28, 2020, Mr. Abdi and Mr. Lofton Holt held a call to discuss, among other things, Achronix’s feedback on the proposed non-binding letter of intent, and, on the same day, ACE issued an amended letter of intent to Achronix with an increased minimum cash commitment and amended lock-up terms.
On October 30, 2020, representatives of J.P. Morgan’s M&A Advisory Group (none of which representatives were part of the group referenced above with respect to Company A), acting as financial advisor to Achronix, presented to Mr. Lofton Holt and Mr. Blake regarding the value potential of ACE’s offer, key considerations regarding the IPO vs. SPAC and Achronix’s strategic alternatives. Following this, the Achronix board held a meeting via video teleconference in which the entire Achronix board was present as well as other representatives of Achronix and representatives of Cooley. During this meeting, Mr. Lofton Holt and Mr. Blake, with input from other representatives of Achronix and Cooley, reviewed with the Achronix board the terms of the non-binding letter of intent delivered by ACE. Mr. Lofton Holt and Mr. Blake, with other representatives of Achronix, then led a discussion regarding Achronix’s financing strategy and alternatives, including the potential business combination transaction with ACE as described in the non-binding letter of intent, the potential alternative of an initial public offering, and Achronix’s negotiation strategy. The Achronix board then authorized Mr. Lofton Holt, with the aid of J.P. Morgan’s M&A Advisory Group and Achronix’s legal advisors, to negotiate the terms of the non-binding letter of intent with ACE.
From late-October 2020 through late-November 2020, representatives of ACE held multiple meetings via teleconference and video teleconference and exchanged e-mails with representatives of Achronix to discuss Achronix’s business operations, including financial information, historic and projected revenues and profits, views on competitive positioning, market opportunity, expansion, membership growth, background on the Achronix management team and its existing investors, and other business due diligence matters, and the terms of a potential business combination transaction between the parties, including valuation and valuation methodology, subject to further due diligence review of Achronix and its business operations by representatives of ACE.
On November 5, 2020, ACE entered into such non-binding letter of intent including a mutual confidentiality agreement with Achronix. After the execution of such letter of intent, Achronix began providing preliminary confidential information to ACE regarding Achronix and its subsidiaries and their collective business operations in order for the parties to be able to better assess whether a transaction would be feasible.
Over the course of the following week, representatives of ACE had multiple conversations and e-mail exchanges with representatives of Achronix to discuss valuation and certain other considerations with respect to a potential business combination transaction involving ACE and Achronix. Such considerations included, among other things, process considerations applicable to transactions with special purpose acquisition companies (for example, typical due diligence process and investor outreach), public company readiness and related concerns, financing options and deal certainty in light of ACE’s public shareholders having redemption rights in respect of its public shares with respect to a business combination transaction.
On November 9, 2020, certain representatives of Skadden and Withum were provided with access to a virtual data room of Achronix and began conducting a preliminary legal due diligence review of Achronix.
On November 9, 2020, additional representatives of Skadden were provided with access to a virtual data room of Achronix and began conducting a legal due diligence review of certain of the materials contained therein.
On November 11, 2020, Mr. Abdi contacted Mr. Lofton Holt and Mr. Blake to preview certain of the changes that would be reflected in a further revised draft non-binding letter of intent to be circulated later that day. Mr. Abdi and Mr. Lofton Holt discussed, among other things, process and the revised non-binding letter of intent, and in particular, the terms of exclusivity between the parties.

On November 15, 2020, the Achronix board held a meeting via video teleconference in which the entire Achronix board was present, as well as other representatives of Achronix and representatives of Cooley. Mr. Lofton Holt, Mr. Blake and other members of Achronix’s management team provided the Achronix board an updated financial model and comparative analysis of multiple scenarios involving the proposed ACE business combination transaction and Achronix’s contemplated initial public offering. After discussion, the Achronix board authorized Mr. Blake to enter into the proposed non-binding letter of intent with ACE on behalf of Achronix and to proceed towards negotiating and finalizing definitive agreements for a business combination transaction with ACE.
Effective as of November 15, 2020, Mr. Abdi, on behalf of ACE, and Mr. Blake, on behalf of Achronix, executed the agreed final version of the non-binding letter of intent (the “LOI”) regarding a potential business combination transaction (subject to due diligence and negotiation of definitive agreements) involving ACE and Achronix, which reflected a pre-transaction equity value for Achronix of $2.0 billion (which assumed $22.8 million net cash held by Achronix at the Closing and was based on ACE management’s further analysis of the projected revenue and EBITDA to be generated by the business, as projected by Achronix’s management, comparable companies in analogous markets and the business plan and other materials provided by Achronix’s management), and which contemplated that a newly formed, wholly owned subsidiary of ACE would merge with and into Achronix, and that, if agreed by the parties, ACE would re-domicile as a Delaware corporation prior to the consummation of the business combination transaction. Pursuant to the LOI, the total merger consideration would consist of 197.28 million newly issued common shares of New Achronix valued at $10.00 per share. Additionally, pursuant to the LOI, ACE would issue New Achronix equity awards in exchange for existing equity awards, adopt a customary equity incentive plan and employee stock purchase plan for incentive equity issuances after Closing, and the Sponsor and shareholders of Achronix would be subject to an earnout of an aggregate of $5 million of their New Achronix shares.
The LOI contemplated that the closing of the proposed business combination would be conditioned on the concurrent consummation of the PIPE Investment, (ii) the satisfaction of a unilateral condition in favor of Achronix that ACE hold assets at least equal to $200.0 million in the aggregate at closing, comprised of (x) cash remaining in ACE’s trust account (after satisfaction of redemption obligations to ACE’s public shareholders but before payment of any deferred underwriting fees or transaction expenses) and (y) the proceeds of the PIPE Investment (subject further to a mutual condition that there be at least $200.0 million in aggregate proceeds from such sum). Pursuant to the LOI, the total size of the PIPE Investment was contemplated to be $150.0 million ,with a guaranteed $50.0 million to be invested by entities affiliated with ACE or the Sponsor. The LOI also contemplated a purchase by entities affiliated with ACE or the Sponsor for up to $50.0 million to backstop the Minimum Available Cash Amount. The LOI further contemplated that ACE would be permitted to designate one member of the New Achronix board of directors. Thoughout the negotiations and after entering the Merger Agreement, ACE and Achronix discussed potential ACE nominees to the New Achronix board of directors.
Pursuant to the LOI, each of Achronix and ACE agreed to be subject to an exclusivity period from the date of the LOI until the earliest of (i) the parties’ mutual agreement in writing to terminate the obligations contained in the LOI and (ii) 45 days from the signing of the LOI (the “Exclusivity Period”). During the Exclusivity Period, Achronix agreed not to solicit or entertain other buy-and-sale discussions with special purpose acquisition companies other than ACE and ACE agreed to terminate and not commence any business combination discussions with parties other than Achronix. As a result of executing such letter of intent, ACE promptly terminated its discussions with all other companies, including Company A, and ACE’s advisors promptly stopped all work related to Company A as of November 15, 2020.
From November 16, 2020 through January 7, 2021, representatives of ACE (including representatives from Skadden and Jefferies) had multiple additional conversations, calls via teleconference and e-mail exchanges with representatives of Achronix (including representatives of Cooley), to discuss valuation, the PIPE Investment (including commitments from certain related parties to the Sponsor), potential conditions to closing (including the backstop of the Minimum Available Cash Amount), availability of post-closing recourse under the definitive transaction documents, restrictions on the transfer of shares of ACE capital stock issued in connection with the potential business combination transaction, governance matters with respect to the combined company and certain other terms and considerations with respect to a potential business combination transaction involving ACE and Achronix. During this time, and in connection with such discussions, the parties also exchanged multiple additional drafts of the Merger Agreement.

In November 2020, representatives of J.P. Morgan’s Equity Capital Markets Group and Barclays were engaged to serve as placement agents to ACE for the PIPE Investment. Davis Polk & Wardwell LLP (“DPW”) served as U.S. legal advisor to the placement agents.
From November 16, 2020 through January 7, 2021, representatives of ACE (including representatives from Skadden and Jefferies) had multiple conversations, calls via teleconference and e-mail exchanges with representatives of Achronix (including representatives of Cooley) and representatives of J.P. Morgan’s Equity Capital Markets Group and Barclays (including representatives from DPW), to discuss the current status of the investor presentation to be used in connection with the proposed transaction, the current status of the PIPE Investor meetings and the current status of the Merger Agreement and related agreements thereto. During this time, an in connection with such discussions, the parties also exchanged multiple drafts of the investor presentation, including diligence items in relation thereto.
On November 24, 2020, representatives of Skadden, on behalf of ACE, e-mailed to representatives of Cooley, on behalf of Achronix, and representatives of DPW, on behalf of J.P. Morgan’s Equity Capital Markets Group and Barclays, an initial draft form of Subscription Agreement to be entered into by all PIPE Investors (including the Sponsor Related PIPE Investors), which reflected subsequent discussions between the parties following the date of the LOI, pursuant to which the PIPE Investors would agree to purchase shares of ACE at $10.00 per share, and each such purchase would be consummated substantially concurrently with the closing of the Merger, subject to the terms and conditions set forth therein.
On November 27, 2020, representatives of J.P. Morgan’s Equity Capital Markets Group, after discussion with DPW and Barclays, e-mailed to representatives of Skadden, on behalf of ACE, and representatives of Cooley, on behalf of Achronix, a revised draft form of Subscription Agreement for the PIPE Investors.
On November 27, 2020, representatives of Skadden, on behalf of ACE, e-mailed to representatives of Cooley, on behalf of Achronix, and representatives of DPW, on behalf of J.P. Morgan’s Equity Capital Markets Group and Barclays, a revised draft form of Subscription Agreement to be entered into by all PIPE Investors.
On November 28, 2020, a draft of ACE’s investor presentation to be used in connection with the PIPE Investment was shared with Skadden, counsel to ACE, and Cooley, counsel to Achronix. During the following four to five weeks, representatives of each of ACE, Achronix, Skadden, Cooley, J.P. Morgan’s Equity Capital Markets Group and Barclays exchanged multiple drafts of the investor presentation, including diligence items in relation thereto.
During the following five to six weeks until the date of the Merger Agreement, representatives of Skadden and Withum, on behalf of ACE, and representatives of Cooley and Achronix management, as applicable, on behalf of Achronix, had additional conversations and e-mail exchanges regarding follow-up questions and requests arising from matters discussed on the legal due diligence call and other matters arising over the course of Skadden’s and Withum’s respective review of Achronix’s written responses to their initial and supplemental due diligence requests and of the other due diligence materials provided in the virtual data room or via e-mail, pursuant to requests sent by Skadden on November 11, 2020, November 19, 2020, November 28, 2020, December 4, 2020 and December 14, 2020.
On November 29, 2020, representatives of Skadden, on behalf of ACE, e-mailed to representatives of Cooley, on behalf of Achronix, an initial draft of the Merger Agreement based on the terms of the LOI, as updated by subsequent discussions, which contemplated, among other things, that ACE would domesticate as a Delaware corporation in connection with and immediately prior to the consummation of the Mergers. Certain matters, including with respect to transaction structure, mechanics relating to the treatment in the Merger of certain of Achronix’s outstanding securities (such as Achronix’s preferred stock, warrants and other equity-linked securities), restrictions on the conduct of Achronix’s business between signing and closing, obligations of the parties with respect to delivery of required approvals and preparation and submission of required filings, certain conditions to closing and termination rights of the parties, other arrangements with Achronix officers and employees, if any, and certain other terms and conditions, the details of which were not fully addressed in the LOI, required additional negotiation by the parties.
On November 29, 2020, representatives of Skadden, on behalf of ACE, also e-mailed to representatives of Cooley, on behalf of Achronix, an initial draft of a Sponsor Support Agreement, to be entered into by

Achronix, ACE, the Sponsor and each of ACE’s directors and officers, pursuant to which, among other things, the Sponsor and the members of the ACE board of directors would agree to vote in favor of the Merger Agreement and the transactions contemplated thereby and waive their respective redemption rights in connection with the consummation of the business combination with respect to any ordinary shares held by them. Over the course of the following four to five weeks, the parties continued to negotiate the terms of the Sponsor Support Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Support Agreement was executed by the parties thereto on January 7, 2021. See the section titled “BCA Proposal — Related Agreements — Sponsor Support Agreement” for additional information.
On November 29, 2020, representatives of Skadden, on behalf of ACE, e-mailed to representatives of Achronix, on behalf of Achronix, an initial draft of an Achronix Holders Support Agreement, pursuant to which, among other things, certain large stockholders of Achronix (collectively representing at least a majority of the outstanding voting power of Achronix’s common stock and each series of Achronix’s preferred stock on an as-converted basis) would agree to execute and deliver a written consent with respect to the outstanding shares of Achronix capital stock held by them, adopting the Merger Agreement and related agreements, approving the business combination and approving the Pre-Closing Restructuring, pursuant to the terms and subject to the conditions set forth therein. Over the course of the following four to five weeks, the parties continued to negotiate the terms of the Achronix Holders Support Agreement, exchanging multiple drafts before an agreed final version of the Achronix Holders Support Agreement was executed by the parties thereto on January 7, 2021. See the section titled “BCA Proposal — Related Agreements — Achronix Holders Support Agreement” for additional information.
On November 29, 2020, representatives of Skadden, on behalf of ACE, e-mailed to representatives of Achronix, on behalf of Achronix, an initial draft of a form of Lock-Up Agreement, pursuant to which, among other things, certain large stockholders of Achronix (collectively representing at least a majority of the outstanding voting power of Achronix’s common stock and each series of Achronix’s preferred stock on an as converted basis) and the Sponsor and directors and officers of ACE would agree to a lock-up their shares for the period commencing on the date of the Closing and ending on the date that is 365 days after the date of the Closing. Over the course of the following four to five weeks, multiple drafts of the form of Lock-Up Agreement were exchanged prior to the execution of the Merger Agreement on January 7, 2021, to which the agreed form of Lock-Up Agreement was attached as an exhibit. See the section titled “BCA Proposal — Related Agreements — Lock-Up Agreements” for additional information.
Beginning on December 4, 2020, representatives of J.P. Morgan’s Equity Capital Markets Group and Barclays, as placement agents for the PIPE Investment, began contacting a limited number of potential PIPE investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary over-the-wall procedures, to discuss Achronix, the proposed business combination and the PIPE Investment and to determine such investors’ potential interest in participating in the PIPE Investment.
On December 4, 2020, following additional discussion between the parties, representatives of Cooley, on behalf of Achronix, e-mailed to representatives of Skadden, on behalf of ACE, and to representatives of DPW, on behalf of J.P. Morgan’s Equity Capital Markets Group and Barclays, a revised draft form of Subscription Agreement for the PIPE Investors.
On December 7, 2020, final versions of the investor presentations that had been prepared to be used in connection with the PIPE Investment were uploaded to the virtual data room for prospective PIPE Investors.
Beginning on December 7, 2020 and throughout the week of January 4, 2021, representatives of ACE, Achronix, J.P. Morgan’s Equity Capital Markets Group and Barclays participated in various virtual meetings with prospective participants in the PIPE Investment. During this period of time, after a draft form of the Subscription Agreement had been provided to the prospective PIPE Investors, the terms of the forms of Subscription Agreements, including with respect to certain conditions to closing and the registration rights set forth in the third party form, among other terms and conditions, were further negotiated between the representatives of Skadden, Cooley and DPW, on behalf of their respective clients, and on behalf of the PIPE Investors by their respective advisors, and multiple drafts of the Subscription Agreements were exchanged prior to the execution of the agreed forms of Subscription Agreements by the parties thereto as of January 7, 2021. See the section titled “BCA Proposal — Related Agreements — Subscription Agreements” for additional information.

On December 7, 2020, representatives of Skadden, Jefferies, ACE, Cooley, Achronix, J.P. Morgan’s Equity Capital Markets Group, Barclays, and DPW held a meeting via teleconference to discuss the investor presentations, the status of the various virtual meetings with prospective participants in the PIPE Investment, and the PIPE Investment process generally.
On December 8, 2020, representatives of Cooley, on behalf of Achronix, e-mailed to representatives of Skadden, on behalf of ACE, (1) a revised draft of the Merger Agreement, which included (i) certain changes limiting the inclusion of transaction expenses in the calculation of the base purchase price, (ii) certain changes to the representations and warranties of Achronix and ACE, (iii) certain changes to the closing conditions of Achronix and ACE and (iv) certain changes to the termination rights of ACE and Achronix, and (2) revised drafts of the Sponsor Support Agreement and Achronix Holders Support Agreement.
On December 9, 2020, representatives of Skadden, Jefferies, ACE, Cooley, Achronix, J.P. Morgan’s Equity Capital Markets Group, Barclays, and DPW held a meeting via teleconference to discuss the investor presentations, the status of the various virtual meetings with prospective participants in the PIPE Investment, and the PIPE Investment process generally.
On December 11, 2020, representatives of Skadden, Jefferies, ACE, Cooley, Achronix, J.P. Morgan’s Equity Capital Markets Group, Barclays, and DPW held a meeting via teleconference to discuss the investor presentations, the status of the various virtual meetings with prospective participants in the PIPE Investment, and the PIPE Investment process generally.
On December 13, 2020, representatives of Skadden, on behalf of ACE, e-mailed to representatives of Cooley, on behalf of Achronix, (1) a revised draft of the Merger Agreement, which included (i) certain changes to the definition of transaction expenses and the calculation of the base purchase price, (ii) certain changes to the representations and warranties of Achronix and ACE, (iii) certain changes to the closing conditions of Achronix and ACE and (iv) certain changes to the termination rights of ACE and Achronix, and (2) revised drafts of the Sponsor Support Agreement and Achronix Holders Support Agreement.
On December 14, 2020, representatives of Cooley, on behalf of Achronix, e-mailed to representatives of Skadden, on behalf of ACE, an initial draft form of Registration Rights Agreement based on the terms of the LOI, as updated by subsequent discussions, pursuant to which, among other things, ACE would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain equity securities of the combined company that are held by the parties thereto from time to time, the terms of which the parties continued to negotiate over the course of the following month, exchanging multiple drafts thereof. The primary terms being discussed at such time related to, among other things, (i) the size requirements and other conditions of the demand rights thereunder and (ii) the inclusion of the terms and conditions of the lock-up provisions set forth therein. During this time and in connection with these negotiations, multiple drafts of the Registration Rights Agreement were exchanged prior to the execution of the Merger Agreement on January 7, 2021, to which the agreed form of Registration Rights Agreement was attached as an exhibit. See the section titled “BCA Proposal — Related Agreements — Registration Rights Agreement” for additional information.
On December 14, 2020, representatives of Skadden, Jefferies, ACE, Cooley, Achronix, J.P. Morgan’s Equity Capital Markets Group, Barclays, and DPW held a meeting via teleconference to discuss the investor presentations, the status of the various virtual meetings with prospective participants in the PIPE Investment, and the PIPE Investment process generally.
On December 16, 2020, representatives of Skadden, Jefferies, ACE, Cooley, Achronix, J.P. Morgan’s Equity Capital Markets Group, Barclays, and DPW held a meeting via teleconference to discuss the investor presentations, the status of the various virtual meetings with prospective participants in the PIPE Investment, and the PIPE Investment process generally.
On December 17, 2020, representatives of Skadden, on behalf of ACE, and representatives of Cooley, on behalf of Achronix, held a meeting via teleconference to discuss certain tax matters.
On December 18, 2020, representatives of Skadden and Cooley, on behalf of ACE and Achronix, respectively, held a meeting via teleconference to discuss certain open matter on the Merger Agreement.
On December 18, 2020, representatives of Skadden, Jefferies, ACE, Cooley, Achronix, J.P. Morgan’s Equity Capital Markets Group, Barclays, and DPW held a meeting via teleconference to discuss the investor presentations, the status of the various virtual meetings with prospective participants in the PIPE Investment, and the PIPE Investment process generally.
On December 18, 2020, representatives of Hogan Lovells LLP (“Hogan”) who had been engaged to represent ACE on CFIUS-related matters, on behalf of ACE, and representatives of Cooley, on behalf of Achronix, held a meeting via teleconference to discuss certain regulatory matters.
On December 21, 2020, representatives of Skadden, Jefferies, ACE, Cooley, Achronix, J.P. Morgan’s Equity Capital Markets Group, J.P. Morgan’s M&A Advisory Group, Barclays, and DPW held a meeting via teleconference to discuss the investor presentations, the status of the various virtual meetings with prospective participants in the PIPE Investment, and the PIPE Investment process generally. As part of this meeting, representatives of ACE and Achronix agreed to revise the pre-transaction equity value for Achronix $1.7 billion.
On December 22, 2020 and December 23, 2020, representatives of J.P. Morgan’s Equity Capital Markets Group and Barclays communicated the revised valuation to investors.
On December 23, 2020, representatives of Skadden, Jefferies, ACE, Cooley, Achronix, J.P. Morgan’s Equity Capital Markets Group, Barclays, and DPW held a meeting via teleconference to discuss the investor presentations, the status of the various virtual meetings with prospective participants in the PIPE Investment, and the PIPE Investment process generally.
On December 24, 2020, following additional discussion among the parties, representatives of Cooley, on behalf of Achronix, e-mailed to representatives of Skadden, on behalf of ACE, a revised draft of the Merger Agreement, which included (i) certain changes to the definition of transaction expenses and the calculation of the base purchase price, (ii) certain changes to the representations and warranties of Achronix and ACE, (iii) certain changes to the closing conditions of Achronix and ACE and (iv) certain changes to the termination rights of ACE and Achronix.
On December 28, 2020, representatives of Skadden, Jefferies, ACE, Cooley, Achronix, J.P. Morgan’s Equity Capital Markets Group, Barclays, and DPW held a meeting via teleconference to discuss the investor presentations, the status of the various virtual meetings with prospective participants in the PIPE Investment, and the PIPE Investment process generally.
On January 4, 2021, following additional discussion among the parties, representatives of Skadden, on behalf of ACE, e-mailed to representatives of Cooley, on behalf of Achronix, a revised draft of the Merger Agreement, which included (i) certain changes to the representations and warranties of Achronix and ACE, (ii) certain changes to the termination rights of ACE and Achronix and (iii) the treatment of options.
On January 4, 2021, following additional discussion between the parties, representatives of Skadden, on behalf of ACE, e-mailed to representatives of Cooley, on behalf of Achronix, and representatives of DPW, on behalf of J.P. Morgan’s Equity Capital Markets Group and Barclays, a revised draft of the form Subscription Agreement for the PIPE Investors and an initial draft form of Backstop Subscription Agreement to be entered into by a certain related party of the Sponsor (the “Backstop Investor”), which forms were substantially identical except that the form of Subscription Agreement for the PIPE Investors directly provided for the purchase of shares of ACE ordinary shares at $10.00 per share as well as certain registration rights to be granted to such PIPE Investors, while the form of Backstop Subscription Agreement for the Backstop Investor contemplated a commitment to purchase ACE ordinary shares as necessary to backstop the Minimum Available Cash Amount. The parties continued to negotiate the terms of the Subscription Agreements over the course of the following one to two days, exchanging multiple drafts thereof. The principal terms being negotiated during such time related to, among other things, the aggregate amount and allocation of the PIPE Investment between the two categories of anticipated PIPE Investors (comprised of the Sponsor Related PIPE Investors and the Third Party PIPE Investors) and the identity of the PIPE Investors constituting each category.
On January 4, 2021, representatives of Cooley, on behalf of Achronix, e-mailed to representatives of Skadden, on behalf of ACE, initial drafts of the forms of certificate of incorporation and bylaws for the combined company to be adopted by ACE in connection with the consummation of the Business Combination, the terms of which the parties negotiated, exchanging an additional draft prior to the execution of the Merger Agreement on January 7, 2021, to which the agreed forms of Certificate of Incorporation and Bylaws were attached as exhibits. See the section titled “Organizational Documents Proposals” for additional information.
On January 4, 2021, representatives of Skadden, on behalf of ACE, and representatives of Cooley, on behalf of Achronix, discussed the timeline with respect to the filing of the registration statement on Form S-4.
On January 5, 2021, a news article was posted on the Bloomberg.com website stating that Achronix and ACE were in the advanced stages of negotiating a potential business combination transaction and included anticipated timing of the announcement of the transaction.
On January 6, 2020, representatives of Skadden, Jefferies, ACE, Cooley, Achronix, J.P. Morgan’s M&A Advisory Group, J.P. Morgan’s Equity Capital Markets Group, Barclays, and DPW held a meeting via teleconference the status of the PIPE Investment process generally, the article published on Bloomberg.com and the status of the Merger Agreement and related agreements thereto.
On January 6, 2021, representatives of Cooley, on behalf of Achronix, e-mailed to representatives of Skadden, on behalf of ACE, a revised draft of the Merger Agreement, which included the inclusion of certain treatment of restricted stock units issued by Achronix in December 2020.
On January 6, 2021, a near-final version of the Merger Agreement was uploaded to the virtual data room for prospective PIPE Investors.
On January 6, 2021, representatives of Cooley, on behalf of Achronix, e-mailed to representatives of Skadden, on behalf of ACE, initial drafts of the form of the New Achronix 2021 Equity Incentive Plan (“2021 Plan”) and the form of New Achronix 2021 Employee Stock Purchase Plan (“ESPP”) to be adopted by ACE in connection with the Business Combination, the terms of which the parties continued to negotiate over the course of following one to two days, exchanging multiple drafts prior to the execution of the Merger Agreement on January 7, 2021, to which the agreed forms of the 2021 Plan and ESPP were attached as exhibits subject to subsequent changes as mutually agreed upon by each of the parties to the Merger Agreement. See the sections entitled “Incentive Equity Plan Proposal” and “ESPP Proposal” for additional information.
On January 6, 2021, the Achronix board held a meeting via video teleconference in which the entire Achronix board was present, as well as representatives of Cooley, J.P. Morgan’s M&A Advisory Group and Achronix. During this meeting, Mr. Lofton Holt, Mr. Blake and other representatives of Achronix, along with input from Cooley, provided an overview of the proposed business combination with ACE and updated the Achronix board regarding the final negotiations of the terms of the proposed business combination, including the Merger Agreement and other definitive agreements, copies of which were provided to the Achronix board in advance of the meeting. J.P. Morgan’s M&A Advisory Group also provided a presentation on certain financial matters related to the possible business combination. Following additional discussion of, among other things, (i) Achronix’s prospects if it were to continue as an independent entity, including upon consummation of an initial public offering, (ii) possible alternatives to the proposed business combination transaction with ACE, (iii) the financial condition and historical and projected results of operations of Achronix, (iv) the amount of consideration to be received by Achronix stockholders, (v) the likelihood that and anticipated timing on which such business combination transaction with ACE would be consummated and (vi) the potential impact of the proposed business combination transaction on Achronix’s members and employees, the independent members of the Achronix board unanimously concluded, among other things, that the Merger Agreement and the proposed business combination as contemplated by the Merger Agreement are advisable to, fair to and in the best interests of Achronix and its stockholders, and unanimously resolved, among other things, that the Merger Agreement, all related transaction agreements and the proposed business combination be approved.
On January 7, 2021, ACE’s board of directors held a meeting via teleconference. At the meeting, the senior management of ACE provided an overview of the proposed business combination with Achronix as the proposed business combination target (including the rationale for the combined business) and updated ACE’s board of directors regarding the final negotiations of the terms of the proposed business combination. ACE’s board of directors, discussed and reviewed the proposed business combination, including Achronix as the proposed business combination target, the terms and conditions of the Merger

Agreement and the key ancillary agreements (copies of all of which were provided to all of the members of the ACE board of directors in advance of the meeting), the potential benefits of, and risks relating to the proposed business combination and the reasons for entering into the Merger Agreement and the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed business combination. See the section titled “BCA Proposal — ACE’s Board of Directors Reasons for the Business Combination” for additional information related to the factors considered by ACE’s board of directors in approving the Business Combination. Following additional discussion on these and related matters, ACE’s board of directors unanimously determined, among other things (including the other proposals described in this proxy statement/prospectus), that the BCA Proposal is in the best interests of ACE and its shareholders and recommended that its shareholders vote “FOR” the proposal.
On January 7, 2021, the parties finalized the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the Achronix Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements with each of the PIPE Investors, the Backstop Agreement with the Backstop Subscriber and the Merger Agreement and the exhibits thereto.
On January 7, 2021, ACE, Achronix and Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, ACE also entered into the Achronix Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements and the Backstop Subscription Agreement, in each case, with the applicable other parties thereto. See “BCA Proposal — Related Agreements” for additional information.
On January 7, 2021, ACE and Achronix issued a joint press release announcing the execution of the Merger Agreement, which ACE filed with a Current Report on Form 8-K along with the investor presentation and transcript of a call prepared by members of ACE’s and Achronix’s management team and used in connection with meetings with existing ACE shareholders and other persons regarding Achronix and the Business Combination.
Before market open on January 8, 2021, ACE also filed in an amended Current Report on Form 8-K/A, the executed Merger Agreement, the executed Achronix Holders Support Agreement, the executed Sponsor Support Agreement, the form of Subscription Agreement, the form of Backstop Subscription Agreement and the form of Lock-Up Agreement.
ACE’s Board of Directors’ Reasons for the Business Combination
On January 7, 2021, the ACE board of directors (i) approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of ACE and its shareholders, and (iii) recommended that ACE’s shareholders approve and adopt the Business Combination. In evaluating the Business Combination and making these determinations and this recommendation, the ACE board of directors consulted with ACE’s senior management and considered a number of factors.
The ACE board of directors and management also considered the general criteria and guidelines that ACE believed would be important in evaluating prospective target businesses as described in the prospectus for ACE’s initial public offering. The ACE board of directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, ACE stated that it intended to focus primarily on acquiring a company or companies with the following criteria and guidelines in part:
(i)
the business has a market capitalization of at least $500 million;

(ii)
the business operates in industries in which ACE’s management team have technical, strategic and operational expertise to impart significant value;

(iii)
the company’s existing product portfolio already commands certain leading position in a well-defined subset of the market, where the company sustains certain competitive advantage over its competitors;

(iv)
the business proposition of the target can be clearly communicated to the capital market, with value-drivers that can be articulated clearly for the public market to monitor;

(v)
the business presents a multi-year value-creation opportunity for which the expansionary funding from the business combination can be a powerful catalyst;

(vi)
the business is positioned in a market with under-addressed growth opportunities, or the business presents opportunities for strategic re-positioning through changes in its product portfolio, sales model, customer and contract priorities, quality of cash flow and capital structure and its geographical resource allocation, etc.;

(vii)
particularly with the funding from the business combination and the immediate value-enhancement initiatives provided by our management team, the target business should demonstrate a clear short-term potential to achieve positive cashflow as demanded by the public market; and

(viii)
the business must have a governance and control system in place, and a management team that is mentally prepared, to live up to the standards of a US listed company.

In considering the Business Combination, the ACE board of directors determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.
ACE’s board of directors considered a wide variety of factors in connection with their respective evaluations of the Business Combination. In light of the complexity of those factors, ACE’s board of directors as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. Individual members of ACE’s board of directors may have given different weight to different factors. This explanation of ACE’s reasons for the board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
In particular, the ACE board of directors considered the following factors:
•
Achronix and the Business Combination.    The ACE board of directors considered the following factors related to Achronix and the Business Combination:

•
Achronix’s Large and Growing Addressable Market.  Achronix offers high-end Field Programmable Gate Array-based (FPGA-based) acceleration solutions, designed to address high-performance, compute-intensive and real-time processing applications. Based on configuration, the FPGA market has been segmented into low-end FPGA, mid-range FPGA and high-end FPGA. Achronix’s discrete FPGA solutions target the high-end market, projected to reach $3.4 billion in 2025 at a 12% CAGR from 2020 to 2025. Achronix’s eFPGAs address the broader digital IP accelerators market, which is estimated to reach $5.4 billion in 2025, growing at 10% CAGR from 2020 to 2025. Combining these served markets, we estimate that Achronix’s total addressable market size is $8.8 billion in 2025, growing at an 11% CAGR.

•
Attractive Entry Valuation.    Achronix will have an anticipated initial pre-transaction equity value of $1.7 billion (excluding the proceeds from the proposed transaction), implying an expected FY 2021 P/E multiple of 33.8x and an expected FY 2022 P/E multiple of 29.0x. After the completion of the Business Combination, the majority of the net cash from ACE’s trust account and the PIPE Investment (including after payment of the cash included in the Aggregate Merger Consideration) is expected to be held on Achronix’s balance sheet to fund operations and support continued growth of existing and new products and geographical markets. We believe that this valuation is priced for appreciation.

•
Achronix’s Unique Product Offering.    We believe that Achronix is the only independent high-end FPGA supplier that does not tie its customers to a specific main compute platform and it is also the only provider of high-performance embedded FPGA technology. As such, we believe Achronix’s customers turn to it for their unique product offering. As the performance requirements of data acceleration solutions become more demanding and the designs more complex, we believe Achronix’s unique product offering provides an important value proposition to its customers by providing the data acceleration available only from dedicated hardware with the benefits and flexibility of programmable logic, providing customer retention and revenue growth opportunities.
•
Achronix’s Readiness for the Public Market.    Achronix is a company that has a high run rate of more than $160 million, with robust growth projections supported by revenue opportunities amounting to more than $1.1 billion. Additionally, in November 2020, Achronix appointed an industry veteran, Mark Voll, to the position of Chief Financial Officer. Mr. Voll is a seasoned public market CFO bringing over 30 years of experience in CFO positions at multiple publicly traded technology companies with direct experience at leading the initial public offerings and in some cases, sales of such companies. We believe these factors will help set up Achronix for success as an operating public company.

•
Achronix’s Growth Strategies.    Achronix intends for the use of proceeds of the Business Combination to accelerate the adoption of its data acceleration solutions, by unlocking significant value with identifiable “catalytic levers” including by investing in their products through R&D and hiring top technical talents, improving software and customer support tools, bolstering sales and support teams, and adding additional foundry partners. Additionally, Achronix’s growth in market opportunity is supported by the rapid expansion into its targeted key applications of artificial intelligence/machine learning compute, smartNIC, computational storage, automotive and 5G wireless.

•
Experienced and Proven Management Team.    The ACE board of directors believes that Achronix’s management team has extensive experience in key aspects of the semiconductor industry. Achronix’s management team is led by its Chief Executive Officer, Robert Blake, who was with Altera Corp. for 17 years including as Vice President of Product Planning, and also includes former officers, managers, or professionals of semiconductor companies including Xilinx Inc., Nvidia Corp., Altera Corp., Synopsys, Inc. and Aquantia Corp. The ACE board of directors believes that under their leadership, Achronix has built a semiconductor company that offers customers the proposition of faster and more flexible outcomes and has resulted in strong growth. The ACE board of directors expects that Achronix’s executives will continue with the combined company following the Business Combination and that they are aligned in their culture and goals of creating post-combination value. For additional information regarding Achronix’s executive officers, see the section titled “Management of New Achronix Following the Business Combination — Executive Officers.”

•
Best Available Opportunity.    The ACE board of directors determined, after a thorough review of other business combination opportunities reasonably available to ACE, that the proposed Business Combination represents the best potential business combination for ACE based upon the process utilized to evaluate and assess other potential acquisition targets, and the ACE board of directors’ belief that such processes had not presented a better alternative.

•
Continued Ownership By Sellers.    The ACE board of directors considered that Achronix’s existing equityholders would be receiving a significant amount of New Achronix’s common stock as its consideration and that 100% of the existing equityholders of Achronix are “rolling over” their existing equity interests into equity interests in New Achronix which would represent approximately 77.2% of the pro forma beneficial ownership of New Achronix after Closing, assuming (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting and exercise or settlement, as applicable, of all New Achronix Awards for shares of New Achronix common stock and (b) that New Achronix issues or reserves for issuance shares of New Achronix common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 169,355,555 shares of New Achronix common stock, and (iii) New Achronix issues 15,000,000 shares of New Achronix common stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by Achronix’s existing equityholders in New Achronix will be different.

Further, all of the proceeds to be delivered to New Achronix in connection with the Business Combination (including from ACE’s trust account, proceeds from the PIPE Investment and if applicable, the Backstop Investment, and after the payment of the redemptions, Aggregate Cash Consideration, and any expenses relating to the Business Combination), are expected to remain on the balance sheet of New Achronix after Closing in order to fund Achronix’s existing operations and support new and existing growth initiatives, and are not anticipated to be used to effect any additional repurchase, redemption or other acquisition of outstanding shares of ACE’s common stock for at least the first six months after Closing. The ACE board of directors considered this as a strong sign of confidence in New Achronix following the Business Combination and the benefits to be realized as a result of the Business Combination.
•
Investment by Affiliates and Third Parties.    The ACE board of directors considered that certain related parties of the Sponsor are investing $55.0 million, in the aggregate, in New Achronix, and that certain third parties, including top-tier institutional investors, are also investing an additional $95.0 million in New Achronix, in each case, pursuant to their participation in the PIPE Investment. The ACE board of directors considered this another strong sign of confidence in New Achronix following the Business Combination and the benefits to be realized as a result of the Business Combination.

•
Results of Due Diligence.    The ACE board of directors considered the scope of the due diligence investigation conducted by ACE’s senior management and outside advisors and evaluated the results thereof and information available to it related to Achronix, including:

a.
extensive virtual meetings and calls with Achronix’s management team regarding its operations, projections and the proposed transaction; and

b.
review of materials related to Achronix and its business, made available by Achronix, including financial statements, material contracts, key metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information, environmental matters and other regulatory and compliance matters and other legal and business diligence.

The ACE board of directors were advised on valuation negotiation strategy by its financial advisors who assisted with the deal origination.
•
Terms of the Merger Agreement.    The ACE board of directors reviewed and considered the terms of the Merger Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements. See “BCA Proposal” for detailed discussions of the terms and conditions of these agreements.

•
The Role of the Independent Directors.    In connection with the Business Combination, ACE’s independent directors, Kenneth Klein, Omid Tahernia, Ryan Benton and Raquel Chmielewski, evaluated the proposed terms of the Business Combination, including the Merger Agreement and the related agreements, and unanimously approved, as members of the ACE board of directors, the Merger Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination.

The ACE board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:
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Potential Inability to Complete the Merger.    The ACE board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to ACE if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for stockholder and antitrust approval). The Merger Agreement and the Sponsor Support Agreement each also include exclusivity provisions that prohibit ACE, the Sponsor and certain of their respective affiliates from soliciting other initial business combination proposals on behalf of ACE, which restricts ACE’s ability to consider other potential initial business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the ACE board of directors considered the risk that the current public shareholders of ACE would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to New Achronix following the consummation of the Business Combination. Although the consummation of the Merger is conditioned upon satisfaction of the Minimum Cash Condition, which is for the sole benefit of Achronix, this condition will be satisfied at Closing regardless of any exercise by ACE’s current public shareholders of their redemption rights, due to the size of the PIPE Investment. Further, the ACE board of directors considered the risk that current public shareholders would exercise their redemption rights is mitigated because Achronix will be acquired at an attractive aggregate purchase price.

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Achronix’s Business Risks.    The ACE board of directors considered that ACE shareholders would be subject to the execution risks associated with New Achronix if they retained their public shares following the Closing, which were different from the risks related to holding public shares of ACE prior to the Closing. In this regard, the ACE board of directors considered that there were risks associated with successful implementation of New Achronix’s long term business plan and strategy and New Achronix realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as the potential negative impact, including the potential impact of the COVID-19 pandemic and related macroeconomic uncertainty. The ACE board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that ACE shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “Risk Factors.”

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Post-Business Combination Corporate Governance.    The ACE board of directors considered the corporate governance provisions of the Merger Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the Company following the Closing. In particular, they considered that the parties have not entered into any agreement in respect of the composition of the Board after the Closing, except for the parties’ respective rights to designate the initial director nominees. See “BCA Proposal — Merger Agreement” for detailed discussions of the terms and conditions of the Merger Agreement.

Given that the existing equityholders of Achronix will collectively control shares representing a majority of New Achronix’s total outstanding shares of common stock upon completion of the Business Combination, and that the Board will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing equityholders of Achronix may be able to elect future directors and make other decisions (including approving certain transactions involving New Achronix and other corporate actions) without the consent or approval of any of ACE’s current shareholders, directors or management team. See “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents.

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Limitations of Review.    The ACE board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price ACE is paying to acquire Achronix is fair to ACE or its shareholders from a financial point of view. In addition, the ACE senior management and ACE’s outside counsel reviewed only certain materials in connection with their due diligence review of Achronix. Accordingly, the ACE board of directors considered that ACE may not have properly valued such business.

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No Survival of Remedies for Breach of Representations, Warranties or Covenants of Achronix.    The ACE board of directors considered that the terms of the Merger Agreement provide that ACE will not have any surviving remedies against Achronix or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the Achronix representations, warranties or covenants set forth in the Merger Agreement. As a result, ACE shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Achronix prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The ACE board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of Achronix will be, collectively, the majority equityholders in New Achronix.
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Litigation.    The ACE board of directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

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Fees and Expenses.    The ACE board of directors considered the fees and expenses associated with completing the Business Combination.

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Diversion of Management.    The ACE board of directors considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Achronix’s business.

In addition to considering the factors described above, the ACE board of directors also considered that:
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Interests of ACE’s Directors and Executive Officers.    ACE’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of ACE’s shareholders, as described in the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination.” However, ACE’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for ACE’s initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by ACE with any other target business or businesses, and (iii) ACE’s directors and executive officers hold equity interests in ACE with value that, after the Closing, will be based on the future performance of New Achronix’s common stock. In addition, ACE’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the ACE Board of directors, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the forgoing considerations, the ACE board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects ACE shareholders will receive as a result of the Business Combination. The ACE board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by the ACE board of directors is not intended to be exhaustive but includes the material factors considered by the ACE board of directors. In view of the complexity and wide variety of factors considered by the ACE board of directors in connection with its evaluation of the Business Combination, the ACE board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the ACE board of directors may have given different weight to different factors. The ACE board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of the ACE board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
Projected Financial Information
Achronix provided ACE with its internally prepared forecasts for each of the years in the three year period ending December 31, 2022. Achronix does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Achronix prepared the financial projections set forth below to present key elements of the forecasts provided to ACE. The Achronix forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of Achronix’s management, the financial projections were prepared on a reasonable basis reflecting management’s currently available estimates and judgments.
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that ACE, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.
The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Achronix’s business, all of which are difficult to predict and many of which are beyond Achronix’s and ACE’s control. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Achronix’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Achronix’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
The financial projections do not take into account any circumstances or events occurring after the date they were prepared and have been prepared by, and are the responsibility of, Achronix’s management. None of Achronix’s independent registered accounting firm, ACE’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. The projected financial information was prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected financial information was prepared by Achronix. Information provided by Achronix does not constitute any representation, estimate or projection of any other party. The projected financial information included in this document has been prepared by, and is the responsibility of, Achronix’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Achronix’s previously issued financial statements. It does not extend to the projected financial information and should not be read to do so. Furthermore, the projected financial information does not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the projected financial information is provided in this proxy statement/prospectus because the projected financial information was made available to ACE. No person has made or makes any representation or warranty to any ACE shareholder regarding the information included in the projected financial information. The projected financial information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The projected financial information should not be viewed as public guidance.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR ACHRONIX, ACE UNDERTAKES NO OBLIGATIONS AND EXPRESSLY

DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
The key elements of the most recent projections provided by management of Achronix to ACE are summarized in the table below:
($ in thousands)	2020E	2021E	2022E
Total Revenue	104,893	157,600	195,000
Gross Profit	83,257	119,800	143,400
Adjusted EBIT(1)	36,973	50,100	63,500

(1)
Achronix defines adjusted EBIT, a non-U.S. GAAP financial measure, as net income, adjusted to exclude the effects of stock-based compensation expense, total other income (expense), net and provision for income taxes. See “Achronix’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” included elsewhere in this proxy statement/prospectus for more information regarding adjusted EBIT. The following table sets forth a reconciliation of our estimates for Adjusted EBIT to net income for the periods presented.

($ in thousands)	2020E	2021E	2022E
Net income	$33,426	$45,301	$52,147
Stock-based compensation expense	607	5,009	7,022
Adjusted net income	34,033	50,310	59.169
Total other income (expense), net	2,854	(340)	(560)
Provision for income taxes	86	130	4,891
Adjusted EBIT	$36,973	$50,100	$63,500
Satisfaction of 80% Test
It is a requirement under the Nasdaq listing requirements that any business acquired by ACE have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-money valuation of $1.7 billion for Achronix compared to the $230 million in the trust account, the ACE board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of ACE and its shareholders and appropriately reflected Achronix’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. ACE’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Achronix met this requirement.
Interests of ACE’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of ACE’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and ACE’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of ACE shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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Prior to ACE’s initial public offering, the Sponsor purchased 5,750,000 ACE Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share, and transferred an aggregate of 155,000 of such shares to Mr. Klein, Mr. Tahernia, Mr. Benton, Ms. Chmielewski and Ms. Park at their original per-share purchase price. If ACE does not consummate a business combination by January 30, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,750,000 ACE Class B ordinary shares collectively owned by the Sponsor and ACE’s directors and officers would be worthless because following the redemption of the public shares, ACE would likely have few, if any, net assets and because the Sponsor and ACE’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any ACE Class B ordinary shares held by it or them, as applicable, if ACE fails to complete a business combination within the required period (although they will be entitled to liquidating distributions from the trust account with respect to any ACE Class A ordinary shares they hold if ACE fails to complete its initial business combination within the prescribed time frame. Additionally, in such event, the 6,600,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of ACE’s initial public offering for an aggregate purchase price of $6.6 million, will also expire worthless. Certain of ACE’s directors and executive officers, including Behrooz Abdi, Sunny Siu and Denis Tse also have an indirect economic interest in such private placement warrants and in the 5,595,000 ACE Class B ordinary shares owned by the Sponsor. The 5,750,000 shares of New Achronix common stock into which the 5,750,000 ACE Class B ordinary shares collectively held by the Sponsor and certain of ACE’s directors and officers, will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $57.4 million based upon the closing price of $9.99 per public share on Nasdaq on April 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of New Achronix common stock will be subject to certain restrictions, including those described above, ACE believes such shares have less value. The 6,600,000 New Achronix warrants into which the 6,600,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $12.5 million based upon the closing price of $1.90 per public warrant on Nasdaq on April 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
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The Sponsor (including its representatives and affiliates) and ACE’s directors and officers, may in the future become, affiliated with entities that are engaged in a similar business to ACE. The Sponsor and ACE’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ACE completing its initial business combination (assuming ACE has entered into the Merger Agreement). Moreover, certain of ACE’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. ACE’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to ACE, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in ACE’s favor and such potential business opportunities may be presented to other entities prior to their presentation to ACE, subject to applicable fiduciary duties under Cayman Islands Companies Act and Cayman Islands common law. ACE’s Cayman Constitutional Documents provide that ACE renounces its interest in any corporate opportunity offered to any director or officer of ACE which may be an opportunity for such director, on the one hand, or ACE, on the other.

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ACE’s existing directors and officers will be eligible for continued indemnification and continued coverage under ACE’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

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The Sponsor Related PIPE Investors have subscribed for $55,000,000 of the PIPE Investment, for which they will receive up to 5,500,000 shares of New Achronix common stock. The 5,500,000 shares of New Achronix common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of approximately $54.9 million based upon the closing price of $9.99 per public share on Nasdaq on April 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Persons Transactions — ACE’s Related Party Transactions — Subscription Agreements” for additional information.
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The Backstop Subscriber has committed to purchase up to an additional 5,000,000 shares of New Achronix common stock, or an aggregate of up to $50.0 million, to backstop the Minimum Available Cash Amount. See “BCA Proposal  —  Related Agreements  —  Backstop Subscription Agreement” for additional information.

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In the event that ACE fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, ACE will be required to provide for payment of claims of creditors that were not waived that may be brought against ACE within the ten years following such redemption. In order to protect the amounts held in ACE’s trust account, the Sponsor has agreed that it will be liable to ACE if and to the extent any claims by a third party (other than ACE’s independent auditors) for services rendered or products sold to ACE, or a prospective target business with which ACE has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of ACE’s IPO against certain liabilities, including liabilities under the Securities Act.

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In order to finance transaction costs in connection with ACE’s initial business combination (including any amounts which are currently outstanding), the Sponsor or an affiliate of the Sponsor, or certain of ACE’s officers and directors may, but are not obligated to, loan funds to ACE as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes that would each become due and payable in full, without interest, upon completion of ACE’s initial business combination, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a business combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the private placement warrants. In the event that ACE does not complete its initial business combination within the prescribed time frame, ACE may use a portion of its working capital held outside of its trust account to repay any Working Capital Loans made to ACE, but no proceeds held in the trust account would be used to repay such Working Capital Loans, and the applicable related party lender or lenders may not be able to recover the value it or they have loaned to ACE pursuant to such Working Capital Loans. On August 12, 2020, ACE entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO Advisors Limited (“ASIO-IO”), an affiliate of the Sponsor, in the aggregate amount of $1,500,000. The funds from the Working Capital Facility will be utilized to finance transaction costs in connection with the Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, ACE deposited $900,000 into an account held by ASIO-IO, from which the Company may make fund withdrawals for up to $1,500,000. As part of the Working Capital Facility, ASIA-IO waived the right to convert the Working Capital Loan into private placement warrants. Any outstanding amounts deposited with ASIO-IO upon the completion of a Business Combination or dissolution of ACE, will be returned to ACE. As of December 31, 2020, ACE had no amounts outstanding under the Working Capital Facility.

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Pursuant to the Registration Rights Agreement, the Sponsor and ACE’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Achronix common stock and warrants held by such parties following the consummation of the Business Combination.

The Sponsor and each director and officer of ACE have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director and officer of ACE have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including ACE’s directors and its officers) owns 20.0% of the issued and outstanding ordinary shares of ACE.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Achronix or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ACE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Achronix or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.
Entering into any such arrangements may have a depressive effect on our common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. ACE will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Expected Accounting Treatment of the Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ACE is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Achronix will represent a continuation of the financial statements of Achronix with the Business Combination treated as the equivalent of Achronix issuing stock for the net assets of ACE, accompanied by a recapitalization. The net assets of ACE will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Achronix in future reports of the New Achronix.
Achronix has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
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Achronix stockholders will have a relative majority of the voting power of New Achronix;

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The board of directors of New Achronix will have seven members, and Achronix will have the ability to nominate the majority of the members of the board of directors;

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Achronix’s senior management will comprise the senior management roles of New Achronix and be responsible for the day-to-day operations;

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New Achronix will assume the Achronix name; and

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The intended strategy and operations of New Achronix will continue Achronix’s current strategy and operations as an independent provider of FPGAs.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On January 29, 2021, ACE and Achronix filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ACE cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ACE cannot assure you as to its result.
None of ACE nor Achronix are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained. Vote Required for Approval
The BCA Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of January 7, 2021 (the “Merger Agreement”), by and among ACE, ACE Convergence Subsidiary Corp., a Delaware corporation and subsidiary of ACE (“Merger Sub”), and Achronix Semiconductor Corporation, a Delaware corporation (“Achronix”) (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of ACE to Delaware as described below, the merger of Merger Sub with and into Achronix (the “Merger”), with Achronix surviving the Merger as a wholly owned subsidiary of New Achronix, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”
Recommendation of ACE’s Board of Directors
THE ACE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director (s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then ACE is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Merger will be consummated.
As a condition to Closing the Merger, the board of directors of ACE has unanimously approved a change of ACE’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with ACE’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, ACE will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ACE will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding ACE Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of New Achronix common stock, (2) each of the then issued and outstanding ACE Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of New Achronix common stock, (3) each then issued and outstanding ACE warrant will convert automatically into a New Achronix warrant, pursuant to the Warrant Agreement and (4) each ACE unit will be cancelled and will entitle the holder thereof to one share of New Achronix common stock and one-half of one New Achronix warrant.
The Domestication Proposal, if approved, will approve a change of ACE’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ACE is currently governed by the Cayman Islands Companies Act, upon the Domestication, New Achronix will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then ACE will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace ACE’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of New Achronix under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposals,” the Cayman Constitutional Documents of ACE, attached hereto as Annex J and the Proposed Organizational Documents of New Achronix, attached hereto as Annex K and Annex L.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.
The board of directors of ACE believes that there are several reasons why a reincorporation in Delaware is in the best interests of ACE and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
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Prominence, Predictability, and Flexibility of Delaware Law.   For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
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Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Achronix, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Achronix’s stockholders from possible abuses by directors and officers.

•
Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Achronix’s incorporation in Delaware may make New Achronix more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Achronix to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Achronix immediately following the Domestication will be the same as those of ACE immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 175 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”
Recommendation of the ACE Board of Directors
THE ACE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS
If the Domestication Proposal is approved and the Business Combination is to be consummated, ACE will replace the current amended and restated memorandum of association of ACE under the Cayman Islands Companies Act (the “Existing Memorandum”) and the current amended and restated articles of association of ACE (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Cayman Islands Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New Achronix, in each case, under the DGCL.
ACE’s shareholders are asked to consider and vote upon and to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Incorporation and Proposed Bylaws for New Achronix. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of ACE, attached to this proxy statement/prospectus as Annex J, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex K and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex L. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Act and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 ACE Class A ordinary shares, 50,000,000 ACE Class B ordinary shares and 5,000,000 preference shares.	The Proposed Organizational Documents authorize 1,010,000,000 shares, consisting of 1,000,000,000 shares of New Achronix common stock and 10,000,000 shares of New Achronix preferred stock.
	See paragraph 7 of the Existing Memorandum.	See Article Fourth of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)
The Cayman Constitutional Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by ACE’s board of directors. Accordingly, ACE’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares

The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Board

	The Cayman Constitutional Documents	The Proposed Organizational Documents

with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of ACE to carry out a conversion of ACE Class B ordinary shares).
may determine.
	See paragraph 7 of the Existing Memorandum and Articles 9 and 28 of the Existing Articles.	See Article Fifth, subsection (B) of the Proposed Certificate of Incorporation.
Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not contain a provision that provides.the number of classes of ACE’s board of directors.	The Proposed Organizational Documents provide that the Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
See Article Sixth of the Proposed Certificate of Incorporation.
Corporate Name (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that the name of the company is “ACE Convergence Acquisition Corp.”	The Proposed Organizational Documents provide that the name of the corporation will be “ ”
	See paragraph 1 of the Existing Memorandum.	See Article First of the Proposed Certificate of Incorporation.
Perpetual Existence (Organizational Documents Proposal D)
The Cayman Constitutional Documents provide that if ACE does not consummate a business combination (as defined in the Cayman Constitutional Documents) by January 30, 2022, ACE will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate ACE’s trust account.
The Proposed Organizational Documents do not include any provisions relating to New Achronix’s ongoing existence; the default under the DGCL will make New Achronix’s existence perpetual.
	See Article 17 of the Cayman Constitutional Documents.	Default rule under the DGCL.
Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.
See Article Twelfth of the Proposed Certificate of Incorporation.
Takeovers by Interested Stockholders (Organizational Documents	The Cayman Constitutional Documents do not provide restrictions on takeovers of ACE	The Proposed Organizational Documents will have New Achronix governed by

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Proposal D)	by a related shareholder following a business combination.	Section 203 of the DGCL relating to takeovers by interested stockholders.
Default rule under the DGCL.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)	The Cayman Constitutional Documents include various provisions related to ACE’s status as a blank check company prior to the consummation of a business combination.
The Proposed Organizational Documents do not include such provisions related to ACE’s status as a blank check company, which no longer will apply upon consummation of the Merger, as ACE will cease to be a blank check company at such time.

See Article 17 of the Cayman Constitutional Documents.
Resolution
The full text of the resolution to be passed in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents is as follows:
“RESOLVED, as a special resolution, that the Cayman constitutional documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex K and Annex L, respectively), with such principal changes as described in organizational documents proposals A-D.”

ORGANIZATIONAL DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal A — to authorize the change in the authorized capital stock of ACE from (i) 500,000,000 ACE Class A ordinary shares, 50,000,000 ACE Class B ordinary shares and 5,000,000 preference shares, par value $0.0001 per share, of ACE (the “ACE Preferred Shares”) to (ii) 1,000,000,000 shares of New Achronix common stock and 10,000,000 shares of New Achronix preferred stock.
As of the date of this proxy statement/prospectus, there are (i) 23,000,000 ACE Class A ordinary shares issued and outstanding, (ii) 5,750,000 ACE Class B ordinary shares issued and outstanding and (iii) no ACE Preferred Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 11,500,000 public warrants and 6,600,000 private placement warrants of ACE, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the ACE warrants will be exercisable after giving effect to the Merger for one share of New Achronix common stock at an exercise price of $11.50 per share. No ACE warrants are exercisable until the later of 30 days after the Closing or 12 months after the IPO.
Pursuant to the Merger Agreement, New Achronix will issue or, as applicable, reserve for issuance in respect of Achronix Awards outstanding as of immediately prior to the Closing that will be converted into awards based on New Achronix common stock, an aggregate of 169,355,555 shares of New Achronix common stock to Achronix Stockholders, and pursuant to the PIPE Investment, New Achronix will issue 15,000,000 shares of New Achronix common stock to the PIPE Investors (assuming no redemptions of public shares).
In order to ensure that New Achronix has sufficient authorized capital for future issuances, ACE’s board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of New Achronix change the authorized capital stock of ACE from (i) 500,000,000 ACE Class A ordinary shares, 50,000,000 ACE Class B ordinary shares and 5,000,000 ACE Preferred Shares to (ii) 1,000,000,000 shares of New Achronix common stock and 10,000,000 shares of New Achronix preferred stock.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Achronix, copies of which are attached to this proxy statement/prospectus as Annex K and Annex L. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of New Achronix that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.
Vote Required for Approval
The approval of Organizational Documents Proposal A requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal A is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.

Recommendation of the ACE Board of Directors
THE ACE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW ACHRONIX AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal B — to authorize the Board to issue any or all shares of New Achronix preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by New Achronix’s board of directors and as may be permitted by the DGCL.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Achronix after the Business Combination.
If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of New Achronix will be 10,000,000 shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an antitakeover defense.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Achronix, copies of which are attached to this proxy statement/prospectus as Annex K and Annex L. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New Achronix and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Achronix and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New Achronix, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing New Achronix’s board of directors to issue the authorized preferred stock on its own volition will enable New Achronix to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Achronix currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Vote Required for Approval
The approval of Organizational Documents Proposal B requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal B is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.
Recommendation of the ACE Board of Directors
THE ACE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the business combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING
ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS
Overview
Organizational Documents Proposal C — to provide that New Achronix’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Achronix after the Business Combination.
If Organizational Documents Proposal C is approved, New Achronix’s board of directors would reclassify. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in New Achronix for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) New Achronix’s board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Achronix, copies of which are attached to this proxy statement/prospectus as Annex K and Annex L. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that a classified board of directors in the best interest of New Achronix because it is designed to assure the continuity and stability of New Achronix’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with New Achronix and, therefore, will be familiar with our business and operations. Our board of directors also believes that this classification will assist New Achronix in protecting the interests of stockholders in the event of an unsolicited offer for New Achronix by encouraging any potential acquirer to negotiate directly with New Achronix’s board of directors.
This proposal may increase the amount of time required for a takeover bidder to obtain control of New Achronix without the cooperation of New Achronix’s board of directors, even if the takeover bidder were to acquire a majority of the voting power of New Achronix’s outstanding voting stock. Without the ability to obtain immediate control of New Achronix’s board of directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of New Achronix. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of New Achronix’s board of directors, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of New Achronix’s board of directors, this amendment could be viewed as tending to perpetuate present management.
Although this proposal could make it more difficult for a hostile bidder to acquire control over New Achronix, our board of directors believes that by forcing potential bidders to negotiate with New Achronix’s board of directors for a change of control transaction, New Achronix’s board of directors will be better able to maximize stockholder value in any change of control transaction.
Our board of directors is not aware of any present or threatened third-party plans to gain control of New Achronix, and this proposal is not being recommended in response to any such plan or threat. Rather, our board of directors is recommending this proposal as part of its review of New Achronix’s key governance mechanisms in connection with the Business Combination and to assist in assuring fair and equitable treatment for all of New Achronix’s stockholders in hostile takeover situations. The ACE board of directors has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover of New Achronix.
Vote Required for Approval
The approval of Organizational Documents Proposal C requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal C is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal C will have no effect, even if approved by holders of ordinary shares.
Recommendation of the ACE Board of Directors
THE ACE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL D — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex K and Annex L, respectively), including (1) changing the corporate name from “ACE Convergence Acquisition Corp.” to “Achronix Semiconductor Corporation,” (2) making New Achronix’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) removing certain provisions related to ACE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which ACE’s board of directors believes is necessary to adequately address the needs of New Achronix after the Business Combination, (5) providing that no action shall be taken by stockholders of New Achronix, except at an annual or special meeting of stockholders, (6) removing limitations on the corporate opportunity doctrine, (7) requiring the approval of the holders of 66 2/3% of the then-outstanding capital stock of New Achronix to amend specified provisions of the Proposed Certificate of Incorporation, and (8) requiring the approval of the Board or the holders of 66 2∕3% of the then-outstanding capital stock of New Achronix to amend the Proposed Bylaws.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Achronix after the Business Combination.
The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware, which we refer to as the “Court of Chancery,” be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on New Achronix’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New Achronix to New Achronix or New Achronix’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against New Achronix or any current or former director, officer or stockholder governed by the internal affairs doctrine. Notwithstanding the foregoing, this choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Proposed Certificate of Incorporation further provides that, unless New Achronix consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of ACE’s operations should ACE not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, New Achronix will not be a blank check company.
Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with New Achronix’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal D, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of New Achronix, attached hereto as Annex K and Annex L as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “ACE Convergence Acquisition Corp.” to “Achronix Semiconductor Corporation” is desirable to reflect the Business Combination with Achronix and to clearly identify New Achronix as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making New Achronix’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New Achronix following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Achronix in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Achronix will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. The Proposed Certificate of Incorporation provides that, unless New Achronix consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. The Proposed Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder. See “Risk Factors  — Additional Risks Related to Ownership of New Achronix common stock Following the Business Combination and New Achronix Operating as a Public Company — The Proposed Certificate of Incorporation will designate the Court of Chancery of the State of Delaware and the federal district courts of the United States of America as the exclusive forums for certain disputes between New Achronix and its stockholders, which will restrict such stockholders’ ability to choose the judicial forum for disputes with New Achronix or its directors, officers, or employees".
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Charter and Bylaw Amendments
The Proposed Organizational Documents require the approval by affirmative vote of holders of at least 66 2∕3% of the voting power of New Achronix’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to New Achronix’s bylaws not approved by the Board. The Proposed Organizational Documents require the approval by affirmative vote of holders of at least 66 2∕3% of the voting power of New Achronix’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to certain provisions of New Achronix’s Proposed Certificate of Incorporation.
These provisions are intended to protect key provisions of the Proposed Bylaws and Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Stockholder Action by Written Consent
Permitting stockholder action by written consent would circumvent the usual process of allowing deliberation at a meeting of stockholders, would be contrary to principles of openness and good governance, and would have the potential to inappropriately disenfranchise stockholders, potentially permitting a small group of short-term, special interest or self-interested stockholders, who together hold a threshold amount of shares, and who do not owe any fiduciary responsibilities to other stockholders, to take important actions without the involvement of, and with little or no advance notice to, New Achronix or other stockholders. Allowing stockholder action by written consent would also deny all stockholders the right to receive accurate and complete information on a proposal in advance and to present their opinions and consider presentation of the opinions of New Achronix’s board of directors and other stockholders on a proposal before voting on a proposed action. The ACE board of directors believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action.
Corporate Opportunity Doctrine
The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as New Achronix, to renounce any interest or expectancy of the corporation in certain business opportunities. ACE's Cayman Constitutional Documents currently provide that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to ACE’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve New Achronix and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and ACE’s board of directors believes it is the most appropriate period for New Achronix following the Business Combination. In addition, certain other provisions in ACE’s current certificate require that proceeds from

ACE’s initial public offering be held in the trust account until a business combination or liquidation of ACE has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.
Vote Required for Approval
The approval of Organizational Documents Proposal D requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal D is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal D will have no effect, even if approved by holders of ordinary shares.
Recommendation of the ACE Board of Directors
THE ACE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL
Overview
The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, for the purposes of complying with the applicable provisions of Rule 5635(a) of The Nasdaq Stock Market Listing Rules, the issuance, or reservation for future issuance, of shares of New Achronix common stock to (a) the PIPE Investors pursuant to the PIPE Investment and (b) Achronix Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”).
Assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, ACE’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), The Nasdaq Stock Market has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Company is completed pursuant to the Merger Agreement, ACE currently expects to issue an estimated 180,000,000 shares of New Achronix common stock (assuming that none of ACE’s outstanding public shares are redeemed) in connection with the Business Combination and the PIPE Investment. For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because the Sponsor currently owns greater than 5% of ACE’s ordinary shares, the Sponsor is considered a substantial shareholder of ACE under Nasdaq Listing Rule 5635(e)(3). For this reason, ACE is seeking the approval of ACE shareholders for the issuance of shares of New Achronix common stock pursuant in connection with the PIPE Investment.
In the event that this proposal is not approved by ACE shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by ACE shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Achronix common stock pursuant to the Merger Agreement or the PIPE Investment, such shares of New Achronix common stock will not be issued.
Vote Required for Approval
The Stock Issuance Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Rule 5635 of the Nasdaq Rules, the issuance of shares of New Achronix common stock pursuant to the Merger Agreement and the PIPE Investment, including to Achronix Stockholders and the PIPE Investors be approved in all respects.”
Recommendation of the ACE Board of Directors
THE ACE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EQUITY INCENTIVE PLAN PROPOSAL
Overview
In this proposal, we are asking our shareholders to approve the 2021 Plan. ACE’s board of directors approved the 2021 Plan on January 7, 2021 subject to stockholder approval at the special meeting of shareholders. If shareholders approve this proposal, the 2021 Plan will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other Condition Precedent Proposals If the 2021 Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder and the Board will be able to grant awards under the Achronix Semiconductor Corporation 2016 Equity Incentive Plan, which we refer to herein as the “2016 Plan.” If the 2021 Plan is adopted, no awards will be granted under the 2016 Plan following the Closing. The 2021 Plan is described in more detail below.
General Information
The purpose of the 2021 Plan is to provide a means whereby New Achronix can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New Achronix and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards under the 2021 Plan.
Approval of the 2021 Plan by our shareholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options and restricted stock units under the 2021 Plan. If this Equity Incentive Plan Proposal is approved by our shareholders, the 2021 Plan will become effective as of the date of the closing of the Business Combination. In the event that our shareholders do not approve this proposal, the 2021 Plan will not become effective.
New Achronix’s equity compensation program, as implemented under the 2021 Plan, will allow New Achronix to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to New Achronix’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. Approval of the 2021 Plan will allow New Achronix to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New Achronix’s success and ultimately increase stockholder value. The 2021 Plan allows New Achronix to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New Achronix.
If the request to approve the 2021 Plan is approved by our shareholders, there will be 17,500,000 shares of New Achronix common stock, subject to adjustment for specified changes in New Achronix’s capitalization, available for grant under the 2021 Plan as of the effective time of the Business Combination. In addition, as further described below under the section titled “— Description of the Achronix Semiconductor Corporation 2021 Equity Incentive Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to 4% of shares of New Achronix common stock outstanding (or a lesser number determined by the Board). ACE’s board of directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.
Description of the 2021 Plan
A summary description of the material features of the 2021 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2021 Plan and is qualified by reference to the 2021 Plan, the form of which is attached to this proxy statement/prospectus as Annex H and incorporated by reference in its entirety. ACE’s shareholders should refer to the 2021 Plan for more complete and detailed information about the terms and conditions of the 2021 Plan.

Eligibility.   Any individual who is an employee of New Achronix or any of its affiliates, or any person who provides services to New Achronix or its affiliates, including consultants and members of the Board, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. If this proposal is approved by the shareholders, all of New Achronix’s employees, directors and consultants will be eligible to receive awards following the closing of the Business Combination.
Awards.   The 2021 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New Achronix’s affiliates.
Authorized Shares.   Initially, the maximum number of shares of New Achronix common stock that may be issued under the 2021 Plan after it becomes effective will not exceed 17,500,000 shares of New Achronix common stock. In addition, the number of shares of New Achronix common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on December 31, 2030, in an amount equal to the lesser of (1) 4% of the total number of shares of New Achronix common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of New Achronix common stock determined by the Board prior to the date of the increase. The maximum number of shares of New Achronix common stock that may be issued on the exercise of ISOs under the 2021 Plan is 52,500,000 shares. As of           , 2021, the Record Date, the closing price of ACE’s common stock as reported on Nasdaq was $     per share.
The unused shares subject to stock awards granted under the 2021 Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in New Achronix acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2021 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2021 Plan The following shares of New Achronix common stock will not be added to the shares authorized for grant and will not be available for future grants of stock awards: (i) shares of New Achronix common stock subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (ii) shares purchased on the open market with the cash proceeds from the exercise of options; and (iii) shares delivered to New Achronix by a participant to satisfy the exercise or purchase price of a stock award or to satisfy any applicable tax withholding obligation with respect to a stock award (including shares of Common Stock retained by the Company from the Award being exercised or purchased and/or creating the tax obligation).
Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $        in total value or (2) if such non-employee director is first appointed or elected to the Board during such calendar year, $        in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.
Plan Administration.   The Board, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. The Board may also delegate to one or more of New Achronix’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, the Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Stock Options.   ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of New Achronix common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Achronix or any of New Achronix’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Achronix or any of New Achronix’s affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of death or disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of New Achronix common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of New Achronix common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of New Achronix common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New Achronix’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Achronix’s total combined voting power or that of any of New Achronix’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of New Achronix common stock, a combination of cash and shares of New Achronix common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards.   Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New Achronix ends for any reason, New Achronix may receive any or all of the shares of New Achronix common stock held by the participant that have not vested as of the date the participant terminates service with New Achronix through a forfeiture condition or a repurchase right.
Stock Appreciation Rights.   Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of New Achronix common stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of New Achronix common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Achronix or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Achronix or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards.   The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New Achronix common stock.
Other Stock Awards.   The plan administrator may grant other awards based in whole or in part by reference to New Achronix common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure.   In the event there is a specified type of change in the capital structure of New Achronix, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions.   The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New Achronix or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New Achronix with respect to the stock award may be assigned to New Achronix’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by New Achronix with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by New Achronix with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of New Achronix common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.
Plan Amendment or Termination.   The Board has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of New Achronix’s stockholders. No ISOs may be granted after the tenth anniversary of the date ACE’s board of directors adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New Achronix with respect to participation in the 2021 Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the 2021 Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Plan. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Achronix’s ability to realize the benefit of any tax deductions described below depends on New Achronix’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New Achronix’s tax reporting obligations.
Nonstatutory Stock Options.   Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New Achronix or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Achronix will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options.   The 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. New Achronix is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, New Achronix will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or New Achronix timely satisfies its reporting requirements with respect to that amount.
Restricted Stock Awards.   Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Achronix will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards.   Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Achronix will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights.   Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Achronix will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Tax Consequences to New Achronix
Compensation of Covered Employees.   The ability of New Achronix to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New Achronix’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments.   The ability of New Achronix (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
The awards, if any, that will be made to eligible persons under the 2021 Plan are subject to the discretion of the compensation committee of the Board. Therefore, ACE cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.
Interests of ACE’s Directors and Officers in the Equity Incentive Plan Proposal
When you consider the recommendation of ACE’s board of directors in favor of approval of the 2021 Plan, you should keep in mind that certain of ACE’s board of directors and officers have interests in the 2021 Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the potential future issuance of awards to             as a director of New Achronix. See the section titled “Proposal No. 1 — The Business Combination — Interests of ACE’s Directors and Officers in the Business Combination” for a further discussion.
Vote Required for Approval
The Equity Incentive Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of New Achronix 2021 Equity Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of ACE’s Board of Directors
THE ACE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Proposal No. 1 — The Business Combination — Interests of ACE’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

ESPP PROPOSAL
Overview
In this proposal, ACE is asking its shareholders to approve the ESPP. ACE’s board of directors approved the ESPP on            , 2021, subject to stockholder approval at the special meeting of shareholders. If shareholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other Condition Precedent Proposals. If the ESPP is not approved by the shareholders, it will not become effective. The ESPP is described in more detail below.
The purpose of the ESPP is to provide a means whereby New Achronix can align the long-term financial interests of its employees with the financial interests of its shareholders. In addition, the board of directors believes that the ability to allow its employees to purchase shares of New Achronix common stock will help New Achronix to attract, retain, and motivate employees and encourage them to devote their best efforts to New Achronix’s business and financial success. Approval of the ESPP by ACE’s shareholders will allow New Achronix to provide its employees with the opportunity to acquire an ownership interest in New Achronix through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of New Achronix’s stockholders.
Description of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex I. ACE’s shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
Purpose.   The purpose of the ESPP is to provide a means by which eligible employees of New Achronix and certain designated companies may be given an opportunity to purchase shares of New Achronix common stock following the closing of the Business Combination, to assist New Achronix in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Achronix’s success.
The Plan includes two components: a 423 Component and a Non-423 Component. New Achronix intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Share Reserve.   The maximum number of shares of New Achronix common stock that may be issued under the ESPP is 2,000,000 shares. Additionally, the number of shares of New Achronix common stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) 1% of the total number of shares of New Achronix common stock outstanding on December 31st of the preceding calendar year, (2) 2,000,000 shares of New Achronix common stock, or (3) such lesser number of shares of New Achronix as determined by the Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of            , 2021, the Record Date, the closing price of ACE’s common stock as reported on Nasdaq was $     per share.
Administration.   The Board, or a duly authorized committee thereof, will administer the ESPP.
Limitations.   New Achronix employees and the employees of any of its designated affiliates, as designated by the Board, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with New Achronix or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with New Achronix or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering.

In addition, the Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the shareholders, all the employees of New Achronix and its related corporations will be eligible to participate in the ESPP following the closing of the Business Combination. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of New Achronix stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New Achronix stock for each calendar year that the rights remain outstanding.
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of New Achronix common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New Achronix stock on any purchase date during the offering period is less than or equal to the fair market value of a share of New Achronix stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions.   The ESPP permits participants to purchase shares of New Achronix common stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of New Achronix common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with New Achronix and its related corporations.
Withdrawal.   Participants may withdraw from an offering by delivering a withdrawal form to New Achronix and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, New Achronix will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment.   A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New Achronix or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New Achronix will distribute to the participant his or her accumulated but unused contributions, without interest.
Corporate Transactions.   In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.
Amendment and Termination.   The Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of New Achronix stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Board in accordance with the terms of the ESPP.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New Achronix with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New Achronix common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
423 Component of the ESPP
Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of New Achronix common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
Non-423 Component
A participant will be taxed on amounts withheld for the purchase of shares of New Achronix common stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by New Achronix or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
There are no U.S. federal income tax consequences to New Achronix by reason of the grant or exercise of rights under the ESPP. New Achronix is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, ACE cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.
Interests of ACE’s Directors and Officers in the Employee Stock Purchase Plan Proposal
When you consider the recommendation of ACE’s board of directors in favor of approval of the ESPP, you should keep in mind that certain of ACE’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section titled “Proposal No. 1 — The Business Combination — Interests of ACE’s Directors and Officers in the Business Combination” for a further discussion.
Vote Required for Approval
The ESPP Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the New Achronix 2021 Employee Stock Purchase Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of ACE’s Board of Directors
THE ACE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows ACE’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and New Achronix and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, ACE’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The Adjournment Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the ACE Board of Directors
THE ACE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “BCA Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of U.S. federal income tax considerations generally applicable to ACE shareholders of Class A ordinary shares and warrants of the Domestication and exercise of redemption rights. This section applies only to ACE shareholders that hold their Class A ordinary shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:
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financial institutions or financial services entities;

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broker-dealers;

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taxpayers that are subject to the mark-to-market accounting rules;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies or real estate investment trusts;

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expatriates or former long-term residents of the United States;

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persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, except as specifically discussed under the caption heading “— Effects of Section 367 to U.S. Holders”;

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persons that acquired our securities pursuant to an exercise of employee share options or upon payout of a restricted stock unit, in connection with employee share incentive plans or otherwise as compensation;

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persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

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persons whose functional currency is not the U.S. dollar;

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controlled foreign corporations; or

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passive foreign investment companies.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
We have not and do not intend to seek any rulings from the IRS regarding the Domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds ACE Class A ordinary shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any ACE Class A ordinary shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.
EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN

EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of ACE Class A ordinary shares or warrants who or that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States,

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•
an estate whose income is subject to U.S. federal income tax regardless of its source, or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, ACE will change its jurisdiction of incorporation from the Cayman Islands to Delaware.
It is intended that the Domestication qualify as an F Reorganization. Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion that the Domestication will qualify as an F Reorganization. Such opinion is filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.
Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of ACE Class A ordinary shares or warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “— Effects of Section 367 to U.S. Holders” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if ACE (i) transferred all of its assets and liabilities to New Achronix in exchange for all of the outstanding common stock and warrants of New Achronix; and (ii) then distributed the common stock and warrants of New Achronix the holders of securities of ACE in liquidation of ACE. The taxable year of ACE will be deemed to end on the date of the Domestication.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to ACE Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Basis and Holding Period Considerations
Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of New Achronix common stock or warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the ACE Class A ordinary share or warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New Achronix common stock or warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the ACE Class A ordinary share or warrant surrendered in exchange therefor.
Effects of Section 367 to U.S. Holders
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to ACE Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.
A.
“U.S. Shareholders” of ACE

A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of ACE stock entitled to vote or 10% or more of the total value of all classes of ACE stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the ACE Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of ACE warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s all earnings and profits amount with respect to its ACE Class A ordinary shares is the net positive earnings and profits of ACE (as determined under Treasury Regulations under Section 367) attributable to such ACE Class A ordinary shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such ACE Class A ordinary shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
ACE does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If ACE’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its ACE Class A ordinary shares. It is possible, however, that the amount of ACE’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication.
B.
U.S. Holders that Own Less Than 10 Percent of ACE

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) ACE Class A ordinary shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s ACE Class A ordinary shares as described below.
Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New Achronix common stock received in the Domestication in an amount equal to the excess of the fair market value of such New Achronix common stock over the U.S. Holder’s adjusted tax basis in the ACE Class A ordinary shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its ACE Class A ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)
a complete description of the Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from ACE establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s ACE Class A ordinary shares and (B) a representation that the U.S. Holder has notified ACE (or New Achronix) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to ACE or New Achronix no later than the date such tax return is filed. In connection with this election, ACE intends to provide each U.S. Holder eligible to make such an election with information regarding ACE’s earnings and profits upon request.
ACE does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that ACE had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its ACE Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION AND THE CONSEQUENCES TO THEM OF MAKING AN ELECTION.
C.
U.S. Holders that Own ACE Class A Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) ACE Class A ordinary shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.
Tax Consequences for U.S. Holders of Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under the heading “— Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
A.
Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by ACE would be considered to be passive income and cash held by ACE would be considered to be a passive asset.
B.
PFIC Status of ACE

Based upon the composition of its income and assets, and upon a review of its financial statements, ACE believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.
C.
Effects of PFIC Rules on the Domestication

As discussed above, ACE believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of ACE Class A ordinary shares and warrants upon the Domestication if:
(i)
ACE were classified as a PFIC at any time during such U.S. Holder’s holding period in such ACE Class A ordinary shares or warrants, and

(ii)
the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such ACE Class A ordinary shares or in which ACE was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such ACE Class A ordinary shares. Generally, regulations provide that neither election applies to warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of ACE.

Under these rules:
•
the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s ACE Class A ordinary shares or warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ACE was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “— Effects of Section 367 to U.S. Holders” above) would generally be treated as gain subject to these rules.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of ACE Class A ordinary shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their ACE Class A ordinary shares and warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) would generally not be subject to the adverse PFIC rules discussed above with respect to their ACE Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of ACE, whether or not such amounts are actually distributed.
The application of the PFIC rules to ACE warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an ACE warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of ACE warrants for New Achronix warrants pursuant to the Domestication.
Any gain recognized by a U.S. Holder of ACE Class A ordinary shares or warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
D.
QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of ACE Class A ordinary shares (but not warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat ACE as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of ACE Class A ordinary shares during which ACE qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s ACE Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its ACE Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to ACE is contingent upon, among other things, the provision by ACE of a “PFIC Annual Information Statement” to such U.S. Holder. If ACE determines that it is a PFIC for any taxable year, it will endeavor to provide PFIC Annual Information Statements to U.S. Holders of ACE Class A ordinary shares, upon request. There is no assurance, however, that ACE will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to ACE warrants.

The impact of the PFIC rules on a U.S. Holder of ACE Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the ACE Class A ordinary shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A ordinary shares. A mark-to-market election is not available with respect to warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Effects to U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a U.S. Holder of ACE Class A ordinary shares (which were exchanged for New Achronix common stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New Achronix common stock will depend on whether the redemption qualifies as a sale of New Achronix’s common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s New Achronix common stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in New Achronix’s common stock redeemed.
The redemption of New Achronix common stock will generally qualify as a sale of New Achronix’s common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only New Achronix common stock actually owned by such U.S. Holder, but also shares of New Achronix common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to New Achronix common stock owned directly, New Achronix common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any New Achronix common stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include New Achronix common stock which could be acquired pursuant to the exercise of the warrants.
The redemption of New Achronix common stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Achronix outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Achronix outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of New Achronix’s common stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of New Achronix’s common stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of New Achronix’s common stock owned by certain family members and such U.S. Holder does not constructively own any other New Achronix shares. The redemption of New Achronix common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Achronix. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to New Achronix’s common stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New Achronix’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other New Achronix common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in New Achronix’s common stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining New Achronix common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other New Achronix common stock constructively owned by such U.S. Holder.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW ACHRONIX TECHNOLOGIES COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
NON-U.S. HOLDERS
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or warrants that is not a U.S. Holder.
Effects of the Domestication to Non-U.S. Holders
We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of New Achronix common stock and warrants.
The following describes U.S. federal income tax considerations relating to the ownership and disposition of New Achronix common stock and warrants by a non-U.S. Holder after the Domestication.
Distributions
In general, any distributions made to a non-U.S. Holder with respect to New Achronix common stock, to the extent paid out of New Achronix’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its New Achronix common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such

New Achronix common stock, which will be treated as described under “— Sale, Exchange or Other Disposition of New Achronix common stock and Warrants” below.
Dividends paid by New Achronix to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Sale, Exchange or Other Disposition of New Achronix common stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of New Achronix common stock or warrants unless:
(i)
such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

(iii)
New Achronix is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) New Achronix’s common stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding New Achronix common stock.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of New Achronix common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Achronix common stock or warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Achronix does not expect to be classified as a U.S. real property holding corporation immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New Achronix will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.
Effects to Non-U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a non-U.S. Holder of New Achronix common stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New Achronix common stock will depend on whether the redemption qualifies as a sale of New Achronix’s common stock redeemed, as described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of New Achronix common stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “Non-U.S. Holders — Sale,

Exchange or Other Disposition of New Achronix common stock and Warrants.” If such a redemption does not qualify as a sale of New Achronix common stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders — Distributions.” Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed non-U.S. Holders may be subject to withholding tax on the gross amount received in such redemption. Non-U.S. Holders may be exempt from such withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights”).
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of New Achronix common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will generally be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including New Achronix common stock or warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New Achronix common stock or warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of New Achronix common stock or warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New Achronix common stock or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “New Achronix” refer to ACE and its wholly owned subsidiaries after giving effect to the Business Combination.
The unaudited pro forma condensed combined financial information of New Achronix has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of ACE and Achronix adjusted to give effect to the Business Combination and the other related events contemplated by the Merger Agreement.
The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the historical audited balance sheet of ACE as of December 31, 2020 with the historical audited consolidated balance sheet of Achronix as of December 31, 2020 on a pro forma basis as if the Business Combination and the other related events contemplated by the Merger Agreement, summarized below, had been consummated on December 31, 2020.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of ACE for the period from March 31, 2020 (inception) to December 31, 2020 with the historical audited consolidated statement of operations of Achronix for the year ended December 31, 2020 on a pro forma basis as if the Business Combination and the other related events contemplated by the Merger Agreement, summarized below, had been consummated on January 1, 2020.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•
the historical audited financial statements of ACE as of December 31, 2020 and for the period from March 31, 2020 (inception) to December 31, 2020;

•
the historical audited consolidated financial statements of Achronix as of and for the year ended December 31, 2020; and

•
other information relating to ACE and Achronix included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “BCA Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ACE,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Achronix,” and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Business Combination
Pursuant to the Merger Agreement, Merger Sub will merge with and into Achronix, with Achronix surviving the Merger. Achronix will become a wholly owned subsidiary of ACE and immediately be renamed “Achronix Operating Corporation” and ACE will immediately be renamed “Achronix Semiconductor Corporation.” Upon the consummation of the Business Combination, all holders of Achronix common stock will receive the Aggregate Cash Consideration and shares of New Achronix common stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio, resulting in an estimated 148,268,793 shares of New Achronix common stock to be immediately issued and outstanding, and all holders of Achronix Awards will have the right to receive an estimated 21,086,762 shares to be reserved for the potential future issuance of New Achronix common stock upon the exercise of New Achronix Options or settlement of New Achronix RSUs based on the following events contemplated by the Merger Agreement:
•
the conversion of all outstanding shares of Achronix redeemable convertible preferred stock into shares of Achronix common stock at the then-effective conversion rate as calculated pursuant to the Achronix Charter;

•
the exercise and settlement of all outstanding Achronix Warrants into shares of Achronix common stock;

•
the cancellation of each issued and outstanding share of Achronix common stock (including shares of Achronix common stock resulting from the conversion of Achronix’s redeemable convertible preferred stock and the exercise and settlement of all outstanding Achronix Warrants) and the conversion into the right to receive the Aggregate Cash Consideration and a number of shares of New Achronix common stock equal to the Exchange Ratio;

•
the conversion of all outstanding vested and unvested Achronix Options into New Achronix Options exercisable for shares of New Achronix common stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio; and

•
the conversion of all outstanding vested and unvested Achronix RSUs into New Achronix RSUs for shares of New Achronix common stock with the same terms except for the number of shares, which was adjusted using the Exchange Ratio.

Other Related Events in connection with the Business Combination
Other related events that are contemplated to occur in connection with the Business Combination are summarized below:
•
the issuance and sale of 15,000,000 shares of New Achronix common stock at a purchase price of $10.00 per share for an aggregate purchase price of $150.0 million pursuant to the PIPE Investment;

•
under the maxiumum redemptions scenario, the issuance and sale of 5,000,000 shares of New Achronix common stock at a purchase price of $10.00 per share for an aggregate purchase price of $50.0 million to backstop the Minimum Available Cash Amount pursuant to the Backstop Investment;

•
during the Earnout Period, the Sponsor will subject 1,500,000 shares issued and outstanding of New Achronix common stock, comprised of two separate tranches of 750,000 shares per tranche, to potential forfeiture to New Achronix for no consideration until the occurrence of the respective Earnout Triggering Events. As the Earnout Triggering Events have not yet been achieved, these issued and outstanding Sponsor Holdco Earnout Shares are treated as contingently recallable in the pro forma financial information;

•
during the Earnout Period, New Achronix may issue to Eligible Achronix Equityholders up to 3,500,000 shares of additional New Achronix common stock, comprised of two separate tranches of 1,750,000 shares per tranche, upon the occurrence of the respective Earnout Triggering Events. As the Earnout Triggering Events have not yet been achieved, the Achronix Earnout Shares are contingently issuable and not reflected in the pro forma financial information. The issuance of the Achronix Earnout Shares would dilute all New Achronix common stock outstanding at that time. Assuming the expected capital structure as of the Closing, the 1,750,000 shares issued in connection with each Earnout Triggering Event would represent approximately 0.9% and 0.9% of shares outstanding for the no redemptions scenario and 1.0% and 1.0% for the maximum redemptions scenario, respectively; and

•
the grant of 6,180,000 Achronix RSUs under the Achronix Semiconductor Corporation 2016 Equity Incentive Plan in March 2021 with a single vesting term based on a performance condition which will be satisfied upon the Closing and be exchanged for a number of vested and unsettled New Achronix RSUs based on the Exchange Ratio.

Expected Accounting Treatment of the Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ACE is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Achronix will represent a continuation of the financial statements of Achronix with the Business Combination treated as the equivalent of Achronix issuing stock for the net assets of ACE, accompanied by a recapitalization. The net assets of ACE will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Achronix in future reports of the New Achronix.
Achronix has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
•
Achronix stockholders will have a relative majority of the voting power of New Achronix;

•
The board of directors of New Achronix will have seven members, and Achronix will have the ability to nominate the majority of the members of the board of directors;

•
Achronix’s senior management will comprise the senior management roles of New Achronix and be responsible for the day-to-day operations;

•
New Achronix will assume the Achronix name; and

•
The intended strategy and operations of New Achronix will continue Achronix’s current strategy and operations as an independent provider of FPGAs.

The Sponsor Holdco Earnout Shares and Achronix Earnout Shares are expected to be accounted for as liability classified equity instruments that are earned upon achieving the Earnout Triggering Events, which include events that are not indexed to the common stock of New Achronix.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New Achronix upon consummation of the Business Combination in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Achronix following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. ACE and Achronix have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information contained herein assumes that the ACE stockholders approve the Business Combination. Pursuant to the Existing Charter, ACE’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. ACE cannot predict how many of its public stockholders will exercise their right to redeem their Class A Common Stock for cash. The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:
•
Assuming No Redemptions — this scenario assumes that no shares of ACE class A ordinary shares are redeemed; and

•
Assuming Maximum Redemptions — this scenario assumes that 23,000,000 shares of ACE class A ordinary shares are redeemed for an aggregate payment of $230.1 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of December 31, 2020 and still satisfy the Minimum Available Cash Amount required to consummate the Business Combination of at least $200.0 million, after giving effect to the PIPE Investment and the Backstop Investment and before giving effect to the payment to settle the estimated transaction costs of $45.2 million incurred in connection with the Business Combination and the other related events contemplated by the Merger Agreement and the Aggregate Cash Consideration of $50.0 million.
The following summarizes the pro forma New Achronix common stock issued and outstanding immediately after the Business Combination, presented under the two redemption scenarios:
	Share Ownership in New Achronix
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(1)
Achronix Stockholders(2)(3)	148,268,793	77.2%	148,268,793	85.2%
ACE’s public shareholders	23,000,000	12.0%	—	—%
Sponsor & retated parties(4)	11,250,000	5.9%	16,250,000	9.3%
Third Party PIPE Investors	9,500,000	4.9%	9,500,000	5.5%
Total	192,018,793	100%	174,018,793	100%

(1)
Assumes maximum redemptions of 23,000,000 Class A public shares of ACE in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of December 31, 2020 and 5,000,000 additional shares of New Achronix common stock are issued in the Backstop Investment.

(2)
Following the Closing, the Eligible Achronix Equityholders will have the right to receive up to 3,500,000 Achronix Earnout Shares in two equal tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. Because the Achronix Earnout Shares are contingently issuable based upon the share price of New Achronix meeting reaching certain thresholds that have not yet been achieved, the pro forma New Achronix common stock issued and outstanding immediately after the Business Combination excludes the 3,500,000 Achronix Earnout Shares.

(3)
Includes an estimated 528,889 shares of New Achronix common stock expected to be issued to Achronix warrant holders and excludes an estimated 21,086,762 shares of New Achronix common stock to be reserved, as part of the Aggregate Stock Consideration, for potential future issuance upon the exercise of New Achronix Options or settlement of New Achronix RSUs. Additionally, the 21,086,762 shares of New Achronix common stock to be reserved includes an estimated 3,248,595 shares underlying the Performance RSUs that are expected to be vested and unsettled as of the Closing.

(4)
Includes 5,500,000 shares subscribed for by the Sponsor Related PIPE Investors and 5,750,000 shares beneficially owned by the directors and officers of ACE. The 5,750,000 shares beneficially owned by the directors and officers of ACE is inclusive of the 1,500,000 Sponsor Holdco Earnout Shares, which will be restricted from transfer, subject to the occurrence of the Earnout Triggering Events during the Earnout Period. Any such shares not released from these transfer restrictions during the Earnout Period will be forfeited back to New Achronix for no consideration.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding public warrants issued in connection with the IPO as such securities are not exercisable until the later of 30 days after the Closing or 12 months after the IPO. There are also no adjustments for the estimated 21,086,762 shares reserved for the potential future issuance of New Achronix common stock upon the exercise of the New Achronix Options or settlement of New Achronix RSUs to be issued to holders of Achronix Options and Achronix RSUs upon the consummation of the Business Combination, as such events have not yet occurred.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2020
(in thousands)
	ACE Convergence Acquisition Corp. (Historical)	Achronix Semiconductor Corporation (Historical)	Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
			Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$793	$38,546	$230,091	A	$324,230	$(230,091)	P	$144,139
			150,000	B		50,000	Q
			(50,000)	C
			(4,400)	D
			(32,750)	E
			(8,050)	F
Restricted cash	—	5,011	—		5,011	—		5,011
Accounts receivable, net	—	16,900	—		16,900	—		16,900
Inventories	—	2,116	—		2,116	—		2,116
Prepaid expenses and other current assets	344	2,251	—		2,595	—		2,595
Total current assets	1,137	64,824	284,891		350,852	(180,091)		170,761
Property and equipment, net	—	3,723	—		3,723	—		3,723
Lending facility deposit	—	—	—		—	—		—
Cash and marketable securities held in trust	230,091	—	(230,091)	A	—	—		—
Intangible assets, net	—	16,432	—		16,432	—		16,432
Other assets	—	1,247	—		1,247	—		1,247
Total assets	$231,228	$86,226	$54,800		$372,254	$(180,091)		$192,163
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$860	$5,938	$—		$6,798	$—		$6,798
Accrued liabilities	—	13,414	—		13,414	—		13,414
Deferred revenue	—	4,176	—		4,176	—		4,176
Total current liabilities	860	23,528	—		24,388	—		24,388
Preferred stock warrant liability	—	4,311	(4,311)	G	—	—		—
Deferred revenue – noncurrent	—	2,800	—		2,800	—		2,800
Earnout liability	—	—	29,772	H	42,531	—		42,531
			12,759	I
Other noncurrent liabilities	8,050	6,125	(8,050)	F	6,125	—		6,125
Total liabilities	8,910	36,764	30,170		75,844	—		75,844

Unaudited Pro Forma Condensed Combined Balance Sheet – (continued)
As of December 31, 2020
(in thousands)
	ACE Convergence Acquisition Corp. (Historical)	Achronix Semiconductor Corporation (Historical)	Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
			Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Commitments and contingencies
Redeemable convertible preferred stock	—	320,916	(320,916)	J	—	—		—
Class A common stock subject to possible redemption	217,318	—	(217,318)	K	—	—		—
Stockholders’ equity (deficit)
Class A common stock	0	—	0	K	—	—		—
Class B common stock	1	—	(1)	L	—	—		—
Achronix common stock	—	9	272	J	—	—		—
			(281)	M
New Achronix common stock	—	—	1	B	19	(2)	Q	17
			2	K		0	R
			1	L
			15	M
Additional paid-in capital	6,033	5,983	149,999	B	601,474	(230,089)	Q	421,385
			(50,000)	C		50,000	R
			(4,400)	D
			(32,750)	E
			4,311	G
			320,644	J
			217,316	K
			266	M
			(1,034)	N
			507	O
			27,130	P
			(29,772)	H
			(12,759)	I
Accumulated other comprehensive loss	—	(87)	—		(87)	—		(87)
Accumulated deficit	(1,034)	(277,359)	1,034	N	(304,996)	—		(304,996)
			(507)	O
			(27,130)	P
Total stockholders’ equity (deficit)	5,000	(271,454)	562,864		296,410	(180,091)		116,319
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$231,228	$86,226	$54,800		$372,254	$(180,091)		$192,163

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except share and per share data)
	ACE Convergence Acquisition Corp. (Historical)	Achronix Semiconductor Corporation (Historical)	Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
			Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Product	$—	$103,922	$—		$103,922	$—		$103,922
Licensing	—	970	—		970	—		970
Total revenue	—	104,892	—		104,892	—		104,892
Cost of revenue	—	22,347	27	AA	22,374	—		22,374
Gross profit	—	82,545	(27)		82,518	—		82,518
Operating expenses
Research and development	—	30,373	159	AA	30,532	—		30,532
Sales and marketing	—	8,775	166	AA	8,941	—		8,941
General and administrative	1,125	5,665	155	AA	34,075	—		34,075
			27,130	BB				73,548
Total operating expenses	1,125	44,813	27,610		73,548	—		8,970
Income (loss) from operations	(1,125)	37,732	(27,637)		8,970	—		(3,055)
Other income (expense), net
Interest income (expense), net	91	(3,055)	(91)	CC	(3,055)	—		—
Change in fair value of warrant liability	—	(2,338)	2,338	DD	—	—
Other expense, net	—	(25)	—		(25)	—		(25)
Total other income (expense), net	91	(5,418)	2,247		(3,080)	—		(3,080)
Income (loss) before provision for income taxes	(1,034)	32,314	(25,390)		5,890	—		5,890
Provision for income taxes	—	114	—		114	—		114
Net income (loss)	(1,034)	32,200	(25,390)		5,776	—		5,776
Deemed dividend attributable to vested optionholders	—	—	(2,509)	EE	(2,509)	—		(2,509)
Undistributed earnings attributable to participating securities	—	(31,711)	31,711	FF	(25)	—		(28)
			(25)	GG		(3)	GG
Net income (loss) attributable to common stockholders	$(1,034)	$489	$3,787		$3,242	$(3)		$3,239
Weighted average shares outstanding of New Achronix common stock – basic					193,767,388			175,767,388
Basic net income per share – New Achronix					$0.02			$0.02
Weighted average shares outstanding of New Achronix common stock – diluted					216,064,614			198,064,614
Diluted net income per share – New Achronix					$0.02			$0.02
Weighted average shares outstanding of Achronix common stock – basic		6,414,428
Basic net income per share share – Achronix		$0.08
Weighted average shares outstanding of Achronix common stock – diluted		36,611,762
Diluted net income per share – Achronix		$0.07
Weighted average shares outstanding of Class A common stock – basic	23,000,000
Basic and diluted net loss per share – Class A	$(0.00)
Weighted average shares outstanding of Class B common stock	5,530,233
Basic and diluted net loss per share – Class B	$(0.20)

Notes to Unaudited Pro Forma Condensed Combined Financial Information
1.
Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, ACE will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Achronix will represent a continuation of the financial statements of Achronix with the Business Combination treated as the equivalent of Achronix issuing stock for the net assets of ACE, accompanied by a recapitalization. The net assets of ACE will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Achronix in future reports of New Achronix.
The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives pro forma effect to the Business Combination and the other related events contemplated by the Merger Agreement as if consummated on December 31, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 gives pro forma effect to the Business Combination and the other related events contemplated by the Merger Agreement as if consummated on January 1, 2020.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•
the historical audited financial statements of ACE as of December 31, 2020 and for the period from March 31, 2020 (inception) through December 31, 2020;

•
the historical audited consolidated financial statements of Achronix as of and for the year ended December 31, 2020; and

•
other information relating to ACE and Achronix included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “BCA Prosposal.”

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to New Achronix’s additional paid-in capital and are assumed to be cash settled.
2.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:
(A)
Reflects the liquidation and reclassification of $230.1 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by New Achronix.

(B)
Reflects the gross proceeds of $150.0 million from the issuance and sale of 15,000,000 shares of New Achronix common stock at $10.00 per share pursuant to the Subscription Agreements in connection with the PIPE Investment. Refer to Tickmark E for the treatment of the associated direct and incremental transaction costs.

(C)
Reflects the cash disbursement for the Aggregate Cash Consideration of $50.0 million to be paid to holders of Achronix common stock at the Closing pursuant to the Merger Agreement.

(D)
Represents the cash disbursement for the preliminary estimated direct and incremental transaction costs of $4.4 million incurred by Achronix prior to, or concurrent with, the Closing.

(E)
Represents the cash disbursement for the preliminary estimated direct and incremental transaction costs related to the Business Combination, the PIPE Investment, and the Backstop Investment of $32.8 million incurred by ACE prior to, or concurrent with, the Closing, excluding the $8.1 million of deferred underwriting fees related to ACE’s IPO.

(F)
Reflects the cash disbursement of $8.1 million to settle the deferred underwriters’ fees due upon the Closing which were originally incurred by ACE during its IPO.

(G)
Reflects the reclassification of Achronix’s redeemable convertible preferred stock warrant liability to APIC as a result of the Achronix redeemable convertible preferred stock warrants being net settled into shares of Achronix common stock immediately prior to the Effective Time.

(H)
Reflects the preliminary estimated fair value of the Achronix Earnout Shares contingently issuable to the Eligible Achronix Equityholders as of the Closing. The preliminary fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Closing. Refer to Note 4 for more information.

(I)
Reflects the preliminary estimated fair value of the Sponsor Holdco Earnout Shares contingently recallable from the Sponsor as of the Closing. The preliminary estimated fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Closing. Refer to Note 4 for more information.

(J)
Reflects the conversion of Achronix redeemable convertible preferred stock into shares of Achronix common stock pursuant to the conversion rate effective immediately prior to the Effective Time.

(K)
Reflects the reclassification of Class A Common Stock subject to possible redemption into permanent equity assuming no redemptions and immediate conversion of all 23,000,000 shares of Class A Common Stock into shares of New Achronix common stock on a one-to-one basis upon the Domestication.

(L)
Reflects the conversion of 5,750,000 shares of Class B Common Stock into shares of New Achronix common stock on a one-to-one basis upon the Domestication.

(M)
Represents the issuance of 148,268,793 new shares of New Achronix common stock to holders of Achronix common stock at the Closing pursuant to the Merger Agreement to effect the reverse recapitalization at the Closing.

(N)
Reflects the elimination of ACE’s historical retained earnings with a corresponding adjustment to APIC for New Achronix in connection with the reverse recapitalization at the Closing.

(O)
Reflects the preliminary estimated fair value of the incremental compensation provided to holders of vested options which under the terms of the Merger Agreement have been allowed to participate as Eligible Achronix Equityholders for the rights to contingently receive a pro rata portion of the Achronix Earnout Shares upon achievement of the Earnout Triggering Events. There are no future service requirements related to the Earnout Triggering Events. The preliminary estimated fair values were determined using the Black-Scholes option-pricing model with the most reliable information available as the difference between the fair value of the modified award and the fair value of the original award immediately before it was modified. The actual fair values of the incremental compensation costs are subject to change as additional analyses are performed and such changes could be material once the final valuation as of the modification date is determined.

(P)
Represents the estimated stock based compensation of $27.1 million associated with the 6,180,000 Performance RSUs granted in connection with the Business Combination and for which the performance condition is deemed to be satisfied upon the Closing. The estimated grant date fair value of the Achronix RSUs was based on the estimated fair value of Achronix’s underlying common shares as of the date of the grant using preliminary valuation techniques with the most reliable information currently available. The actual compensation expense recorded may differ from this estimate and such difference may be material. New Achronix may withhold the number of shares necessary to satisfy tax withholding and remittance obligations, based on the fair value of its common stock on the settlement date. No tax withholding has been given effect in the pro forma financial information as the decision whether to net settle on behalf of the employee or execute a sell-to-cover arrangement has not been determined.
(Q)
Represents the cash disbursed under the maximum redemptions scenario to redeem 23,000,000 shares of ACE’s Class A Common Stock in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of December 31, 2020.

(R)
Reflects the proceeds of $50.0 million under the maximum redemptions scenario from the issuance and sale of 5,000,000 shares of New Achronix common stock at $10.00 per share pursuant to the Backstop Subscription Agreement in connection with the Backstop Investment.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:
(AA)
Reflects the preliminary estimated fair value of the incremental compensation to be provided to holders of vested options in the form of certain accommodations made under the terms of the Merger Agreement to permit holders, without requiring exercise of their options, to participate as Eligible Achronix Equityholders for the rights to contingently receive a pro rata portion of the Achronix Earnout Shares upon achievement of the Earnout Triggering Events. There are no future service requirements related to the Earnout Triggering Events. The preliminary estimated incremental compensation cost is based on the difference between the estimated fair value of the arrangements immediately after the Merger and the fair value of the awards immediately before the Merger based on their original terms. The fair values were estimated based on option-pricing models using the most reliable information and assumptions currently available which includes: volatility of 60%, risk free rate of approximately 0.5%, expected term ranging from less than 1 year to 5 years and common stock value as of December 31, 2020 of $3.69.

The actual fair values of the incremental compensation costs are subject to change as additional analyses are performed and facts and circumstances change to the closing date of the Merger, and such changes could be material once the final valuation as of the modification date is determined.
(BB)
Represents the estimated stock based compensation of $27.1 million associated with the 6,180,000 Performance RSUs granted in connection with the Business Combination and for which the performance condition is deemed to be satisfied upon the Closing. The estimated grant date fair value of the Achronix RSUs was based on the estimated fair value of Achronix’s underlying common shares as of the date of the grant using preliminary valuation techniques with the most reliable information currently available. The actual compensation expense recorded may differ from this estimate and such difference may be material.

(CC)
Represents the elimination of investment income related to the investments held in the ACE Trust Account.

(DD)
Reflects the elimination of the loss on redeemable convertible preferred stock warrant liability as a result of Achronix redeemable convertible preferred stock warrants being net settled into shares of Achronix common stock immediately prior to the Effective Time.

(EE)
Reflects the preliminary estimated fair value of the Achronix Earnout Shares contingently issuable to holders of vested Achronix Options accounted for as a one-time deemed distribution. The preliminary fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Closing. Refer to Note 4 for more information.

(FF)
Represents the elimination of undistributed earnings attributable to participating securities of Achronix as a result of such participating securities being converted into shares of Achronix common stock immediately prior to the Effective Time.

(GG)
Represents the undistributed earnings attributable to participating securities, which relate to the 1,500,000 issued and outstanding Sponsor Holdco Earnout Shares as the holders of such shares are contractually entitled to participate in nonforfeitable dividends but not contractually obligated to participate in losses.

3.
Net Income per Share

Represents the net income per share calculated using the basic and diluted weighted average shares of common stock outstanding of New Achronix as a result of the pro forma adjustments. As the Business Combination is being reflected as if it had occurred on January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. Under the maximum redemptions scenario, the shares of Class A Common Stock assumed to be redeemed by ACE public stockholders are eliminated as of January 1, 2020.
Basic and diluted net income per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities.
Following the Closing, the 1,500,000 Sponsor Holdco Earnout Shares issued and outstanding are participating securities that contractually entitle the holders of such shares to participate in nonforfeitable dividends but does not contractually obligate the holders of such shares to participate in losses. The Sponsor Holdco Earnout Shares are excluded from basic and diluted weighted average shares outstanding used for determining pro forma net income per share as such shares are contingently recallable until the share price of New Achronix exceeds specified thresholds that have not yet been achieved.
The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios:
	Year Ended December 31, 2020
(in thousands, except share and per share data)	Assuming No Redemptions Scenario	Assuming Maximum Redemptions Scenario
Numerator:
Net income	$5,776	$5,776
Less: Undistributed earnings attributable to participating securities	(25)	(28)
Less: Deemed dividend attributable to vested optionholders	(2,509)	(2,509)
Net income attributable to common stockholders – basic and diluted	$3,242	$3,239
Denominator:
Achronix Stockholders	148,268,793	148,268,793
ACE’s public shareholders	23,000,000	—
Sponsor & related parties	9,750,000	14,750,000
Third Party PIPE Investors	9,500,000	9,500,000
Performance RSU awards – vested and unsettled	3,248,595	3,248,595
Weighted average shares outstanding – basic	193,767,388	175,767,388
Dilutive impact of private placement warrants	5,940,000	5,940,000
Dilutive impact of Achronix shares subject to stock plan	16,357,226	16,357,226
Weighted average shares outstanding – diluted	216,064,614	198,064,614
Net income per share attributable to common stockholders – basic	$0.02	$0.02
Net income per share attributable to common stockholders – diluted	$0.02	$0.02

Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net income per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect:
	Year Ended December 31, 2020
	Assuming No Redemptions Scenario	Assuming Maximum Redemptions Scenario
Public warrants	11,500,000	11,500,000
	11,500,000	11,500,000
Following the Closing, the 3,500,000 Achronix Earnout Shares are excluded from the pro forma net income per share anti-dilutive table for all the periods and scenarios presented as such shares are contingently issuable until the share price of New Achronix exceeds specified thresholds that have not yet been achieved.
4.
Sponsor Holdco Earnout Shares and Achronix Earnout Shares

The Sponsor Holdco Earnout Shares and Achronix Earnout Shares are expected to be accounted for as liability classified equity instruments that are earned upon the achieving the Earnout Triggering Events, which include events that are not indexed to the New Achronix common stock. The preliminary estimated fair value of the Sponsor Holdco Earnout Shares and Achronix Earnout Shares is $12.8 million and $29.8 million, respectively.
The estimated fair values of the Sponsor Holdco Earnout Shares and Achronix Earnout Shares were determined by using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the five-year Earnout Period. The preliminary estimated fair values of Sponsor Holdco Earnout Shares and Achronix Earnout Shares were determined using the most reliable information available. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:
Current stock price: the current stock price was set at the deemed value of $10.00 per share for New Achronix common stock.
Expected volatility: the volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.
Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five year term of the Earnout Period.
Expected term: The expected term is the five year term of the Earnout Period.
Expected dividend yield: The expected dividend yield is zero as we have never declared or paid cash dividends and have no current plans to do so during the expected term.
The actual fair values of Sponsor Holdco Earnout Shares and Achronix Earnout Shares are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing.

INFORMATION ABOUT ACE
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to ACE prior to the consummation of the Business Combination.
General
ACE is a blank check company incorporated on March 31, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although ACE is not limited to a particular industry or sector for purposes of consummating a business combination, ACE focuses on businesses in the technology industries primarily located in the United States. ACE has neither engaged in any operations nor generated any revenue to date. Based on ACE’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On July 30, 2020, ACE consummated its initial public offering of its units, with each unit consisting of one ACE Class A ordinary share and one-half of one public warrant, which included the full exercise by the underwriters of the over-allotment option. Simultaneously with the closing of the initial public offering, ACE completed the private sale of 6,600,000 private placement warrants at a purchase price of $1.00 per private placement warrant, to the Sponsor generating gross proceeds to us of $6.6 million. The private placement warrants are identical to the warrants sold as part of the units in ACE’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of ACE’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.
Following the closing of ACE’s initial public offering, a total of $230.0 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants were placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasury securities and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. As of December 31, 2020, funds in the trust account totaled $230.0 million. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of ACE’s obligation to allow for redemption in connection with ACE’s initial public business combination or to redeem 100% of the public shares if it does not complete a business combination by January 30, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, and (3) the redemption of all of the public shares if ACE is unable to complete a business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
Effecting ACE’s Initial Business Combination
Fair Market Value of Target Business
Nasdaq listing rules require that ACE’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account). ACE’s board of directors determined that this test was met in connection with the proposed Business Combination.
Shareholder Approval of Business Combination
ACE is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). ACE will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of ACE. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares held by them, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of ACE.
The Sponsor and each director and officer of ACE have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any founder shares and ordinary shares held by them, subject to the terms and conditions contemplated in the letter agreement, dated as of July 27, 2020. The founder shares and any ordinary shares held by the Sponsor (including ACE’s directors and officers) will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including ACE’s directors and officers) owns 20.0% of the issued and outstanding ordinary shares. If ACE is not able to complete the Business Combination with Achronix or another business combination by January 30, 2022, then the Sponsor and each director and officer of ACE will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or ACE’s securities, the Sponsor, New Achronix or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ACE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, New Achronix or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the requirement that the Minimum Available Cash Amount condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) New Achronix’s net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001.
Liquidation if No Business Combination
If ACE has not completed the Business Combination with Achronix by January 30, 2022 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to ACE’s Cayman Constitutional Documents, ACE will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem all of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of ACE’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Sponsor has entered into a letter agreement with ACE, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their ACE Class B ordinary shares if ACE fails to complete its business combination within the required time period. However, if Sponsor (including ACE’s directors and officers) owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if ACE fails to complete its business combination within the allotted time period.
The Sponsor and ACE’s directors and officers have agreed, pursuant to a written agreement with ACE, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of ACE’s obligation to allow for redemption in connection with ACE’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by January 30, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless ACE provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, ACE may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.
ACE expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing ACE’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, ACE may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the trust account could, however, become subject to the claims of ACE’s creditors which would have higher priority than the claims of ACE’s public shareholders. ACE cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and ACE — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein. While ACE intends to pay such amounts, if any, ACE cannot assure you that ACE will have funds sufficient to pay or provide for all creditors’ claims.
Although ACE will seek to have all vendors, service providers (other than ACE’s independent auditors), prospective target businesses and other entities with which ACE does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of ACE’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against ACE’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, ACE’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where ACE may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where ACE is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of ACE’s public shares, if ACE has not completed ACE’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with ACE’s initial business combination, ACE will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than ACE’s independent auditors) for services rendered or products sold to us, or a prospective target business with which ACE has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under ACE’s indemnity of the underwriters of ACE’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. ACE has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and ACE believes that the Sponsor’s only assets are securities of ACE and, therefore, the Sponsor may not be able to satisfy those obligations. None of ACE’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, ACE’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While ACE currently expects that ACE’s independent directors would take legal action on ACE’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that ACE’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, ACE cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to the Business Combination and ACE — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein.
ACE will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than ACE’s independent auditors), prospective target businesses and other entities with which ACE does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under ACE’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.
If ACE files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in ACE’s insolvency estate and subject to the claims of third parties with priority over the claims of ACE’s shareholders. To the extent any insolvency claims deplete the trust account, ACE cannot assure you ACE will be able to return $10.00 per share to ACE’s public shareholders. Additionally, if ACE files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by ACE’s shareholders. Furthermore, ACE’s board of directors may be viewed as having breached its fiduciary duty to ACE’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. ACE cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to the Business Combination and ACE — If, after we distribute the proceeds in the trust account to our public shareholders, ACE files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”
ACE’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) ACE’s completion of an initial business combination, and then only in connection with those ACE Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of ACE’s obligation to allow redemption in connection with ACE’s initial business combination or to redeem 100% of the public shares if ACE does not complete ACE’s initial business combination by January 30, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if ACE has not completed an initial business combination by January 30, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of ACE warrants will not have any right to the proceeds held in the trust account with respect to the ACE warrants.
Facilities
ACE currently maintains its executive offices at 1013 Centre Road, Suite 403S, Wilmington DE 19805. The cost for this space is included in the $10,000 per month fee that ACE pays the Sponsor for office space, administrative and support services. ACE considers its current office space, adequate for ACE’s current operations.
Upon consummation of the Business Combination, the principal executive offices of New Achronix will be located at 2903 Bunker Hill Lane, Suite 200, Santa Clara, CA 95054.
Employees
ACE currently has four officers. Members of ACE’s management team are not obligated to devote any specific number of hours to ACE’s matters but they intend to devote as much of their time as they deem necessary to ACE’s affairs until ACE has completed ACE’s initial business combination. The amount of time that any members of ACE’s management team will devote in any time period will vary based on whether a target business has been selected for ACE’s business combination and the current stage of the business combination process.
Competition
If ACE succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from their competitors. ACE cannot assure you that, subsequent to the Business Combination, New Achronix will have the resources or ability to compete effectively. Information regarding New Achronix’s competition is set forth in the sections entitled “Information about Achronix — Competition.”
Directors and Executive Officers
ACE’s current directors and officers are as follows:
Name	Age	Position
Behrooz Abdi	59	Chief Executive Officer and Chairman of the Board of Directors
Sunny Siu	54	President and Director
Denis Tse	44	Secretary and Director
Minyoung Park	30	Chief Financial Officer
Kenneth Klein	61	Director
Omid Tahernia	60	Director
Ryan Benton	50	Director
Raquel Chmielewski	41	Director

Behrooz Abdi has been our Chief Executive Officer since May 2020 and has been the Chairman of our board of directors since July 2020. Mr. Abdi is currently a Strategic Advisor for the Sensor System Business Company of TDK Corporation, a multinational electronics company, a position he has held since April    2020. Prior to this, from 2012 to March 2020, he was CEO of InvenSense, a consumer electronics company. He was previously CEO and President of network processor company, RMI, from 2007 to 2009, and Executive Vice President of RMI’s acquirer, NetLogic, from 2009 to 2011. From 2004 until 2007, Mr. Abdi served as Senior Vice President and General Manager of QCT at Qualcomm. Prior to this, Mr. Abdi worked at Motorola Inc. for 18 years, from 1985 to 2003, where his last role was Vice President and General Manager in charge of the mobile radio frequency and mixed-signal integrated circuits product lines. Mr. Abdi received a bachelors’ degree in electrical engineering from the Montana State University-Bozeman and a master’s degree in electrical engineering from the Georgia Institute of Technology.
Dr. Sunny Siu has been our President since May 2020 and has been a director of ACE since July 2020. Dr. Siu is currently Co-Founder and President of ProphetStor Data Services Inc., an emerging solution provider in the artificial intelligence for IT Operations market. Prior to this, he was the Managing Director — Greater China for the Processors and Wireless Infrastructure Business Unit of Broadcom from 2012 to 2015, after Broadcom acquired NetLogic in 2012. Prior to such acquisition, Dr. Siu served as NetLogic’s President and General Manager — Asia Pacific from 2009 to 2012. He held the same role from 2002 to 2009 at RMI, where he was a co-founder, before it was acquired by NetLogic in 2009. Before entering the industry, Dr. Siu was Associate Professor and Alex d’Arbeloff Career Development Chair at Massachusetts Institute of Technology (“MIT”) from 1996 to 2002, where he founded the MIT Auto ID Center in 1998, pioneering research on Internet of Things. Dr. Siu started his career as an Assistant Professor at University of California — Irvine from 1991 to 1995. Dr. Siu received a B.S. (summa cum laude) in mathematics and computer science from New York University and a B.E. (summa cum laude) in electrical engineering from The Cooper Union for the Advancement of Science and Art. Additionally, Dr. Siu received a PhD and a master’s degree in electrical engineering from Stanford University.
Denis Tse has been our Secretary since May 2020 and a director since April 2020. Currently, Mr. Tse is the Chief Executive Officer of ACE Equity Partners International Pte Ltd., the international subsidiary of ACE Equity Partners, and Founder and Managing Partner of its affiliate, Asia-IO Advisors Limited. Prior to this, Mr. Tse served as Head of Private Investments — Asia at Lockheed Martin Investment Management Company from 2009 to 2015. Mr. Tse received a B.S. in policy studies and economics from Northwestern University and an M.B.A. from INSEAD.
Minyoung Park has been our Chief Financial Officer since May 2020. Currently, Ms. Park serves as the Compliance Officer of ACE Equity Partners, a position she has held since March, 2020. Previously, she was with the financial due diligence team of the cross-border deal advisory department at KPMG from December 2017 to February 2020. Prior to that, Ms. Park was responsible for accounting and finance at CJ 4DPlex America, Inc., a movie theater technology company, from April 2016 to August 2017 and a CPA with ABC CPAs from 2013 to 2016. Ms. Park is a licensed CPA, which license is currently delinquent, and received a Bachelor of Science in Management Science from University of California — San Diego.
Kenneth Klein has been a director of ACE since July 2020. He is currently CEO and co-founder of Praisidio, Inc. a venture capital-backed AI software company in the Enterprise Risk Management space. He has also served as an independent director of MobileIron, Inc. since 2016. Prior to Praisidio, Mr. Klein served as the Chairman and CEO of Tintri, Inc. (“Tintri”), an intelligent infrastructure provider, from 2013 until March 2018. Previously, he was with Wind River Systems, Inc. (“Wind River”), an embedded software company, where he served as a director from July 2003 and as Chair of the Board, President and Chief Executive Officer from 2004 until Wind River’s acquisition by Intel Corp. in 2009. Mr. Klein continued as President of Wind River after it became an Intel subsidiary until 2013. Prior to joining Wind River, Mr. Klein was with Mercury Interactive Corporation (“Mercury Interactive”), a software company focused on business technology optimization, where he served as Chief Operating Officer and as a director on their Board from 2000 until 2003. Mr. Klein held other management positions at Mercury Interactive from 1992 through 1999, including President of North American Operations and Vice President of North American Sales. Mr. Klein received a B.S. in electrical engineering and biomedical engineering from the University of Southern California. He is a USC Distinguished Alumnus, a member of the USC Viterbi School of Engineering Board of Councilors, the founder of USC’s Klein Institute for Undergraduate Engineering Life, and a USC Trustee.

Mr. Klein became Chief Executive Officer of Tintri in October 2013 and resigned in March 2018. Tintri consummated its initial public offering in June 2017 and later filed for bankruptcy in July 2018. Shortly thereafter, Tintri was acquired by DataDirect Networks Inc. Mr. Klein, as well as other officers and directors of Tintri, are currently defendants in an ongoing class action lawsuit related to the foregoing.
Omid Tahernia has been a director of ACE since July 2020. Mr. Tahernia is the founder and Chief Executive Officer of SERNAI Networks, Inc., a developer of high-speed communication and intelligence-based interconnect solutions since 2018. From 2012 to 2015, Mr. Tahernia served as the CEO of Ikanos Communications (Nasdaq: IKAN), which was acquired by Qualcomm in 2015. Prior to that, he was the President and CEO of Tilera Corporation from 2007 to 2011, and had spent more than 3 years with Xilinx, most recently as Corporate Vice President & General Manager of its Processing Solutions Group. Mr. Tahernia is a 20-year veteran with Motorola from 1984 to 2004, with the most recent leadership role being Vice President and Director, Strategy and Business Development at Motorola Semiconductors. He received an MSEE degree from Georgia Institute of Technology and a BSEE degree from Virginia Tech.
Ryan Benton has been a director of ACE since July 2020. He currently serves as Chief Financial Officer of Tempo Automation, an electronics manufacturer for prototyping and low-volume production of PCB assemblies, a role he has held since July 2020. Previously, from September 2018 to October 2020, Mr. Benton served as Chief Financial Officer and Senior Vice President of Revasum, Inc., a publicly listed semiconductor capital equipment company (“Revasum”), and currently sits on Revasum’s board of directors. Since 2015, Mr. Benton also has served as an independent board member for Pivotal Systems, a publicly listed semiconductor component company, where he chairs the Audit & Risk Management Committee and serves as a member of the Remuneration & Nomination Committee. Prior to joining Revasum, from 2017 to 2018, Mr. Benton served as Senior Vice President and Chief Financial Officer for BrainChip Holdings Ltd., a publicly listed AI software and chip solution provider and developer of neuromorphic circuits. From 2012 to 2017, Mr. Benton was at Exar Corporation, a fabless semiconductor chip manufacturer (“Exar”), as Senior Vice President and Chief Financial Officer. In 2016, he became Chief Executive Officer and Executive Board Member until the sale of Exar to Maxlinear, Inc. in 2017. From 1993 to 2012, Mr. Benton worked at several technology companies. He started his career as an auditor at Arthur Andersen & Company in 1991. Mr. Benton received a B.A. of Business Administration in Accounting from the University of Texas at Austin and he passed the State of Texas Certified Public Accountancy exam.
Raquel Chmielewski has been a director of ACE since July 2020. She is currently Director of Investments at Council on Foreign Relations, a United States nonprofit and non-partisan think tank specializing in U.S. foreign policy and international affairs. Prior to this, she was an Investment Officer at the pension of the International Monetary Fund, and a private markets investor at Lockheed Martin Investment Management Company from 2009 to 2017. Ms. Chmielewski was with Stark Investments as an Investment Analyst for a short period in 2008 and was a Private Equity/Venture Capital Associate at Columbia Capital, LLC from 2004 to 2007. Ms. Chmielewski received a B.A. and M.A. in Economics from Boston University and an M.B.A. from The Wharton School at the University of Pennsylvania.
Number, Terms of Office and Appointment of Directors and Officers
ACE’s board of directors consists of seven members. Prior to our initial business combination, holders of ACE’s founder shares have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of ACE’s public shares do not have the right to vote on the appointment of directors during such time. These provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by a majority of at least two-thirds of our ordinary shares attending and voting in a general meeting. Each of ACE’s directors hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on ACE’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of ACE’s board of directors or by a majority of the holders of ACE’s ordinary shares (or, prior to ACE’s initial business combination, holders of ACE’s founder shares).
ACE’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. ACE’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that ACE’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.
Director Independence
Nasdaq listing standards require that a majority of ACE’s board of directors be independent. An “independent director” is defined generally as a person who is not an executive officer or employee of the company and who, in the board’s opinion, has no relationship which would “interfere with the exercise of independent judgment” in carrying out director responsibilities.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of Nasdaq. In addition, members of ACE’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of Nasdaq.
ACE’s board has determined that each of Kenneth Klein, Omid Tahernia, Ryan Benton and Raquel Chmielewski is an “independent director” under applicable SEC and Nasdaq rules.
ACE’s independent directors have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of ACE’s directors or executive officers have received any cash compensation for services rendered to ACE. Commencing on July 28, 2020 through the earlier of the consummation of ACE’s initial business combination and ACE’s liquidation, ACE accrues an obligation to the Sponsor a total of $10,000 per month for office space, administrative and support services. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. ACE’s audit committee reviews on a quarterly basis all payments that were made by ACE to the Sponsor, directors, executive officers or ACE or any of their affiliates. In May 2020, the Sponsor transferred 40,000 founder shares to Kenneth Klein, 35,000 founder shares to each of Omid Tahernia, Ryan Benton and Raquel Chmielewski and 10,000 founder shares to Minyoung Park, at their original per-share purchase price.
ACE is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence ACE’s management’s motivation in identifying or selecting a target business and ACE does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending or to ACE’s knowledge, threatened against us or any members of ACE’s management team in their capacity as such.
Periodic Reporting and Audited Financial Statements
ACE has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, ACE’s annual reports contain financial statements audited and reported on by ACE’s independent registered public accounting firm. ACE has filed with the SEC its Annual Report on Form 10-K covering the year ended December 31, 2020.

ACE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “we,” “us,” “our”, the “Company” or “ACE” refer to ACE prior to the consummation of the Business Combination. The following discussion and analysis of ACE’s financial condition and results of operations should be read in conjunction with ACE’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. ACE’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on March 31, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Merger Agreement on January 7, 2021. We intend to finance the Business Combination through shares of New Achronix common stock issued to Achronix stockholders and the PIPE Investors.
The issuance of additional shares in a business combination:
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may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the ACE Class B ordinary shares resulted in the issuance of ACE Class A ordinary shares on a greater than one-to-one basis upon conversion of the ACE Class B ordinary shares;

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may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded our ordinary shares;

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could cause a change of control if a substantial number of our ordinary shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers;

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may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

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may adversely affect prevailing market prices for our units, ordinary shares and/or warrants; and

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may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:
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default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

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acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

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our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

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our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

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our inability to pay dividends on our ordinary shares;

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using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

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limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

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increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

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limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We have incurred, and expect to incur, significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete a business combination will be successful.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to December 31, 2020 were organizational activities, those necessary to prepare for the initial public offering, described below, and, after the initial public offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.
For the period from March 31, 2020 (inception) through December 31, 2020, we had a net loss of $1,034,098, which consists of formation and operating costs of $1,125,460, offset by interest income on marketable securities held in the Trust Account of $91,362.
Liquidity and Capital Resources
Until the consummation of the initial public offering, the Company’s only source of liquidity was an initial purchase of Class B ordinary shares by the Sponsor and loans from the Sponsor.
On July 30, 2020, we consummated the initial public offering of 23,000,000 ACE units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 ACE units, at $10.00 per unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of an aggregate of 6,600,000 private placement warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $6,600,000.
Following the initial public offering, the exercise of the over-allotment option and the sale of the private placement warrants, a total of $230,000,000 was placed in the Trust Account. We incurred $13,273,096 in transaction costs, including $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $623,096 of other offering costs in connection with the initial public offering and the sale of the private placement warrants.
For the period from March 31, 2020 through December 31, 2020, net cash used in operating activities was $607,940. Net loss of $1,034,098 was offset by interest earned on investments of $91,362 and formation expenses paid by the Sponsor of $1,548. Changes in operating assets and liabilities used $515,972 of cash from operating activities.
As of December 31, 2020, we had cash and marketable securities of $230,091,362 held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable (if applicable) and deferred underwriting commissions) to complete our business combination. To the extent that our shares or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post- business combination entity, make other acquisitions and pursue our growth strategies.
As of December 31, 2020, we had cash of $792,416 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
On August 12, 2020, we entered into the Working Capital Facility with ASIA-IO Advisors Limited (“ASIO-IO”) in the net amount of $600,000. The funds from the Working Capital Facility shall be utilized to finance transaction costs in connection with a business combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a business combination. In return, we deposited $900,000 into an account held by ASIO-IO, from which we may make fund withdrawals for up to $1,500,000. As part of the Working Capital Facility, ASIA-IO waived the right to convert the Working Capital Loan into private placement warrants. Any outstanding amounts deposited with ASIO-IO upon the completion of a business combination or dissolution of the Company, shall be returned to us. As of December 31, 2020, ACE had no amounts outstanding under the Working Capital Facility.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the private placement warrants, at a price of $1.00 per warrant at the option of the lender.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating and consummating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any nonfinancial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.
We entered into an agreement to pay the Sponsor a monthly fee of $10,000 for office space, administrative and support services. We began incurring these fees on July 28, 2020 and will continue to incur these fees on a monthly basis until the earlier of the completion of the business combination and the Company’s liquidation.
We have an agreement to pay the underwriters a deferred fee of $8,050,000, which will become payable to them from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
ACE Class A Ordinary Shares Subject to Possible Redemption
We account for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.
Net Loss Per Ordinary Share
We apply the two-class method in calculating earnings per share. Net income per ordinary share, basic and diluted for redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of redeemable ordinary shares outstanding since original issuance outstanding for the period. Net loss per ordinary share, basic and diluted for non-redeemable ordinary shares is calculated by dividing the net income (loss), less income attributable to redeemable ordinary shares, by the weighted average number of non-redeemable ordinary shares outstanding for the period.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
Quantitative and Qualitative Disclosures About Market Risk
As of December 31, 2020, we were not subject to any market or interest rate risk. Following the consummation of our initial public offering, the net proceeds of our initial public offering, including amounts in the Trust Account, have been invested in certain U.S. government securities with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

INFORMATION ABOUT ACHRONIX
Unless the context otherwise requires, all references in this section to “Achronix,” the “Company,” “we,” “us,” “our” and other similar terms refer to the business of Achronix Semiconductor Corporation and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Achronix and its subsidiaries following the consummation of the Business Combination.
Achronix is dedicated to producing high-end Field Programmable Gate Array (“FPGA”) semiconductor solutions in the form of products and embedded intellectual property. Our goal is to become the global leader in providing high-end FPGA solutions to markets such as data centers, networks and wireless infrastructure. While our FPGA products can perform dedicated functions as the main processing unit, our solutions are primarily used as the data acceleration component of heterogeneous computing systems, working alongside Central Processing Units (“CPUs”), Graphic Processing Units (“GPUs”), and Application Specific Integrated Circuits (“ASICs”). Our customers turn to us for our unique product offering. We are the only high-end independent FPGA supplier that does not tie our customers to a specific main compute platform.
We believe our high-end embedded FPGA (“eFPGA”) solutions are a disruptive technology that provides flexible data acceleration for ASICs and System-on-Chips (“SoCs”) and enables new levels of performance while reducing system level power and cost. Customers can specify the optimal resource configuration and achieve the lowest power consumption for their specific end application. In addition, customers can build the FPGA technology as a flexible data acceleration solution into their system, instead of on a separate card or board. We believe this unique integration into a single system eliminates the inefficiencies of device-to-board communications and provides the performance advantages of higher bandwidth, lower latency, lower power consumption, and lower cost.
Industry Background
Exponential growth of data processing redefines compute needs
Data is being generated at unprecedented rates. The amount of data created over the next three years will be more than the data created over the past 30 years, and the world is expected to create more than three times the data over the next five years than it did in the previous five, according to International Data Corporation (“IDC”). Virtually every computer, smart phone, vehicle, home appliance, industrial machine and medical device has become a data stream. By 2024, the amount of data created, captured, copied and consumed in the world will increase by approximately 2.5 times, from 59ZB (zetta 1x1021 bytes) in 2020 to more than 143ZB, according to IDC. The extraction of actionable intelligence from this ever increasing data set is transforming daily life and industry, from medicine to manufacturing to transportation. We believe artificial intelligence (“AI”) and machine learning (“ML”) solutions are the driving forces behind this revolution. They automate repetitive learning and discovery through data, at times fundamentally reinventing business operations and human interaction. A single implementation of ML can require billions of calculations, making these AI-powered applications “smart” but exceptionally data-intensive and computationally expensive.
The shift to data intensive applications creates fundamental challenges across the entire technology infrastructure. The volume, variety and velocity of data generated has created a level of complexity that incumbent systems may struggle to take advantage of or sustain. As a result, we believe the complexity of the requirements for the new infrastructure may be summarized as one fundamental problem — the increasing need for efficient, accelerated processing of data.
Data acceleration solutions for intelligent and efficient use of data
Hardware-based data acceleration has emerged as the solution to address the fundamental infrastructure problem, designed to increase data processing efficiency by orders of magnitude. Hardware acceleration refers to the process by which an application turns to specialized processors to compute specific tasks. Data accelerators are not standalone platforms but co-processors that work together with other computational engines like CPUs and GPUs. This innovative approach can speed up complex applications for two reasons. The specialized hardware is purpose-built for data-intensive applications and designed to compute tasks much faster and much more efficiently than may be possible on a general-purpose CPU. By offloading these complex tasks, the CPU is able to process other tasks in the meantime, thereby increasing the overall system speed and making applications more responsive. The use cases for data acceleration solutions are growing with the expansion of new ML applications. From compute platforms to storage systems to network infrastructures, nearly every piece of the computing infrastructure is evolving to address these data-intensive applications and integrate data accelerators as part of a more efficient and flexible system.
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Compute platforms.   The traditional approach to address increasing compute needs was to add more and more CPUs. Data accelerators provide a new alternative. They are designed to not only speed up data-intensive applications but also reduce server count, storage capacity and network costs. We believe this is a disruptive technology in terms of performance, power efficiency, scalability and costs when compared to current servers based on commodity processors.

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Storage systems.   The increased compute requirements by applications also puts pressure on storage infrastructure. Applications require a massive and growing dataset to be readily available for use within a short period of time and in specific formats, which often differs from how the data was originally stored in the storage infrastructure. Data acceleration solutions address these challenges by creating intelligent storage systems that pre-process data before storage in a way that allows it to be searched and retrieved more efficiently; in retrieval, the hardware accelerators can promptly transform the data into formats digestible by applications. These intelligent storage systems enable more efficient data storage and improve the overall performance of compute systems.

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Network infrastructures.   The increased volumes of data traveling across communication networks create the need for infrastructure that can not only handle significantly increased bandwidth but also dynamically adapt to the real-time needs of unpredictable data volumes. Data acceleration solutions can address both needs. They can effectively perform specialized or transmission-intensive functions to meet the new demands. Similarly, data accelerators can enable smarter infrastructures that offload network processing tasks and enable efficient data transport from the edge to the cloud.

Without acceleration, applications may face computational bottlenecks leading to latency issues resulting in failure to meet time-critical compute tasks. Many applications are time critical and data sets quickly become stale and can no longer serve their purpose; therefore, efficiency and speed are critical.
Significant market opportunity for data accelerators
A broad range of intelligent applications requires data acceleration, including internet search and prediction, wireless infrastructure, intelligent storage systems, factory automation, autonomous vehicles and networking equipment. Whenever the data rate and the time required to complete the computation cannot be done in a traditional processor unit, there is a need for data accelerators. According to IDC, in the data center alone, the market for data accelerators, defined as GPUs, FPGAs and ASICs (including Application Specific Standard Products), is estimated at $9.2 billion in 2025, growing at a compound annual growth rate (“CAGR”) of 16% between 2019 and 2025. According to IDC, FPGA is among the fastest growing subsectors within the data center, estimated to expand to $1.9 billion in 2025 with a CAGR of 23% between 2019 and 2025.
In addition, the growing size of the data sets required for AI workloads demands massive parallel computations and real-time response, which accelerates the need to re-architect for increased data acceleration. According to IDC, the AI-centric applications market is expected to grow from $15.9 billion in 2019 to $43.7 billion in 2024, representing a 22% CAGR.
Semiconductor solutions for data acceleration
There are several types of logic semiconductors that are used throughout technology infrastructure, whether standalone or integrated. While all these solutions have their strengths for specific use cases, they have limitations that prevent any one solution from addressing all processing needs, particularly as the applicability of Moore’s Law fades and the demand for exponential computational efficiency increases.
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CPUs have been the traditional processor for control and compute tasks but their design is often too general purpose for a highly specialized task like AI or similarly high-throughput workloads. CPUs are based on a serial architecture which makes them efficient in running complex manipulations sequentially on a small set of data but limit their efficiency for processing vast amounts of data at scale. Furthermore, a CPU is a general processor that is programmed by software to run all applications but is not dedicated to any specific task. Therefore, CPUs require many clock cycles to execute a string of operations, exacerbating the performance issues in terms of latency, bandwidth, and power efficiency. A specialized data accelerator can perform a similar function in a single cycle.
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GPUs excel at doing complex repetitive math operations for highly-parallel computing tasks like graphics processing. The same technology is used for AI/ML training algorithms. In these applications, GPUs are more powerful and cost-efficient than CPUs. While GPUs process massive datasets at speed, they are often slower than ASICs and FPGAs. Because GPUs, like CPUs, are instruction-based hardware that execute algorithms in software, they take more time to process than if the algorithms were implemented in the hardware. Instructions have to be fetched and queued, math operations have to be performed and results have to be sent to memory.

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ASICs are integrated circuits customized and optimized for a particular use. The specialized nature and hardware implementation of algorithms generally lead to the best performance in terms of latency, bandwidth, power efficiency and cost per unit. However, the development of ASICs is very expensive and the lack of programmability limits the use beyond pre-defined workloads. As a result, ASICs are best suited for high-volume mass production with pre-defined and permanent processing functions. The lack of flexibility is a major drawback for the modern compute infrastructure where continuous innovations, changing algorithms, workloads and revised protocols are the norm.

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FPGAs are integrated circuits which can be re-programmed any time after manufacturing. FPGAs consist of a collection of digital logic blocks, memories and math engines that can be configured and connected in different ways to produce complex high-performance functions similar to custom integrated circuits. Programmable technologies like FPGAs, CPUs and GPUs include some additional performance and power tradeoffs in order to provide programmable flexibility. These performance limitations and costs have historically limited the use of FPGAs for prototyping and low volume applications where continuous change was needed. Advancements in FPGA technology have reduced the performance gap to ASICs and make modern high-end FPGAs better solutions for data acceleration applications, where both performance and re-programmability are required. FPGAs are based on a massively parallel architecture that makes them very efficient at processing large datasets. They can also be directly connected to high-speed network interfaces, memory systems or sensors to deliver low latency. The programmability of FPGAs enables them to accelerate any workload and quickly adapt to changes in algorithms, new standards, data patterns, or new workloads. With FPGAs, functions that would typically be implemented in software on a CPU can now be executed much more efficiently in the programmed FPGA hardware. High-end FPGAs are also an ideal solution for AI workloads as ML frameworks are increasingly introducing algorithms exhibiting irregular parallelism and complex computations that are difficult to break down into independent sub-tasks. GPUs are often unable to efficiently implement these workloads, resulting in underutilization of bandwidth and subpar performance. The flexibility of FPGAs is uniquely able to accommodate irregular data inputs and address specific needs of applications. FPGAs offer an optimal solution that provides high performance and the ability to change and adapt to new workloads. In summary, high-end FPGAs are uniquely positioned for a broad array of high-performance computing, computational storage and networking solutions. The emergence of high-end embedded FPGA technology that can be integrated into high-volume System-on-Chips (SoC) and ASICs further expand the applications for FPGAs and create new architectures not previously feasible.

Our Solutions and Technology
We offer high-end FPGA-based data acceleration solutions, designed to address high-performance, compute-intensive and real-time processing applications.
While our FPGAs can perform dedicated functions as the main processing unit, our solutions are primarily used as the data acceleration component of heterogeneous computing systems, working alongside CPUs, GPUs and ASICs. We believe our customers turn to us for our unique product offering. We believe that we are the only high-end independent FPGA supplier that does not tie our customers to a specific main compute platform and are also the only provider of high-performance embedded FPGA technology. This will allow customers to integrate our embedded FPGA technology into a single chip, thereby optimizing performance, cost and power consumption. As the performance requirements of data acceleration solutions become more demanding and the designs more complex, we believe our unique product offering provides an important value proposition to our customers by providing the data acceleration available only from dedicated hardware with the benefits and flexibility of programmable logic.
Key elements of our solution include:
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High-end FPGA chips.   Our FPGAs are optimized for high-throughput workloads and eliminate the performance bottlenecks associated with traditional FPGAs. They are well suited for a broad range of networking applications, ML compute inference and edge analytics operations. They provide a unique solution where high-throughput, low-latency computation is required.

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Embedded FPGA.   We license our high-performance FPGA technology as intellectual property (“IP”) cores, allowing customers to bring the power and flexibility of programmable logic to their customized integrated circuits. Our embedded FPGAs enable customers to build silicon solutions that provide the hardware programmability of FPGAs without compromising performance. It is a mature technology, and our customers have manufactured more than 10 million cores for mission-critical 5G wireless and wired infrastructure use cases.

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Accelerator Card.   The high-performance Peripheral Component Interconnect express (“PCIe”) data accelerator cards are built around our core high-end FPGA technology and provide a platform to rapidly develop data networking and computational acceleration applications. These cards are designed to address the most demanding compute-intensive tasks, offer high-speed networking, accelerate data streaming, and provide optimal sensor processing. The accelerator cards include a suite of software tools and design examples to accelerate end application development.

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Proprietary design tools.   We provide a comprehensive suite of computer aided design (“CAD”) tools to enable the design, verification and production deployment of our products. We support standard industry frameworks and IP integration methodologies that are common in the FPGA industry. Our software suite is designed to support our entire portfolio of solutions and integrates with the broader software ecosystem, allowing developers to seamlessly map their existing designs into our product portfolio.

Embedded FPGAs enabling new applications
We believe our high-end embedded FPGA solutions are a disruptive technology because they provide flexible data acceleration for ASICs and SoCs and enable new levels of performance while reducing system level power and cost. Customers can specify the optimal resource configuration and achieve the lowest power consumption for their specific end application. In addition, they can build the FPGA technology as a flexible data acceleration solution into their system, instead of on a separate card or board. We believe this integration into a single system eliminates the inefficiencies of device-to-board communications and provides the performance advantages of higher bandwidth, lower latency, lower power consumption and lower cost. We believe this embedded FPGA integration option, which allows for new innovation in data acceleration applications, is not available from any other high-end FPGA offerings.
Across end markets, our high-end eFPGA is designed to address a critical need for data acceleration solutions that balance performance and flexibility. For example, use cases include:
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Automotive.   Our embedded solutions are expected to be used to support continuous innovation of highly differentiated system functionalities such as sensor fusion, which allow manufacturers to add or reconfigure sensors without an expensive and time-consuming redesign of their compute system.

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Networking.   Our customers use our eFGPA solutions to update their continuously evolving security and compression algorithms, enhancing connectivity and line rate packet processing offload.

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Computational storage.   The programmability of eFPGA enables the use of new algorithms of data restructuring, compression and data deduplication. New hardware performance level features can be deployed as software upgrades even after the products have been shipped, thereby extending the product lifecycle.

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Artificial intelligence/machine learning.   Customers use our eFPGA technology to accelerate a broad range of workloads in computationally intensive database analytics, video and image application.

All these applications are enabled by our high-end eFPGA solutions, which provide significant acceleration available only from dedicated hardware along with the benefits of programmable logic.
Our Competitive Strengths
We believe our solutions provide our customers with the following benefits:
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Superior product.   We focus on data acceleration applications and design our solutions to maximize the performance per dollar per watt. Our solutions are one of the most advanced high-end FPGAs that include dedicated ML processors, best-in-class high-speed interfaces and high-speed network-on-chips to accelerate on-chip data movement.

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Dual-strategy.   We believe we are the only high-end discrete FPGA supplier who also offers our eFPGA IP integration on the same technology. This standardization enables our customers to start their design in our standalone FPGAs and migrate to eFPGA IP when the market for their application develops and the need to reduce costs to maximize profitability arises. Additionally, we believe that our performance is substantially higher than that of our eFPGA competitors.

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Easy-to-use development tools.   We offer a rich ecosystem of software design tools that is able to accelerate the design of systems based on our programmable logic devices and IP. We have designed this suite of design tools to reduce the skills required to program our FPGA and accelerate the adoption for our solutions. Our software tools empower the customers and enhance engagement and retention.

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Strong management team.   We believe our founders and executive officers bring extensive multidisciplinary experience in FPGA technology and business. Our core technology and management team has worked together for more than 12 years. We believe this level of stability provides a competitive advantage in our ability to attract a highly-talented pool of experienced engineers and seasoned industry professionals.

Our Opportunity
According to Semico Research, the FPGA market size was $4.5 billion in 2020 and is projected to reach $6.9 billion by 2025, growing at a projected CAGR of 9%. Based on configuration, the FPGA market has been segmented into low-end FPGA, mid-range FPGA and high-end FPGA, generally segmented based on density of the FPGA. Our discrete FPGA solutions target the high-end market, projected to reach $3.4 billion in 2025 at a 12% CAGR from 2020 to 2025. In comparison, the market for the mid- and low-end FPGA is projected to expand from $2.5 billion in 2020 to $3.4 billion in 2025, implying a 6% CAGR. Our eFPGAs address the broader digital IP accelerators market, which is estimated to reach $5.4 billion in 2025, growing at 10% CAGR from 2020 to 2025. Combining these served markets, we estimate that our total addressable market size is $8.8 billion in 2025, growing at an 11% CAGR.
According to Semico Research, the growth of our market opportunity is supported by the rapid expansion of the key applications we target, such as AI / ML compute, smartNIC, computational storage, automotive and 5G wireless.

According to Semico Research
Our Growth Strategies
We intend to invest in our business to accelerate the adoption of our data acceleration solutions. Our growth strategies include:
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Expand sales footprint to drive growth.   We intend to expand our sales, field-based technical support, and marketing organization to broaden our customer reach in existing and new-end markets. We believe that the adoption of data acceleration solutions will increase the opportunity to continue growing our customer base.

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Expand our technology footprint.   We plan to continue investing in extending the reach of our technology by adding new foundries, partners and IP providers to support our FPGA technology and drive market awareness of our solutions. We intend to extend our software ecosystem by adding new integration partners to accelerate the adoption of our solutions.

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Continue to invest in product and services innovation.   We have a history of technological innovation. For example, we were the first to develop FPGAs on fin field-effect transistor (FinFET) technology, first to deliver FPGAs with Interlaken connectivity IP and first to deliver variable rate programmable Input/Output (I/O). We intend to continue making significant investments in research and development and hiring top technical talent to enhance our product offering, strengthen our software development tools, and increase our differentiation through enhanced data acceleration capabilities. Within our proprietary design tools, we also continue to improve our software tools and enhance remote access to customer support.

Our products
Our hardware product portfolio is comprised of three product families.
PRODUCT FAMILIES
Market	Application	Standalone	Embedded	Accelerator Card
Compute	Edge and cloud compute
Networking	Smart Network Interface Card (NIC)
Wired and wireless 5G
Storage	Computational storage
Test and measurements	Network testing
Storage, device and semiconductor testing
Automotive	Advanced Driver-Assistance Systems (ADAS)
Speedster products
We offer what we believe are the most advanced high-performance standalone FPGAs. In our latest product family, Speedster 7t, we redesigned the entire FPGA architecture to optimize for high-throughput workloads and eliminate the performance bottlenecks associated with traditional FPGAs. Our primary innovations include:
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Flexible ML processor optimized to provide the highest tera-operations per second (TOps).

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High-speed interfaces that support a wide range of industry standards, including 400G Ethernet, PCI Express Gen 5 and GDDR6 high performance external memories.

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High speed Network-on-Chip fabric to enable high-throughput, low-latency data transport between on chip processing elements.

As a result, Speedster 7t offers high performance, reprogram flexibility and low power consumption, and is ideal for a broad range of applications requiring high-data throughput, such as 5G, computational storage, test and measurement, AI/ML, networking and compute acceleration.
Our Speedster product family includes Speedster22i, manufactured using Intel Foundry 22 nanometer (nm) process, and Speedster7t, manufactured using Taiwan Semiconductor Manufacturing Company Limited’s (TSMC) 7 nanometer (nm) process.
Speedcore licensed IP products
Speedcore is an embedded FPGA based on the same flexible high-performance architecture found in our Speedster FPGAs. It is licensed as a semiconductor IP that allows customers to customize and integrate our FPGA technology into their SoC or ASIC devices. We believe the advantages of using our eFPGA solutions over a discrete FPGA solution are:
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Significant improvement in performance by eliminating chip-to-chip printed circuit board (PCB) connectivity and latency associated with traditional I/O interfaces like Ethernet and PCI express.

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Up to 75% lower power consumption through the elimination of high performance SerDes interface technology transferring high data rates across a PCB.

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Up to 90% cost improvement by using an optimal size eFPGA, reducing component count, cooling and PCB size.

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Future-proofing with flexible and cost-effective hardware re-design and feature improvements to extend product lifecycles.

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Ease of migration, as our eFPGA uses the same architecture and software development EDA tools as our standalone Speedster FPGAs.

Speedcore is sold under a licensing business model in which there is no manufacturing cost for Achronix. In addition, we provide our customers software tools and test support for high volume manufacturing. The Speedcore products are available from TSMC using its 16nm, 12nm and 7nm processes, and will be available on more advanced process nodes in the near-term future.
VectorPath Accelerator Card
VectorPath Accelerator Cards are high-performance data accelerator cards delivered in an industry-standard PCIe form factor. They are designed for prototyping as well as high-volume production applications and intended to reduce time to market when developing high-performance compute and data acceleration solutions. Target applications include compute, network, storage and sensor processing.
The core of the latest accelerator cards is a Speedster FPGA chip 7t FPGA chip, featuring innovations such as 2D Network-on-Chip and machine learning processors. The cards are also equipped with high performance memories and optical network interface connections. In addition, the VectorPath Accelerator Cards come with a full suite of software tools to accelerate customer application development.
VectorPath is available either as a standalone card or pre-configured in a Dell or HPE server from BittWare. Separately, BittWare offers customization solutions for the accelerator cards to fulfill complex mechanical requirements.

Achronix software suite
Achronix software suite is a complete design environment for our FPGA and eFPGA products. We leverage industry-standard hardware description languages (HDLs) such as VHDL and Verilog throughout the design flow to ensure ease of adoption by existing FPGA designers. Our Achronix simulation libraries are supported by popular simulation software such as ModelSim from Mentor Graphics, VCS from Synopsys and Riviera-PRO from Aldec. Users of our design environment can utilize those tools to verify functionalities of the high-level representation of circuits. We also supply our users with Synplify-Pro, an industry-standard synthesis tool, to translate the high-level circuit design into gate-level descriptions that can be understood by hardware, before porting into our proprietary CAD environment for placement and routing, timing analysis, bitstream generation and download, and code upload to FPGA boards. We also offer Snapshot Debugger, a debugging tool that empowers sampling and evaluation of user signals in real time. Together, the Achronix software suite enables our customers to design, verify and program the functionality of their FPGA product. Our software is designed to be fully operable across all our hardware products.
Our customers
We sell our discrete FPGA products to original equipment manufacturers (OEMs) and original design manufacturers (ODMs). We work closely with our OEM customers throughout their design cycles and we are able to develop long-term relationships with them as our technology becomes integrated into their products. As a result, we believe we are well-positioned to be designed into their current systems and to continually develop next generation FPGA solutions for their future products.
We license our high-end eFPGA solutions to OEMs and ODMs, providing flexible data acceleration to their ASICs and SoCs and enabling new levels of performance while reducing system level power and cost. Our embedded FPGA integrated solution is not available from any other high-end FPGA supplier and allows for new innovation in data acceleration applications. Customers can specify the optimal resource configuration and achieve the lowest power consumption for their specific end application.
We currently rely, and expect to continue to rely, on a limited number of customers for a significant portion of our revenue. During the years ended December 31, 2020, 2019 and 2018, Intel accounted for approximately 99%, 0% and 85% of our revenue, respectively. Additionally, HiSilicon Co., a subsidiary of Huawei Technologies Co., represented 97% and 15% of our revenue during the years ended December 31, 2019 and 2018, respectively.
Sales to customers in Asia, based on ship-to destinations, accounted for essentially 100% of our revenue in the years ended December 31, 2020, 2019 and 2018, respectively. Although our largest customer has headquarters based in the United States, our products shipped to its facility located in Asia. We anticipate that a significant portion of our products will continue to be sold in Asia.
Sales and marketing
Our solution targets customers in end markets such as Computing, 5G Wireless infrastructure, Networking, Storage, Automotive and Test and Measurement to address applications including edge and cloud computing, Smart NIC, wired and wireless 5G, computational storage, network testing, storage, device and semiconductor testing and ADAS. In each of these markets, we believe that we provide solutions that allow our customers to maximize their performance with flexibility in their system. Either in the form of our standard FPGA product or our unique eFPGA IP technology, we can accelerate data processing and transmission in these demanding environments.
We maintain a worldwide, multi-tiered selling organization that includes a direct sales force, independent sales representatives and electronics distributors.
Our direct sales force consists of sales personnel who are supported by field application engineers (FAEs) operating from our offices located around the world. Direct sales personnel call on assigned accounts that are typically large customers. Our sales managers oversee the activities of our direct sales personnel as well as those of our sales representatives and distributors. Our sales representatives are independent companies operating under contract with us to sell our products in assigned geographic regions.

The sales representatives concentrate on selling to major industrial companies throughout the world. We take direct orders from our customers and fulfill those orders with direct shipments. Additionally, in some cases we may have one of our distributors provide order fulfilment services for our customers. The sales forces of these distributors also call on many smaller, geographically dispersed accounts globally that are not the focus of our direct sale force.
Manufacturing
We operate a fabless business model and use third-party contractors to manufacture, assemble and test our semiconductor products. This outsourced manufacturing approach allows us to focus our resources on the design, sale and marketing of our products and reduces our exposure to cyclicality risks. Outsourcing these services provides us with the flexibility needed to respond to new market opportunities, simplify our operation and significantly reduce our capital requirements.
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Wafer fabrication.   For production of our wafers, we currently utilize two foundries that produce wafers for our products. We chose these foundries because we believe that they provide the best combination of performance and cost-effectiveness attributable to the particular product the foundry will be fabricating. Our wafers are fabricated at foundries operated by Intel and TSMC.

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Package, assembly and testing.   After wafer fabrication and processing at the foundry, we use third-party contractors for the packaging, assembly and testing of our products. Companies providing these services to us include Intel and Advanced Semiconductor Engineering (ASE). Our finished goods inventory is also warehoused with these companies.

We also sell VectorPath Accelerator Cards to our customers, which are high-performance data accelerators delivered in an industry-standard PCIe form factor. They are all designed for prototyping as well as high-volume production applications and are intended to reduce time to market when developing high-performance compute and data acceleration solutions. The VectorPath Accelerator Cards are sourced from BittWare.
Research and development
We believe that our future success depends on our ability to continue to develop innovative technologies that will drive successful new product offerings. To do so, we have assembled a core team of experienced engineers located in our two design centers in Santa Clara, California and Bangalore, India. Most of our core team members have been with the company for more than ten years. As of December 31, 2020, we had 84 employees in our research and development and operations group worldwide, representing approximately 68% of our total employees.
Our research and development costs are divided among circuit design, software development, and process technology activities, all of which are involved in the development of our new products. In the areas of circuit design and process technology, our research and development activities also involve continuing efforts to reduce the power and cost of our products and improve product performance. Our software research and development activities include enhancing the functionality, usability, and availability of high-level design and development tools tailored to meet our customers’ requirements.
Intellectual property
We depend on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, and contractual protections to protect our core technologies and intellectual property. As of December 31, 2020, we had 76 allowed/issued patents, 44 of which are U.S. patents, and 8 pending and provisional U.S. patent applications. The 44 allowed or issued patents in the U.S. generally expire between 2027 and 2039.
We have acquired third-party licenses to certain technologies that are implemented in IP cores or embedded in our devices. These licenses support our continued ability to make and sell our products. We have also acquired various licenses to certain third-party proprietary software and related technologies for our design tools. Continued use of such software and technology is important to the operation of the design tools upon which customers depend.

We vigorously control access to and use of our confidential information and trade secrets through the use of internal and external controls, including contractual protections with employees, contractors and customers. We rely in part on the laws of the United States and international laws to protect our work. All employees and consultants are required to commit to the terms of our confidentiality agreements in connection with their employment and consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived or made in connection with the employment or consulting relationship.
Competition
We believe the increasing cost of developing custom ASIC, SoC and ASSP solutions on advanced process technologies are driving the increased use of FPGAs. Moreover, the increasing requirement for programmable data acceleration solutions that support massive data movement cannot be addressed by standard product solutions alone.
In the stand-alone FPGA market, competition is intense and we expect that it will increase as the market continues to grow. We believe the technologies we have developed allow us to create competitive offerings for many applications requiring high performance programmable solutions. Our primary competitors for stand-alone FPGAs, Xilinx and Intel, are substantially larger than us, and therefore offer products to a more extensive customer base, and have substantially greater financial, technical, sales, and other resources.
Meanwhile, we license our high-end embedded FPGA solutions to customers that provide flexible data acceleration to ASICs and SoCs, enabling new levels of performance while reducing system level power and cost. Our embedded FPGA integrated solution is not available from any other high-end FPGA supplier and allows for innovation in data acceleration applications. Customers can specify the optimal resource configuration and achieve the lowest power consumption for their specific end application.
We compete or plan to compete in different target markets to various degrees on the basis of a number of principal competitive factors, including:
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system-level product performance and power consumption;

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product cost and migration path to embedded FPGA solutions;

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product software tools and product roadmap;

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training programs, product documentation and remote customer support; and

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high level of talent in our research and development team.

We believe we compete favorably with respect to each of these factors. We maintain our competitive position through our ability to successfully design and develop high performance FPGA solutions for the customers we serve.
Employees
As of December 31, 2020, we had 123 employees located in the United States, India, China, Hong Kong and Sweden. Among our 123 employees, 84 are in research and development, engineering and operations, 25 are in sales and marketing and 14 are in general and administrative. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe we maintain good employee relations.
Facilities
We currently lease our principal executive office in Santa Clara, California. This leased facility consists of 36,736 square feet of office space under a lease that expires October 31, 2025. This facility accommodates our product development and engineering teams, operations, sales, marketing, finance and administrative functions. We also lease office spaces in Bangalore, India, Shanghai and Shenzhen in the People's Republic of China.

Legal proceedings
We have not been, are not currently a party to, nor are we aware of, any legal proceeding or claim which, in the opinion of management, is likely to materially adversely affect our business or financial results or condition. We may become subject to legal proceedings and claims incidental to the operation of our business from time to time.

ACHRONIX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that Achronix’s management believes is relevant to an assessment and understanding of Achronix’s consolidated results of operations and financial condition. The discussion should be read together with the section titled “Selected Historical Consolidated Financial of Achronix” and the historical audited annual consolidated financial statements as of December 31, 2020 and 2019 and for the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”), included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon Achronix’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the section titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “Achronix,” the “Company,” “we,” “us,” “our,” and other similar terms refer to the business of Achronix Semiconductor Corporation and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Achronix and its subsidiaries following the consummation of the Business Combination.
Overview
Achronix is dedicated to producing high-end Field Programmable Gate Array (“FPGA”) semiconductor solutions in the form of products and embedded intellectual property. Our goal is to become the global leader in providing high-end FPGA solutions to markets such as data centers, networks and wireless infrastructure. While our FPGA products can perform dedicated functions as the main processing unit, our solutions are primarily used as the data acceleration component of heterogeneous computing systems, working alongside Central Processing Units (“CPUs”), Graphic Processing Units (“GPUs”), and Application Specific Integrated Circuits (“ASICs”). Our customers turn to us for our unique product offering. We are the only high-end independent FPGA supplier that does not tie our customers to a specific main compute platform.
We believe our high-end embedded FPGA (“eFPGA”) solutions are a disruptive technology that provides flexible data acceleration for ASICs and System-on-Chips (“SoCs”) and enables new levels of performance while reducing system level power and cost. Customers can specify the optimal resource configuration and achieve the lowest power consumption for their specific end application. In addition, customers can build the FPGA technology as a flexible data acceleration solution into their system, instead of on a separate card or board. We believe this unique integration into a single system eliminates the inefficiencies of device-to-board communications and provides the performance advantages of higher bandwidth, lower latency, lower power consumption, and lower cost.
We were incorporated in January 2006 as a Delaware corporation with our headquarters in Santa Clara, California. We have four direct and indirect wholly-owned subsidiaries: Achronix Semiconductor International Corporation, Achronix Semiconductor (India) Private Limited, Nexelogix Hong Kong Limited and Shenzhen Nexelogix Co., Ltd.
Key Factors Affecting Our Performance
Design Wins with New and Existing Customers
We work closely with our customers to understand their product roadmaps and strategies. Our end customers continuously develop new products in existing and new application areas. We consider design wins to be critical to our future success and anticipate being increasingly dependent on new design wins to grow our revenue. The selection process is lengthy, typically 12 to 24 months and may require us to incur significant design and development costs in pursuit of a design win with no assurance that our solutions will be selected. As a result, the loss of any key design win or any significant delay in the ramp of volume production of the customers’ products into which our product is designed could harm our business and future revenue.

Customer Concentration
Historically, we have derived the majority of our revenue from a limited number of customers. We believe that our operating results for the foreseeable future will continue to depend on sales to Intel Corporation, or Intel, our largest customer. For the years ended December 31, 2020, 2019 and 2018, sales to Intel accounted for approximately 99%, 0%, and 85% of our revenue, respectively. While our objective is to diversify our customer base, we believe that we could continue to be susceptible to risks associated with customer concentration.
Product Adoption within Markets and Applications
As we evaluate market opportunities and bring our products to market, we pay particular attention to forecasts by industry analysts and the adoption curve of new technologies. We also analyze in detail potential competing forces that could hinder such adoption. If we fail to anticipate or respond to technological shifts or market demands, or to timely develop new or enhanced products or technologies in response to the same, it could result in decreased revenue and the loss of our design wins to our competitors or competing solutions.
Cyclical Nature of the Semiconductor Industry
The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence, evolving standards, short product life cycles, and wide fluctuations in product supply and demand. Downturns in the semiconductor industry have been characterized by diminished product demand, production overcapacity and high inventory levels.
Seasonality
Our revenue may be subject to some seasonal variation as we begin to serve many markets and end-markets which historically experience lower sales in the first quarter of the year which may result in slower growth and lower sales as compared to other quarters.
COVID-19 Pandemic
In December 2019, a respiratory illness caused by a novel coronavirus disease (“COVID-19”) was reported in Wuhan, Hubei Province, China, and in March 2020, the World Health Organization characterized COVID-19 as a pandemic. We are actively monitoring the impact of COVID-19 on our financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 pandemic and the global responses to curb its spread, we are not able to reasonably estimate the duration and ultimate extent of the future impact of the COVID-19 pandemic on our results of operations, financial condition, or liquidity.
The COVID-19 pandemic will have an impact on our business, that of our customers and suppliers and how we execute our business The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in-place or stay-at-home orders, and business shutdowns. For example, employees at our headquarters located in Santa Clara, California, are currently subject to a shelter-in-place order from the state government. These measures have and may continue to adversely impact our employees and operations and the operations of our customers and suppliers, and has and may continue to negatively impact our sales and marketing activities. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our product delivery schedule, our business, financial condition and results of operations. Despite these limitations, we have been able to secure products from our suppliers and fulfill our customers’ purchase orders.
The ultimate impact of the COVID-19 pandemic or similar health pandemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impact on our business, financial condition, results from operations or global economy as a whole. However, these effects could harm our operations, and we will continue to monitor the COVID-19 situation closely.

Components of Our Results of Operations
Revenue
Product revenue
We generate revenue from the sale of our products, mainly to end customers or their manufacturing subcontractors. Product revenue is recognized at a point in time when control of the goods is transferred to the customer based upon the terms of the underlying contract, which is typically in the form of a purchase order, net of reserves for estimated sales returns and allowances, though historically these reserves have not been significant. We transact with direct customers primarily pursuant to standard purchase orders for delivery of products and generally allow customers to cancel or change purchase orders within limited notice periods prior to the scheduled shipment date.
Licensing revenue
Licensing revenue is comprised of revenue from intellectual property core licensing activities, which include an integral license to our software computer aided design tools (“Licensed IP”), customer customization services, royalties, and support and maintenance. We recognize revenue for Licensed IP at the point in time that control of the license transfers to the customer, which is generally upon delivery. We recognize revenue from the customer specific design services over the period in which the customization services are performed, and we measure progress to completion based on actual cost incurred to date relative to the total expected costs for the arrangement. We recognize revenue from support and maintenance agreements ratably over the service period. For usage-based royalties, we recognize royalty revenue based on an estimate of the licensee’s sale or usage of the Licensed IP during the period of reference, typically quarterly. To the extent that shipment data subsequently reported by licensees differs from estimates we made and recorded, we recognize an adjustment to revenue for such difference. Revenue related to royalties and the modification of our intellectual property for customer-specific design was not material for the years ended December 31, 2020, 2019 and 2018.
Cost of Revenue
Cost of revenue on our product sales consists of cost of materials, primarily wafers processed by third-party foundries, costs associated with packaging, assembly, and testing services paid to our third-party contract manufacturers, amortization of product mask costs, personnel costs including salaries, benefits, and stock-based compensation expense, as well as other costs associated with our manufacturing operations.
Cost of revenue on licensing revenue consists of engineering costs for customizing our intellectual property to meet our customers' specific design requirements, as well as any additional costs related to supporting our customers after delivery of our intellectual property. For the periods presented, engineering costs and additional customer support costs related to licensing revenue were not material.
Gross Margin and Gross Profit
Gross margin, or gross profit as a percentage of revenue, has been, and will continue to be, affected by a variety of factors. Factors affecting our gross profit include changes to our average selling price, material costs, production costs that are themselves dependent upon improvements to yield, production efficiencies, elimination or addition to production processes as required by our end customers, and any increase in manufacturing overhead to support a greater number of products sold and markets served.
Research and Development Expenses
Research and development expenses consist primarily of personnel costs including salaries, benefits, and stock-based compensation expense, technology and software license amortization, pre-production engineering masks, design tools, supplies, prototype-related expenses, and equipment depreciation. We believe that continued investments in our products are important to our future growth and, as a result, we expect our research and development expenses to continue to increase in absolute dollars.

Sales and Marketing Expenses
Sales and marketing expenses consist of personnel costs including salaries, benefits, and stock-based compensation expense, field application engineering support, travel costs, and commission expenses. We expect sales and marketing expenses to increase in absolute dollars as we increase our sales and marketing personnel and continue to expand our customer engagements.
General and Administrative Expenses
General and administrative expenses consist primarily of personnel costs including salaries, benefits, including stock-based compensation, related to finance, legal and human resource functions, contractor and professional services fees, audit and compliance expenses, insurance costs, bad debt expenses, and general corporate expenses including allocated facilities expenses. We expect general and administrative expenses to increase in absolute dollars as we grow our operations and incur additional expenses associated with operating as a public company. These expenses as a result of operating as a public company include expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and other professional services.
Change in fair value of warrant liability
Change in fair value of warrant liability is the change in the fair market value of the outstanding redeemable convertible preferred stock warrants. Our redeemable convertible preferred stock warrant liability is subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our redeemable convertible preferred stock warrant liability are recognized in the consolidated statements of operations. We will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of our redeemable convertible preferred stock into common stock, or until our redeemable convertible preferred stock is otherwise no longer redeemable.
Loss on Extinguishment of Debt
Loss on extinguishment of debt consists of losses incurred upon settlement of notes payable.
Other Expense, Net
Other expense, net consists primarily of interest income from investments, interest expense related to our capital lease, interest expense on our previously outstanding debt, and foreign exchange gains and losses.
Provision for Income Taxes
Provision for income taxes consists of an estimate of federal, state and foreign income taxes based on enacted federal, state and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to the level of historical losses, we maintain a valuation allowance against U.S. federal and state deferred tax assets as we have concluded it is more-likely-than-not that these deferred tax assets will not be realized. While there was a pretax profit during the year ended December 31, 2020 which resulted in the realization of some of our deferred tax assets, we do not believe that there is objectively verifiable evidence that the improvement in our results of operations is sustainable to support the release of the remaining valuation allowance.
We will continue to review on a quarterly basis our conclusions about the appropriate amount of the valuation allowance. If we continue to generate profits in 2021 and beyond, the U.S. valuation allowance position could be reversed in the foreseeable future. We expect a benefit to be recorded in the period the valuation allowance reversal is recorded and a higher effective tax rate in periods following the valuation allowance reversal.

Results of Operations
The following table summarizes our historical results of operation for the periods presented (in thousands, except for percent):
	Year Ended December 31,				Year Ended December 31,
	2020	2019	Change	%	2019	2018	Change	%
Consolidated Statements of Operations Data:
Revenue
Product	$103,922	$54	$103,868	*%	$54	$52,075	$(52,021)	(100)%
Licensing	970	4,140	(3,170)	(77)%	4,140	9,167	(5,027)	(55)%
Total revenue	104,892	4,194	100,698	2,401%	4,194	61,242	(57,048)	(93)%
Cost of revenue	22,347	2,542	19,805	779%	2,542	16,731	(14,189)	(85)%
Gross profit	82,545	1,652	80,893	4,897%	1,652	44,511	(42,859)	(96)%
Operating expenses:
Research and development	30,373	25,898	4,475	17%	25,898	27,164	(1,266)	(5)%
Sales and marketing	8,775	7,896	879	11%	7,896	6,408	1,488	23%
General and administrative	5,665	3,812	1,853	49%	3,812	4,287	(475)	(11)%
Total operating expenses	44,813	37,606	7,207	19%	37,606	37,859	(253)	(1)%
Income (loss) from operations	37,732	(35,954)	73,686	(205)%	(35,954)	6,652	(42,606)	(640)%
Other income (expense), net
Interest income (expense), net	(3,055)	689	(3,744)	(543)%	689	581	108	19%
Change in fair value of warrant liability	(2,338)	134	(2,472)	(1,845)%	134	(23)	157	(683)%
Loss on extinguishment of debt	—	—	—	—%	—	(423)	423	(100)%
Other expense, net	(25)	(73)	48	(66)%	(73)	(97)	24	(25)
Total other income (expense), net	(5,418)	750	(6,168)	(822)%	750	38	712	1,874%
Income (loss) before provision for income taxes	32,314	(35,204)	67,518	(192)%	(35,204)	6,690	(41,894)	(626)%
Provision for income taxes	114	1,125			1,125	181
Net income (loss)	$32,200	$(36,329)	68,529	(189)%	$(36,329)	$6,509	(42,838)	(658)%

*
Percentage change not meaningful.

The following table summarizes our historical results of operation as a percent of revenue for each of the periods presented:
	Year Ended December 31,
	2020	2019	2018
Consolidated Statements of Operations Data:
Revenue
Product	99%	1%	85%
Licensing	1%	99%	15%
Total revenue	100%	100%	100%
Cost of revenue	21%	61%	27%
Gross profit	79%	39%	73%
Operating expenses:
Research and development	29%	618%	44%
Sales and marketing	8%	188%	10%
General and administrative	5%	91%	7%
Total operating expenses	43%	897%	62%
Income (loss) from operations	36%	(857)%	11%
Other income (expense), net
Interest income (expense), net	(3)%	16%	1%
Change in fair value of warrant liability	(2)%	3%	0%
Loss on extinguishment of debt	0%	0%	(1)%
Other expense, net	0%	(2)%	0%
Total other income (expense), net	(5)%	18%	0%
Income (loss) before provision for income taxes	31%	(839)%	11%
Provision for income taxes	0%	27%	0%
Net income (loss)	31%	(866)%	11%

Comparison of the Years Ended December 31, 2020 and 2019
The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The following tables sets forth our consolidated results of operations data for the periods presented (in thousands, except percentages):
Revenue
	Year Ended December 31,		Change $	Change %
	2020	2019
Product revenue	$103,922	$54	$103,868	*%
Licensing revenue	970	4,140	(3,170)	(77)
Total revenue	$104,892	$4,194	100,698	2,401

*
percentage change not meaningful

For fiscal year 2020, revenue increased $100.7 million or 2,401% compared to fiscal year 2019. The increase primarily relates to the timing of the receipt of purchase orders and subsequent product shipment to Intel, our largest customer, as Intel rebuilds inventory levels necessary to fulfill their internal demand. The purchase orders we received in fiscal year 2020 are for scheduled shipments of our product to Intel throughout fiscal years 2020, 2021, and 2022.
Cost of Revenue and Gross Profit/Margin
	Year Ended December 31,		Change $	Change %
	2020	2019
Cost of revenue	$22,347	$2,542	$19,805	779%
Gross profit	$82,545	$1,652	80,893	4,897
Gross margin	79%	39%
Cost of revenue increased $19.8 million, or 779%, to $22.3 million for the fiscal year 2020, compared to $2.5 million for the fiscal year 2019. This increase was primarily attributable to the significant increase in product revenue during fiscal year 2020 on product shipments to Intel from purchase orders received in fiscal year 2020. Cost of revenue on licensing revenue was not material.
Gross profit increased $80.9 million or 4,897% to $82.5 million during fiscal year 2020, compared to $1.7 million during fiscal year 2019 due to higher product revenue on increased sales to our largest customer, Intel, which accounted for 99% of revenue for the fiscal year 2020.
Research and Development Expenses
	Year Ended December 31,		Change $	Change %
	2020	2019
Research and development	$30,373	$25,898	$4,475	17%
Percent of revenue	29%	618%
Research and development expenses for fiscal year 2020 increased by $4.5 million, or, 17% to $30.4 million compared to $25.9 million for the fiscal year 2019. The $4.5 million increase was primarily due to $2.1 million in increased employee related expenses, $1.8 million increase in depreciation and amortization expenses and $1.0 million increase in engineering services.

Sales and Marketing Expenses
	Year Ended December 31,		Change $	Change %
	2020	2019
Sales and marketing	$8,775	$7,896	$879	11%
Percent of revenue	8%	188%
Sales and marketing expenses for fiscal year 2020 were higher than the amount reported during fiscal year 2019 primarily due to an increase in product planning and compensation expenses.
General and Administrative Expenses
	Year Ended December 31,		Change $	Change %
	2020	2019
General and administrative	$5,665	$3,812	$1,853	49%
Percent of revenue	5%	91%
General and administrative expenses for fiscal year 2020 increased by $1.9 million primarily due to audit fees and consulting expenses.
We expect to incur additional audit fees and consulting expenses in fiscal year 2021 to complete this merger and to prepare for the compliance and reporting requirements of being a publicly traded entity.
Interest Income (Expense), Net
	Year Ended December 31,		Change $	Change %
	2020	2019
Interest income (expense), net	$(3,055)	$689	$(3,744)	(543)%
Percent of revenue	(3)%	16%
Interest income (expense), net decreased $3.7 million, to an expense of $3.1 million in fiscal year 2020, compared to an income of $0.7 million in fiscal year 2019 due to additional debt related interest expense and loan fees incurred in fiscal year 2020 for a loan balance that was paid in full by the end of fiscal year 2020.
Change in fair value of warrant liability
	Year Ended December 31,		Change $	Change %
	2020	2019
Change in fair value of warrant liability	$(2,338)	$134	$(2,472)	(1,845)%
Percent of revenue	(2)%	3%
The increase in fiscal year 2020 in the change in fair value of warrant liability was due to an increase in the fair market value related to the outstanding redeemable convertible preferred stock warrants. We will continue to record adjustments to the fair value of these warrants at each balance sheet date until the earlier of the exercise of the warrants or the completion of a liquidation event, including the completion of this merger, at which time, the liability will be reclassified to redeemable convertible preferred stock or stockholders’ deficit and will no longer be subject to fair value accounting.
Other Expense, Net
	Year Ended December 31,		Change $	Change %
	2020	2019
Other expense. net	$(25)	$(73)	$48	(66)%
Percent of revenue	<(1)%	(2)%

Other expense, net decreased slightly in fiscal year 2020, as compared to fiscal year 2019, due to foreign currency fluctuation.
Provision for Income Taxes
	Year Ended December 31,		Change $	Change %
	2020	2019
Provision for income taxes	$114	$1,125	$(1,011)	(90)%
Effective tax rate	0.4%	(3.2)%
Our provision for income taxes decreased in fiscal year 2020 primarily due to decrease in foreign taxes and the domestic pre-tax income were offset by prior net operating losses.
Comparison of the Years Ended December 31, 2019 and 2018
The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The following tables sets forth our consolidated results of operations data for the periods presented (in thousands, except percentages):
Revenue
	Year Ended December 31,		Change $	Change %
	2019	2018
Product revenue	$54	$52,075	$(52,021)	(100)%
Licensing revenue	$4,140	$9,167	$(5,027)	(55)%
Total Revenue	$4,194	$61,242	$(57,048)	(93)%
For fiscal year 2019, revenue decreased 93% compared to fiscal year 2018. The decrease primarily relates to reduced product sales to our major customer, Intel, during fiscal year 2019, compared to product revenue during fiscal year 2018 derived from this customer. The reduction in revenues from Intel was primarily due to the fact that this customer received a significant shipment of our product in fiscal year 2018 and had yet to fully utilize those purchases in fiscal year 2019. Despite the reduction in revenue in fiscal year 2019, Intel placed significant purchase orders in the first nine months of fiscal year 2020, with most of the orders scheduled for shipment in the second half of fiscal year 2020 and continuing into fiscal years 2021 and 2022.
Cost of Revenue and Gross Profit/Margin
	Year Ended December 31,		Change $	Change %
	2019	2018
Cost of revenue	$2,542	$16,731	(14,189)	(85)
Gross profit	$1,652	$44,511	(42,859)	(96)
Gross margin	39%	73%
Cost of revenues decreased $14.2 million, or 85%, to $2.5 million during fiscal year 2019, compared to $16.7 million during fiscal year 2018 due to the reduction of orders in fiscal year 2019 as described under “Revenue.” Cost of revenue on licensing revenue was not material.
Gross profit decreased $42.9 million or 96% to $1.7 million during fiscal year 2019, compared to $44.5 million during fiscal year 2018 due to the reduction in orders in fiscal 2019.
This decrease in gross margin year over year was a result of a decrease in product revenue as compared to fixed overhead costs.

Research and Development Expenses
	Year Ended December 31,		Change $	Change %
	2019	2018
Research and development	$25,898	$27,164	$(1,266)	(5)%
Percent of revenue	618%	44%
Research and development expenses for fiscal year 2019 decreased slightly compared to the amount reported during fiscal year 2018. The $1.3 million decrease was primarily related to certain development costs incurred in fiscal year 2018 which did not recur during fiscal year 2019.
Sales and Marketing Expenses
	Year Ended December 31,		Change $	Change %
	2019	2018
Sales and marketing	$7,896	$6,408	$1,488	23%
Percent of revenue	188%	10%
Sales and marketing expenses for fiscal year 2019 were higher than the amount reported during fiscal year 2018 primarily due to an increase in product planning and compensation expenses.
General and Administrative Expenses
	Year Ended December 31,		Change $	Change %
	2019	2018
General and administrative	$3,812	$4,287	$(475)	(11)%
Percent of revenue	91%	7%
General and administrative expenses for fiscal year 2019 remained relatively unchanged as compared to fiscal year 2018.
Interest Income (Expense), Net
	Year Ended December 31,		Change $	Change %
	2019	2018
Interest income (expense), net	$689	$581	$108	19%
Percent of revenue	16%	1%
Interest income (expense), net increased $0.1 million, to an income of $0.7 million in fiscal year 2019, compared to an income of $0.6 million in fiscal year 2018 due to additional debt related interest expense and loan fees incurred during the first quarter of fiscal year 2018.
Change in fair value of warrant liability
	Year Ended December 31,		Change $	Change %
	2019	2018
Change in fair value of warrant liability	$134	$(23)	$157	683%
Percent of revenue	3%	<(1)%
The increase in fiscal year 2019 in the change in fair value of warrant liability was due to an increase in the fair market value related to the outstanding redeemable convertible preferred stock warrants. We will continue to record adjustments to the fair value of these warrants at each balance sheet date until the earlier of the exercise of the warrants or the completion of a liquidation event, including the completion of this merger, at which time, the liability will be reclassified to redeemable convertible preferred stock or stockholders’ deficit and will no longer be subject to fair value accounting.

Loss on Extinguishment of Debt
	Year Ended December 31,		Change $	Change %
	2019	2018
Loss on extinguishment of debt	$—	$(423)	$423	n/a
Percent of revenue	—	(1)%
In fiscal year 2018, we recorded a $0.4 million loss in connection with a settlement of a note payable. There was no extinguishment of debt during fiscal year 2019.
Other Expense, Net
	Year Ended December 31,		Change $	Change %
	2019	2018
Other expenses, net	$(73)	$(97)	$24	(25)
Percent of revenue	<(1)%	<(1)%
Other expense decreased slightly in fiscal year 2019, as compared to fiscal year 2018.
Provision for Income Taxes
	Year Ended December 31,		Change $	Change %
	2019	2018
Provision for Income Taxes	$1,125	$181	$944	522%
Our provision for income taxes increased in fiscal year 2019 primarily because of taxes on revenue derived from a foreign customer.
Liquidity and Capital Resources
Our activities have consisted primarily of selling our products, conducting research and development of our products and technology, and recruiting personnel. Since our inception through December 31, 2020, our operations have been financed primarily by the sale of redeemable convertible preferred stock, convertible promissory notes, and common stock. As of December 31, 2020, we had $38.5 million in cash reserves and an accumulated deficit of $277.4 million. The accompanying consolidated financial statements included elsewhere in this proxy statement/prospectus have been prepared assuming we will continue as a going concern for twelve months from the issuance of such financial statements.
We believe that our cash on hand together with cash generated from sales to customers will satisfy our working capital and capital requirements for a period of at least twelve months from the date of this proxy statement/prospectus. However, the amount and timing of our future funding requirements, if any, will depend on many factors. We could potentially use our available financial resources sooner than we currently expect and may incur additional indebtedness to meet future financing needs. Adequate additional funding may not be available to us on acceptable terms or at all. Although we anticipate being able to obtain additional financing through non-dilutive means, we may be unable to do so. Our failure to raise capital as and when needed could have significant negative consequences for our business, financial condition, and results of operations. Our future capital requirements and the adequacy of available funds will depend on many factors including those set forth in the section of this proxy statement/prospectus titled “Risk Factors.”

Cash Flow Summary
The following table summarizes our cash flows for the periods presented:
	Year Ended December 31,
	2020	2019	2018
Net cash provided by (used in):
Operating activities	$37,181	$(18,832)	$23,610
Investing activities	(4,056)	16,662	(26,106)
Financing activities	(5,005)	(7,285)	(13,386)
Effect of exchange rate changes	1	(6)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	$28,121	$(9,461)	$(15,883)
Net Cash Provided by (Used in) Operating Activities
Net cash provided by operating activities for fiscal year 2020 was $37.2 million, consisting primarily of net income of $32.2 million and non-cash charges of $14.8 million, offset by an increase in net operating assets and liabilities of $9.8 million. The non-cash charges primarily consisted of depreciation and amortization, stock-based compensation expense, the change in the fair value of warrant liability, net of expired warrants and interest and amortization of debt costs and discount.
Net cash used in operating activities for fiscal year 2019 was $18.8 million, consisting primarily of a net loss of $36.3 million offset by a decrease in net operating assets and liabilities of $8.5 million and non-cash charges of $9.0 million. The non-cash charges primarily consisted of depreciation and amortization, stock-based compensation expense and the change in the fair value of warrant liability, net of expired warrants.
Net cash provided by operating activities for fiscal year 2018 was $23.6 million, consisting primarily of a net income of $6.5 million as well as a decrease in net operating assets and liabilities of $8.2 million and non-cash charges of $8.5 million. The non-cash charges primarily consisted of depreciation and amortization, stock-based compensation expense, and the change in the fair value of warrant liability, net of expired warrants.
Net Cash Provided by (Used in) Investing Activities
Net cash used in investing activities for fiscal year 2020 was $4.1 million consisting of $0.7 million of property and equipment purchases and $3.4 of million of intangible asset acquisitions.
Net cash provided by investing activities for fiscal year 2019 was $16.7 million consisting of purchases and maturities of investments, net, of $18.9 million, offset by $1.9 million of property and equipment purchases and $0.4 million of intangible asset acquisitions.
Net cash used in investing activities for fiscal year 2018 was $26.1 million consisting of purchases and maturities of investments, net, of $18.9 million, offset by $0.8 million of property and equipment purchases and $6.4 million of intangible asset acquisitions.
Net Cash Provided by (Used in) Financing Activities
Net cash used in financing activities for fiscal year 2020 of $5.0 million primarily relates to $3.9 million of payments on intangible asset obligations and a net cash outflow of $1.9 million related to the draw-down on and subsequent repayment of our line of credit.
Net cash used in financing activities for fiscal year 2019 consists of payments on intangible asset obligations of $7.3 million, offset by proceeds from the exercise of stock options.
Net cash used in financing activities for fiscal year 2018 of $13.4 million consists primarily of $10.6 million in debt repayments and $3.6 million of payments on intangible asset obligations, offset by $0.7 million from the proceeds from a line of credit.

Off-Balance Sheet Arrangements
As of December 31, 2020, we did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Contractual Obligations
The table below summarizes our contractual obligations as of December 31, 2020 (in thousands):
	Payments Due by Period
	Less than 1 year	1 – 3 years	3 – 5 years	Total
Operating leases	$1,165	$3,242	$3,142	$7,549
Purchase Commitments	29,172	—	—	29,172
Total contractual cash obligations	$30,337	$3,242	$3,142	$36,721
Non-GAAP Financial Measures
We use non-GAAP financial measures to help us make strategic decisions, establish budgets and operational goals for managing our business, analyze our financial results, and evaluate our performance. We also believe that the presentation of these non-GAAP financial measures in this proxy statement/prospectus provides an additional tool for investors to use in comparing our core business and results of operations over multiple periods with other companies in our industry, many of which present similar non-GAAP financial measures to investors. However, the non-GAAP financial measures presented in this proxy statement/prospectus may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures presented in this proxy statement/prospectus should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with GAAP.
The information in the table below sets forth the non-GAAP financial measures that we use in this proxy statement/prospectus.
	Year Ended December 31,
	2020	2019	2018
Adjusted Net Income (Loss)	$33,666	$(34,829)	$8,597
Adjusted EBIT	$39,198	$(34,454)	$8,740
Adjusted Net Income (Loss). We define adjusted net income (loss) as net income (loss) reported on our consolidated statements of operations, excluding the impact of stock-based compensation expenses and the related tax effect adjustment to the provision for income taxes. We have presented adjusted net income (loss) because we believe that the exclusion of this non-cash charge allows for a more relevant comparison of our results of operations to other companies in our industry.
Adjusted EBIT. We define adjusted EBIT as our net income (loss) excluding stock-based compensation expense, total other income (expense), net, and provision for income taxes. We have presented adjusted EBIT because we believe it is an important measure used by industry analysts and investors to compare our performance against that of our peer group and they provide a useful measure for period-to-period comparisons of our core operating performance.
	Year Ended December 31,
	2020	2019	2018
Net income (loss)	$32,200	$(36,329)	$6,509
Stock-based compensation expense	1,466	1,500	2,088
Adjusted net income (loss)	33,666	(34,829)	8,597
Total other income (expense), net	5,418	(750)	(38)
Provision for income taxes	114	1,125	181
Adjusted EBIT	$39,198	$(34,454)	$8,740
Quantitative and Qualitative Disclosures about Market Risk
We have operations both within the United States and internationally, and we are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate and foreign exchange risks.
Interest Rate Fluctuation Risk
Our cash and cash equivalents consist of cash and money market funds. Our borrowings under notes payable and capital lease obligations are generally at fixed interest rates. The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because our cash and cash equivalents have a relatively short maturity, our portfolio’s fair value is relatively insensitive to interest rate changes. We do not believe that an increase or decrease in interest rates of 100 basis points would have a material effect on our operating results or financial condition. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.
Foreign Currency Exchange Risk
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in U.S. dollars. We have limited foreign currency risks related to our revenue and operating expenses denominated in currencies other than the U.S. dollar, principally the Indian Rupee. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. Although we have experienced and will continue to experience fluctuations in our net income (loss) as a result of transaction gains (losses) related to revaluing certain cash balances, trade accounts receivable balances and intercompany balances that are denominated in currencies other than the U.S. dollar, we believe such a change will not have a material impact on our results of operations. As our international operations expand, our operating results may be more exposed to fluctuations in the exchange rates of the currencies in which we do business. At this time we do not, but we may in the future, enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate estimates and assumptions on an ongoing basis. Estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from these estimates, and such differences may be material to our consolidated financial statements.
While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus, we believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.
Revenue Recognition
On January 1, 2018, we adopted ASC 606 utilizing the full retrospective method. We derive our revenue from product sales and licensing and services arrangements. We determine revenue recognition through the following steps: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, we satisfy a performance obligation.
Product Revenue
We recognize revenue from product sales at a point in time when control of the goods is transferred to the customer based upon the terms of the underlying contract, which is typically in the form of a purchase order. We recognize revenue in an amount that reflects the consideration we expect to receive in exchange for those goods and services. Revenue is recognized net of allowances for returns, customer programs, and any taxes collected from customers. For products sold with a right of return, we record a reduction to revenue by establishing a sales return allowance for estimated product returns at the time revenue is recognized, based primarily on historical return rates. To date returns have not been significant.
Licensing Revenue
Our licensing revenue is comprised of revenue from our Licensed IP, customer customization services, royalties, and support and maintenance. These activities are complementary to our product sales and help us to monetize our Licensed IP associated with our technology. We consider licensing arrangements with our customers to be the contract. For each contract, we consider the promise to deliver a license that grants the customer the right to use the Licensed IP, as well as any services provided under the contract, as distinct performance obligations. We allocate revenue to each performance obligation based on their relative standalone selling price. We defer revenue for distinct performance obligations that are satisfied subsequent to invoicing.
We recognize revenue for Licensed IP at the point in time that control of the license transfers to the customer, which is generally upon delivery. In certain arrangements with customers, we modify our Licensed IP design based on the customer specific design requirements. We recognize the revenue from the customer-specific design services over the period in which the customization services are performed, and we measure progress to completion based on actual cost incurred to date relative to the total expected costs for the arrangement. A number of internal and external factors can affect these estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes. We receive royalties from our customers and royalty revenue is recognized based on the terms of licensing agreement. We recognize revenue from royalty arrangements with fixed payments when the royalties are earned per the terms of the arrangements. For usage-based royalties, we recognize royalty revenue based on an estimate of the licensee’s sale or usage of the Licensed IP during the period of reference, typically quarterly. To the extent that shipment data subsequently reported by licensees differs from estimates we made and recorded, we recognize an adjustment to revenue for such difference. To date, such adjustments have not been material. We recognize revenue from maintenance and customer support agreements ratably over the service period.
We generally provide a 12 month standard warranty from the date of shipment that our products will substantially conform to the agreed specifications. We have not provided services in addition to the standard warranty. As such, we do not consider activities related to such warranty, if any, to be a separate performance obligation. The warranty accrual is estimated based on historical claims to revenue and assumes that we will have to replace products subject to a claim. To date, we have not recorded any warranty accrual.
Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value, or are in excess of expected demand.
Situations that may result in inventories being written down include changes in business and economic conditions, changes in market conditions, sudden and significant decreases in demand for our products, inventory obsolescence because of changing technology and customer requirements, failure to estimate customer demand properly, or unexpected competitive pricing actions by our competition. In addition, cancellation or deferral of customer purchase orders could result in our holding excess inventory.
Inventory write-downs are measured as the difference between the cost of the inventory and its net realizable value, and charged to inventory reserves, which is a component of cost of revenue. At the point of the write-down, a new, lower cost basis for those inventories is established, and subsequent changes in facts and circumstances do not result in an increase in that newly established cost basis.
Income Taxes
We utilize the asset and liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in the period that includes the enactment date. We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more-likely-than-not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance. As of December 31, 2020, we had a valuation allowance against our net deferred tax assets, as while there was a pretax profit in the current year which resulted in the realization of some of our deferred tax assets, we do not believe that there is objectively verifiable evidence to support the release of the remaining valuation allowance. If we continue to generate profits in fiscal year 2021 and beyond, the US valuation allowance position could be reversed in the foreseeable future and a benefit would be recorded in the period the valuation allowance reversal is recorded, and we would then expect a higher effective tax rate in periods following the valuation allowance reversal.
We recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits, which, as of the date of this proxy statement/prospectus, have not been material, are recognized within provision for income taxes.
Stock-based Compensation
Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make certain assumptions and judgments. These estimates involve inherent uncertainties, and, if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded. Stock-based compensation is measured at the grant date, based on the fair value of the award and is recognized as an expense, net of estimated forfeitures, on a straight-line basis over the requisite service period. We estimate the forfeiture rate based on the historical experience at the date of grant and revise it, if necessary, in subsequent periods if actual forfeitures differ from those estimates. These inputs are subjective and generally require significant analysis and judgment to develop.
The determination of the grant date fair value of stock option awards issued is affected by a number of variables, including the fair value of our underlying common stock, expected volatility over the term of the option award, the expected term of the award, risk-free interest rates, and the expected dividend yield of our common stock.

The following table summarizes the assumptions used in estimating the fair value of stock options granted during each of the periods presented:
	December 31,
	2020	2019	2019
Expected Volatility	60%	60%	60%
Expected life (in years)	6.0	6.0	6.0
Risk-free interest rate	1.3% – 2.3%	2.27% – 2.52%	1.89% – 2.52%
Dividend yield	0%	0%	0%
Expected Volatility. The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.
Dividend Yield. The expected dividend yield is zero as we have never declared or paid cash dividends and have no current plans to do so in the foreseeable future.
Risk Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.
Expected Term. We use the simplified method when calculating the expected term due to insufficient historical exercise data.
Common Stock Valuation
The fair value of our common stock has historically been determined by the Achronix board with the assistance of management. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of our common stock, and in part on input from contemporaneous third-party valuations and from third-party valuation specialists.
Achronix’s valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held- Company Equity Securities Issued as Compensation. The assumptions used to determine the estimated fair value of our common stock are based on numerous objective and subjective factors, combined with management’s judgment, including:
•
contemporaneous third-party valuations of our common stock;

•
external market conditions affecting the semiconductor industry and trends within the industry;

•
the rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our common stock;

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our financial condition and operating results, including our levels of available capital resources;

•
the progress of our research and development efforts, our stage of development and business strategy;

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the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our given prevailing market conditions;

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the history and nature of our business, industry trends and competitive environment;

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the lack of marketability of our common stock;

•
equity market conditions affecting comparable public companies; and

•
general U.S. and global market conditions.

In determining the fair value of our common stock, we established the enterprise value of our business using the market approach and the income approach. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by our management and a terminal value for the residual period beyond the discrete forecast, which are discounted at our estimated weighted average cost of capital to estimate our enterprise value. Under the market approach, a group of guideline publicly traded companies with similar financial and operating characteristics to Achronix are selected, and valuation multiples based on the guideline public companies’ financial information and market data are calculated. Based on the observed valuation multiples, an appropriate multiple was selected to apply to our historical and forecasted revenue results.
In allocating the equity value of Achronix’s business among the various classes of equity securities prior to September 2020, we used the option pricing model (“OPM”) method, which models each class of equity securities as a call option with a unique claim on our assets. The OPM treats Achronix common stock and redeemable convertible preferred stock as call options on an equity value with exercise prices based on the liquidation preference of our redeemable convertible preferred stock. The common stock is modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after our redeemable convertible preferred stock is liquidated. The exclusive reliance on the OPM until June 2020 was appropriate when the range of possible future outcomes was difficult to predict and resulted in a highly speculative forecast.
Since September 2020, we used a hybrid method utilizing the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for Achronix, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. Achronix considered scenarios giving 20% probability that the Company is acquired by January 31, 2021, 60% probability that a merger with a Special Purpose Acquisition Company will be completed by March 31, 2021 and 20% probability that an IPO will be completed by June 30, 2021. Under the hybrid method, Achronix used the OPM, the if-converted method, and the liquidation method to allocate the equity value of our business among the various classes of stock. The if-converted method presumes that all shares of Achronix redeemable convertible preferred stock convert into Achronix common stock based upon their conversion terms and differences in the rights and preferences of the share of Achronix redeemable convertible preferred stock are ignored. The liquidation method presumes payment of proceeds in accordance with the liquidation terms of each class of stock.
After the allocation to the various classes of equity securities, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common stock. A DLOM was meant to account for the lack of marketability of a stock that was not publicly traded. In making the final determination of common stock value, consideration was also given to recent sales of common stock.
Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. Following the Business Combination, we will not be necessary to determine the fair value of New Achronix common stock as the shares will be traded in a public market.
Redeemable Convertible Preferred Stock Warrants
We account for warrants to purchase shares of our redeemable convertible preferred stock as liabilities at their estimated fair value because these warrants may obligate us to transfer assets to the holders at a future date under certain circumstances, such as a merger, acquisition, reorganization, sale of all or substantially all of our assets, each a change of control event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each period end, with any fair value adjustments recognized in the consolidated statements of operations and comprehensive loss. We will continue to adjust the redeemable convertible preferred stock warrant liability for changes in fair value until the earlier of the exercise or expiration of the redeemable convertible preferred stock warrants, occurrence of a deemed liquidation event or conversion of redeemable convertible preferred stock into common stock.
Recent Accounting Pronouncements
See Note 2 of Achronix’s consolidated financial statements included elsewhere in this proxy statement/prospectus for more information regarding recently issued accounting pronouncements.
Internal Control Over Financial Reporting
In connection with the preparation of our consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018, we identified material weaknesses in our internal control over financial reporting. These material weaknesses had not been remediated as of December 31, 2020. See the subsection titled “Risk Factors — We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.”
Implications of being an Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. ACE is an “emerging growth company” as defined in Section 2(A) of the Securities Act and has elected to take advantage of the benefits of this extended transition period.
New Achronix has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date New Achronix (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare New Achronix’s financial results with the financial results of another public company that is either not an emerging growth company or an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 1 of the accompanying audited consolidated financial statements of Achronix included elsewhere in this proxy statement/prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2020, 2019 and 2018.
New Achronix will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of New Achronix’s first fiscal year following the fifth anniversary of ACE’s IPO, (b) the last date of New Achronix’s fiscal year in which New Achronix has total annual gross revenue of at least $1.07 billion, (c) the last date of New Achronix’s fiscal year in which New Achronix is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which New Achronix has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

MANAGEMENT OF NEW ACHRONIX FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information, as of December 31, 2020, concerning the persons who are expected to serve as directors and executive officers of New Achronix following the consummation of the Business Combination as well as certain key employees of Achronix.
Name	Age	Position
Executive Officers
Robert Blake	58	President and Chief Executive Officer and Chairman
Mark Voll	66	Chief Financial Officer
Virantha Ekanayake, Ph.D.	45	Chief Technology Officer
Non-Employee Directors
John Lofton Holt	45	Director
Homa Firouztash	77	Director
Anil Khatod	64	Director
Tom Lavin	71	Director
Richard Schneider	73	Director
Somu Subramaniam	66	Director
Omid Tahernia	60	Director
Key Employees
Kamal Choudhary	56	Senior Vice President, Software Engineering
Randolf Jurrat	54	Vice President, Operations
Steven Mensor	55	Vice President, Sales and Marketing
Raymond Nijssen	54	Vice President and Chief Technologist
Chris Pelosi	39	Vice President, Hardware Engineering

(1)
Member the Audit Committee.

(2)
Member of the Nominating and Corporate Governance Committee.

(3)
Member of the Compensation Committee.

Executive Officers
Robert Blake has served as Achronix’s President and Chief Executive Officer, and as a member of Achronix’s board of directors since April 2011 and as its Chairman since April 2021. From April 2009 to December 2010, he served as Chief Executive Officer of Octasic Inc., a global provider of media and wireless modem processing silicon and solutions. He received a MEng. in Business and Microelectronics and a BSc. in Applied Physics and Electronics from the University of Durham in England. We believe that Mr. Blake is qualified to serve on the Board because of his deep knowledge of Achronix and his industry experience.
Mark Voll has served as Achronix’s Vice President of Business Operations and Chief Financial Officer since December 2020. From October 2019 to November 2020, Mr. Voll served as Chief Financial Officer of Techpoint, Inc., a publicly-held semiconductor company. From January 2016 to October 2019, Mr. Voll served as Chief Financial Officer of Aquantia Corp., a publicly-held semiconductor company, where he led the company’s initial public offering and later managed the sale of the company. From June 2012 to January 2016, Mr. Voll served as Chief Financial Officer of Montage Technology, Inc., a publicly-held semiconductor company, where he led the company’s initial public offering and later managed the sale of the company. Mr. Voll received a B.S. in accounting from Providence College.

Virantha Ekanayake, Ph.D. is a co-founder of Achronix and has served as its Chief Technology Officer since December 2008. He served as Achronix’s Director of Engineering of Core Technology from June 2007 to December 2008 and as a Senior Hardware Engineer from August 2006 to June 2007. From August 2005 to August 2007, Dr. Ekanayake was an Assistant Professor in the Department of Electrical Engineering at Johns Hopkins University. Dr. Ekanayake received a B.A and B.E. in Electrical Engineering from Dartmouth College and an M.S. and Ph.D. in Electrical and Computer Engineering from Cornell University.
Non-Employee Directors
Upon the consummation of the Business Combination, ACE anticipates the initial size of New Achronix’s board of directors being            directors, each of whom will be voted upon by ACE’s shareholders at the extraordinary general meeting.
John Lofton Holt is a co-founder of Achronix and has served as a member of its board of directors since January 2006. From August 2006 to April 2011, Mr. Lofton Holt also served as Achronix’s Chief Executive Officer. Mr. Lofton Holt received a B.S. in Electrical Engineering from Princeton University and an M.S. in Electrical Engineering from Johns Hopkins University. We believe that Mr. Lofton Holt is qualified to serve on the Board because of his long history with Achronix and his semiconductor and engineering experience.
Homa Firouztash has served as a member of Achronix’s board of directors since March 2007. Mr. Firouztash served as a Partner at Centurion Holdings, LLC, a company that advises private and public companies, from November 2004 to August 2007. From April 1996 to December 2004, Mr. Firouztash served as a senior executive of Lucent Technologies Inc., a multinational telecommunications company. Mr. Firouztash received a B.S. and M.S. in Electrical Engineering from the University of Nevada, Reno and a Ph.D. in Electrical Engineering from Arizona State University. We believe that Mr. Firouztash is qualified to serve on the Board because of his engineering expertise and his prior executive experience.
Anil Khatod has served as a member of Achronix’s board of directors since September 2008. Since June 2006, Mr. Khatod has served as a Senior Partner and Managing Director of Argonaut Private Equity, a diversified global private and public equity fund. Mr. Khatod received a Bachelor of Commerce degree from the University of Rajasthan, Jaipur in India and is a Chartered Accountant from the Indian Institute of Chartered Accountants in India. We believe that Mr. Khatod is qualified to serve on the Board because of his prior executive and leadership experience.
Thomas Lavin has served as a member of Achronix’s board of directors since February 2011. Mr. Lavin is a co-founder of New Science Ventures, a venture capital firm, and has served as its Chief Operating Officer and Partner since April 2016. Mr. Lavin received an A.B. in Government from Wesleyan University and an M.B.A from Harvard Business School. We believe that Mr. Lavin is qualified to serve on the board of directors because of his experience in a variety of financial transactions and his industry knowledge.
Richard Schneider has served as a member of Achronix’s board of directors since January 2007. Mr. Schneider is a founding partner of Easton Capital Investment Group, a venture capital and private equity firm. Since 2018, Mr. Schneider has also served as Chief Executive Officer of Scientific Intake Limited Co., LLC, a medical device company. From 2012 to 2018, he served as Chief Operating Officer and Chief Financial Officer of Scientific Intake. He received a B.S. and A.B. from Princeton University and an M.B.A from Harvard Business School. We believe that Mr. Schneider is qualified to serve on the Board because of his prior executive experience and knowledge of the semiconductor industry.
Somu Subramaniam has served as a member of Achronix’s board of directors since October 2006. Mr. Subramaniam is a co-founder and Managing Partner of New Science Ventures, a venture capital firm. From 2010 to 2018, Mr. Subramaniam served on the board of directors of iCAD, a publicly-held medical device company. Prior to co-founding New Science Ventures in 2004, Mr. Subramaniam was a Director at McKinsey & Co., a global consulting firm. Mr. Subramaniam received a B. Tech from the Indian Institute of Technology in India and an M.B.A. from Harvard Business School. We believe that Mr. Subramaniam is qualified to serve on the Board because of his prior board experience and knowledge of Achronix.
Omid Tahernia has served as a member of ACE’s board of directors since July 2020. Mr. Tahernia is the founder and Chief Executive Officer of SERNAI Networks, Inc., a developer of high-speed communication and intelligence based interconnect solutions since 2018. From 2012 to 2015, Mr. Tahernia served as the CEO of Ikanos Communications (Nasdaq: IKAN), which was acquired by Qualcomm in 2015. Prior to that, he was the President and CEO of Tilera Corporation from 2007 to 2011, and had spent more than 3 years with Xilinx, most recently as Corporate Vice President & General Manager of its Processing Solutions Group. Mr. Tahernia is a 20-year veteran with Motorola from 1984 to 2004, with the most recent leadership role being Vice President and Director, Strategy and Business Development at Motorola Semiconductors. He received an MSEE degree from Georgia Institute of Technology and a BSEE degree from Virginia Tech. Pursuant to discussions prior to and after entering the Merger Agreement regarding potential candidates for the New Achronix Board between ACE and Achronix, Achronix designated Mr. Tahernia to serve on the New Achronix Board. Achronix believes Mr. Tahernia is qualified to serve on the Board because of his prior executive experience in the semiconductor industry.
Key Employees
Kamal Choudhary, Ph.D. has served as Achronix’s Vice President of Software Engineering since 2007. From 1993 to 2007, Dr. Choudhary was a Distinguished Engineer at Xilinx Inc., a publicly-held semiconductor company. Dr. Choudhary received a B.Tech in Electrical Engineering and M.Tech in Computer Science from the Indian Institute of Technology, Bombay and a Ph.D. in Computer Science from the University of Cambridge.
Chris Pelosi has served as Achronix’s Vice President of Hardware Engineering since 2015 and has held various other positions with Achronix since 2008. From 2005 to 2008, Mr. Pelosi served as a Hardware Engineer for NVIDIA Corporation, a publicly-held graphics processing company. Mr. Pelosi received a B.S. in Electrical and Computer Engineering from Cornell University and an M.S. in Electrical and Computer Engineering from the University of Michigan.
Raymond Nijssen has served as Achronix’s Vice President and Chief Technologist since 2018 and has held various other positions with Achronix since 2006. From 2005 to 2006, Mr. Nijssen was a Senior Staff Engineer at Tabula, Inc., a private semiconductor company. Mr. Nijssen received a B.S. and M.S. in Electrical Engineering from Eindhoven University of Technology in The Netherlands.
Randolf Jurrat has served as Achronix’s Vice President of Operations and Quality Assurance since 2015 and has held various other positions with Achronix since 2008. From 1996 to 2008, Mr. Jurrat served in a variety of process manufacturing technology, supply chain management, manufacturing and product and test engineering and quality management positions at ChipX, Inc., a private application-specific integrated circuit solutions company. He received an M.S. in Electrical and Microsystems Engineering from the University of Applied Sciences in Regensburg, Germany and M.S. in Electrical Engineering from Colorado State University.
Steven Mensor has served as Achronix's Vice President of Sales and Marketing since 2012. From 1998 to 2010, Mr. Mensor held a variety of positions, including Senior Director of Corporate Marketing, at Altera Corporation, a private semiconductor company which was acquired by Intel Corporation. Mr. Mensor received a B.S. in Electrical Engineering from the University of California-Santa Barbara and an M.B.A. from Santa Clara University.
There were no discussions between ACE and Achronix regarding post-transaction employment prior to and after entering the Merger Agreement.
Family Relationships
There are no family relationships among any of New Achronix’s directors or executive officers.
Corporate Governance
Composition of the Board of Directors
New Achronix’s business and affairs will be organized under the direction of its board of directors.            will serve as Chair of the Board. The primary responsibilities of the Board will be to provide oversight, strategic guidance, counseling and direction to New Achronix’s management. The Board will meet on a regular basis and additionally as required.
In accordance with the terms of the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, the board of directors may establish the authorized number of directors from time to time by resolution. The board of directors will consist of             members upon the consummation of the Business Combination. In accordance with the Proposed Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, New Achronix’s board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. New Achronix’s directors will be divided among the three classes as follows:
•
the Class I directors will be Messrs.           ,                 and           and their terms will expire at the annual meeting of stockholders to be held in 2022;

•
the Class II directors will be Messrs.           ,                 and           and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•
the Class III directors will be Messrs.           ,                 and           and their terms will expire at the annual meeting of stockholders to be held in 2024.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Independence
As a result of New Achronix’s common stock being listed on Nasdaq following the consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of                 ,                 and                 qualifies as “independent” as defined under the applicable Nasdaq rules.
Role of the Board in Risk Oversight
Upon the consummation of the Business Combination, one of the key functions of the board of directors will be informed oversight of New Achronix’s risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board will be responsible for monitoring and assessing strategic risk exposure and New Achronix’s audit committee will have the responsibility to consider and discuss New Achronix’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New Achronix’s compensation committee will also assess and monitor whether New Achronix’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Committees of the Board of Directors
Upon the consummation of the Business Combination, the Board will have an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors. The board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee
Achronix’s audit committee currently consists of Messrs. Firouztash, Schneider and Lavin, with Mr. Firouztash serving as chairperson. Upon the consummation of the Business Combination and listing of New Achronix’s common stock on Nasdaq, the New Achronix Board will have an audit committee comprised of three directors, to be determined prior to such time, who will each satisfy the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Upon the consummation of the Business Combination, ACE’s board of directors will also determine at least one member of the New Achronix audit committee who is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the New Achronix audit committee will be able to read and understand fundamental financial statements in accordance with applicable requirements. To make these determinations, ACE’s board of directors will examine each audit committee member’s scope of experience and the nature of their employment.
The primary purpose of the audit committee will be to discharge the responsibilities of the Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee New Achronix’s independent registered public accounting firm. Specific responsibilities of our audit committee include:
•
helping the board of directors oversee corporate accounting and financial reporting processes;

•
managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit New Achronix’s consolidated financial statements;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, New Achronix’s interim and year-end operating results;

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developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

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reviewing related person transactions;

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obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes New Achronix’s internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

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approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee
Achronix’s compensation committee currently consists of Messrs. Firouztash, Khatod and Subramanian, with Mr. Subramanian serving as chairperson. Upon the consummation of the Business Combination, the New Achronix Board will have a compensation committee comprised of three directors, to be determined prior to such time. Upon the consummation of the Business Combination, ACE’s board of directors will determine whether each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:
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reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

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reviewing and recommending to the board of directors the compensation of directors;

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administering the equity incentive plans and other benefit programs;

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reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•
reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee
Achronix does not currently have a nominating and corporate governance committee. Upon the consummation of the Business Combination, the New Achronix Board will have a nominating and corporate governance committee comprised of at least two directors, to be determined prior to such time. Upon the consummation of the Business Combination, the ACE board of directors will determine whether each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.
Specific responsibilities of the nominating and corporate governance committee will include:
•
identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the board of directors;

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considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•
developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•
overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.

Code of Ethics
Following the consummation of the Business Combination, New Achronix will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on New Achronix’s website, http://www.achronix.com/investors. In addition, New Achronix intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to the New Achronix website address does not constitute incorporation by reference of the information contained at or available through New Achronix’s website, and you should not consider it to be a part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
None of the current members of Achronix’s compensation committee has ever been an executive officer or employee of Achronix or ACE, and no current or former officer or employee of either Achronix or ACE has been a member of the board of directors of either Achronix or ACE and participated in deliberations concerning executive officer compensation. None of New Achronix’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New Achronix Board or compensation committee.
Non-Employee Director Compensation
During 2020, other than restricted stock units received by Mr. Firouztash as described below, no director received cash, equity or other non-equity compensation for service on Achronix’s board of directors. Achronix currently has no formal arrangements under which directors receive compensation for their service on Achronix’s board of directors or its committees. Achronix’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Messrs. Blake and Lofton

Holt do not receive additional compensation for their services as directors. In December 2020, Mr. Firouztash received 32,000 restricted stock units with a value of $88,000, of which 25% vest on the one-year anniversary of the grant date and the remainder vest semiannually in equal installments over three years. The value of the restricted stock units does not reflect amounts actually received by Mr. Firouztash. Instead, this amount reflects the grant date fair value of the restricted stock units, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718. As required by SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions.
Achronix’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that New Achronix is able to recruit and retain qualified directors. Upon the consummation of the Business Combination, New Achronix will adopt a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling New Achronix to attract, retain, incentivize and reward directors who contribute to the long-term success of New Achronix.
Limitation on Liability and Indemnification of Directors and Officers
New Achronix’s Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•
for any transaction from which the director derives an improper personal benefit;

•
for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
for any unlawful payment of dividends or redemption of shares; or

•
for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the amended and restated bylaws provide that New Achronix will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, New Achronix will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require New Achronix to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.
New Achronix plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in New Achronix’s certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ACHRONIX’S EXECUTIVE COMPENSATION
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Achronix Semiconductor Corporation and its subsidiaries prior to the consummation of the Business Combination and to New Achronix and its subsidiaries after the Business Combination. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-Business Combination basis.
For the year ended December 31, 2020, Achronix’s named executive officers consisted of its principal executive officer and the next two most highly compensated executive officers:
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Robert Blake, Achronix’s President and Chief Executive Officer;

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Virantha Ekanayake, Achronix’s Co-founder and Chief Technology Officer; and

•
Mark Voll, Achronix’s Chief Financial Officer.

Summary Compensation Table
The following table sets forth information concerning the compensation of Achronix’s named executive officers for the year ended December 31, 2020:
Name and Principal Position	Salary	Stock Awards(1)	All Other Compensation(2)	Total
Robert Blake President and Chief Executive Officer	$615,000	$2,200,000	$36,704	$2,851,704
Virantha Ekanayake, Ph.D. Co-Founder and Chief Technology Officer	$236,775	$220,000	$13,311	$456,775
Mark Voll(3) Chief Financial Officer	$27,898	$880,000	$—	$907,898

(1)
Amounts reported in this column do not reflect the amounts actually received by Achronix’s named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock award granted to the named executive officers during the indicated fiscal year, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. 25% of the securities subject to the stock awards vest on the one-year anniversary of the applicable grant date and the remainder vest semiannually in equal installments over three years.

(2)
Consists of amounts paid for medical and dental insurance premiums paid by Achronix on behalf of Mr. Blake ($34,596) and Dr. Ekanayake ($11,615); fees relating to a wellness program paid by Achronix on behalf of Mr. Blake and Dr. Ekanayake; and life insurance premiums paid by Achronix on behalf of each named executive officer.

(3)
Mr. Voll joined Achronix as Chief Financial Officer in November 2020. Pursuant to an employment agreement with Achronix, Mr. Voll is entitled to receive an annual base salary of $320,000.

Outstanding Equity Awards as of December 31, 2020
The following table presents information regarding outstanding equity awards held by Achronix’s named executive officers as of December 31, 2020:
			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Robert Blake	4/13/2011	—	2,880,000	—	0.10	4/12/2021	—	—
	4/10/2013	—	213,332	—	0.50	4/9/2023	—	—
	9/23/2014	—	1,550,000	—	0.11	9/22/2024	—	—
	12/19/2016	—	5,155,126	—	0.14	12/18/2026	—	—
	9/25/2017	8/8/2017	1,598,645	319,730(1)	0.65	9/24/2027	—	—
	12/18/2020	12/18/2020	—	—	—	—	800,000	2,200,000
Virantha Ekanayake	3/15/2011	—	547,389	—	0.10	3/14/2021	—	—
	4/13/2011	—	5,000	—	0.10	4/12/2021	—	—
	4/13/2011	—	13,333	—	0.10	4/12/2021	—	—
	4/18/2013	—	42,500	—	0.50	4/17/2023	—	—
	9/23/2014	—	304,000	—	0.11	9/22/2024	—	—
	12/19/2016	—	1,166,753	—	0.14	12/18/2026	—	—
	9/25/2017	8/8/2017	314,188	104,730(1)	0.65	9/24/2027	—	—
	12/18/2020	12/18/2020	—	—	—	—	80,000	220,000
Mark Voll	12/18/2020	12/18/2020	—	—	—	—	320,000	880,000

(1)
25% of the shares underlying this option vested on August 8, 2018, and the remaining 75% of the shares underlying this option vest in 36 equal monthly installments thereafter, subject to the named executive officer’s continued service at each vesting date.

(2)
25% of the restricted stock units vest on December 18, 2021, and the remaining 75% of the restricted stock units vest in 36 equal monthly installments thereafter, subject to the named executive officer’s continued service at each vesting date.

(3)
Amounts reported in this column do not reflect the amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each restricted stock unit award granted to the named executive officers, as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Employment Arrangements with Executive Officers
Each of Achronix’s named executive officers is an at-will employee with certain rights to advance notice prior to termination. Each officer is currently party to an offer letter setting forth their terms of employment as of the date of the offer letter, including title, salary, initial equity grant and severance provisions, as set forth below.
Robert Blake
In April 2011, Achronix entered into an employment agreement with Robert Blake, its President and Chief Executive Officer. Pursuant to the agreement, Mr. Blake is entitled to receive an annual base salary of

$400,000 which has been increased from time to time (see the Summary Compensation Table above for his salary for the year ended December 31, 2020). Pursuant to the employment agreement the Achronix board granted Mr. Blake a stock option to purchase 2,880,000 shares of Achronix common stock. In March 2021, Achronix also granted 6,180,000 performance-based restricted stock units to Mr. Blake, which will vest in full and be exchanged upon the Closing of the Merger for a number of New Achronix restricted stock units based on the Exchange Ratio. See “Summary of Proxy Statement/Prospectus  —  Interests of Achronix’s Directors and Executives in the Business Combination.”
Virantha Ekanayake, Ph.D.
In June 2006, Achronix entered into an employment agreement with Virantha Ekanayake, its Chief Technology Officer, which was subsequently amended in March 2011. Pursuant to the agreement, Dr. Ekanayake is entitled to receive an annual base salary of $125,000 which has been increased from time to time (see the Summary Compensation Table above for his salary for the year ended December 31, 2020).
Mark Voll
In November 2020, Achronix entered into an employment agreement with Mark Voll, its Chief Financial Officer. Pursuant to the agreement, Mr. Voll is entitled to receive an annual base salary of $320,000. Pursuant to the employment agreement the Achronix board granted Mr. Voll a stock option to purchase 1,000,000 shares of Achronix common stock.
Executive Severance and Change in Control Plan
In March 2021, Achronix's board of directors adopted an Executive Severance and Change in Control Plan that provides severance benefits to each of Achronix’s executive officers, including its named executive officers. The Executive Severance and Change in Control Plan is expected to take effect upon the consummation of the Merger, following approval by the New Achronix board of directors. The benefits provided under the Executive Severance and Change in Control Plan will supersede any similar severance benefits described in a participant’s offer letter or employment agreement.
Upon an involuntary termination without cause or resignation for good reason, participants in our Executive Severance and Change in Control Plan will be entitled to receive (i) a cash payment equal to twelve months base salary and (ii) continuation of health insurance under COBRA for up to twelve months following the resignation or termination date. In addition, upon an involuntary termination without cause or resignation for good reason in connection with or within twelve months following a change in control, participants will be entitled to (i) receive a cash payment equal to twelve months base salary, (ii) receive a cash payment for the participant’s full performance-based bonus at the participant’s target achievement level for the applicable year under the Bonus Plan, (iii) continuation of health insurance under COBRA for up to twelve months following the resignation or termination date, and (iv) acceleration of all time-based vesting equity awards outstanding on the resignation or termination date. All such severance benefits are subject to the participant signing a general release of all known and unknown claims in substantially the form provided in the Executive Severance and Change in Control Plan.
Executive Compensation
Following the consummation of the Business Combination, New Achronix’s compensation committee will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by New Achronix will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of New Achronix and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.
Pension Benefits
Achronix’s named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by Achronix during the year ended December 31, 2020. Achronix’s board of directors may elect to provide officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in the company’s best interests.
Nonqualified Deferred Compensation
Achronix’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Achronix during 2020.
Employee Benefit Plans
Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as Achronix believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Achronix believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2021 Plan described in Proposal No. 8 will be an important element of New Achronix’s compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP described in Proposal No. 9. Below is a description of the 2016 Plan.
2016 Equity Incentive Plan
Achronix’s board of directors adopted, and Achronix’s stockholders approved, the 2016 Plan in October 2016.
Stock Awards.   The 2016 Plan provides for the grant of options to purchase shares of Achronix common stock intended to qualify as ISOs, NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards (collectively, “stock awards”). ISOs may be granted only to Achronix employees and the employees of any parent corporation or subsidiary corporation. All other awards may be granted to Achronix employees, non-employee directors and consultants and the employees and consultants of Achronix affiliates. Achronix has granted stock options and restricted stock awards under the 2016 Plan. As of December 31, 2020, 31,901,972 shares of Achronix common stock were issuable pursuant to outstanding options, restricted stock awards, restricted stock units and other purchase rights and 731,809 shares of Achronix common stock were available for future issuance under the 2016 Plan.
The 2016 Plan will terminate when the 2021 Plan becomes effective upon the consummation of the Business Combination. However, any outstanding awards granted under the 2016 Plan remain outstanding, subject to the terms of our 2016 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.
If a stock award granted under the 2016 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of Achronix common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2016 Plan. In addition, the following types of shares of Achronix common stock under the 2016 Plan may become available for the grant of new stock awards under the 2016 Plan: (1) shares that are forfeited to or repurchased by Achronix prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award.
Administration.   Achronix’s board of directors, or a duly authorized committee thereof, has the authority to administer the 2016 Plan. Achronix’s board of directors may also delegate to one or more officers the authority to (1) designate employees (other than other officers or directors) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2016 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply. The plan administrator has the authority to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.
Stock Options.   ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Achronix common stock on the date of grant. Options granted under the 2016 Plan vest at the rate specified by the plan administrator.
The plan administrator determines the term of stock options granted under the 2016 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of Achronix’s affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionholder’s service relationship with Achronix or any of its affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability or death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft, electronic funds transfer or money order, (2) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, (3) the tender of shares of Achronix common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) deferred payment or a similar arrangement with the optionholder and (6) other legal consideration approved by the plan administrator.
Tax Limitations on Incentive Stock Options.   The aggregate fair market value, determined at the time of grant, of Achronix common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all Achronix stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of Achronix or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Incentive Stock Option Limit.   The maximum number of shares of Achronix common stock that may be issued upon the exercise of ISOs under the 2016 Plan is the number of shares of common stock equal to three multiplied by the share reserve, or 65,515,008 shares.
Restricted Stock Awards.   Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to Achronix or its affiliates or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in Achronix’s favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by Achronix upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. At the time of grant of a restricted stock unit award, the plan administrator will determine the consideration, if any, to be paid by the participant upon delivery of each share of common stock subject to the restricted stock unit award. Such consideration may be paid in any form of legal consideration that may be acceptable to Achronix’s board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Changes to Capital Structure.   In the event that there is a specified type of change in Achronix’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2016 Plan, (2) the class and maximum number of shares that may be issued upon the exercise of ISOs and (3) the class and number of shares and price per share of stock subject to outstanding stock awards.
Corporate Transactions.   The 2016 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between Achronix and the award holder, the plan administrator may take one or more of the following actions with respect to each stock award, contingent upon the closing or completion of the transaction: (1) arrange for the assumption, continuation or substitution of the stock award by a successor corporation, (2) arrange for the assignment of any reacquisition or repurchase rights held by Achronix in respect of Achronix common stock issued pursuant to the stock award to a successor corporation, (3) accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised prior to the effective time of the transaction, (4) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by Achronix with respect to the stock award, (5) cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for a cash payment, or no payment, as determined by the plan administrator or (6) make a payment, in the form determined by the plan administrator, equal to the excess, if any, of the value of the property the holder would have received upon exercise of the stock award immediately prior to the effective time of the transaction over any exercise price payable by the holder (which payment may be delayed to the same extent that payment of consideration to the holders of Achronix common stock in connection with the transaction is delayed as a result of any escrow, holdback, earnout or other contingencies). The plan administrator is not obligated to treat all stock awards or portions thereof in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.
Under the 2016 Plan, a significant corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of Achronix’s consolidated assets, (2) a sale or other disposition of more than 50% of Achronix’s outstanding securities, (3) a merger, consolidation or similar transaction following which Achronix is not the surviving corporation or (4) a merger, consolidation or similar transaction following which Achronix is the surviving corporation but the shares of Achronix common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control.   In the event of a change in control, awards granted under the 2016 Plan will not receive additional acceleration of vesting and exercisability, although this treatment may be provided for in a stock award agreement or other written agreement between Achronix or its affiliates and the holder. Under the 2016 Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of the combined voting power of Achronix other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which Achronix’s stockholders cease to own more than 50% of the combined voting power of the surviving entity or (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of Achronix’s consolidated assets other than to an entity more than 50% of the combined voting power of which is owned by Achronix’s stockholders.
Transferability.   A participant generally may not transfer stock awards under the 2016 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2016 Plan.

Amendment and Termination.   Achronix’s board of directors has the authority to amend, suspend or terminate the 2016 Plan, provided that, with certain exceptions, such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Achronix’s stockholders. Unless terminated sooner by Achronix’s board of directors, the 2016 Plan will automatically terminate on January 18, 2028. No stock awards may be granted under the 2016 Plan while it is suspended or terminated.
2006 Stock Plan
Achronix’s board of directors adopted, and Achronix’s stockholders approved, the 2006 Stock Plan, or the 2006 Plan, in January 2006. The 2006 Plan, as amended, was terminated in October 2016 in connection with Achronix’s adoption of the 2016 Plan, and no new awards may be granted under it. Outstanding awards granted under the 2006 Plan remain outstanding, subject to the terms of the 2006 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms. As of December 31, 2020, options to purchase 11,496,641 shares of Achronix’s common stock were outstanding under the 2006 Plan.
Plan administration.   Achronix’s board of directors or a duly authorized committee of the board of directors administers the 2006 Plan and the awards granted under it.
Corporate transaction or change of control.   The 2006 Plan provides that in the event of a Corporate Transaction or Change of Control (each as defined under the 2006 Plan), including the Business Combination, each outstanding option under the 2006 Plan will be assumed or an equivalent option or right will be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If, in such event, the option is not assumed or substituted, then such Option or Stock Purchase Right will terminate as of the date of the closing of the of the transaction, as described in the 2006 Plan.
Transferability.   Achronix’s board of directors may impose limitations on the transferability of ISOs and NSOs as the board of directors will determine. Absent such limitations, a participant may not transfer awards under the 2006 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2006 Plan.
Health and Welfare Benefits
Achronix’s named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. Achronix pays the premiums for the life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers. Achronix generally does not provide perquisites or personal benefits to its named executive officers.
Rule 10b5-1 Sales Plans
Achronix’s directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Achronix’s directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy. Prior to the end of the (i) 365th day after the date of the closing of the Business Combination, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the closing of the Business Combination that results in all of the public stockholders of New Achronix having the right to exchange their shares of New Achronix’s common stock for cash securities or other property, or (iii) the day after the date on which the closing price of the New Achronix’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing date of the Merger, the sale of any shares under such plan would be subject to the lock-up agreement that the director or executive officer has entered into with ACE.
Emerging Growth Company Status
New Achronix will be an “emerging growth company,” as defined in the Jobs Act. As an emerging growth company it will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.
Beneficial Ownership of Securities
The following table sets forth information regarding (i) the beneficial ownership of ACE ordinary shares as of March 31, 2021 and (ii) the expected beneficial ownership of shares of New Achronix common stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “redemption” scenario as described below) by:
•
each person who is known to be the beneficial owner of more than 5% of ACE ordinary shares and is expected to be the beneficial owner of more than 5% of shares of New Achronix common stock post-Business Combination;

•
each of ACE’s current executive officers and directors;

•
each person who will become an executive officer or director of New Achronix post-Business Combination; and

•
all executive officers and directors of ACE as a group pre-Business Combination, and all executive officers and directors of New Achronix post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of ACE ordinary shares pre-Business Combination is based on 28,750,000 ACE ordinary shares issued and outstanding as of March 31, 2021, which includes an aggregate of 5,750,000 ACE Class B ordinary shares outstanding as of such date.
The expected beneficial ownership of shares of New Achronix common stock post-Business Combination assumes two scenarios::
(i)
a “no redemption” scenario where (i) no public shareholders exercise their redemption rights in connection with the Business Combination or our extension proposal and (ii) New Achronix issues 148,268,793 shares of New Achronix common stock to existing stockholders of Achronix as part of the Aggregate Merger Consideration pursuant to the Merger Agreement; and

(ii)
a “redemption” scenario where (i) 23,000,000 ACE ordinary shares (ACE’s estimate of a number of public shares that could be redeemed in connection with the Business Combination or our extension proposal, in the aggregate, in order to satisfy the closing conditions contained in the Merger Agreement, assuming the full Backstop Investment, at approximately $10.00 per share (based on trust account figures as of March 31, 2021)) are redeemed in connection with the Business Combination or our extension proposal, in the aggregate, (ii) New Achronix issues 148,268,793 shares of New Achronix common stock to existing stockholders of Achronix as part of the Aggregate Merger Consideration pursuant to the Merger Agreement and (iii) the Backstop Investor purchases 5,000,000 shares of New Achronix common stock in a private placement to backstop redemptions by ACE shareholders to satisfy the minimum cash condition contained in the Merger Agreement.

Based on the foregoing assumptions, we estimate that there would be 192,018,793 shares of New Achronix common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 174,018,793 shares of New Achronix common stock issued and outstanding immediately following the consummation of the Business Combination in the “redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in New Achronix and the columns under Post-Business Combination in the table that follows will be different.
The following table does not reflect record of beneficial ownership of any shares of New Achronix common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of March 31, 2021.
Unless otherwise indicated, ACE believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
Name and Address of Beneficial Owner(1)	Pre-Business Combination				Post-Business Combination
	Number of Ordinary Shares(2)	% of Class A Ordinary Shares	% of Class B Ordinary Shares	% of ACE Ordinary Shares(3)	Assuming No Redemptions		Assuming Maximum Redemptions and Backstop Investment
					Number of Shares	%	Number of Shares	%
5% Holders of ACE
ACE Convergence Acquisition LLC	5,595,000	—	97.3%	19.5%	11,095,000	5.8%	16,095,000	9.2%
Directors and Executive Officers Pre-Business Combination
Behrooz Abdi(3)	5,595,000	—	97.3%	19.5%	11,095,000	5.8%	16,095,000	9.2%
Sunny Siu(3)	5,595,000	—	97.3%	19.5%	11,095,000	5.8%	16,095,000	9.2%
Denis Tse(3)	5,595,000	—	97.3%	19.5%	11,095,000	5.8%	16,095,000	9.2%
Minyoung Park	10,000	—		*	10,000	*	10,000	*
Kenneth Klein	40,000	—		*	40,000	*	40,000	*
Omid Tahernia	35,000	—		*	35,000	*	35,000	*
Ryan Benton	35,000	—	*	*	35,000	*	35,000	*
Raquel Chmielewski	35,000	—	*	*	35,000	*	35,000	*
All ACE directors and executive officers as a group (eight individuals)	5,750,000	—	100%	100%	11,250,000	5.9%	16,250,000	9.3%
Directors and Executive Officers Post-Business Combination
Robert Blake(4)	—	—	—	—	6,050,116	3.1%	6,050,116	3.4%
Virantha Ekanayake, Ph.D.(5)	—	—	—	—	1,260,160	*	1,260,160	*
Mark Voll	—	—	—	—	—	*	—	*
John Lofton Holt(6)	—	—	—	—	46,939	*	46,939	*
Homa Firouztash(7)	—	—	—	—	52,566	*	52,566	*
Anil Khatod	—	—	—	—	—	*	—	*
Tom Lavin(8)	—	—	—	—	116,412,928	61.0%	116,412,928	67.0%
Richard Schneider(9)	—	—	—	—	5,142,889	2.7%	5,142,889	3.0%
Somu Subramaniam(8)	—	—	—	—	116,412,928	61.0%	116,412,928	67.0%
Omid Tahernia	35,000	—		*	35,000	*	35,000	*
All New Achronix directors and executive officers as a group (ten individuals)	—	—	*	*	129,000,598	65.2%	129,000,598	71.8%
5% Holders of the Combined Company
Entities affiliated with New Science Ventures(8)	—	—	—	—	116,412,928	61.0%	118,684,612	67.0%

*
Less than one percent

(1)
Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is 1013 Centre Road, Suite 403S, Wilmington, DE 19805 and post-Business Combination is 2903 Bunker Hill Lane, Suite 200, Santa Clara, CA 95054.

(2)
Holders of record of ACE Class A ordinary shares and ACE Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law. As a result of and upon the effective time of the Domestication, (a) each of the then issued and outstanding ACE Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of New Achronix common stock and (b) each of the then issued and outstanding ACE Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of New Achronix common stock.

(3)
ACE Convergence Acquisition LLC is the record holder of the Class B ordinary shares reported herein. The managers of the Sponsor, Messrs. Abdi, Siu and Tse, by virtue of their shared control over the Sponsor, may be deemed to beneficially own shares held by the Sponsor. 1,345,000 shares of New Achronix common stock held by the Sponsor will be subject to restrictions on transfer subject to achievement of certain volume-weighted average trading price thresholds.

(4)
Consists of (i) 1,362,818 shares of New Achronix common stock held directly by Mr. Blake and (ii) 4,687,298 shares of New Achronix common stock issuable to Mr. Blake pursuant to options exercisable within 60 days of March 31, 2021. Does not include an estimated 3,248,595 shares underlying the Performance RSUs that vest in full upon the Closing of the Merger and will be settled following the Merger.

(5)
Consists of (i) 299,543 shares of New Achronix common stock held directly by Dr. Ekanayake and (ii) 960,617 shares of New Achronix common stock issuable to Dr. Ekanayake pursuant to options exercisable within 60 days of March 31, 2021.

(6)
Consists of 46,939 shares of New Achronix common stock held directly by Mr. Holt.

(7)
Consists of 52,566 shares of New Achronix common stock issuable to Mr. Firouztash pursuant to options exercisable within 60 days of March 31, 2021.

(8)
Consists of (i) 1,537,804 shares of New Achronix common stock held by New Science Ventures Fund I, L.P. (“NSV I”); (ii) 235,375 shares of New Achronix common stock held by New Sciences Ventures Fund i-Crozet, L.P. (“Crozet”); (iii) 4,091,702 shares of New Achronix common stock held by New Science Ventures Fund I — Euro, L.P. (“NSV Euro”); (iv) 149,387 shares of New Achronix common stock held by New Science Ventures Fund I-Extension, L.P. (“NSV Extension I”); (v) 8,657,608 shares of New Achronix common stock held by New Science Ventures Fund III, L.P. (“NSV III”); (vi) 3,485,354 shares of New Achronix common stock held by New Science Ventures Fund III (Offshore), L.P. (“NSV III Offshore”); (vii) 9,012,747 shares of New Achronix common stock held by New Science Ventures Fund I — Madison, L.P. (“NSV Madison”); (viii) 4,948,407 shares of New Achronix common stock held by NSV 2016 Opportunities Fund, L.P. (“NSV Opportunities”); (ix) 2,152,853 shares of New Achronix common stock held by NSV 2016 Opportunities Fund (Offshore), L.P. (“NSV Opportunities Offshore”); (x) 2,131,455 shares of New Achronix common stock held by NSV Extension Fund II, L.P. (“NSV Extension II”); (xi) 294,333 shares of New Achronix common stock held by NSV Extension Fund II Offshore, L.P. (“NSV Extension II Offshore”); (xii) 26,277,154 shares of New Achronix common stock held by NSV Investments I, L.P. (“NSV Investments”); (xiii) 43,168,722 shares of New Achronix common stock held by NSV Master Limited Partnership II, (“NSV Master”); (xiv) 3,041,601 shares of New Achronix common stock held by NSV New Opportunities Fund, L.P. (“NSV New Opportunities I”); (xv) 2,065,207 shares held by NSV New Opportunities Fund II, L.P. (“NSV New Opportunities II”); (xvi) 339,343 shares of New Achronix common stock held by NSV New Opportunities Fund II (Offshore), L.P. (“NSV New Opportunities II Offshore”); (xvii) 1,163,546 shares of New Achronix common stock held by NSV New Opportunities Fund Offshore, L.P. (“NSV New Opportunities Offshore”); and (xviii) 3,660,324 shares of New Achronix common stock held by NSV Partners Institutional, L.P. (“NSV Institutional” together with NSV I, Crozet, NSV Euro, NSV Extension I, NSV III, NSV III Offshore, NSV Madison, NSV Opportunities, NSV Opportunities Offshore, NSV Extension II, NSV Extension II Offshore, NSV Investments, NSV Master, NSV New Opportunities I, NSV New Opportunities II, NSV New Opportunities II Offshore, and NSV New Opportunities Offshore, the “NSV Entities”). NSV Partners III LP (“NSV Partners III”) is the general partner of NSV Investments. NSV Partners III GP LLC is the general partner of NSV Partners III.

NSV Partners II LLC is a general partner of NSV Master and the general partner of NSV III, NSV III Offshore, NSV Opportunities, NSV Opportunities Offshore, NSV Extension II, NSV Extension II Offshore, NSV New Opportunities I, NSV New Opportunities II, NSV New Opportunities II Offshore and NSV New Opportunities Offshore. NSV Partners LLC is a general partner of NSV Master and the general partner of NSV I, Crozet, NSV Euro, NSV Extension I, NSV Institutional and NSV Madison. Messrs. Subramaniam and Lavin and Brenda Marex serve on an investment committee and each of them may be deemed to hold shared voting and dispositive power over the shares of New Achronix held by the NSV Entities. The address for the NSV Entities is 299 Park Avenue, 41st Floor, New York, New York 10171.
(9)
Consists of (i) 1,410,214 shares of New Achronix common stock held by Easton Achronix II, LLC (“Easton Achronix II”); (ii) 1,340,220 shares of New Achronix common stock held by Easton Sagen, LLC (“Sagen”); (iii) 1,331,142 shares of common stock held by Easton Hunt New York, LP (“Easton NY”); (iv) 654,453 shares of New Achronixcommon stock held by Easton Capital Partners, LP (“Easton Capital”); and (v) 406,860 shares of New Achronix common stock issuable to Easton Achronix, LLC (“Easton Achronix I” together with Easton Achronix II, Sagen, Easton NY and Easton Capital, the “Easton Entities”). ECP GP, LLC is the general partner and managing member, respectively, of Easton Capital and Sagen. ECP GP, Inc. is the managing member of ECP GP, LLC. Messrs. Schneider, Friedman, Garcia and Hughes are officers of ECP, GP, Inc. and, by virtue of their shared control over Easton Capital and Sagen, may be deemed to beneficially own shares of New Achronix common stock held by Easton Capital and Sagen. Easton Achronix Manager, LLC (“Easton Achronix Manager”) is the managing member of Easton Achronix I and Easton Achronix II. Messrs. Scheneider, Friedman and Hughes are officers of Easton Achronix Manager and, by virtue of their shared control over Easton Achronix I and Easton Achronix II, may be deemed to beneficially own shares of New Achronix common stock held by Easton Achronix I and Easton Achronix II. EHNY, LLC is the general partner of Easton NY. EHCNY, Inc. is the managing member of EHNY, LLC. Messrs. Schneider, Friedman and Garcia are officers of EHCNY, Inc. and, by virtue of their shared control over Easton NY, may be deemed to beneficially own the shares of New Achronix common stock held by Easton NY. The address for the Easton Entities is 767 Third Avenue, 7th Floor, New York, NY 10017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
ACE Convergence Acquisition Corp.
Founder Shares
In May 2020, the Sponsor purchased 5,750,000 ACE Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share (“Founder Shares”). On May 29, 2020, the Sponsor transferred an aggregate of 155,000 Founder Shares to certain members of the Company’s management team. The Founder Shares included an aggregate of up to 750,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering.
These founder shares are identical to the ACE Class A ordinary shares included in the units sold in ACE’s IPO, except that (i) the founder shares are subject to certain transfer restrictions, (ii) the holders of the founder shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the founder shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any founder shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by January 30, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the founder shares if ACE fails to complete a business combination by January 30, 2022 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame), (iii) the founder shares are automatically convertible into ACE Class A ordinary shares at the time of the initial business combination on a one-for-one basis and (iv) the founder shares are entitled to registration rights.
In connection with the Business Combination, upon the Domestication, 5,750,000 founder shares will convert automatically, on a one-for-one basis, into a share of New Achronix common stock. For additional information, see “Domestication Proposal.”
Private Placement Warrants
Simultaneously with the consummation of the IPO of ACE, the Sponsor purchased 6,600,000 warrants to purchase one ACE Class A ordinary share at an exercise price of $11.50 (the “Private Placement Warrants”) at a price of $1.00 per warrant, or $6.6 million in the aggregate, in a private placement. Each Private Placement Warrant entitles the holder to purchase one ACE Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was placed in the trust account of ACE. The Private Placement Warrants may not be redeemed by ACE so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units that were sold as part of the IPO of ACE. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis.
The Private Placement Warrants are identical to the warrants included in the units sold in the IPO of ACE except that the Private Placement Warrants: (i) are not redeemable by ACE, (ii) may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or any of its permitted transferees and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the Private Placement Warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the ACE Class A ordinary shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of ACE’s initial business combination.

In connection with the Business Combination, upon the Domestication, each of the 6,600,000 Private Placement Warrants will convert automatically into a warrant to acquire one share of New Achronix common stock pursuant to the Warrant Agreement. For additional information, see “Domestication Proposal.”
Registration Rights
The holders of the founder shares, Private Placement Warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any ACE Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement signed July 27, 2020 requiring ACE to register such securities for resale (in the case of the founder shares, only after conversion to ACE Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that ACE register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of ACE’s initial business combination and rights to require ACE to register for resale such securities pursuant to Rule 415 under the Securities Act. ACE will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Business Combination, the registration rights agreement will be amended and restated. The Merger Agreement contemplates that, at the Closing, New Achronix, the Sponsor, ACE’s directors and officers and the Achronix Holders, will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which New Achronix will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Achronix common stock and other equity securities of New Achronix that are held by the parties thereto from time to time. For additional information, see “BCA Proposal  —  Related Agreements  —  Registration Rights Agreement.”
Subscription Agreements
Concurrently with the execution of the Merger Agreement, we entered into Subscription Agreements with the Sponsor Related PIPE Investors, pursuant to which the Sponsor Related PIPE Investors have subscribed for shares of New Achronix common stock in connection with the PIPE Investment. The Sponsor Related PIPE Investors are expected to fund $55,000,000 of the PIPE Investment, for which they will receive 5,500,000 shares of New Achronix common stock.
The PIPE Investment will be consummated substantially concurrently with the closing of the Business Combination. For additional information, see “Proposal No. 1 — Approval of the Business Combination — Related Agreements — Subscription Agreements.”
Backstop Subscription Agreement
Concurrently with the execution of the Merger Agreement, we entered into a Backstop Subscription Agreement with the Backstop Subscriber, pursuant to which the Backstop Subscriber has committed to purchase up to an additional 5,000,000 shares of New Achronix common stock, or an aggregate of up to $50.0 million, to backstop the Minimum Available Cash Amount. For additional information, see “Proposal No. 1 — Approval of the Business Combination — Related Agreements — Backstop Subscription Agreement.”
Related Party Note and Advances
On May 28, 2020, ACE issued an unsecured promissory note to the Sponsor, pursuant to which ACE borrowed an aggregate principal amount of $186,760. The note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the IPO. The borrowings outstanding under the note in the amount of $186,760 were repaid upon the consummation of the IPO on July 30, 2020.
Prior to ACE’s initial business combination ACE’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on ACE’s behalf, although no such reimbursements will be made from the proceeds of ACE’s IPO held in the trust account prior to the completion of ACE’s initial business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of ACE’s officers and directors may, but are not obligated to, loan ACE funds as may be required. In the event that ACE’s initial business combination does not close, ACE may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1.5 million of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. ACE does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as ACE does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.
ACE is not prohibited from pursuing a business combination with a company that is affiliated with the Sponsor, or ACE’s officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Sponsor, or ACE’s officers or directors. In the event ACE seeks to complete a business combination with a target that is affiliated with the Sponsor, or ACE’s officers or directors, ACE, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to ACE from a financial point of view. ACE is not required to obtain such an opinion in any other context.
Working Capital Facility
On August 12, 2020, ACE entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO, an affiliate of ACE, in the aggregate amount of $1,500,000. The funds from the Working Capital Facility shall be utilized to finance transaction costs in connection with a Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, ACE deposited $900,000 into an account held by ASIO-IO, from which the Company may make fund withdrawals for up to $1,500,000. As part of the Working Capital Facility, ASIA-IO waived the right to convert the Working Capital Loan into private placement warrants. Any outstanding amounts deposited with ASIO-IO upon the completion of a Business Combination or dissolution of ACE, shall be returned to ACE. As of December 31, 2020, ACE had no amounts outstanding under the Working Capital Facility.
Administrative Services Agreement
ACE entered into an agreement whereby, commencing on July 27, 2020 through the earlier of the consummation of a business combination or ACE’s liquidation, ACE will pay the Sponsor a monthly fee of $10,000 for office space, administrative and support services. For the period from March 31, 2020 (inception) through December 31, 2020, the Company incurred $20,000, in fees for these services, of which $20,000 are included in accounts payable and accrued expenses in the accompanying condensed balance sheets at December 31, 2020.
Sponsor Support Agreement
On January 7, 2021, the Sponsor, ACE, Achronix and each director and officer of ACE, entered into the Sponsor Support Agreement, whereby the Sponsor and each director and officer of ACE agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. In addition, the Sponsor and each director and officer of ACE agreed to waive their redemption rights with respect to all of the founder shares and any ordinary shares held by them in connection with the consummation of the Business Combination, subject to the terms and conditions contemplated in the letter agreement, dated as of July 27, 2020. The founder shares and ordinary shares held by the Sponsor (including ACE’s directors and officers) will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including ACE’s directors and officers) owns 20.0% of the issued and outstanding ordinary shares. If ACE is not able to complete the Business Combination with Achronix or another business combination by January 30, 2022, then the Sponsor and each director and officer of ACE will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold.
Lock-Up Agreements
Pursuant to the terms of the lock-up agreement between New Achronix, the Sponsor and certain stockholders of Achronix, including the directors, officers, and holders of 1% or more of shares of outstanding Achronix common stock, each party to the agreement has agreed that it will not, without the prior written consent of New Achronix during a one-year lock-up period, unless earlier released, and subject to customary exceptions, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any founder shares (and the shares of New Achronix common stock issued upon the conversion thereof) or any securities convertible into or exercisable or exchangeable for New Achronix common stock issued or issuable to such party pursuant to the Merger Agreement (collectively, the “Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, if at any time before 365 days after the Closing (the “Earliest Release Date”), (x) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing results in all of the public stockholders of New Achronix having the right to exchange their shares of New Achronix common stock for cash securities or other property, or (y) the closing price of the New Achronix common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the Closing, then each party’s Lock-Up Shares (which, for purposes of holders of New Achronix Options and New Achronix RSUs, shall only include options and RSUs that have vested as of such date) will be automatically released from the lock-up restrictions, in the case of clause (y) above, as of the last day of such thirty-trading day period. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will.
Achronix
See “— ACE Convergence Acquisition Corp. — Subscription Agreements.”
Achronix Holders Support Agreement
On January 7, 2021, ACE, Achronix and certain stockholders of Achronix, entered into the Achronix Holders Support Agreement, whereby each of the parties thereto agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby. Additionally, certain stockholders of Achronix agreed, among other things, to effect the Achronix Preferred Conversion and Achronix Warrant Settlement, not to transfer any of their shares of Achronix common stock and Achronix preferred stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Achronix Holders Support Agreement.
Indemnification Agreements
Achronix has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require Achronix to indemnify its directors and officers to the fullest extent permitted by Delaware law. New Achronix intends to enter into new indemnification agreements with the directors and officers of New Achronix following the Business Combination.
RSU Performance-based Award
In March 2021, Achronix granted 6,180,000 Performance RSUs to Robert Blake, Achronix’s Chief Executive Officer. Achronix’s board of directors previously discussed the grant of the Performance RSUs in connection with a liquidity event, including the Business Combination, and the grant was approved by the board of directors and a majority of Achronix stockholders. The Performance RSUs will vest in full and be exchanged upon the Closing of the Merger for an equivalent number of New Achronix RSUs based on the Exchange Ratio. Following the Closing, the estimated shares of New Achronix common stock underlying the Performance RSUs are expected to result in Mr. Blake holding approximately 4.25% of New Achronix’s common stock on a fully-diluted basis, when taken together with all of Mr. Blake’s other shares of common stock or equity awards and assuming no redemptions of ACE Class A ordinary shares prior to the Closing. The Performance RSUs will dilute Achronix’s current stockholders (by being included within the number of aggregate fully diluted shares of Achronix common stock issued and outstanding immediately prior to the Merger for purposes of determining the Exchange Ratio) and not ACE’s public shareholders.
Policies and Procedures for Related Person Transactions
Upon the consummation of the Business Combination, the Board will adopt a written related person transactions policy that sets forth New Achronix’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the New Achronix policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New Achronix or any of its subsidiaries are participants involving an amount that exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness, subject to certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New Achronix voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New Achronix’s audit committee (or, where review by New Achronix’s audit committee would be inappropriate, to another independent body of the Board) for review. To identify related person transactions in advance, New Achronix will rely on information supplied by New Achronix’s executive officers, directors and certain significant stockholders. In considering a related person transaction, New Achronix’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•
the risks, costs, and benefits to New Achronix;

•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the extent of the related person’s interest in the transaction;

•
the purpose and terms of the transaction;

•
management’s recommendation with respect to the proposed related person transaction;

•
the availability of other sources for comparable services or products; and

•
whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction.

New Achronix’s audit committee will approve only those transactions that it determines are fair to us and in New Achronix’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
ACE is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and ACE’s amended and restated memorandum and articles of association govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New Achronix, your rights will differ in some regards as compared to when you were a shareholder of ACE.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of ACE and New Achronix according to applicable law or the organizational documents of ACE and New Achronix, respectively.
This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of ACE, attached to this proxy statement/prospectus as Annex J, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex K and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex L. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to New Achronix and ACE, respectively.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations
Mergers generally require approval of a majority of all outstanding shares.
Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.
Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.
Where a bidder, through a tender offer has received acceptance, of at least 90% or more of the shares in a Cayman Islands company to which the offer relates, it can compulsorily acquire the shares of the remaining shareholders and thereby become the sole shareholder.
A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the	Under the Cayman Islands Companies Act and ACE’s amended and restated memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a resolution

	Delaware	Cayman Islands
	subject matter.	passed by a simple majority of the shareholders as being entitled to do so).
Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal D).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors of ACE owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.
Corporate Opportunity	The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.	ACE renounces its interest in any corporate opportunity offered to any director or officer of ACE which may be an opportunity for such director, on the one hand, or ACE, on the other.

DESCRIPTION OF NEW ACHRONIX SECURITIES
The following summary of certain provisions of New Achronix securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex K and Annex L, respectively.
Authorized Capitalization
General
The total amount of New Achronix’s authorized capital stock consists of 1,000,000,000 shares of New Achronix common stock, par value $0.0001 per share, and 10,000,000 shares of New Achronix preferred stock, par value $0.0001 per share. New Achronix expects to have 208.7 million shares of New Achronix common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.
The following summary describes all material provisions of New Achronix’s capital stock. New Achronix urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex K and Annex L, respectively).
Preferred Stock
The Board of New Achronix has authority to issue shares of New Achronix’s preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of New Achronix’s preferred stock could have the effect of decreasing the trading price of New Achronix’s common stock, restricting dividends on New Achronix’s capital stock, diluting the voting power of New Achronix’s common stock, impairing the liquidation rights of New Achronix’s capital stock, or delaying or preventing a change in control of New Achronix.
Common Stock
New Achronix common stock is not entitled to preemptive or other similar subscription rights to purchase any of New Achronix’s securities. New Achronix common stock is neither convertible nor redeemable. Unless New Achronix’s board of directors determines otherwise, New Achronix will issue all of New Achronix’s capital stock in uncertificated form.
Voting Rights
Each holder of New Achronix common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under the Proposed Certificate of Incorporation, New Achronix stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.
Dividend Rights
Each holder of shares of New Achronix’s common stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of New Achronix’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of New Achronix’s Preferred Stock, if any, and any contractual limitations on New Achronix’s ability to declare and pay dividends.
Other Rights
Each holder of New Achronix common stock is subject to, and may be adversely affected by, the rights of the holders of any series of New Achronix preferred stock that New Achronix may designate and issue in the future.

Liquidation Rights
If New Achronix is involved in voluntary or involuntary liquidation, dissolution or winding up of New Achronix’s affairs, or a similar event, each holder of New Achronix common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of New Achronix preferred stock, if any, then outstanding.
Warrants to Purchase Shares of Achronix Capital Stock
Immediately prior to the effective time of the Merger, pursuant to the Merger Agreement, all outstanding warrants to purchase shares of Achronix capital stock will be automatically exercised in full on a cashless basis or for cash, at the election of each warrant holder. As of December 31, 2020, warrants to purchase 360,000 shares of Achronix Series C preferred stock were outstanding with an exercise price of $1.00 per share and warrants to purchase 750,011 shares of Achronix Series D2 preferred stock were outstanding with an exercise price of $0.01 per share.
Ace Redeemable Warrants
Public Warrants
As of December 31, 2020, there were 11,500,000 public warrants outstanding. Each whole public warrant entitles the registered holder to purchase one share of New Achronix common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of ACE’s initial public offering, except as described below. A warrant holder may exercise its warrants only for a whole number of shares of New Achronix common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
New Achronix will not be obligated to deliver any shares of New Achronix common stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of New Achronix common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating thereto is available, subject to New Achronix satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise. No public warrant will be exercisable for cash or on a cashless basis, and New Achronix will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Achronix common stock underlying such unit.
As soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, New Achronix will use commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the shares of New Achronix common stock issuable upon exercise of the public warrants, and will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if shares of New Achronix common stock are, at the time of any exercise of a public warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Achronix may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Achronix so elects, it will not be required to file or maintain in effect a registration statement, but will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of New Achronix common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Achronix common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value. The “fair market value” means the volume weighted average price of the shares of New Achronix common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of public warrants.   Once the public warrants become exercisable, New Achronix may redeem the outstanding public warrants (except as described herein with respect to the private placement warrants):
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

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if, and only if, the last reported sale price of the shares of New Achronix common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which New Achronix sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

New Achronix will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of New Achronix common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of New Achronix common stock is available throughout the 30- day redemption period. If and when the public warrants become redeemable, New Achronix may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The last of the redemption criterion discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and New Achronix issues a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New Achronix common stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) public warrant exercise price after the redemption notice is issued.
If New Achronix calls the public warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” New Achronix’s management will consider, among other factors, New Achronix’s cash position, the number of warrants that are outstanding and the dilutive effect on stockhold of issuing the maximum number of shares of New Achronix common stock issuable upon the exercise of the public warrants. If management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their warrants for that number of shares of New Achronix common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Achronix common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the public warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the shares of New Achronix common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of shares of New Achronix common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If New Achronix calls the public warrants for redemption and management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
Redemption procedures.   A holder of a public warrant may notify New Achronix in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New Achronix common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.   If the number of issued and outstanding shares of New Achronix common stock is increased by a capitalization or stock dividend payable in shares of New Achronix common stock, or by a split-up New Achronix common stock or other similar event, then, on the effective date of such capitalization or stock dividend, split-up or similar event, the number of shares of New Achronix common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the issued and outstanding shares of New Achronix common stock. A rights offering made to all or substantially all holders of shares of New Achronix common stock entitling holders to purchase shares of New Achronix common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of New Achronix common stock equal to the product of (1) the number of shares of New Achronix common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Achronix common stock) and (2) one minus the quotient of (x) the price per share of New Achronix common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of New Achronix common stock, in determining the price payable for shares of New Achronix common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of shares of New Achronix common stock during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Achronix common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Ace or New Achronix, as applicable, at any time while the public warrants are outstanding and unexpired, pays to all or substantially all of the holders of shares of New Achronix common stock a dividend or make a distribution in cash, securities or other assets to the holders of shares of New Achronix common stock on account of such shares of New Achronix common stock (or other securities into which the public warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Achronix common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, stock dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of ACE’s Class A ordinary shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Achronix common stock in respect of such event.
If the number of issued and outstanding shares of New Achronix common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of New Achronix common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New Achronix common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in issued and outstanding shares of New Achronix common stock.
Whenever the number of shares of New Achronix common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Achronix common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Achronix common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding shares of New Achronix common stock (other than those described above or that solely affects the par value of such shares of New Achronix common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which New Achronix is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of New Achronix common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which New Achronix is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of shares of New Achronix common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than in connection with the Business Combination) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New Achronix common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Achronix common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of New Achronix common stock in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The public warrants have been issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ACE. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the public warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the public warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive shares of New Achronix common stock. After the issuance of shares of New Achronix common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional warrants will be issued upon separation of the units following the Business Combination and only whole warrants will trade.
Private Placement Warrants
As of December 31, 2020, there were 6,600,000 private placement warrants outstanding. The private placement warrants (including the shares of New Achronix common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to directors and officers of ACE and other persons or entities affiliated with the Sponsor) and they will not be redeemable by New Achronix so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by New Achronix in all redemption scenarios and exercisable by the holders on the same basis as the public warrants included in the units. Any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants will require a vote of holders of at least 65% of the number of the then outstanding private placement warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Achronix common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Achronix common stock underlying the private placement warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the private placement warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the shares of New Achronix common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. Even during such periods of time when insiders will be permitted to sell New Achronix securities, an insider cannot trade in New Achronix securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their public warrants and sell the shares of New Achronix common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.
Action by Written Consent
The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.
Anti-Takeover Provisions
Section 203 of the Delaware General Corporation Law
New Achronix is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
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before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:
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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. New Achronix has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of New Achronix may be discouraged or prevented.
Proposed Certificate of Incorporation and Proposed Bylaws
Among other things, the Proposed Certificate of Incorporation and Proposed Bylaws:
•
permit New Achronix’s board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•
provide that the authorized number of directors may be changed only by resolution of the Board;

•
provide that New Achronix’s board of directors will be classified into three classes of directors;

•
provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2∕3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
require that any action to be taken by New Achronix stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•
provide that special meetings of our stockholders may be called only by the chairman of the Board, its chief executive officer or by its board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•
not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2∕3% of the voting power of all of the New Achronix then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. The Board may also act without stockholder action to amend, adopt or repeal the Proposed Bylaws.
The combination of these provisions will make it more difficult for New Achronix’s existing stockholders to replace New Achronix’s board of directors as well as for another party to obtain control of New Achronix by replacing its board of directors. Since New Achronix’s board of directors has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for New Achronix’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of New Achronix’s board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce New Achronix’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for New Achronix’s capital stock and may have the effect of delaying changes in New Achronix’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of New Achronix’s common stock.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation contains provisions that limit the liability of New Achronix’s directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•
any breach of the director’s duty of loyalty to the corporation or its stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•
any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
The Proposed Certificate of Incorporation authorizes New Achronix to indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Proposed Bylaws provides that New Achronix is required to indemnify its directors and officers to the fullest extent permitted by Delaware law and may indemnify its other employees and agents. The Proposed bylaws also provide that, on satisfaction of certain conditions, New Achronix will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit New Achronix to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether New Achronix would otherwise be permitted to indemnify him or her under the provisions of Delaware law. New Achronix expects to enter into agreements to indemnify its directors and executive officers in connection with the Business Combination. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. New Achronix believes that Proposed Certificate of Incorporation and Proposed Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. New Achronix will also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and Proposed Bylaws may discourage stockholders from bringing a lawsuit against New Achronix’s directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against New Achronix’s directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that New Achronix pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on New Achronix’s behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of New Achronix’s directors, officers, or other employees to us or our stockholders; (iii) any action or proceeding asserting a claim against New Achronix or any of New Achronix’s directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, the Proposed Certificate of Incorporation or the Proposed Bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim against New Achronix or any of New Achronix’s directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Proposed Certificate of Incorporation further provides that, unless New Achronix consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Additionally, the Proposed Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of New Achronix’s securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Transfer Agent
The transfer agent for New Achronix common stock will be Continental.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW ACHRONIX SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Achronix common stock or New Achronix warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Achronix at the time of, or at any time during the three months preceding, a sale and (ii) New Achronix is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Achronix was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New Achronix common stock shares or New Achronix warrants for at least six months but who are affiliates of New Achronix at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of New Achronix common stock then outstanding; or

•
the average weekly reported trading volume of New Achronix’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Achronix under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Achronix.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after ACE has completed the Business Combination.
ACE anticipates that following the consummation of the Business Combination, New Achronix will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
New Achronix’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Achronix’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of New Achronix’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of New Achronix’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of New Achronix both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in New Achronix’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New Achronix’s annual meeting of stockholders, New Achronix’s secretary must receive the written notice at New Achronix’s principal executive offices:
•
not earlier than the 90th day; and

•
not later than the 120th day,

before the one-year anniversary of the preceding year’s annual meeting.
In the event that no annual meeting was held in the previous year or New Achronix holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.
Accordingly, for New Achronix’s                 annual meeting, assuming the meeting is held on                 ,                 , notice of a nomination or proposal must be delivered to New Achronix no later than                 ,                 and no earlier than                 . Nominations and proposals also must satisfy other requirements set forth in the bylaws.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the                 annual general meeting pursuant to Rule 14a-8, assuming the meeting is held on           , must be received at ACE’s principal office on or before   ,    and must comply with Rule 14a-8.
Stockholder Director Nominees
New Achronix’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of New Achronix’s Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by New Achronix’s Proposed Bylaws. In addition, the stockholder must give timely notice to New Achronix’s secretary in accordance with New Achronix’s Proposed Bylaws, which, in general, require that the notice be received by New Achronix’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with ACE’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of ACE Convergence Acquisition Corp., 1013 Centre Road, Suite 403S, Wilmington Delaware 19805. Following the Business Combination, such communications should be sent in care of New Achronix, 2903 Bunker Hill Lane, Suite 200, Santa Clara, California 95054. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, has passed upon the validity of the securities of New Achronix offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Cooley LLP has represented Achronix in connection with the Business Combination.

EXPERTS
The financial statements of ACE Convergence Acquisition Corp. for the period from March 31, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Achronix Semiconductor Corporation as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, ACE and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of ACE’s annual report to shareholders and ACE’s proxy statement. Upon written or oral request, ACE will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that ACE deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that ACE deliver single copies of such documents in the future. Shareholders may notify ACE of their requests by calling or writing ACE at its principal executive offices at 1013 Centre Road, Suite 403S, Wilmington DE 19805 or (302) 633-2102.

ENFORCEABILITY OF CIVIL LIABILITY
ACE is a Cayman Islands exempted company. If ACE does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon ACE. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against ACE in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, ACE may be served with process in the United States with respect to actions against ACE arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of ACE’s securities by serving ACE’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
ACE has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
ACE files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on ACE at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, ACE’s corporate website under the heading “Investor Relations,” at http://acev.io. ACE’s website and the information contained on, or that can be accessed through, the website are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to ACE has been supplied by ACE, and all such information relating to Achronix has been supplied by Achronix, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
Incorporation by Reference of Certain of ACE’s Filings with the SEC
The SEC allows ACE to “incorporate by reference” certain information filed with the SEC into this proxy statement/prospectus. If you have questions about the Business Combination or would like to request a copy of any documents incorporated by reference into this proxy statement/prospectus, you should contact via phone or in writing:
Morrow Sodali
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call: (203) 658-9400
Email: ACEV.info@investor.morrowsodali.com

ACE CONVERGENCE ACQUISITION CORP.
ACHRONIX SEMICONDUCTOR CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Ace Convergence Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Ace Convergence Acquisition Corp. (the “Company”) as of December 31, 2020, and the related statement of operations, changes in shareholders’ equity and cash flows for the period from March 31, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from March 31, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a Business Combination by the close of business on January 30, 2022, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 16, 2021

ACE CONVERGENCE ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020
ASSETS
Current assets
Cash	$792,416
Prepaid expenses	343,839
Total Current Assets	1,136,255
Cash and marketable securities held in Trust Account	230,091,362
TOTAL ASSETS	$231,227,617
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – accounts payable and accrued expenses	$859,811
Deferred underwriting fee payable	8,050,000
Total Liabilities	8,909,811
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 21,731,780 shares at $10.00 per share redemption value	217,317,800
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,268,220 shares issued and outstanding (excluding 21,731,780 shares subject to possible redemption)	127
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	6,033,402
Accumulated deficit	(1,034,098)
Total Shareholders’ Equity	5,000,006
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$231,227,617
The accompanying notes are an integral part of these financial statements.

ACE CONVERGENCE ACQUISITION CORP.
STATEMENT OF OPERATIONS
For the Period from March 31, 2020 (Inception) Through December 31, 2020
Formation and operating costs	$1,125,460
Loss from operations	(1,125,460)
Other income:
Interest earned on marketable securities held in Trust Account	91,362
Net Loss	$(1,034,098)
Weighted average shares outstanding of Class A redeemable ordinary shares	23,000,000
Basic and diluted net income per share, Class A	$0.00
Weighted average shares outstanding of Class B non-redeemable ordinary shares	5,530,233
Basic and diluted net loss per share, Class B	$(0.20)
The accompanying notes are an integral part of these financial statements.

ACE CONVERGENCE ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM MARCH 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – March 31, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class I3 ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of 23,000,000 Units, net of underwriting discounts and offering costs	23,000,000	2,300	—	—	216,724,604	—	216,726,904
Sale of 6,600,000 Private Placement Warrants	—	—	—	—	6,600,000	—	6,600,000
Class A ordinary shares subject to possible redemption	(21,731,780)	(2,173)	—	—	(217,315,627)	—	(217,317,800)
Net loss	—	—	—	—	—	(1,034,098)	(1,034,098)
Balance – December 31, 2020	1,268,330	$127	5,750,000	$575	$6,033,402	$(1,034,098)	$5,000,006
The accompanying notes are an integral part of these financial statements.

ACE CONVERGENCE ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash Flows from Operating Activities:
Net loss	$(1,034,098)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(91,362)
Payment of formation costs through a promissory note – related party	1,548
Changes in operating assets and liabilities:
Prepaid expenses	(343,839)
Accounts payable and accrued expenses	859,811
Net cash used in operating activities	(607,940)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(230,000,000)
Net cash used in investing activities	(230,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to the Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	225,400,000
Proceeds from sale of Private Placement Warrants	6,600,000
Proceeds of promissory note – related party	62,558
Repayment of promissory note – related party	(186,760)
Payments of offering costs	(500,442)
Net cash provided by financing activities	231,400,356
Net Change in Cash	792,416
Cash – Beginning	—
Cash – Ending	$792,416
Non-Cash Investing and Financing Activities:
Initial classification of ordinary shares subject to possible redemption	$218,346,480
Change in value of Class A ordinary shares subject to possible redemption	$(1,028,680)
Deferred underwriting fee payable	$8,050,000
Payment of offering costs through promissory note – related party	$122,654
The accompanying notes are an integral part of these financial statements.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS
ACE Convergence Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 31, 2020. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (a “Business Combination”).
Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on businesses in the IT infrastructure software and semiconductor sector. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The Company has one subsidiary, ACE Convergence Subsidiary Corp., a wholly-owned subsidiary of the Company incorporated in Delaware on January 6, 2021 (“Merger Sub”).
As of December 31, 2020, the Company had not commenced any operations. All activities from inception to December 31, 2020 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on July 27, 2020. On July 30, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,600,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, ACE Convergence Acquisition LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $6,600,000, which is described in Note 4.
Transaction costs charged to equity amounted to $13,273,096 consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $623,096 of other offering costs.
Following the closing of the Initial Public Offering on July 30, 2020, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Nasdaq listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per- share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote in person or by proxy at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.
The Company will have until January 30, 2022 (the “Combination Period”) as may be extended from time to time by the Company as a result of a shareholder vote to amend its Amended and Restated Memorandum and Articles of Association (an “Extension Period”) to consummate a Business Combination.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
However, if the Company has not completed a Business Combination within the Combination Period or any Extension Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period or any Extension Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period or any Extension Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Offering Costs
Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $13,273,096 were charged to shareholders’ equity upon the completion of the Initial Public Offering.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net Loss Per Ordinary Share
Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 18,100,000 Class A ordinary shares in the calculation of diluted income per ordinary share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti- dilutive.
The Company’s statements of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
For the Period from March 31, 2020 (inception) Through December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$91,362
Net Earnings	$91,362
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	23,000,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00
Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(1,034,098)
Redeemable Net Earnings	$(91,362)
Non-Redeemable Net Loss	$(1,125,460)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted (I)	5,530,233
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(0.20)

(1)
Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s shareholders.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying financial statements, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,600,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,600,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period or any Extension Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
During the year, the Sponsor purchased 5,750,000 of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate consideration of $25,000. On May 29, 2020, the Sponsor transferred an aggregate of 155,000 Founder Shares to certain members of the Company’s management team. The Founder Shares included an aggregate of up to 750,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on July 30, 2020, no Founder Shares are subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Promissory Note — Related Party
On March 31, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. The borrowings outstanding under the Promissory Note of $186,760 were repaid as of December 31, 2020.
Working Capital Facility
On August 12, 2020, the Company entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO Advisors Limited (“ASIA-IO”), an affiliate of the Company, in the aggregate amount of $1,500,000. The funds from the Working Capital Facility shall be utilized to finance transaction costs in connection with a Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, the Company deposited $900,000 into an account held by ASIA-IO, from which the Company may make fund withdrawals for up to $1,500,000. Any outstanding amounts deposited with ASIA-IO upon the completion of a Business Combination or dissolution of the Company, shall be returned to the Company. On November 19, 2020, the deposit was reduced by $849,960. As of December 31, 2020, ACE had no amounts outstanding under the Working Capital Facility.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Administrative Services Agreement
The Company entered into an agreement, commencing on July 28, 2020, to pay the Sponsor up to $10,000 per month for office space, administrative and support services. On November 27, 2020, the Company amended the administrative services agreement, whereas the support services was reassigned to ASIA-IO, retroactively affective from November 1, 2020. In addition, the Sponsor waived $30,000 in fees due to them. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the period from March 31, 2020 (inception) through December 31, 2020, the Company incurred and paid $20,000, in fees for these services.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on July 27, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued on conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7 — SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 1,268,220 Class A ordinary shares issued and outstanding, excluding 21,731,780 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 5,750,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all ordinary shares issued and outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period or any Extension Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8 — FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At December 31, 2020, assets held in the Trust Account were comprised of $82 in cash and $230,091,280 in U.S. Treasury securities. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020, are as follows:
	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2020	U.S. Treasurey Securities (Mature on 01/28/2021)	1	$230,091,280	$7,515	$230,098,795

ACE CONVERGENCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
NOTE 9 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than described as below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
Merger Agreement
On January 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub, and Achronix Semiconductor Corporation, a Delaware corporation (“Achronix”).
Pursuant to the transactions contemplated by the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Achronix, with Achronix surviving the merger and as a wholly owned subsidiary of the Company (the “Merger”) (the transactions contemplated by the Merger Agreement, the “Business Combination”). Prior to the closing of the Business Combination, the Company shall domesticate as a Delaware Corporation. Upon the effective time of the Merger, the Company shall immediately be renamed “Achronix Semiconductor Corporation.”
Pursuant to the Merger Agreement, and subject to the approval of the Company’s shareholders, among other things, upon consummation of the Merger: (i) all of the equity interests of Achronix will be converted into the right to receive shares of common stock, par value $0.001 per share, of the Company (“ACE Common Stock”) and an aggregate of $50 million in cash; and (ii) all options to purchase and restricted stock units for shares of Achronix Common Stock outstanding as of immediately prior to the Merger will be converted into options to purchase and restricted stock units for share of New Achronix Common stock.
In connection with the execution of the Merger Agreement, (a) the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 15,000,000 shares of ACE Common Stock for an aggregate purchase price equal to $150,000,000 (the “PIPE Investment”), a portion of which is expected to be funded by one or more affiliates of the Sponsor. The PIPE Investment will be consummated substantially concurrently with the Closing, subject to the terms and conditions contemplated by the Subscription Agreements; (b) certain affiliates of the Sponsor (the “Backstop Investor”) entered into a backstop subscription agreement (the “Backstop Subscription Agreement”) with the Company, pursuant to, and on the terms and subject to the conditions on which, the Backstop Investor has committed to purchase, following the Domestication and prior to the Closing, shares of the Company’s common stock, par value $0.001 per share, as such shares will exist as common stock following the Domestication, in a private placement for a purchase price of $10.00 per share to backstop certain redemptions by the Company’s shareholders; and (c) the Company also announced entry into a Support Agreement (the “Sponsor Support Agreement”), by and among the Company, the Sponsor, Achronix and certain other parties thereto, pursuant to which the Sponsor and each director and officer of the Company agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. In addition, the Company has entered into a Support Agreement (the “Company Support Agreement”) by and among the Company, Achronix and certain stockholders of Achronix (the “Key Stockholders”), pursuant to which the Key Stockholders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Company Support Agreement.
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing is subject to certain conditions as further described in the Merger Agreement.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Achronix Semiconductor Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Achronix Semiconductor Corporation and its subsidiaries (the “Company”) as of December 31, 2020 and 2019 and the related consolidated statements of operations, of comprehensive income and loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
San Jose, California
March 18, 2021
We have served as the Company’s auditor since 2018.

ACHRONIX SEMICONDUCTOR CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2020 and 2019
	December 31,
	2020	2019
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$38,546	$15,426
Restricted cash	5,011	10
Accounts receivable, net	16,900	2
Inventories	2,116	815
Prepaid expenses and other current assets	2,251	1,963
Total current assets	64,824	18,216
Property and equipment, net	3,723	2,402
Intangible assets, net	16,432	11,216
Other assets	1,247	93
Total assets	$86,226	$31,927
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,938	$1,249
Accrued liabilities	13,414	8,382
Deferred revenue	4,176	967
Total current liabilities	23,528	10,598
Preferred stock warrant liability	4,311	1,973
Deferred revenue – noncurrent	2,800	3,765
Other noncurrent liabilities	6,125	615
Total liabilities	$36,764	$16,951
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock $0.001 par value, 297,200,725 shares authorized as of December 31, 2020 and 2019; 272,235,473 shares issued and outstanding as of December 31, 2020 and 2019, respectively (Liquidation preference of $156,098 as of December 31, 2020 and 2019, respectively)	320,916	320,916
Stockholders’ deficit
Common stock, $0.001 par value – 380,000,000 shares authorized as of December 31, 2020 and 2019, 9,336,153 and 6,180,598 shares issued and outstanding as of December 31, 2020 and 2019, respectively	9	6
Additional paid-in capital	5,983	3,701
Accumulated other comprehensive loss	(87)	(88)
Accumulated deficit	(277,359)	(309,559)
Total stockholders’ deficit	$(271,454)	$(305,940)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$86,226	$31,927
The accompanying notes are an integral part of these consolidated financial statements.

ACHRONIX SEMICONDUCTOR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended December 31, 2020, 2019 and 2018
	Year Ended December 31,
	2020	2019	2018
	(in thousands, except per share data)
Revenue
Product	$103,922	$54	$52,075
Licensing	970	4,140	9,167
Total revenue	104,892	4,194	61,242
Cost of revenue	22,347	2,542	16,731
Gross profit	82,545	1,652	44,511
Operating expenses
Research and development	30,373	25,898	27,164
Sales and marketing	8,775	7,896	6,408
General and administrative	5,665	3,812	4,287
Total operating expenses	44,813	37,606	37,859
Income (loss) from operations	37,732	(35,954)	6,652
Other income (expense), net
Interest income (expense), net	(3,055)	689	581
Change in fair value of warrant liability	(2,338)	134	(23)
Loss on extinguishment of debt	—	—	(423)
Other expense, net	(25)	(73)	(97)
Total other income (expense), net	(5,418)	750	38
Income (loss) before provision for income taxes	32,314	(35,204)	6,690
Provision for income taxes	114	1,125	181
Net income (loss)	$32,200	$(36,329)	$6,509
Undistributed earnings attributable to participating securities	(31,711)	—	(6,509)
Net income (loss) attributable to common stockholders	$489	$(36,329)	$—
Net income (loss) per share attributable to common stockholders
Basic	$0.08	$(5.90)	$—
Diluted	$0.07	$(5.90)	$—
Weighted-average shares used in computing net income (loss)
per share attributable to common stockholders
Basic	6,414	6,159	5,740
Diluted	36,612	6,159	5,740
The accompanying notes are an integral part of these consolidated financial statements.

ACHRONIX SEMICONDUCTOR CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME AND LOSS
Year Ended December 31, 2020, 2019 and 2018
	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Net income (loss)	$32,200	$(36,329)	$6,509
Other comprehensive income (loss), net of taxes
Foreign currency translation adjustment	1	(4)	2
Total comprehensive income (loss)	$32,201	$(36,333)	$6,511
The accompanying notes are an integral part of these consolidated financial statements.

ACHRONIX SEMICONDUCTOR CORPORATION
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Year Ended December 31, 2020, 2019 and 2018
(in thousands, except share data)	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2017	269,858,471	$315,804	5,516,368	$5	$—	$(86)	$(279,735)	$(279,816)
Issuance of Series C redeemable convertible preferred stock in connection with cashless exercise of Series C warrants	2,377,002	5,112			18			18
Common stock issued in connection with exercise of options			620,064	1	73			74
Stock-based compensation expense					2,088			2,088
Foreign currency translation adjustment						2	(2)	—
Net income							6,509	6,509
Balance as of December 31, 2018	272,235,473	$320,916	6,136,432	$6	$2,179	$(84)	$(273,228)	$(271,127)
Common stock issued in connection with exercise of options			44,166	—	22			22
Stock-based compensation expense					1,500			1,500
Foreign currency translation adjustment						(4)	(2)	(6)
Net loss							(36,329)	(36,329)
Balance as of December 31, 2019	272,235,473	$320,916	6,180,598	$6	$3,701	$(88)	$(309,559)	$(305,940)
Common stock issued in connection with exercise of options			3,155,555	3	816			819
Stock-based compensation expense					1,466			1,466
Foreign currency translation adjustment						1		1
Net income							32,200	32,200
Balance as of December 31, 2020	272,235,473	$320,916	9,336,153	$9	$5,983	$(87)	$(277,359)	$(271,454)
The accompanying notes are an integral part of these consolidated financial statements.

ACHRONIX SEMICONDUCTOR CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year Ended December 31, 2020, 2019 and 2018
	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$32,200	$(36,329)	$6,509
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,078	7,552	6,081
Stock-based compensation expense	1,466	1,500	2,088
Change in fair value of warrant liability, net of expired warrants	2,338	(134)	23
Loss on extinguishment of debt	—	—	273
Non-cash interest and amortization of debt costs and discount	1,892	1	39
Non-cash issuance of common stock	—	—	8
(Gain) loss on disposition of property and equipment	(36)	2	(6)
Write-down of inventory obsolescence	—	45	—
Changes in operating assets and liabilities
Accounts receivable	(16,898)	2,632	2,186
Inventories	(1,301)	11	11,230
Prepaid expenses and other current assets	(935)	186	194
Other assets	(507)	165	3,535
Accounts payable	2,913	(582)	(251)
Accrued liabilities	4,585	1,463	(343)
Deferred revenue	2,244	4,732	(8,032)
Other noncurrent liabilities	142	(76)	76
Net cash provided by (used in) operating activities	37,181	(18,832)	23,610
Cash flows from investing activities:
Purchases of investments	—	(68,112)	(85,374)
Maturities of investments	—	87,016	66,470
Sales of property and equipment	—	—	6
Acquisition of property and equipment	(681)	(1,875)	(774)
Acquisition of intangible assets	(3,375)	(367)	(6,434)
Net cash (used in) provided by investing activities	(4,056)	16,662	(26,106)
Cash flows from financing activities:
Proceeds from line of credit, net of debt issuance costs	24,483	—	726
Repayment of line of credit	(26,375)	—	(5,000)
Principal repayment of notes payable	—	—	(5,625)
Payments on intangible asset obligations	(3,932)	(7,306)	(3,558)
Proceeds from issuance of preferred stock, net of issuance costs	—	—	5
Proceeds from issuance of common stock subject to exercise of options	819	21	66
Net cash used in financing activities	(5,005)	(7,285)	(13,386)
Effect of exchange rate changes	1	(6)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	28,121	(9,461)	(15,883)
Cash, cash equivalents and restricted cash as of beginning of year	15,436	24,897	40,780
Cash, cash equivalents and restricted cash as of end of year	$43,557	$15,436	$24,897
The accompanying notes are an integral part of these consolidated financial statements.

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$38,546	$15,426	$24,869
Restricted cash	5,011	10	28
Total cash, cash equivalents and restricted cash	$43,557	$15,436	$24,897
Supplementary cash flow information
Cash paid for interest	$1,173	$—	$250
Cash paid for taxes	$101	$1,101	$169
Supplementary non-cash information
Cashless exercise of warrants of preferred stock	$—	$—	$5,111
Unpaid liabilities related to intangible asset purchases	$10,625	$982	$5,188
Unpaid liabilities related to property and equipment	$1,776	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.

ACHRONIX SEMICONDUCTOR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.
Description of Business and Basis of Presentation

Achronix Semiconductor Corporation (“Achronix,” the “Company”, “it”, or “its”) is dedicated to producing high-end Field Programmable Gate Array (“FPGA”) semiconductor solutions in the form of products and embedded intellectual property. While the Company’s FPGA products can perform dedicated functions as the main processing unit, its solutions are primarily used as the data acceleration component of heterogeneous computing systems, working alongside Central Processing Units (“CPUs”), Graphic Processing Units (“GPUs”), and Application Specific Integrated Circuits (“ASICs”).
Basis of Presentation
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
The Company has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities, and customer payments. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2020, the Company had an accumulated deficit of $277.4 million. The Company is subject to risks, expenses and uncertainties frequently encountered by companies in this stage of development and industry. These risks include, but are not limited to, the uncertainty of availability of additional financing, limited management resources, intense competition, dependence on the acceptance of products in development and the uncertainty of achieving future profitability.
The Company believes that available cash on hand plus receipts from customer product orders scheduled to be delivered in 2021 and 2022 will be sufficient to fund the Company as a going concern for the next twelve months from the date these financial statements are available to be issued.
2.
Summary of Significant Accounting Policies

Use of Estimates
The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates include determining standalone selling price for performance obligations in contracts with customers, allowances for doubtful accounts, inventory reserves, useful lives of long-lived assets, the valuation of redeemable convertible preferred stock warrants, the value of common stock and other assumptions used to measure stock-based compensation, the valuation of deferred income tax assets and uncertain tax positions. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions
Foreign Currency Translation
The functional currency of the Company’s foreign subsidiaries is generally their local currency. The translation of foreign currencies into U.S. dollars is performed for monetary assets and liabilities at the end of each reporting period based on the then exchange rates. Non-monetary items are translated using historical exchange rates. For revenue and expense accounts, an average foreign currency rate during the period is applied. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as part of a separate component of stockholders’ deficit and reported in the consolidated statements of comprehensive income and loss. Foreign currency transaction gains and losses are included in other expense, net for the period.
Revenue Recognition
On January 1, 2018, the Company adopted Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”), Topic 606, “Revenue from Contracts with Customers”, utilizing the full retrospective method. The Company derives its revenue from product sales and licensing arrangements. The Company determines revenue recognition through the following steps: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, the Company satisfies a performance obligation.
Product Revenue
The Company recognizes revenue from product sales at a point in time when control of the goods is transferred to the customer based upon the terms of the underlying contract, which is typically in the form of a purchase order. The Company recognizes revenue in an amount that reflects the consideration it expects to receive in exchange for those goods and services. Revenue is recognized net of allowances for returns, customer programs, and any taxes collected from customers. For products sold with a right of return, the Company records a reduction to revenue by establishing a sales return allowance for estimated product returns at the time revenue is recognized, based primarily on historical return rates. To date returns have not been significant.
Licensing Revenue
Licensing revenue is comprised of revenue from intellectual property core licensing activities, which include an integral license to the Company’s software computer aided design tools (“Licensed IP”), customer customization services, royalties, and support and maintenance. These activities are complementary to product sales and help the Company to monetize its intellectual property associated with its technology. The Company considers licensing arrangements with its customers to be the contract. For each contract, the Company considers the promise to deliver a license that grants the customer the right to use the Licensed IP, as well as any services provided under the contract, as distinct performance obligations. The Company allocates revenue to each performance obligation based on their relative standalone selling price. The Company defers revenue for billings or payments received in advance of revenue recognition and deferred revenue is recognized upon completion of performance obligations. Balances of deferred revenue consist primarily of maintenance and support services not yet provided as of the balance sheet date. Deferred revenue that will be recognized during the succeeding twelve-month period is recorded as deferred revenue with the remainder recorded as deferred revenue — noncurrent on the consolidated balance sheets. Total deferred revenue was $7.0 million and $4.7 million as of December 31, 2020 and 2019, respectively. The Company recognized $1.0 million, nil and $8.0 million of revenue during the years ended December 31, 2020, 2019 and 2018, respectively, that was included in the deferred revenue balance at the beginning of the respective period.
The Company recognizes revenue for Licensed IP at the point in time that control of the license transfers to the customer, which is generally upon delivery. In certain arrangements with customers, the Company modifies its Licensed IP design based on the customer specific design requirements. The Company recognizes the revenue from the customer specific design services over the period in which the customization services are performed, and the Company measures progress to completion based on actual cost incurred to date relative to the total expected costs for the arrangement. A number of internal and external factors can affect these estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes. The Company receives royalties from its customers and royalty revenue is recognized based on the terms of licensing agreement. The Company recognizes revenue from royalty arrangements with fixed payments when the royalties are earned per the terms of the arrangements. For usage- based royalties, the Company recognizes royalty revenue based on an estimate of the licensee’s sale or usage of the Licensed IP during the period of reference, typically quarterly. To the extent that shipment data subsequently reported by licensees differs from estimates it made and recorded, the Company recognizes an adjustment to revenue for such difference. To date, such adjustments have not been material. The Company recognizes revenue from maintenance and customer support agreements ratably over the service period.
The Company generally provides a twelve-month standard warranty from the date of shipment that products will substantially conform to the agreed specifications. The Company has not provided services in addition to the standard warranty. As such, the Company does not consider activities related to such warranty, if any, to be a separate performance obligation. Warranty accrual is estimated based on historical claims to historical revenue and assumes that the Company will have to replace products subject to a claim. To date, the Company has not recorded any warranty accrual.
Remaining performance obligations represent the amount of contracted future revenue not yet recognized as the amounts relate to undelivered performance obligations. Remaining performance obligations represent the remaining contracted maintenance and customer support that has not been recognized as revenue. As of December 31, 2020 the amount of remaining performance obligations that have not been recognized as revenue consisted of deferred revenue of $7.0 million, of which the Company expects to recognize approximately $4.2 million as revenue over the next twelve months, and the remainder shortly thereafter.
Cost of Revenue
Cost of revenue on product sales consists of cost of materials, primarily wafers processed by third-party foundries, costs associated with packaging, assembly, and testing services paid to our third-party contract manufacturers, amortization of production mask costs, personnel costs including salaries, benefits, and stock-based compensation expense, as well as other costs associated with our manufacturing operations.
Cost of revenue on license revenue includes third party development costs and internal engineering and development costs to servicing our customization or support services contracts. For the periods presented, the third party development costs or customization costs related to its licensing and related revenue were not material.
Cash and Cash Equivalents and Short-term Investments
The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. These investments consist of money market funds and U.S. government securities. As of December 31, 2020 and 2019, the Company holds $38.5 million and $15.4 million in cash and cash equivalents, respectively. Short-term investments consist of highly liquid debt investments with maturities of greater than three months from original purchase date. We generally classify our short term investments at the date of acquisition as available-for-sale. These debt securities are reported at fair value with the related unrealized gains and losses included in accumulated other comprehensive income or loss, a component of stockholders’ deficit, net of tax. Any unrealized losses which are considered to be other-than- temporary impairments are recorded in the other income or expense, net, section of our Consolidated Statements of Income. Realized gains and losses on the sale of marketable securities are determined using the specific-identification method and recorded in the other expense, net of the consolidated statements of operations. The Company did not have short-term investments as of December 31, 2020 and 2019, respectively.
Restricted Cash and Letters of Credit
Restricted cash consists of certificates of deposit primarily held as collateral for letters of credit issued on behalf of the Company and for customs license requirements. As of December 31, 2020 and 2019, the Company’s restricted cash balance was $5.0 million and $10 thousand, respectively.
Fair Value of Financial Instruments
Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Assets and liabilities measured at fair value are classified into the following categories based on the inputs used to measure fair value:
•
(Level 1) — Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

•
(Level 2) — Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly; and

•
(Level 3) — Inputs that are unobservable for the asset or liability.

The Company classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly. The Company’s assessment of a particular input to the fair value measurement requires management to make judgments and consider factors specific to the asset or liability. The fair value hierarchy requires the use of observable market data when available in determining fair value. The Company recognizes transfers between levels within the fair value hierarchy, if any, at the end of each period. There were no transfers between levels during the periods presented. The Company had no material nonfinancial assets valued on a non-recurring basis that resulted in an impairment in any period presented.
Short-term investments are comprised of available-for-sale securities that are reported at fair value with the related unrealized gains or losses included in accumulated other comprehensive income or loss, a component of shareholders’ equity, net of tax. Fair value of the short-term investments is determined based on quoted market prices.
The carrying values of the Company’s cash equivalents, accounts receivable, net, accounts payable, and accrued and other current liabilities approximate fair value based on the highly liquid, short-term nature of these instruments.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. Cash and cash equivalents are held in domestic and foreign cash accounts with large, creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents through deposits with federally insured commercial banks and at times cash balances may be in excess of federal insurance limits. Short-term investments consist of U.S. treasury bills that carry high-credit ratings and accordingly, minimal credit risk exists with respect to these balances.
Accounts receivable is stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition.
The Company derives most of its revenue from a limited number of customers. As of December 31, 2020 and 2019, one customer accounted for 100% of the accounts receivable balance. For the years ended December 31, 2020 and 2018, one customer accounted for 99% and 85% of the Company’s total revenue, respectively. For the year ended December 31, 2019, a different customer accounted for 97% of the Company's total revenue.
Risks and Uncertainties
In December 2019, a respiratory illness caused by a novel coronavirus disease (“COVID-19”) was reported in Wuhan, Hubei Province, China, and in March 2020, the World Health Organization characterized COVID-19 as a pandemic. Given the daily evolution of the COVID-19 pandemic and the global responses to curb its spread, the Company is not able to reasonably estimate the duration and ultimate extent of the future impact of the COVID-19 pandemic on its results of operations, financial condition, or liquidity.
The COVID-19 pandemic will have an impact on the Company’s business, that of its customers and suppliers and how it executes its business. The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in- place or stay-at-home orders, and business shutdowns. For example, employees at the Company’s headquarters located in Santa Clara, California are currently subject to a shelter-in-place order from the state government.
These measures have and may continue to adversely impact employees and operations and the operations of the Company’s customers and suppliers, and has and may continue to negatively impact its sales and marketing activities. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect the Company’s product delivery schedule, business, financial condition and results of operations. Despite these limitations, the Company has been able to secure products from suppliers and fulfill customers’ purchase orders.
Concentration of Supply Risk
The Company relies on a single supplier for products and services. While alternative providers could be identified, the Company is subject to supply and pricing risks.
Accounts Receivable, Net
Accounts receivable are recorded at the invoiced amount, net of allowances for bad debt.
The allowance for bad debt is based on the Company’s assessment of the collectability of accounts.
The Company regularly reviews the adequacy of the allowance for bad debt by considering the age of each outstanding invoice and the collection history of each customer to determine the appropriate amount of allowance for bad debt. Accounts receivable deemed uncollectible are charged against the allowance for bad debt when identified.
As of December 31, 2020 and 2019, the Company did not have an allowance for bad debt.
Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value or are in excess of expected demand.
Situations that may result in inventories being written down include changes in business and economic conditions, changes in market conditions, sudden and significant decreases in demand for our products, inventory obsolescence because of changing technology and customer requirements, failure to estimate customer demand properly, or unexpected competitive pricing actions by our competition. In addition, cancellation or deferral of customer purchase orders could result in our holding excess inventory.
Inventory write-downs are measured as the difference between the cost of the inventory and its net realizable value, and charged to inventory reserves, which is a component of cost of revenue. At the point of the write-down, a new, lower cost basis for those inventories is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.
Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the respective estimated useful lives of the assets as follows:
Useful Lives
Machinery and equipment	3 Years
Furniture	3 Years
Leasehold improvements	Shorter of the remaining lease term or useful life ranging from 3 to 5 years

Repairs and maintenance are expensed as incurred. Expenditures which materially increase values, change capacities or extend useful lives are capitalized.
Intangible Assets, Net
Intangible assets include technology and software licenses from third parties. The technology and software licenses have finite lives and are amortized over a period of two to five years, on a straight-line basis, which approximates the pattern in which economic benefits of the technology and software is expected to be utilized.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, consisting of property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company regularly reviews its operating performance for indicators of impairment. Factors considered important that could trigger an impairment review include a significant underperformance relative to expected historical or projected future operating results, or a significant change in the manner of the use of the assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (or asset group) to estimated undiscounted future cash flows expected to be generated by the asset (or asset group). If the carrying amount of an asset (or asset group) exceeds its estimated undiscounted future cash flows, an impairment charge is recognized to the extent the fair value is less than the carrying value.
Redeemable Convertible Preferred Stock Warrants
The Company accounts for warrants to purchase shares of our redeemable convertible preferred stock as liabilities at their estimated fair value because these warrants may obligate the Company to transfer assets to the holders at a future date under certain circumstances, such as a merger, acquisition, reorganization, sale of all or substantially all of its assets, each a change of control event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each period end, with any fair value adjustments recognized in the consolidated statements of operations and comprehensive loss. The Company adjusts the warrant liability for changes in fair value until the earlier of the exercise or expiration of the redeemable convertible preferred stock warrants, occurrence of a deemed liquidation event or conversion of redeemable convertible preferred stock into common stock.
Common Stock
The absence of a public market for the Company’s common stock requires the Company’s board of directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including contemporaneous third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of common and redeemable convertible preferred stock, advice from third-party valuation specialists, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.
Stock-Based Compensation
The Company maintains performance incentive plans under which incentive and nonqualified stock options are granted to employees and non-employee consultants. The Company accounts for stock- based compensation in accordance with ASC 718, “Compensation-Stock Compensation” (“ASC 718”). ASC 718 requires the measurement and recognition of compensation expense for all share-based awards granted, modified and settled to the Company’s employees and directors based on the fair market value of the award. Under ASC 718, the fair value of each restricted stock unit is determined using the fair value of the Company’s common stock on the date of the grant. The fair value of each employee stock option granted is estimated on the date of grant using an options pricing model. The Company currently uses the Black

Scholes Option Pricing model to estimate the fair value of share-based payments and recognizes this expense on a straight-line basis over the options’ vesting periods. The Company estimates expected forfeitures at the time of grant and revises the estimate, if necessary, in subsequent periods if actual forfeitures differ from those estimated. The model requires management to make a number of assumptions including expected volatility, expected term, risk-free interest rate and expected dividends. The expected stock price volatility assumptions for the Company’s stock options were determined by examining the historical volatilities for industry peers, as the Company does not have any trading history for the Company’s common stock.
The Company elected to use the simplified method to determine expected term due to a lack of relevant historical data related to exercise activity. The risk-free interest rate assumption is based on the implied yield of U.S. Treasury notes as of the grant date with a remaining term approximately equal to the expected term of the award. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.
To the extent that the Company grants additional equity securities to employees, the stock-based compensation expense will be increased by the additional compensation resulting from those additional grants and assumptions.
Research and Development
Research and development expenses consist primarily of compensation and related costs for personnel, materials, supplies, technology and software license amortization and equipment depreciation. Pre-production costs, incurred with developing production capabilities, are included in research and development.
Income Taxes
The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more-likely-than-not that the deferred tax assets will not be realized. In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Due to its history of operating losses, the Company has recorded a full valuation allowance against its deferred tax assets as of December 31, 2020 and 2019, respectively.
A tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained upon examination by the taxing authorities, including resolutions of any related appeals or litigation processes, based on the technical merits of the position. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.
Net Income (Loss) per Share
The Company follows the two-class method when computing net income (loss) per common share when shares are issued that meet the definition of participating securities. The two-class method determines net income (loss) per common share for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company’s redeemable convertible preferred stock is the Company’s only participating security and contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in the Company’s losses.
The holders of redeemable convertible preferred stock are entitled to participate in noncumulative dividends on common stock at the rate of 8% of the applicable original issue price per share per annum based on the number of shares of common stock held on an as-converted basis. No dividends on redeemable convertible preferred stock or common stock have been declared by the Company’s board of directors for the years ended December 31, 2020, 2019 and 2018. In accordance with ASC 260, “Earnings Per Share”, undistributed earnings allocated to holders of redeemable convertible preferred stock are subtracted from net income in determining net income attributable to common stockholders. Basic net income (loss) per share is computed by dividing net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding. For periods in which the Company reported net losses, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders because potentially dilutive shares of common stock are not assumed to have been issued if their effect is anti-dilutive.
Segment Information
The Company operates and manages its business as one reportable and operating segment. The Company’s chief executive officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance. Essentially all of the Company’s long-lived assets, which are comprised of property and equipment, are based in the United States.
The Company sells its products worldwide and attributes revenue to the geography where the product is invoiced. The geographical distribution of revenue as a percentage of total revenue for the periods indicated was as follows:
	Year ended December 31,
	2020	2019	2018
Malaysia	99%	—%	85%
China	1	97	15
Other	—	3	—
JOBS Act Accounting Election
The Company is provided the option to adopt new or revised accounting guidance under the requirements provided to an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as nonpublic business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.
Recently Adopted Accounting Pronouncements
In May 2014, the FASB issued the authoritative guidance ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, that outlines a new revenue recognition standard. ASU 2014-09 states that the core principle of the new revenue recognition guidance is that an “entity shall recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” Revenue is recognized when a company satisfies a performance obligation by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). The ASU indicates that an entity should perform the following five steps in recognizing revenue: (Step 1) Identify the contract with a customer, (Step 2) Identify the performance obligations in the contract, (Step 3) Determine the transaction price, (Step 4) Allocate the transaction price, and (Step 5) Recognize revenue when or as the entity satisfies a performance obligation. The Company has adopted the new guidance beginning January 1, 2018, using the Full Retrospective method.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and for interim periods therein with early adoption permitted and must be applied retrospectively to all periods presented. The Company adopted this guidance on January 1, 2018 and such adoption did not have a material impact on the Company’s financial statements.
In May 2017, the FASB issued ASU No. 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting, which provides guidance on determining which changes to the terms and conditions of share-based payment awards require an entity to apply modification accounting under Topic 718. The amendments in this ASU should be applied prospectively to an award modified on or after the adoption date. The Company adopted this guidance on January 1, 2018 and such adoption did not have a material impact on the Company’s financial statements.
In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees and applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606. This update is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company adopted this guidance on July 1, 2018 and such adoption did not have a material impact on the Company’s financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. This ASU was issued to improve the effectiveness of disclosure requirements on a narrow set of concepts relating to fair value measurements. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company adopted this guidance beginning January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.
Recently Issued Accounting Pronouncements
In February 2016, FASB issued ASU No. 2016-02, Leases (ASC 842), and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients entities can elect upon adoption. The principle of ASU 2016-02 is that a lessee should recognize assets and liabilities that arise from leases. Lessees will need to recognize a right-of- use asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments. The right-of-use asset will be based on the liability. ASU 2016-02 requires leases to be classified as either operating or finance. Operating leases will result in a straight-line expense pattern while finance leases will result in a front-loaded expense pattern as a result of the recognition of interest expense associated with the lease liability in addition to the amortization of the right-of-use asset. ASU 2016-02 is effective for the Company for fiscal years beginning January 1, 2022 and interim periods within fiscal years beginning January 1, 2023. The Company plans to adopt ASC 842 using the modified retrospective approach at the beginning of the period of adoption and will not restate prior periods. The Company expects that most of operating lease commitments will be subject to the new standard and recognized as lease liabilities and right-of-use assets upon adoption. The Company plans to adopt ASC 842 on January 1, 2021 and based on the Company's lease portfolio as of December 31, 2020, the adoption will increase total assets in the range of $6.0 million and $7.0 million and total liabilities in the range of $6.0 million and $7.0 million. The Company will elect the package of practical expedients permitted under the transition guidance, which allows the Company to carryforward its historical lease classification, its assessment on whether a contract is or contains a lease, and its indirect costs for any leases that exist prior to adoption of the new standard. The Company will also elect to combine lease and non-lease components. For leases with a term of 12 months or less, the Company plans to elect the short-term lease exemption, which allows the Company to not recognize right-of-use assets or lease liabilities for qualifying leases existing at transition and new leases the Company may enter into in the future.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and has since released various amendments including ASU No. 2019-04. The guidance modifies the measurement of expected credit losses on certain financial instruments. This guidance is effective for the Company for fiscal years beginning January 1, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other — Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine which implementation costs to defer and recognize as an asset. The guidance is effective for Company for annual periods beginning January 1, 2021 and interim periods within fiscal years beginning January 1, 2022. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements and disclosures.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as the elimination of exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, the recognition of deferred tax liabilities for outside basis differences, ownership changes in investments, and tax basis step-up in goodwill obtained in a transaction that is not a business combination. The guidance is effective for Company for annual periods beginning January 1, 2022 and interim periods within fiscal years beginning January 1, 2023. Early adoption is permitted. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.
3.
Balance Sheet Components

Inventories
Inventories consisted of the following (in thousands):
	December 31,
	2020	2019
Work in progress	$1,973	$—
Finished goods	143	815
	$2,116	$815
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):
	December 31,
	2020	2019
Prepaid maintenance	$804	$981
Prepaid taxes	472	368
Deposits	106	256
Other prepaid expenses	869	358
	$2,251	$1,963

Property and Equipment, Net
Property and equipment, net consisted of the following (in thousands):
	December 31,
	2020	2019
Machinery and equipment	$7,254	$5,016
Furniture	412	380
Leasehold improvements	287	234
Total property and equipment	7,953	5,630
Less: accumulated depreciation and amortization	(4,230)	(3,228)
Property and equipment, net	$3,723	$2,402
Depreciation expense for the years ended December 31, 2020, 2019 and 2018 was $1.2 million, $0.7 million and $0.6 million, respectively.
Other Assets
Other assets consisted of the following (in thousands):
	December 31,
	2020	2019
Deferred transaction costs	$647	$—
Security deposits	600	—
Other receivable	—	93
Total other assets	$1,247	$93
Accrued Liabilities
Accrued liabilities consisted of the following (in thousands):
	December 31,
	2020	2019
Accrued compensation	$7,060	$3,203
Accrued technology and software licenses	5,206	4,780
Accrued income taxes	172	149
Other current liabilities	976	250
	$13,414	$8,382
Other noncurrent Liabilities
Other noncurrent liabilities consisted of the following (in thousands):
	December 31,
	2020	2019
Technology and software licenses	$6,125	$615
	$6,125	$615

4.
Intangible Assets, Net

Intangible assets, net consisted of the following (in thousands):
	December 31,
	2020	2019
Technology and software licenses	$25,637	$23,574
Less: accumulated amortization	(9,205)	(12,358)
Intangible assets, net	16,432	11,216
Amortization expense for the years ended December 31, 2020, 2019 and 2018 was $7.9 million, $6.9 million and $5.0 million, respectively, and is included in research and development expense in the consolidated statements of operations.
Amortization expense reported to amortizable intangible assets in future periods as of December 31, 2020 is expected to be as follows (in thousands):
Year ending December 31,
2021	$7,094
2022	6,553
2023	2,785
Total	$16,432

5.
Fair Value Measurements

The Company’s only Level 3 financial instruments were its redeemable convertible preferred stock warrants. The following table presents the roll forward of activity for the redeemable convertible preferred stock warrant liability measured at fair value using inputs classified as level 3 in the fair value hierarchy (in thousands):
	Total	Significant Unobservable Input (Level 3)
Balance as of December 31, 2017	$7,210	$7,210
Cashless exercise of warrants to purchase Series C preferred stock	(5,126)	(5,126)
Expiration of Series C warrants	(225)	(225)
Change in fair value	248	248
Balance as of December 31, 2018	2,107	2,107
Expiration of Series C warrants	(612)	(612)
Change in fair value	478	478
Balance as of December 31, 2019	1,973	1,973
Change in fair value	2,338	2,338
Balance as of December 31, 2020	$4,311	$4,311

The following tables set forth the Company’s other financial instruments that were measured at fair value on a recurring basis as of December 31, 2020 and 2019 by level within the fair value hierarchy (in thousands):
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Unrestricted balances
Money market funds	$30,003	$—	$—	$30,003
Total unrestricted cash equivalents	30,003	—	—	30,003
Restricted balances
Certificate of deposit	11	—	—	11
Total restricted cash equivalents	11	—	—	11
Total unrestricted and restricted cash equivalents	$30,014	$—	$—	$30,014
	December 31, 2019
	Level 1	Level 2	Level 3	Total
Unrestricted balances
Money market funds	$14,142	$—	$—	$14,142
Total unrestricted cash equivalents	14,142	—	—	14,142
Restricted balances
Certificate of deposit	10	—	—	10
Total restricted cash equivalents	10	—	—	10
Total unrestricted and restricted cash equivalents	$14,152	$—	$—	$14,152

6.
Notes Payable

In February 2018, the Company elected to pay off the notes payable. The payoff included the $5.0 million loan amount, end of term charges of $0.3 million from the 2015 term loan and $0.3 million from the 2017 term loan, and a $0.2 million prepayment penalty. The Company recorded debt extinguishment costs of $0.4 million in the consolidated statements of operations for the year ended December 31, 2018. Additionally, the Company settled a $5.0 million principal balance associated with a line of credit in the year ended December 31, 2018.
In March 2020, the Company entered into a loan and security agreement with a lender allowing the Company to borrow an aggregate principal amount up to $50.0 million (“2020 Loan and Security Agreement”). The 2020 Loan and Security Agreement consisted of a revolving loan which could be drawn down in two tranches of $25.0 million each. Interest accrued at the greater of 10.25% or 10.25% plus the prime rate less 4.75%, as adjusted from time to time. The Company drew down $25.0 million during the year ended December 31, 2020. In connection with the drawdown, the Company paid a $0.5 million facility fee, which was recorded to interest expense. Additional finance costs incurred were recorded as a debt discount and the Company amortized such costs to interest expense through the contractual maturity date of December 31, 2020. As of December 31, 2020, the Company fully paid off the loan balance and terminated the 2020 Loan and Security Agreement. These payoffs totaled $26.6 million, which included principal of $25.0 million, accrued interest of $0.2 million and an end of term charge of $1.4 million which was payable at the earlier of the payoff of the 2020 Loan and Security Agreement or December 31, 2020, the maturity date. Upon payoff of the loan, all unamortized debt discounts were expensed. Total interest expense recognized in connection with the 2020 Loan and Security Agreement was $1.2 million for the year ended December 31, 2020.
7.
Commitment and Contingencies

The Company has entered into non-cancelable operating leases for the use of its facilities. In addition, the Company has purchase obligations which included agreements and issued purchase orders containing non- cancelable payment terms to purchase wafers, goods and services.

Future minimum lease payments under non-cancellable operating leases and other purchase commitments as of December 31, 2020 are as follows (in thousands):
	Operating Leases	Purchase Commitments	Total Leases and Purchase Commitments
Year ending December 31,
2021	$1,165	$29,172	$30,337
2022	1,597	—	1,597
2023	1,645	—	1,645
2024	1,695	—	1,695
2025	1,447	—	1,447
Total	$7,549	$29,172	$36,721
Rent under these operating lease agreements that have escalating payments is expensed to operations on a straight-line basis over the terms of the leases. Facility rent expense was $0.8 million, $0.6 million and $0.9 million for the years ended December 31, 2020, 2019 and 2018, respectively.
8.
Income Taxes

The components of income (loss) before income taxes were as follows (in thousands):
	Year Ended December 31,
	2020	2019	2018
Domestic	$32,253	$(35,464)	$6,563
Foreign	61	260	127
Income (loss) before provision for income taxes	$32,314	$(35,204)	$6,690
Income tax expense was comprised of the following (in thousands):
	Year Ended December 31,
	2020	2019	2018
Current
Federal	$—	$—	$—
Foreign	103	1,122	178
State	11	3	3
	114	1,125	181
Deferred
Federal	—	—	—
State	—	—	—
Foreign	—	—	—
	$114	$1,125	$181

The components of the deferred tax assets and liabilities were as follows (in thousands):
	Year Ended December 31,
	2020	2019	2018
Deferred tax asset (liability), net
Net operating losses	$13,215	$22,254	$15,412
Research and development credits	5,874	5,151	4,325
Accrued liabilities and reserves	1,225	563	276
Fixed assets	14	(8)	(67)
Other	1,020	4	—
Valuation allowance	(21,348)	(27,964)	(19,946)
Net deferred tax asset	$—	$—	$—
The Company’s effective tax rate differs from its expected federal statutory rate as a result of state taxes, tax credits, nondeductible items, and change in the valuation allowance.
	Year Ended December 31,
	2020	2019	2018
Income tax at the Federal statutory rate	21.0%	21.0%	21.0%
State tax net of Federal benefit	0.1	0.2	—
Foreign rate differential	0.3	(3.3)	1.4
Nondeductible Items	2.5	(0.3)	2.7
R&D tax credits	(2.2)	2.0	(6.5)
Stock-based compensation	(0.8)	—	—
Change in valuation allowance	(20.5)	(22.8)	(15.9)
Effective tax rate	0.4%	(3.2)%	2.7%
The Company provided a full valuation allowance on deferred tax assets. Because of the Company’s limited operating history and cumulative losses, management believes it is more-likely-than-not that the deferred tax asset will not be realized. The valuation allowance on the Company’s net deferred taxes decreased by $6.6 million, increased by $8.0 million and decreased by $1.5 million during the years ended December 31, 2020, 2019 and 2018, respectively.
Under Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), a corporation that undergoes an “ownership change”, as defined therein, is subject to limitations on its use of pre-change tax attributes carryforward to offset future taxable income. The Company completed a Section 382 study and determined that there was a change in ownership in prior years which substantially limited their net operating loss carryforwards and research and development credit from 2011 and earlier. Due to the Section 382 limitation, the Company wrote-off approximately $69.2 million and $50.1 million of federal and state net operating loss related deferred tax assets, respectively. The federal research & development credit was reduced by $1.9 million.
As of December 31, 2020, the Company had approximately $48.7 million and $42.7 million of federal and state net operating loss carryforwards, respectively. A portion of these carryforwards start to expire in 2029 for federal tax purposes and 2026 for state tax purposes if not utilized. As of December 31, 2020, the Company had federal and state tax credit carryforwards of approximately $4.1 million and $7.2 million, respectively. The federal tax credit carryforwards begin expiring in 2029, and California tax credits will carry forward indefinitely.
As of December 31, 2020, the Company had a valuation allowance against its net deferred tax assets of $21.3 million. While there was income before provision for income taxes during the year ended December 31, 2020 that resulted in the realization of some of the Company’s deferred tax assets, the Company does not believe that there is objectively verifiable evidence that the improvement in its results of operations is sustainable to support the release of the remaining valuation allowance.

The Company will continue to review its conclusions on a quarterly basis surrounding the appropriate amount of the valuation allowance. If the Company continues to generate profits for the year ended December 31, 2021 and beyond, the US valuation allowance position could be reversed in the foreseeable future. The Company expects a benefit to be recorded in the period in which the valuation allowance reversal is recorded and a higher effective tax rate in periods following the valuation allowance reversal.
The Company complies with ASC 740-10, “Accounting for Uncertainty in Income Taxes” which prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or are expected to be taken on a tax return. As of December 31, 2020, the Company recorded a $1.6 million and a $2.3 million reduction to its deferred tax assets for unrecognized tax benefits for federal and state, respectively, all of which has been fully offset by a valuation allowance. The unrecognized tax benefits of $4.5 million and $4.0 million as of December 31, 2020 and 2019, respectively, would not impact the effective tax rate, if recognized, due to the valuation allowance. There were no interest or penalties accrued as of December 31, 2020. The Company does not anticipate any significant changes to unrecognized tax benefits in the next 12 months. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.
The following table summarizes the activity related to the Company’s unrecognized tax benefits (in thousands):
	Year Ended December 31,
	2020	2019	2018
Balance at beginning of period	$3,982	$3,492	$3,044
Additions related to current year	539	490	448
Balance at end of period	$4,521	$3,982	$3,492
As of December 31, 2020, all of the tax years remained open to examination by the federal and state tax authorities, for three to four years from the tax year in which net operating losses or tax credits are utilized. The Company was not subject to income tax examinations by any tax authority as of December 31, 2020.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into law. Certain provisions of the CARES Act impact the 2020 income tax provision computations of the Company and will be reflected in 2020, or the period of enactment. The CARES Act contains modifications on the limitation of business interest for tax years beginning in 2019 and 2020. The modifications to §163(j) increase the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income. The modification to the interest expense limitation did not have an impact on the Company’s taxable income or net operating losses for the year ended December 31, 2020.
9.
Redeemable Convertible Preferred Stock

Redeemable convertible preferred stock consisted of the following as of December 31, 2020 and 2019 (in thousands, except share and per share data):
	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference	Issue Price per Share	Carrying Value
Series A	10,841,041	10,544,597	$4,486	$0.50	$34,271
Series B	12,353,927	12,353,927	9,164	0.50	42,002
Series C	36,455,504	35,559,955	35,560	0.50	34,075
Series D	85,694,959	85,694,959	42,847	0.50	84,327
Series D1	49,855,294	46,713,294	23,357	0.50	45,773
Series D2	102,000,000	81,368,741	40,684	0.50	80,468
Total	297,200,725	272,235,473	$156,098		$320,916

There was no change in the total carrying value of the redeemable convertible preferred stock (applicable to those shares outstanding at each respective year-end) for the years ended December 31, 2020 and 2019.
The rights, preferences and privileges of the redeemable convertible preferred stock are as follows:
Conversion
Each share of preferred stock is convertible, at the option of the holder, into the number of fully paid and non-assessable shares of common stock on a one-for-one basis. The conversion prices of the redeemable convertible preferred stock will be adjusted for specified dilutive issuances, stock splits, combinations and non-cash dividends. The outstanding shares of redeemable convertible preferred stock automatically convert into common stock immediately upon the closing of the sale of shares of common stock to the public at a price of at least $2.00 per share in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50.0 million of proceeds, net of the underwriting discounts and commissions (“Qualified IPO”).
Dividends
The holders of redeemable convertible preferred stock shall be entitled to receive, when and if declared by the Company’s board of directors, a noncumulative dividend at the annual rate per share equal to 8% of the original issue price of $0.50 for each share of redeemable convertible preferred stock, per annum. In addition, holders of redeemable convertible preferred stock participate in any distribution in excess of preferred dividends on an as converted basis. The Company has declared no dividends to date.
The holders are entitled to receive dividends in the following order: Series D2, Series D1, Series D, Series C, Series B, and Series A redeemable convertible preferred stock.
Redemption Features
At any time on or after the 5th anniversary of the Series D2 original issue date, all shares of redeemable convertible preferred stock are redeemable, at the option of the holders, to the greater of the original issue price per share plus any declared or unpaid dividends or the fair market value of the redeemable convertible preferred stock per share. A liquidation or winding up of the Company, a change in control, or a sale of substantially all of the Company’s assets would constitute a redemption event, which may be outside of the Company’s control. Accordingly, these shares are considered contingently redeemable and are classified as temporary equity on the consolidated balance sheets. The redeemable convertible preferred stock has not been adjusted to its redemption value as of December 31, 2020, 2019 nor 2018, as it is not probable that the redeemable convertible preferred stock will become redeemable. Prior to June 30, 2017, the date at which the Company concluded that the redeemable convertible preferred stock was no longer probable of becoming redeemable, the Company adjusted the redemption value at each reporting date to the fair value of the redeemable convertible preferred stock at that date, unless the fair value was lower than the original issuance price, in which case the original issuance price was used. After June 30, 2017, no further changes were made to the redeemable convertible preferred stock balance related to its redemption value.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the then outstanding redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution of any proceeds or assets of the Company to the holders of the common stock, a liquidation preference in an amount per share equal to the greater of (i) the amount as disclosed in the above table plus all declared but unpaid dividends on such shares or (ii) such amount per share as would have been payable had all shares of such series been converted into common stock immediately prior to the liquidation event. If the Company does not have enough assets and funds legally available for distribution to meet this requirement, all of the Company’s assets and funds available shall be distributed ratably among the holders of redeemable convertible preferred stock in proportion to the full preferential amount per share each such holder is otherwise entitled to receive.
Upon completion of the distribution to holders of redeemable convertible preferred stock, all of the remaining proceeds available for distribution to stockholders shall be distributed among the holders of common stock pro-rata based on the number of shares of common stock held by each share of Series C redeemable convertible preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
Voting
The holders of Series A, B, C, D, D1 and Series D2 redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is convertible.
Anti-dilution Provisions
The conversion price of the Company’s Series A, Series B, Series C, Series D, Series D1 and Series D2 redeemable convertible preferred stock is subject to adjustment to prevent dilution in the event that the Company issues additional shares of preferred stock, common stock or common stock equivalents at a purchase price less than the then-effective conversion price, provided, however, that without triggering anti- dilution adjustments, the Company may issue shares of common stock to directors, officers, employees or consultants in connection with financing or other transactions that involve consideration and that are approved by the Company’s board of directors.
Redeemable Convertible Preferred Stock Warrant Liability
As of December 31, 2020, 360,000 warrants with an exercise price of $1.00 per share were outstanding, with various expiration dates through July 2021, and 750,011 warrants with an exercise price of $0.01 per share were outstanding, with various expiration dates through June 2025.
As of December 31, 2020, 2019 and 2018, the fair market values of the outstanding redeemable convertible preferred stock warrants were as follows (in thousands):
	December 31,
	2020	2019	2018
Series C	$1,199	$526	$952
Series D2	3,112	1,447	1,155
	$4,311	$1,973	$2,107
To determine the fair value of the redeemable convertible preferred stock warrants as of December 31, 2020, the Company used a hybrid method utilizing the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for Achronix, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. The Company considered scenarios giving 20% probability that the Company is acquired by January 31, 2021, 60% probability that a merger with a Special Purpose Acquisition Company will be completed by March 31, 2021 and 20% probability that an IPO will be completed by June 30, 2021. Under the hybrid method, the Company used the OPM, the if-converted method, and the liquidation method to allocate the equity value of our business among the various classes of stock. The if-converted method presumes that all shares of the redeemable convertible preferred stock convert into common stock based upon their conversion terms and differences in the rights and preferences of the share of the redeemable convertible preferred stock are ignored. The liquidation method presumes payment of proceeds in accordance with the liquidation terms of each class of stock.
After the allocation to the various classes of equity securities, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common stock. A DLOM was meant to account for the lack of marketability of a stock that was not publicly traded. In making the final determination of common stock value, consideration was also given to recent sales of common stock.
Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact the valuations as of each valuation date and may have a material impact on the valuation of common stock.
As of December 31, 2019 and 2018, the Company used a Black-Scholes model to calculate the fair value of its redeemable convertible preferred stock warrant liability using the following inputs:
	December 31,
	2019	2018
Volatility	60%	60%
Expected term (in years)	2.0	2.0
Risk-free rate	1.58%	2.48%
Dividend yield	0%	0%
The expected stock price volatility assumptions for the Company’s redeemable convertible preferred stock warrants were determined by examining the historical volatilities of publicly traded industry peers.
In addition to the assumptions above, the Company’s estimated fair value of the redeemable convertible preferred stock warrant liability is calculated using other key assumptions including the probability and value of the next equity financing, enterprise value, and discount for lack of marketability.
10.
Common Stock

Each share of common stock is entitled to one vote. Subject to the prior rights of all holders of redeemable convertible preferred stock, the holders of common stock are entitled to receive dividends, when and as declared by the Company’s board of directors, out of any assets of the Company when legally available.
The following is a summary of the shares of common stock reserved for future issuance as of December 31, 2020 and 2019:
	December 31,
	2020	2019
Options and restricted stock units outstanding	43,398,613	42,525,128
Options to purchase common stock available for future grant	731,809	1,960,849
Redeemable convertible preferred stock Series A	10,544,597	10,544,597
Redeemable convertible preferred stock Series B	12,353,927	12,353,927
Redeemable convertible preferred stock Series C	35,559,955	35,559,955
Redeemable convertible preferred stock Series D	85,694,959	85,694,959
Redeemable convertible preferred stock Series D1	46,713,294	46,713,294
Redeemable convertible preferred stock Series D2	81,368,741	81,368,741
Warrants to purchase Series C convertible preferred stock	360,000	360,000
Warrants to purchase Series D2 convertible preferred stock	750,011	750,011
	317,475,906	317,831,461

11.
Stock Option Plan and Stock-Based Compensation

Stock Option Plan
In 2006, the Company adopted a stock option plan (“2006 Plan”) to provide additional incentives to employees (including officers and directors), through the granting of stock options at prices established by the Board of Directors at the grant date. Generally, options vest over a maximum period of four years and expire ten years from the date of grant. The Company has reserved 22,130,561 shares of its common stock for issuance under the 2006 Plan. The 2006 Plan expired by its terms on January 6, 2016. All stock awards granted under the 2006 Plan remain subject to the terms of the plan.
Upon the expiration of the 2006 Plan, the Company has adopted a stock option plan (“2016 Plan”) to provide additional incentives to employees (including officers and directors), through the granting of stock options at prices established by the Company’s board of directors at the 2016 Plan grant date. Generally, options vest over a maximum period of four years and expire ten years from the date of grant. The Company has reserved 13,918,718 shares of its common stock for issuance under the 2016 Stock Option Plan, effective January 6, 2016. The 2016 Plan is intended as the successor to and continuation of the 2006 Plan. As of the effective date, any ungranted, expired, forfeited, or otherwise required or withheld stock options under the 2006 Plan are immediately added to the 2016 Plan share reserve and are eligible for issuance for stock awards granted under the 2016 Plan. In December 2020, the Company reserved an additional 2,800,000 shares of its common stock for issuance under the 2016 Stock Option Plan. 731,809 shares were available in the unissued reserve for the 2016 Plan as of December 31, 2020.
Activity under the Company’s stock option plan is set forth below:
	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Balance, December 31, 2018	41,682,871	$0.24	6.70	$28,538
Granted	1,427,000	$0.82
Exercised	(44,166)	$0.49		$10
Cancelled	(442,120)	$0.56
Forfeited and Expired	(98,457)	$0.13
Balance, December 31, 2019	42,525,128	$0.25	5.85	$32,716
Granted	1,790,000	$0.91
Exercised	(3,155,555)	$0.26		$2,490
Cancelled	(407,304)	$0.68
Forfeited and Expired	(288,520)	$0.17
Balance, December 31, 2020	40,463,749	$0.28	5.14	$137,981
Vested and exercisable – December 31, 2020	36,670,136	$0.22	4.82	$127,245
Outstanding options and exercisable options information by the range of exercise prices as of December 31, 2020 was as follows:
	Options Outstanding			Options Exercisable and Vested
Range of Exercise Prices	Number of Shares Outstanding	Weighted Average Remaining Life (in Years)	Weighted Average Exercise Price per Share	Number of Shares Outstanding	Weighted Average Exercise Price per Share
$0.06 – $1.02	40,463,749	5.14	$0.28	36,670,136	$0.22
Restricted Stock Units
In December 2020, the Company granted restricted stock units (“RSUs”) to members of the Board and its employees. Substantially all of the Company’s outstanding RSUs vest over four years with vesting contingent upon continuous service. The Company estimates the fair value of RSUs using the common stock value on the date of the grant as determined by the Company based in part on input from contemporaneous third-party valuations and from third party specialists. The fair value of these awards is amortized on a straight-line basis over the vesting period. As of December 31, 2020, the aggregate intrinsic value of RSUs was $10.8 million.
The following table summarizes information regarding outstanding RSUs:
	Number of Shares	Weighted Average Grant Date Fair Value
Balance, December 31, 2019	—	$—
Granted	2,934,864	$2.75
Exercised	—	$—
Cancelled or Expired	—	$—
Balance, December 31, 2020	2,934,864	$2.75
Stock-Based Compensation
The following table presents details of stock-based compensation expenses by functional expense for the years ended December 31, 2020, 2019 and 2018 (in thousands):
	Year ended December 31,
	2020	2019	2018
Cost of revenue	$78	$83	$111
Research and development	459	470	756
Selling and marketing	480	418	430
General and administrative	449	529	791
	$1,466	$1,500	$2,088
As of December 31, 2020, there was approximately $1.5 million of remaining unamortized stock-based compensation expense associated with unvested stock options, which will be expensed over a weighted average remaining service period of approximately 2.5 years.
The weighted-average grant-date fair value of options granted for the year ended December 31, 2020 was $0.60 per share. The weighted-average grant-date fair value of options granted during the year ended December 31, 2019 was $0.34 per share. The weighted-average grant-date fair value of options granted during the year ended December 31, 2018 was $0.21 per share.
As of December 31, 2020, there was approximately $8.0 million of remaining unamortized stock-based compensation expense associated with unvested restricted stock units, which will be expensed over a weighted average remaining service period of approximately 4.0 years.
As of December 31, 2020, 2019 and 2018, the Company used a Black-Scholes model to calculate the fair value of stock options using the following inputs:
	December 31,
	2020	2019	2019
Expected Volatility	60%	60%	60%
Expected life (in years)	6.0	6.0	6.0
Risk-free interest rate	1.3% – 2.3%	2.27% – 2.52%	1.89% – 2.52%
Dividend yield	0%	0%	0%

12.
Income (loss) per Share

Net income (loss) per share for the years ended December 31, 2020, 2019 and 2018 was determined as follows (in thousands, except per share data):
	December 31,
	2020	2019	2018
Numerator:
Net income (loss)	$32,200	$(36,329)	$6,509
Less: Undistributed earnings attributable to participating securities	(31,711)	—	(6,509)
Net income (loss) attributable to common stockholders – basic	489	(36,329)	—
Add: Undistributed earnings reallocated to participating securities	2,028	—	—
Net income attributable to common stockholders – diluted	2,517	(36,329)	—
Denominator:
Weighted-average shares outstanding used in basic calculation	6,414	6,159	5,740
Add: dilutive effective of assumed conversion of options	30,198	—	—
Weighted average shares outstanding used in diluted calculation	36,612	6,159	5,740
Net income (loss) per share attributable to common stockholders
Basic	$0.08	$(5.90)	$—
Diluted	$0.07	$(5.90)	$—
The following potentially dilutive securities outstanding have been excluded from the computations of diluted weighted average shares outstanding for the year ended December 31, 2020, 2019 and 2018 because such securities have an anti-dilutive impact due to losses reported (in thousands):
	December 31,
	2020	2019	2018
Redeemable convertible preferred stock	272,985	273,168	273,315
Common stock options and restricted stock units	2,316	42,447	49,012
Common stock warrant equivalents	360	360	425
	275,661	315,975	322,752

13.
Subsequent Events

The Company has evaluated subsequent events through March 18, 2021, the date the financial statements were available to be issued and has determined that the following subsequent events require disclosure in the consolidated financial statements.
Merger Agreement
In January 2021, the Company entered into a merger agreement with ACE Convergence Acquisition Corporation (“ACE”), a publicly traded blank check company incorporated as a Cayman Islands exempted company (the “Merger”). As a result of the proposed Merger, ACE will domesticate as a corporation incorporated under the laws of the state of Delaware and the Company will survive the Merger as a wholly- owned subsidiary of ACE. The Company will be renamed to Achronix Operating Corporation and ACE will be renamed to Achronix Semiconductor Corporation (“New Achronix”). The Company’s board of directors unanimously approved the Company’s entry into the Merger.
Upon the closing of the Merger, all outstanding shares of the Company’s common stock, after giving effect to the conversion of the Company’s issued and outstanding preferred stock into the Company’s common stock and the settlement of the Company’s issued and outstanding warrants into the Company’s common stock, will be cancelled and exchanged into the right to receive an aggregate amount of cash equal to $50.0 million and the right to receive shares of New Achronix common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio. Additionally, all of the Company’s outstanding stock options and RSUs for shares of the Company’s common stock will be cancelled and exchanged into equivalent outstanding stock options and RSUs with similar terms for shares of New Achronix common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio. The exchange ratio will be determined prior to the closing of the Merger and represents a fully-diluted pre-transaction equity value of the Company of $1.7 billion.
All holders of the Company’s issued and outstanding common stock, outstanding vested and unexercised stock options, and outstanding vested and unsettled RSUs as of the closing of the Merger will also be eligible to receive up to 3,500,000 additional shares of New Achronix common stock, comprised of two separate tranches of 1,750,000 shares per tranche, upon the earliest occurrence of the specified earnout triggering events for each tranche prior to the fifth anniversary of the closing of the Merger, including the (i) date on which the volume-weighted average trading sale price of one share of New Achronix common stock quoted on Nasdaq is greater than or equal to $12.00 and $18.00, respectively per tranche, for any 20 trading days within any 30 consecutive trading day period, (ii) a change in control of New Achronix pursuant to which holders of New Achronix common stock have the right to receive consideration implying a value per share greater than or equal to $12.00 and $18.00, respectively per tranche, or (iii) a liquidation, dissolution, winding up, or bankruptcy proceeding of New Achronix.
The Merger agreement provides that the obligations of the Company to consummate the Merger are conditioned on, among other things, that as of the closing of the Merger, the amount of cash available in ACE’s trust account, after deducting the amount required to satisfy ACE’s obligations if any shareholders exercise their rights to redeem their public shares in connection with the shareholders’ approval of the Merger, plus the amount actually received by ACE in a concurrent private placement at or prior to the closing date is at least equal to $200.0 million, before the payment to settle the estimated transaction costs and the aggregate cash consideration of $50.0 million. This condition is for the sole benefit of the Company. The Merger is subject to the approval by an affirmative vote of the holders of at least two-thirds of the outstanding shares of ACE entitled to vote and by an affirmative vote of the holders of at least a majority of the preferred stock of the Company, voting together as a single class.
Events Subsequent to the Original Issuance of Consolidated Financial Statements (Unaudited)
In connection with the reissuance of the consolidated financial statements, the Company has evaluated subsequent events through April 8, 2021, the date the consolidated financial statements were available to be reissued.
Equity Grants
In March 2021, the Company's board of directors approved the grant of 6,180,000 RSUs with an estimated aggregate grant date fair value of $27.1 million. The RSUs are subject to a performance-based vesting condition and fully vest upon the closing of the Merger.

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and among
ACE CONVERGENCE ACQUISITION CORP.,
ACE CONVERGENCE SUBSIDIARY CORP.,
and
ACHRONIX SEMICONDUCTOR CORPORATION
dated as of January 7, 2021

A-i

 (continued)

A-ii

 (continued)

A-iii

 (continued)

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of January 7, 2021 (this “Agreement”), is made and entered into by and among ACE Convergence Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), ACE Convergence Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Achronix Semiconductor Corporation, a Delaware corporation (the “Company”).
RECITALS
WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (as amended) (the “Domestication”);
WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);
WHEREAS, in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement; and (iv) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall be cancelled and will entitle the holder thereof to one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant.
WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (y) Acquiror will change its name to “Achronix Semiconductor Corporation”;
WHEREAS, prior to the Effective Time (as defined below), (i) all of the Company Warrants (as defined below) will be exercised in full or terminated without exercise, as applicable, in accordance with their respective terms (the “Company Warrant Settlement”); (ii) each share of Company Preferred Stock (as defined below) will be converted into one share of Company Common Stock (as defined below) (the “Company Preferred Conversion”); and (iii) all Company Financing Agreements (as defined below) will be terminated.
WHEREAS, upon the Effective Time and following the Company Warrant Settlement and Company Preferred Conversion, all shares of the Company’s Capital Stock (as defined below) and Company Options and Company RSUs (each as defined below) will be converted into the right to receive (in the case of the Company Options and Company RSUs, as part of the assumption thereof as contemplated herein and subject to their respective terms) the Aggregate Merger Consideration (as defined below) as set forth in this Agreement;
WHEREAS, each of the parties intends that, for United States federal and applicable state and local income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;
WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this agreement by the Company’s stockholders;
WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below) have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, upon the effectiveness of the Registration Statement, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders (as defined below);
WHEREAS, Acquiror, as sole shareholder of Merger Sub has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, ACE Convergence Acquisition LLC, a Delaware limited liability company (the “Sponsor”) and certain other transferees of the Acquiror Class B Common Stock held by the Sponsor, have executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor and such other parties have agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Common Stock for an aggregate purchase price equal to $150 million, and certain affiliate(s) of Acquiror has committed to purchasing an additional $50 million to backstop the Minimum Available Acquiror Cash Amount (as defined below)), such purchases to be consummated prior to or substantially concurrently with the Closing;
WHEREAS, at the Closing, Acquiror, the Sponsor, the other parties listed in Schedule I to the Sponsor Support Agreement, the Major Company Stockholders (as defined below), and their respective Affiliates, as applicable, shall enter into (i) an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing and (ii) a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1.   Definitions.   As used herein, the following terms shall have the following meanings:
“2020 Audited Financial Statements” has the meaning specified in Section 6.3(b).
“ACE Group” has the meaning specified in Section 11.18(a).
“Acquiror” has the meaning specified in the Preamble hereto.
“Acquiror Class A Common Stock” means prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.
“Acquiror Class B Common Stock” means prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.
“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Domesticated Acquiror Common Stock.
“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.
“Acquiror Cure Period” has the meaning specified in Section 10.1(g).
“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.
“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).
“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).
“Acquiror Option” has the meaning specified in Section 3.3(a).
“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.
“Acquiror SEC Filings” has the meaning specified in Section 5.5.
“Acquiror Securities” has the meaning specified in Section 5.12(a).
“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.
“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.
“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), and (J), of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.
“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.
“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).
“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.
“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby, equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.
“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).
“Aggregate Cash Consideration” means $50,000,000.
“Aggregate Fully Diluted Company Common Stock” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time after giving effect to the Company Warrant Settlement and the Company Preferred Conversion or (ii) issuable upon, or subject to, the settlement of Company Options and Company RSUs (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time calculated using the treasury stock method of accounting, minus (b) the Treasury Shares outstanding immediately prior to the Effective Time.
“Aggregate Merger Consideration” means (A) the Aggregate Cash Consideration, plus (B) the Aggregate Stock Consideration.
“Aggregate Stock Consideration” means a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) (x) the Base Purchase Price less (y) the Aggregate Cash Consideration, by (ii) $10.00.
“Agreement” has the meaning specified in the Preamble hereto.
“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” has the meaning specified in Section 11.10.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.
“ASC Group” has the meaning specified in Section 11.18(b).
“Audited Financial Statements” has the meaning specified in Section 4.8(a).
“Available Acquiror Cash” has the meaning specified in Section 7.2(a).
“Base Purchase Price” means (i) $1,700,000,000, plus (ii) Closing Company Cash, less (iii) Closing Company Indebtedness.
“Business Combination” has the meaning set forth in Article 1 of Acquiror’s Governing Documents as in effect on the date hereof.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.
“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.
“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Cayman Registrar” means the Cayman Registrar under the Cayman Islands Companies Act (as amended).
“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Acquiror, the Surviving Corporation or any of their respective subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of Acquiror, the Surviving Corporation or any of their respective subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of Acquiror, the Surviving Corporation or any of their respective subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Acquiror or the Surviving Corporation to any person.

“Closing” has the meaning specified in Section 2.3(a).
“Closing Company Cash” means all cash and cash equivalents held by the Company and its Subsidiaries immediately prior to the Closing.
“Closing Company Indebtedness” means all Indebtedness of the Company and its Subsidiaries immediately prior to the Closing.
“Closing Date” has the meaning specified in Section 2.3(a).
“Closing Statement” has the meaning specified in Section 2.8.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the Preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.
“Company Cure Period” has the meaning specified in Section 10.1(e).
“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.
“Company Financing Agreements” means the Sixth Amended and Restated Investor Rights Agreement, dated as of December 21, 2016, by and among the Company and the parties listed thereto, the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of December 21, 2016, by and among the Company and the parties listed thereto and the Sixth Amended and Restated Stockholders’ Voting Agreement, dated December 21, 2016, by and among the Company and the parties listed thereto.
“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).
“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.
“Company Incentive Plan” means the Company’s 2016 Equity Incentive Plan and the Company’s 2006 Stock Plan, each as amended from time to time.
“Company Indemnified Parties” has the meaning specified in Section 7.8(a).
“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (i) any matter set forth on the Company Disclosure Letter, (j) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter prior to the date hereof, or (k) any action taken by, or at the request of, Acquiror or Merger Sub or taken or not taken by the Company as required by this Agreement; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the real estate and real estate technology industries generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.
“Company Preferred Conversion” has the meaning specified in the Recitals hereto.
“Company Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D1 Preferred Stock and Series D2 Preferred Stock, each as described in the Company’s Governing Documents in effect on the date hereof.
“Company RSU” means a restricted stock unit relating to Company Common Stock granted under the Company Incentive Plan.
“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).
“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the (i) affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class and on an as-converted basis and (ii) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class and on an as-converted basis, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“Company Warrant Settlement” has the meaning specified in the Recitals hereto.
“Company Warrants” means the Hercules Capital 6/30/2011 PW-C34 warrants of which 360,000 warrants are issued and outstanding as of the date hereof, the Hercules Capital 6/26/2015 PW-D2-52 warrants of which 500,000 warrants are issued and outstanding as of the date hereof, the Hercules Capital 6/26/2015 PW-D2-53 warrants of which 250,000 are issued and outstanding as of the date hereof and the Battery Ventures VII 12/21/2016 PW-D2-1 warrants of which 11 warrants are issued and outstanding as of the date hereof.
“Confidentiality Agreement” has the meaning specified in Section 11.10.
“Constituent Corporations” has the meaning specified in Section 2.1(a).
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Cooley” has the meaning specified in Section 11.18(b).
“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).
“DGCL” has the meaning specified in the Recitals hereto.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.
“Dissenting Shares” has the meaning specified in Section 3.7.
“Dollars” or “$” means lawful money of the United States.
“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.
“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Domestication” has the meaning specified in the Recitals hereto.
“Earnout Period” means the time period between the Closing Date and the five-year anniversary of the Closing Date.
“Earnout Shares” has the meaning specified in Section 3.4(a).
“Effective Time” has the meaning specified in Section 2.3(b).
“Eligible Company Equityholder” means a holder of (a) a share of Company Common Stock (after taking into account the Company Warrant Settlement and Company Preferred Conversion), (b) a vested and unexercised Company Option or (c) a vested Company RSU (that has not yet received a payout of the applicable Company Common Stock), in each case immediately prior to the Effective Time.
“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).
“Equity Incentive Plan” has the meaning specified in Section 7.1(a).
“ERISA” has the meaning specified in Section 4.13(a).
“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ESPP” has the meaning specified in Section 7.1(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.2(a).
“Exchange Ratio” means the quotient obtained by dividing (a) Per Share Merger Consideration, by (b) $10.00.
“Export Approvals” has the meaning specified in Section 4.26(a).
“Financial Statements” has the meaning specified in Section 4.8(a).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing

Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Authorization” has the meaning specified in Section 4.5.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.
“Intellectual Property” means any rights in or to any intellectual property, throughout the world, including all U.S. and foreign: (i) patents and patent applications (including all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof); (ii) registered and unregistered trademarks, service marks, and trade dress, pending applications therefor, and internet domain names, together with the goodwill of the Company associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright; (iv) proprietary rights in software (whether in source code, object code or other form), databases and other compilations and collections of data; (v) proprietary rights in trade secrets, inventions, know-how, algorithms, processes and other confidential information; and (vi) all applications and registrations for the foregoing.
“Interim Period” has the meaning specified in Section 6.1.
“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means Internal Revenue Service.
“JOBS Act” has the meaning specified in Section 5.6(a).
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.
“Legal Proceedings” has the meaning specified in Section 4.10.
“Letter of Transmittal” has the meaning specified in Section 3.2(b).
“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.
“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.
“Lock-Up Agreement” has the meaning specified in the Recitals.
“Major Company Stockholder” means New Science Ventures Funds and the other parties listed on Schedule I of the Company Holders Support Agreement.
“Merger” has the meaning specified in the Recitals hereto.
“Merger Certificate” has the meaning specified in Section 2.1(a).
“Merger Sub” has the meaning specified in the Preamble hereto.
“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.
“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2(a).
“Modification in Recommendation” has the meaning specified in Section 8.2(b).
“Multiemployer Plan” has the meaning specified in Section 4.13(c).
“Nasdaq” has the meaning specified in Section 5.6(c).
“New Science Ventures Funds” means, collectively, (i) New Science Ventures Fund I, L.P., (ii) New Science Ventures Fund I — Crozet, L.P., (iii) New Science Ventures Fund I — Euro, L.P., (iv) New Science Ventures Fund I — Extension, L.P., (v) New Science Ventures Fund III, LP, (vi) New Science Ventures Fund III (Offshore), LP, (vii) New Science Ventures Fund I — Madison, L.P., (viii) NSV 2016 Opportunities Fund, L.P., (ix) NSV 2016 Opportunities Fund (Offshore), L.P., (x) NSV Extension Fund II, LP, (xi) NSV Extension Fund II Offshore, LP, (xii) NSV Investments I, L.P., (xiii) NSV Master Limited Partnership II, LP, (xiv) NSV New Opportunities Fund, LP, (xv) NSV New Opportunities Fund II, LP, (xvi) NSV New Opportunities Fund II (Offshore), LP, (xvii) NSV New Opportunities Fund Offshore, LP, and (xviii) NSV Partners Institutional, L.P.
“Offer Documents” has the meaning specified in Section 8.2(a)(i).
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.
“Open Source Software” means any software subject to an Open Source License.

“Open Source Obligations” means any obligations that software (or any portion thereof) owned by the Company or any of its Subsidiaries (i) be made available or distributed in source code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow such software to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee.
“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.
“Per Share Merger Consideration” means the quotient obtained by dividing (a) the Base Purchase Price, by (b) the number of Aggregate Fully Diluted Company Common Stock.
“Per Share Cash Consideration” means the quotient obtained by dividing (a) the Aggregate Cash Consideration, by (b) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time after giving effect to the Company Warrant Settlement and the Company Preferred Conversion.
“Per Share Stock Consideration” means the quotient obtained by dividing (a) the difference between the Per Share Merger Consideration less the Per Share Cash Consideration, by (b) $10.00.
“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and delinquent or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Owned Real Property or Leased Real Property, (iv) non-exclusive licenses of Intellectual Property, (v) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, and (vi) other Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“Personal Information” means any information defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Law.
“PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements.
“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.
“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.
“Pro Rata Share” means, for each Eligible Company Equityholder, a percentage determined by dividing (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Company Warrant Settlement and Company Preferred Conversion), plus shares of Company Common Stock subject to vested and unexercised Company Options outstanding immediately prior to the Effective Time plus shares of Company Common Stock subject to vested Company RSUs (that have not yet received a payout of the applicable Company Common Stock) outstanding immediately prior to the Effective Time held by such Eligible Company Equityholder by (ii) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Company Warrant Settlement and Company Preferred

Conversion), plus shares of Company Common Stock subject to vested and unexercised Company Options outstanding immediately prior to the Effective Time calculated using the treasury stock method of accounting plus shares of Company Common Stock subject to vested Company RSUs (that have not yet received a payout of the applicable Company Common Stock) outstanding immediately prior to the Effective Time.
“Prospectus” has the meaning specified in Section 11.1.
“Proxy Statement” has the meaning specified in Section 8.2(a)(i).
“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).
“Real Property Leases” has the meaning specified in Section 4.20(b)(ii).
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.
“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).
“Requisite Company Stockholders” means the holders of at least fifty-one (51%) of the then outstanding shares of preferred stock of the Company, voting together as a single class.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly 50% owned or otherwise controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.
“Sanctions Laws” means those applicable trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Preferred Stock” has the meaning specified in Section 4.6(a).
“Series B Preferred Stock” has the meaning specified in Section 4.6(a).
“Series C Preferred Stock” has the meaning specified in Section 4.6(a).
“Series D Preferred Stock” has the meaning specified in Section 4.6(a).
“Series D1 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series D2 Preferred Stock” has the meaning specified in Section 4.6(a).
“Shelf Registration” has the meaning set forth in Section 1.1 of the Registration Rights Agreement.

“Skadden” has the meaning specified in Section 11.18(a).
“Sponsor” has the meaning specified in the Recitals.
“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, the other parties listed on Schedule I of the Sponsor Support Agreement, Acquiror and the Company, as amended or modified from time to time.
“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Surviving Corporation” has the meaning specified in Section 2.1(b).
“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.
“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).
“Terminating Company Breach” has the meaning specified in Section 10.1(e).
“Title IV Plan” has the meaning specified in Section 4.13(c).
“Top Customers” has the meaning specified in Section 4.28(a).
“Top Vendors” has the meaning specified in Section 4.28(c).
“Trading Day” means any day on which shares of Acquiror Common Stock is actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.
“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), (iii) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (iv) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement; provided, however, that Transaction Expenses shall not include Taxes.

“Transaction Proposals” has the meaning specified in Section 8.2(b).
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Treasury Share” has the meaning specified in Section 3.1(a).
“Triggering Event I” means the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on The Nasdaq Capital Market (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $12.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.
“Triggering Event II” means the date on which the volume-weighted average closing sale price of one share of Acquiror Common Stock quoted on The Nasdaq Capital Market (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $18.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.
“Triggering Events” means Triggering Event I and Triggering Event II, collectively.
“Trust Account” has the meaning specified in Section 11.1.
“Trust Agreement” has the meaning specified in Section 5.8.
“Trust Amount” has the meaning specified in Section 7.2(a).
“Trustee” has the meaning specified in Section 5.8.
“Unaudited Financial Statements” has the meaning specified in Section 4.8(a).
“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).
“Updated Financial Statements” has the meaning specified in Section 6.3(a).
“Warrant Agreement” means the Warrant Agreement, dated as of July 27, 2020, between Acquiror and Continental Stock Transfer & Trust Company.
“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
“Written Consent” has the meaning specified in Section 8.2(c).
Section 1.2.   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)   The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.
(f)   All references to the “wholly owned Subsidiaries” or any “wholly owned Subsidiary” of the Company shall be deemed to include Achronix Semiconductor International Corporation, Achronix Semiconductor (India) Private LTD., Nexelogix Hong Kong Limited and Shenzhen Nexelogix Technology Co. LTD.
Section 1.3.   Knowledge.   As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.
ARTICLE II
THE MERGER; CLOSING
Section 2.1.   The Merger.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.
(b)   Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.
Section 2.2.   Effects of the Merger.   At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.
Section 2.3.   Closing; Effective Time.
(a)   In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1400, Palo Alto, CA 94301, at 7:00 a.m. (local time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
(b)   Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).
(c)   For the avoidance of doubt, the Closing and the Effective Time shall occur after (i) the completion of the Domestication and (ii) consummation of the Company Warrant Settlement and Company Preferred Conversion.
Section 2.4.   Closing Deliverables.
(a)   At the Closing, the Company will deliver or cause to be delivered:
(i)   to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;
(ii)   to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;
(iii)   to Acquiror, the Registration Rights Agreement and each Lock-Up Agreement, duly executed by each of the Major Company Stockholders; and
(iv)   to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
(b)   At the Closing, Acquiror will deliver or cause to be delivered:
(i)   to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;
(ii)   to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;
(iii)   to the Company, the Registration Rights Agreement and each Lock-Up Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor and each of the other parties listed on Schedule I of the Sponsor Support Agreement; and

(iv)   to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.
(c)   On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror and those incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on the Closing Statement; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.
Section 2.5.   Governing Documents.
(a)   The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.
(b)   The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in substantially the form attached as Exhibits A and B hereto upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.
Section 2.6.   Directors and Officers.
(a)   The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) directors of the Company as of immediately prior to the Effective Time, shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.
(b)   The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.
Section 2.7.   Tax Free Reorganization Matters(a).
(a)   The parties intend that, for United States federal, and applicable state and local, income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Each of Acquiror, Merger Sub, and the Company shall cooperate and use its respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and none of Acquiror, Merger Sub or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would be reasonably expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. For the avoidance of doubt, such cooperation and reasonable best efforts shall include (but not be limited to) agreeing to merge or merging the Company with and into Acquiror, or an entity disregarded as separate from Acquiror for U.S. federal income Tax purposes, promptly after Closing to qualify under IRS Rev. Rul. 2001-46 if the Company and the Acquiror reasonably determine, upon advice of its counsel prior to the Effective Time, that such action is reasonably necessary for the Merger, together with such subsequent merger, to qualify for the Intended Tax Treatment.
(b)   Each of Acquiror, Merger Sub, the Company and their respective Affiliates shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, including filing all Tax Returns consistent with the Intended Tax Treatment (and attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger), and shall take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters. Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment.
(c)   In the event the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment, each party shall use reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor (or advisors) in form and substance reasonably satisfactory to the advisor (or advisors) delivering such opinion and the party delivering such tax representation letter.
Section 2.8.   Closing Calculations.   No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a statement (the “Closing Statement”) setting forth the Company’s good faith estimate of: (i) the Closing Company Cash (ii) the Closing Company Indebtedness; and (iii) the Unpaid Transaction Expenses, together with (x) instructions that list the applicable bank accounts designated to facilitate payment by Acquiror of the Unpaid Transaction Expenses and (y) reasonable supporting documentation used by the Company in calculating such amounts, including with respect to the Unpaid Transaction Expenses, invoices or similar documentation accounting for such costs. Acquiror and its representatives shall have a reasonable opportunity to review and discuss with the Company and its representatives the documentation provided in connection with the delivery of the Closing Statement. The Company and its Subsidiaries shall reasonably assist Acquiror and its representatives in its review of such documentation and shall consider in good faith Acquiror’s comments to the Closing Statement, and if any adjustments are made to the Closing Statement prior to the Closing, such adjusted Closing Statement shall thereafter become the Closing Statement for purposes of this Agreement.
ARTICLE III
EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS
Section 3.1.   Conversion of Securities.
(a)   At the Effective Time (after giving effect to the consummation of the Company Warrant Settlement and the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Options and Company RSUs (which shall be respectively subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive the Per Share Stock Consideration and the Per Share Cash Consideration.
(b)   At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation.
(c)   Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger.

Section 3.2.   Exchange Procedures
(a)   Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent an amount of cash equal to the Aggregate Cash Consideration and the number of shares of Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of Acquiror Common Stock.
(b)   Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”). The Letter of Transmittal shall permit each holder of Company Common Stock to allocate, on a share-by-share or “block” basis, (i) those shares of Company Common Stock exchanged in the Merger for Acquiror Common Stock that constitute such holder’s portion of the Earnout Shares, and (ii) those shares of Company Common Stock exchanged in the Merger for cash consideration.
(c)   Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.
(d)   Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 3.3.   Treatment of Company Options and Company RSUs.
(a)   As of the Effective Time, each Company Option and Company RSU that is then outstanding shall be converted into the right to receive, an option or restricted stock unit, as applicable, relating to shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option and restricted stock unit immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option” or “Acquiror RSU”, as applicable) except that (I) (a) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share)

equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code and (II) such Acquiror RSU shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company RSU, multiplied by the Exchange Ratio.
(b)   The Company shall take all necessary actions to effect the treatment of Company Options and Company RSUs pursuant to Section 3.3(a) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-3) of Acquiror.
Section 3.4.   Earnout.
(a)   Following the Closing, and as additional consideration for the Merger and the transactions contemplated hereby, within five (5) Business Days after the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to each Eligible Company Equityholder (in accordance with its respective Pro Rata Share) shares of Acquiror Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Acquiror Common Stock occurring on or after the Closing) (such shares, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement:
(i)   Upon the occurrence of Triggering Event I, a one-time issuance of 1,750,000 Earnout Shares; and
(ii)   Upon the occurrence of Triggering Event II, a one-time issuance of 1,750,000 Earnout Shares;
(b)   For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 3,500,000 Earnout Shares.
(c)   If, during the Earnout Period, there is a Change of Control pursuant to which Acquiror or its stockholders have the right to receive consideration implying a value per share of Acquiror Common Stock (as agreed in good faith by the Sponsor and the Acquiror Board of Directors) of:
(i)   less than $12.00, then this Section 3.4 shall terminate and no Earnout Shares shall be issuable hereunder;
(ii)   greater than or equal to $12.00 but less than $18.00, then, (A) immediately prior to such Change of Control, Acquiror shall issue 1,750,000 shares of Acquiror Common Stock to the Eligible Company Equityholders (in accordance with each Eligible Company Equityholder’s respective Pro Rata Share) and (B) thereafter, this Section 3.4 shall terminate and no further Earnout Shares shall be issuable hereunder; or
(iii)   greater than or equal to $18.00, then, (A) immediately prior to such Change of Control, Acquiror shall issue 3,500,000 shares of Acquiror Common Stock to the Eligible Company Equityholders (in accordance with each Eligible Company Equityholder’s respective Pro Rata Share) and (B) thereafter, this Section 3.4 shall terminate and no further Earnout Shares shall be issuable hereunder.
(d)   If, during the Earnout Period, (i) any liquidation, dissolution or winding up of Acquiror is initiated, (ii) any bankruptcy, dissolution or liquidation proceeding is instituted by or against Acquiror or (iii) Acquiror makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver or trustee for all or substantial part of its assets or properties, then any Earnout Shares that have not been previously issued by Acquiror (whether or not previously earned) shall be deemed earned and due by Acquiror to the Eligible Company Equityholders (in accordance with each Eligible Company Equityholder’s respective Pro Rata Share).
(e)   The Acquiror Common Stock price targets set forth in the definitions of Triggering Event I and Triggering Event II, and in clauses (i), (ii) and (iii) of Section 3.4(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Acquiror Common Stock occurring on or after the Closing (other than the conversion of the Acquiror Class B Common Stock into Acquiror Common Stock at the Closing).
Section 3.5.   Withholding.   Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as are required to be deducted and withheld from such amounts under the Code or any other applicable Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) to the extent duly remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.6.   Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), in each case, the Company represents and warrants to Acquiror and Merger Sub as follows:
Section 4.1.   Company Organization.   The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.2.   Subsidiaries.   A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to its and the Company’s business, taken as a whole.
Section 4.3.   Due Authorization.
(a)   Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.
Section 4.4.   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.5.   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or other applicable antitrust or competition Laws; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Merger Certificate in accordance with the DGCL.
Section 4.6.   Capitalization of the Company.
(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 380,000,000 shares of Company Common Stock, of which 9,336,153 shares are issued and outstanding as of the date of this Agreement, and (y) 297,200,725 shares of Company Preferred Stock (of which (i) 10,841,041 shares are designated Series A Preferred Stock, par value $0.001 per share, 10,544,597 of which are issued and outstanding as of the date of this Agreement (the “Series A Preferred Stock”), (ii) 12,353,927 shares are designated Series B Preferred Stock, par value $0.001 per share, 12,353,927 of which are issued and outstanding as of the date of this Agreement (the “Series B Preferred Stock”), (iii) 36,455,504 shares are designated Series C Preferred Stock, par value $0.001 per share, 35,559,955 of which are issued and outstanding as of the date of this Agreement (the “Series C Preferred Stock”), (iv) 85,694,959 shares are designated Series D Preferred Stock, par value $0.001 per share, 85,694,959 of which are issued and outstanding as of the date of this Agreement (the “Series D Preferred Stock”), (v) 49,855,294 shares are designated Series D1 Preferred Stock, par value $0.001 per share, 46,713,294 of which are issued and outstanding as of the date of this Agreement (the “Series D1 Preferred Stock”) and (vi) 102,000,000 shares are designated Series D2 Preferred Stock, par value $0.001 per share, 81,368,741 of which are issued and outstanding as of the date of this Agreement (the “Series D2 Preferred Stock”)), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.
(b)   As of the date of this Agreement, Company Warrants to purchase 1,110,011 shares of Company Common Stock are authorized, 1,110,011 of which are issued and outstanding as of the date of this Agreement. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.
(c)   As of the date of this Agreement, (i) Company Options to purchase 39,938,027 shares of Company Common Stock, with an aggregate exercise price equal to $11,089,208.73, of which 470,001 Company Options that have not been exercised and have early exercise features, and (ii) Company RSUs with respect to 2,944,464 shares of Company Common Stock, are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Option or Company RSU, the number of shares of Company Common Stock subject thereto, vesting schedule and, if applicable, the exercise price thereof. All Company Options and Company RSUs are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option or Company RSUs are subject to terms that are materially different from those set forth in such forms. Each Company Option and Company RSU was validly issued and properly approved by, the Board of Directors of the Company (or appropriate committee thereof).
(d)   Except as otherwise set forth in this Section 4.6 or on Section 4.6(d) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.
Section 4.7.   Capitalization of Subsidiaries.
(a)   The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.
(b)   The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.
(c)   Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.
Section 4.8.   Financial Statements.
(a)   Attached as Section 4.8(a) of the Company Disclosure Letter are: (i) true and complete copies of the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon (together with the Updated Financial Statements, when delivered pursuant to Section 6.3(a), the “Audited Financial Statements”) and (ii) unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of September 30, 2020, and summary of operating results, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the nine (9) month periods ended September 30, 2020 and September 30, 2019 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, when delivered pursuant to Section 6.3(a), the “Financial Statements”).
(b)   Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(c)   Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
Section 4.9.   Undisclosed Liabilities.   Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Closing.
Section 4.10.   Litigation and Proceedings.   Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any

Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.11.   Legal Compliance.
(a)   As of the date hereof, each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.
(b)   For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, a violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.
(c)   The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.
Section 4.12.   Contracts; No Defaults.
(a)   Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.
(i)   Any Contract with any of the Top Customers or the Top Vendors;
(ii)   Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $1,000,000;
(iii)   Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $1,000,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly-owned Subsidiaries;
(iv)   Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $1,000,000 in any calendar year;
(v)   Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly-owned Subsidiary of the Company);
(vi)   Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand, including the Company Financing Agreements (collectively, “Affiliate Agreements”);
(vii)   Employment contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Vice President or higher;

(viii)   Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;
(ix)   Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;
(x)   Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;
(xi)   Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including (1) non-disclosure agreements, (2) nonexclusive licenses granted to service providers in connection with the provision of services to the Company or any of its Subsidiaries, or (3) ancillary trademark licenses incident to marketing, printing or advertising Contracts, in each case of (1)-(3) entered into in the ordinary course of business) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company or its Subsidiaries (other than Contracts granting nonexclusive rights to customers to use the Company’s or its Subsidiaries’ products in the ordinary course of business) or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company or its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software that is not used in the Company’s or its Subsidiaries’ products and involves aggregate payments less than $1,000,000 in any calendar year and Open Source Licenses);
(xii)   Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in any calendar year;
(xiii)   Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $1,000,000 in any calendar year;
(xiv)   Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and
(xv)   Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).
(b)   Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
Section 4.13.   Company Benefit Plans.
(a)   Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.
(b)   Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; and (iv) to the knowledge of the Company, there have not been any “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan.
(c)   No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.
(d)   With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(e)   No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).
(f)   Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Option or Company RSU. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
(g)   All Company Options and Company RSUs have been granted in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of Company Options and Company RSUs under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards and will not cause adverse tax consequences under Section 409A of the Code.
Section 4.14.   Labor Relations; Employees.
(a)   Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar labor-related agreement or agreement with any labor union, labor organization or works council, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization or works council with respect to their employment with the Company or any of its Subsidiaries, (iv) no labor union, works council, group of employees, or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, picketing, hand billing, lockout or other labor dispute against or affecting the Company or any Subsidiary of the Company.
(b)   No labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.
(c)   The Company and its Subsidiaries have satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union,

labor organization or works council, which is representing any employees of the Company or its Subsidiaries, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.
(d)   Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, worker classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.
(e)   In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(f)   The Company and its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment-related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.
(g)   To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any term of any employment agreement, nondisclosure agreement, restrictive covenant, common law nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.
(h)   Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries, at the level of Manager or above. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Manager or above, in either case in their capacity as such an officer or employee.

(i)   The Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar foreign, state or local law relating to plant closings, layoffs or group terminations. The Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.
(j)   To the Knowledge of the Company, no current employee of the Company or its Subsidiaries, who is at the level of Director or above, intends to terminate his or her employment.
(k)   The Company and its Subsidiaries and, to the Knowledge of the Company, each Person acting as an agent of the Company and its Subsidiaries, are in compliance in all material respects with all federal, state and local laws, statutes and regulations having the purpose or effect of prohibiting unlawful discrimination against customers or potential customers and, to the Knowledge of the Company, there are no complaints that the Company and its Subsidiaries, or any Person acting as an agent of the Company and its Subsidiaries, have engaged in any unlawful discrimination.
(l)   To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with the disclosure and other requirements under the California Transparency in Supply Chains Act of 2010 and any similar foreign, state or local law.
Section 4.15.   Taxes.
(a)   All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)   The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all material applicable withholding and related reporting requirements with respect to such Taxes.
(c)   There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(d)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e)   There are no material Tax audits or other examinations by a Governmental Authority of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing by a Governmental Authority of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.
(f)   Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling or request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g)   Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).
(h)   Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(i)   Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(j)   No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(k)   Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment or other fixed place of business in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.
(l)   Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).
(m)   Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).
(n)   The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
Section 4.16.   Brokers’ Fees.   Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.
Section 4.17.   Insurance.   Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18.   Licenses.   The Company and its Subsidiaries are in possession of all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.
Section 4.19.   Equipment and Other Tangible Property.   The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.
Section 4.20.   Real Property.
(a)   None of the Company or any of its Subsidiaries owns any Owned Real Property.
(b)   Section 4.20(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:
(i)   The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(ii)   The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, subleases, licenses or occupancy agreements, including all amendments, extensions, renewals, guaranties, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.
(iii)   The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.
(iv)   Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.
Section 4.21.   Intellectual Property.
(a)   Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned or purported to be owned by the Company or any of the Company’s Subsidiaries, whether applied for or registered in the United States or internationally (“Company Registered Intellectual Property”). The Company or one of the

Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and, (excluding any pending applications included in the Company Registered Intellectual Property) to the knowledge of the Company is valid and enforceable. The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all material Intellectual Property used or held for use by the Company and its Subsidiaries in the conduct of their businesses.
(b)   To the knowledge of the Company, the Company and its Subsidiaries have not, in past the six (6) years, infringed, misappropriated or otherwise violated and are not infringing, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no, and in the past three (3) years there has been no, Action pending or, to the knowledge of the Company, threatened, (i) to which the Company or any of the Company’s Subsidiaries is or was a named party alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person or (ii) in which the validity, enforceability or registrability of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries has been or is being challenged.
(c)   To the knowledge of the Company no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of its Subsidiaries. In the past three (3) years the Company and its Subsidiaries have not initiated any Action or sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement, misappropriation or other violation of any Intellectual Property of the Company or any of its Subsidiaries.
(d)   The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of material trade secrets owned or purported to be owned by them or provided to them by a third Person. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material trade secrets owned (or purported to be owned) by the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information. Each current or former employee of, and each current or former contractor or consultant to, the Company or any of its Subsidiaries, in each case, who has been engaged in the development of any material Intellectual Property owned (or purported to be owned) by the Company or its Subsidiaries has entered into an agreement with the Company or a Subsidiary of the Company by which such employee, contractor or consultant presently assigns to the Company or the applicable Subsidiary of such employee’s, contractor’s or consultant’s rights in such Intellectual Property.
(e)   No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property owned by the Company or any of its Subsidiaries and used in connection with their respective business.
(f)   With respect to the information technology systems (including software, “IT Systems”) used by the Company or its Subsidiaries in the operation of their businesses, to the knowledge of the Company, no such IT Systems contain any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of such IT Systems or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of software or information or data stored or processed on such IT Systems. The IT Systems under the Company’s and its Subsidiaries’ control and, to the knowledge of the Company, all other IT Systems, are maintained in accordance with customary industry standards and practices for entities operating businesses similar to the businesses of the Company or its Subsidiaries and constitute all the information and technology systems infrastructure reasonably necessary to carry on the businesses of the Company or its Subsidiaries as conducted in the past twelve (12) months.
(g)   The Company’s and each of its Subsidiaries’ use of Open Source Software used in or by their products is in material compliance with all Open Source Licenses applicable thereto. None of the

Company or any of its Subsidiaries has used any Open Source Software in a manner that requires any of its or their proprietary software (or portions thereof) be subject to Open Source Obligations.
Section 4.22.   Privacy and Cybersecurity.
(a)   The Company and each of its Subsidiaries maintains and for the past three (3) years has maintained privacy policies consistent with applicable Privacy Laws. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are in compliance with, and for the past three (3) years has been in compliance with, (i) all applicable Laws relating to privacy, data protection, data security or the collection, storage, handling, disclosure, transfer, use or processing of Personal Information (“Privacy Laws”), and (ii) the Company’s and its Subsidiaries’ privacy policies and contractual commitments relating to privacy, data protection, data security or the collection, storage, handling, disclosure, transfer, use or processing of Personal Information or the IT Systems (collectively, “Privacy Obligations”). There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation or breach of any Privacy Laws or Privacy Obligations.
(b)   In the past three (3) years (i) to the knowledge of the Company, there have been no material breaches of the security of the IT Systems controlled by the Company or its Subsidiaries or any other IT Systems used by or on behalf of the Company or any of its Subsidiaries, and (ii) there have been no disruptions in any IT Systems that materially adversely affected the Company’s or its Subsidiaries’ businesses or operations. The Company and its Subsidiaries take commercially reasonable measures designed to protect confidential or sensitive information (including Personal Information) in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through commercially reasonable administrative, technical and physical safeguards. Neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was accessed, used, modified, disclosed without authorization or otherwise misused, including in connection with a breach of security or (B) received any written notice or complaint from any Person (including any Governmental Authority) nor has any such notice or complaint been threatened against the Company of any of its Subsidiaries with respect to any breach of the security of Personal Information.
Section 4.23.   Environmental Matters.
(a)   The Company and its Subsidiaries are and, except for matters which have been fully resolved, are in material compliance with all applicable Environmental Laws.
(b)   To the Company’s knowledge, there has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations of the Leased Real Property or (ii) at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of in a quantity or manner requiring reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws.
(c)   Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
(d)   No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e)   The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.
Section 4.24.   Absence of Changes.   From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.
Section 4.25.   Anti-Corruption Compliance.
(a)   For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent, while acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.
(b)   Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.
(c)   To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
Section 4.26.   Sanctions and International Trade Compliance.
(a)   The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made requisite material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer of its products and technologies as required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.
(b)   Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has, while acting on behalf of the Company or any of its Subsidiaries, transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.
Section 4.27.   Information Supplied.   None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28.   Customers/Vendors.
(a)   Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending September 30, 2020 (the “Top Customers”).
(b)   Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
(c)   Section 4.28(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending September 30, 2020 (the “Top Vendors”).
(d)   Except as set forth on Section 4.28(d) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
Section 4.29.   Government Contracts.   The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.
Section 4.30.   Sufficiency of Assets.   Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 4.30 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.
Section 4.31.   No Additional Representation or Warranties.   Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:
Section 5.1.   Company Organization.   Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of the Governing Documents of Acquiror and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.
Section 5.2.   Due Authorization.
(a)   Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole shareholders, as applicable, of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:
(i)   each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(ii)   each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), and (J), of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;
(c)   The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.
(d)   At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.
Section 5.3.   No Conflict.   Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.
Section 5.4.   Litigation and Proceedings.   There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Since inception, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.
Section 5.5.   SEC Filings.   Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since July 30, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6.   Internal Controls; Listing; Financial Statements.
(a)   Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since July 30, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.
(b)   Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)   Since July 30, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.
(d)   The Acquiror SEC Filings contain true and complete copies of the unaudited balance sheet as of September 30, 2020, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from March 31, 2020 (inception) through September 30, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f)   Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
Section 5.7.   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger

Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (iii) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.
Section 5.8.   Trust Account.   As of the date of this Agreement, Acquiror has at least $230,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $8,050,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of July 27, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding shares of Acquiror Common Stock sold in Acquiror’s initial public offering who shall have properly elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Acquiror and is in full force and effect and is enforceable in accordance with its terms. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.
Section 5.9.   Investment Company Act; JOBS Act.   Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.10.   Absence of Changes.   Since July 30, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.
Section 5.11.   No Undisclosed Liabilities.   Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12.   Capitalization of Acquiror.
(a)   As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 23,000,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 5,750,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.
(b)   Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 11,500,000 Acquiror Common Warrants and 6,600,000 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) July 30, 2021 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.
(c)   Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.
(d)   The Aggregate Merger Consideration and the Acquiror Common Stock, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.
(e)   On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with the PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock for a PIPE Investment

Amount of $150 million, and certain affiliate(s) of Acquiror has committed to purchasing an additional $50 million to backstop the Minimum Available Acquiror Cash Amount. On or prior to the date of this Agreement, Acquiror has identified to the Company each of the PIPE Investors that are not also existing stockholders of the Company (or has caused the identification of each such PIPE Investor to the Company) and, to the knowledge of Acquiror, the Company has not exercised its right to reasonably object to any such PIPE Investor as of the date of this Agreement. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.
(f)   Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.
Section 5.13.   Brokers’ Fees.   Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.
Section 5.14.   Indebtedness.   Neither Acquiror nor Merger Sub have any Indebtedness.
Section 5.15.   Taxes.
(a)   All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)   Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all material applicable withholding and related reporting requirements with respect to such Taxes.
(c)   There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.
(d)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e)   There are no material Tax audits or other examinations by a Governmental Authority of Acquiror or Merger Sub presently in progress, nor has Acquiror or Merger Sub been notified in writing by a Governmental Authority of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.
(f)   Neither Acquiror nor Merger Sub has made a request for an advance tax ruling or request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.
(g)   Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(h)   Neither Acquiror nor Merger Sub have taken any action, or to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(i)   For U.S. federal income tax purposes, each of Acquiror and Merger Sub is, and has been since its formation, classified as a corporation.
Section 5.16.   Business Activities.
(a)   Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.
(b)   Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(c)   Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(d)   As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $600,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.
Section 5.17.   Nasdaq Stock Market Quotation.   The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “ACEV”. The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ACEVW”. Acquiror is in compliance with Nasdaq listing rules and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18.   Registration Statement, Proxy Statement and Proxy Statement/Registration Statement.    On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.
Section 5.19.   No Outside Reliance.   Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.
Section 5.20.   No Additional Representation or Warranties.   Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1.   Conduct of Business.   From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:
(a)   change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;
(b)   make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;
(c)   split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;
(d)   purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Options or Company RSUs) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, including, for the avoidance of doubt, redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, (ii) transactions between the Company any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company, (iii) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options, and (iv) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to the Company Options or Company RSUs, in each of clauses (iii) and (iv), solely to the extent in accordance with their terms as in effect as of the date of this Agreement and previously disclosed to Acquiror;
(e)   enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;
(f)   sell, assign, transfer, convey, lease or otherwise dispose of any material portion of tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;
(g)   acquire any ownership interest in any real property;
(h)   except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including the hiring of additional officers or the termination of any employees at the level of Director or above, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;
(i)   acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(j)   (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, the sum of (i) and (ii) not to be in excess of $750,000 in the aggregate, in each case, other than (x) in the ordinary course of business consistent with past practice and (y) as between the Company and its Subsidiaries;
(k)   (i) make or change any material election in respect of material Taxes, (ii) materially amend any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;
(l)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;
(m)   discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $750,000, except as such obligations become due;
(n)   issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock, other than the issuance of Company Common Stock upon the exercise or settlement of Company Options or Company RSUs in the ordinary course of business under the Company Incentive Plan and applicable award agreement, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, or grant any additional Company Options, Company RSUs or other equity or equity-based compensation;
(o)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);
(p)   waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;
(q)   assign, transfer, pledge, sell or license to any Person rights to any Intellectual Property that is material to the Company or any of its Subsidiaries, or dispose of, abandon, permit to lapse or fail to preserve any rights to any Intellectual Property that is material to the Company or any of its Subsidiaries, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term or for the grant of non-exclusive licenses in the ordinary course of business, consistent with past practice;

(r)   deliver, license or make available to any escrow agent or other Person source code for any software owned or purported to be owned by the Company or any of its Subsidiaries;
(s)   modify in any material respect any of the privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with applicable Law, or (D) as otherwise directed or required by a Governmental Authority;
(t)   disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;
(u)   make or commit to make any capital expenditures;
(v)   manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;
(w)   other than as required by applicable Law, modify, enter into or extend any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization, works council or group of employees of the Company or its Subsidiaries, or recognize or certify any labor union, labor organization, works council or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(x)   terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(y)   waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;
(z)   (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;
(aa)   terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or
(bb)   enter into any agreement to do any action prohibited under this Section 6.1.
Section 6.2.   Inspection.   Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the

Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.
Section 6.3.   Preparation and Delivery of Additional Company Financial Statements.
(a)   As soon as reasonably practicable following the date hereof, but in any event no later than March 31, 2021, the Company shall deliver to Acquiror (i) audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2020, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated Financial Statements”); provided, that upon delivery of such Updated Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.
(b)   If the Effective Time has not occurred prior to March 31, 2021, and this Agreement has not been earlier terminated pursuant to Sections 10.1(e) or 10.1(g), then as soon as reasonably practicable following March 31, 2021, the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in stockholders’ equity of the Company and its Subsidiaries as of and for the year ended December 31, 2020, together with the auditor’s reports thereon (the “2020 Audited Financial Statements”); provided, that upon delivery of such 2020 Audited Financial Statements, the representation and warranties set forth in Section 4.8 shall be deemed to apply to the 2020 Audited Financial Statements in the same manner as the Audited Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.
Section 6.4.   Affiliate Agreements.   All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.
Section 6.5.   Acquisition Proposals.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.1.   Employee Matters.
(a)   Equity Plan and Employee Stock Purchase Plan.   Prior to the Closing Date, Acquiror shall approve and adopt an Equity Incentive Plan in substantially the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company, the “Equity Incentive Plan”) and an employee stock purchase plan in substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company, the “ESPP”) with share reserves and shares issuable to be included in the respective plans (as applicable) to be based on recommendations from an independent compensation consultant engaged by the Board of Directors of the Company. Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 with respect to the Acquiror Common Stock issuable under the Equity Incentive Plan and the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan and ESPP remain outstanding.
(b)   No Third-Party Beneficiaries.   Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 7.2.   Trust Account Proceeds and Related Available Equity.
(a)   If (i) the amount of cash available in the Trust Account following the Acquiror Shareholder Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Transaction Expenses or transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), as contemplated by Section 11.6), (the “Trust Amount”), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”), is equal to or greater than $200,000,000 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.3(d) shall be satisfied; provided, that, in each case, the parties to this Agreement do not have any intention as of the Effective Time to use, or to cause to be used, any amount of such Available Acquiror Cash to effect any additional repurchase, redemption or other acquisition of outstanding shares of Acquiror Common Stock within the six (6) month period after the Closing.
(b)   Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 7.3.   Nasdaq Listing.   From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq listing rules, covering the shares of Acquiror Common Stock issuable in the Merger and the Domestication, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.
Section 7.4.   No Solicitation by Acquiror.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate, solicit, propose, induce, facilitate any inquiries or requests for information with respect to, or the making of any inquiry regarding, an actual or potential Business Combination Proposal, (iii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Business Combination Proposal or (iv) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).
Section 7.5.   Acquiror Conduct of Business.
(a)   During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:
(i)   change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;
(ii)   (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s Capital Stock or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s Capital Stock or Merger Sub Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;
(iii)   (A) make or change any material election in respect of material Taxes, (B) amend any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;
(iv)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;
(v)   other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(vi)   incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (y) incurred between Acquiror and Merger Sub;
(vii)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business);
(viii)   (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or
(ix)   enter into any agreement to do any action prohibited under this Section 7.5.
(b)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
Section 7.6.   Post-Closing Directors and Officers of Acquiror.   Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a)   the Board of Directors of Acquiror shall be classified into three separate classes and consist of up to seven (7) directors selected by the Company in accordance with the provisions in Section 2.6 of the Company Disclosure Letter.
(b)   the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and
(c)   the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.
Section 7.7.   Domestication.   Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the

Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall be cancelled and will entitle the holder thereof to one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant..
Section 7.8.   Indemnification and Insurance.
(a)   From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.
(b)   For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.

(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.
(d)   On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.
Section 7.9.   Acquiror Public Filings.   From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 7.10.   PIPE Subscriptions.   Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than as a result of any assignment or transfer contemplated therein or permitted thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.
Section 7.11.   Stockholder Litigation.   In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.
ARTICLE VIII
JOINT COVENANTS
Section 8.1.   HSR Act; Other Filings.
(a)   In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.
(b)   Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)   Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.
(d)   With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. Materials required to be provided pursuant to this Section 8.1(d) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company; and (ii) as necessary to comply with contractual arrangements, and (iii) to remove references to privileged information. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
(e)   Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.
(f)   The Acquiror and the Company shall not take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.2.   Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.
(a)   Registration Statement and Prospectus.
(i)   As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock, Domesticated Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Common Warrants and units comprising such, respectively, in the Domestication, and (B) certain of the shares of Domesticated Acquiror Common Stock to be issued in the Merger (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.
(ii)   To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)   Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv)   If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.
(b)   Acquiror Shareholder Approval.   Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b), for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Achronix Semiconductor Corporation”, (C) amendment and restatement of Acquiror’s Governing Documents, in substantially the form attached as Exhibits A and B to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication and Merger, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) the election of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement, with such changes as mutually agreed to by the parties hereto. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’

Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.
(c)   Company Stockholder Approvals.   Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approvals in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement) as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall obtain the Company Stockholder Approvals at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective.
Section 8.3.   Support of Transaction.   Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1.
Section 8.4.   Section 16 Matters.   Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of shares of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.
Section 8.5.   Cooperation; Consultation.
(a)   Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if

Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the consummation of the transactions contemplated hereby), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.
(b)   From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the Acquiror Common Stock during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by the Company and Acquiror in writing; provided, further, that the Company’s financial advisors shall, at the option of such financial advisors, be credited as a placement agent with respect to the PIPE Investment.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1.   Conditions to Obligations of Acquiror, Merger Sub and the Company.   The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions at or prior to Closing, any one or more of which may be waived in writing by all of such parties:
(a)   The Acquiror Shareholder Approval shall have been obtained;
(b)   The Company Stockholder Approvals shall have been obtained;
(c)   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;
(d)   The waiting period or periods (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;
(e)   There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(f)   Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and
(g)   The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq.
Section 9.2.   Conditions to Obligations of Acquiror and Merger Sub.   The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)   (i) The representations and warranties of the Company contained in Section 4.6 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than Section 4.6) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that, for purposes of this Section 9.2(a) only, the representations and warranties set forth in Section 4.8(c) and Section 4.9 shall be true and correct solely as of the date of this Agreement, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and
(b)   Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date).
Section 9.3.   Conditions to the Obligations of the Company.   The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;
(b)   Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;
(c)   The Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company; and
(d)   The Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.

ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.1.   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)   by written consent of the Company and Acquiror;
(b)   by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
(c)   by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(d)   by the Company if there has been a Modification in Recommendation;
(e)   prior to the Closing by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before July 15, 2021 (the “Agreement End Date”), unless Acquiror is in material breach hereof;
(f)   by Acquiror if the Company Stockholder Approvals shall not have been obtained within five (5) Business Days of the effective date of the Registration Statement; or
(g)   prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.
Section 10.2.   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI
MISCELLANEOUS
Section 11.1.   Trust Account Waiver.   The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated July 27, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to allow redemption in connection with a Business Combination or to redeem 100% of Acquiror Common Stock if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
Section 11.2.   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, managing members or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section 11.3.   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
(a)   If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:
ACE Convergence Acquisition Corp.
1013 Centre Road, Suite 403S
Wilmington, DE 19805
Attention:
Denis Tse

Email:
denis@acev.io

with copies to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attention:
Michael Mies

Email:
michael.mies@skadden.com

(b)   If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:
Achronix Semiconductor Corporation
2903 Bunker Hill Lane, Suite 200
Santa Clara, CA 95054
Attention:
Robert Blake

Email:
robert.blake@achronix.com

with copies to (which shall not constitute notice):
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention:
Matthew Hemington

Email:
hemingtonmb@cooley.com

Attention:
Miguel J. Vega

Email:
mvega@cooley.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 11.4.   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
Section 11.5.   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.
Section 11.6.   Expenses.   Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.
Section 11.7.   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.8.   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.9.   Company and Acquiror Disclosure Letters.   The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 11.10.   Entire Agreement.   (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and (ii) the Sponsor Support Agreement and Company Holders Support Agreement (the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 11.11.   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
Section 11.12.   Publicity.
(a)   All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).
(b)   The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.
Section 11.13.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 11.14.   Jurisdiction; Waiver of Jury Trial.
(a)   Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.
(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.15.   Enforcement.   The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 11.16.   Non-Recourse.   Except in the case of claims against a Person in respect of such Person’s actual fraud:
(a)   Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and
(b)   except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or

Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.17.   Non-Survival of Representations, Warranties and Covenants.   Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.
Section 11.18.   Conflicts and Privilege.
(a)   Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “ACE Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the ASC Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the ACE Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the ACE Group, on the one hand, and Skadden, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the ACE Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.
(b)   Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “ASC Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the ACE Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”) that represented the Company prior to the Closing may represent any member of the ASC Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the ASC Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the ASC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
ACE CONVERGENCE ACQUISITION CORP.
By:
/s/ Behrooz Abdi

Name: Behrooz Abdi
Title:   Chief Executive Officer
ACE CONVERGENCE SUBSIDIARY CORP.
By:
/s/ Behrooz Abdi

Name: Behrooz Abdi
Title:   Chief Executive Officer
ACHRONIX SEMICONDUCTOR CORPORATION
By:
/s/ Robert Blake

Name: Robert Blake
Title:   President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

ANNEX B
Final Version
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of January 7, 2021, by and among ACE Convergence Acquisition LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), ACE Convergence Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), and Achronix Semiconductor Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
RECITALS
WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,750,000 shares of Acquiror Common Stock and 6,600,000 Acquiror Warrants in the aggregate (such shares of Acquiror Common Stock and Acquiror Warrants collectively referred to herein as the “Subject Shares”) as set forth on Schedule I attached hereto;
WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, ACE Convergence Subsidiary Corp., a Delaware corporation (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS
Section 1.1    Binding Effect of Merger Agreement.   Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.
Section 1.2    No Transfer.   During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing herein shall prohibit a Transfer to another Sponsor or an Affiliate of a Sponsor (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of such Sponsor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve a Sponsor of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 with respect to a Sponsor’s Subject Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in the Sponsor Holdco.
Section 1.3    New Shares.   In the event that (a) any shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Acquiror Common Stock or Acquiror Warrants of, on or affecting the shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Agreement (such shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor as of the date hereof.
Section 1.4    Closing Date Deliverables.   On the Closing Date, the Sponsors shall deliver to Acquiror and the Company:
(a)   a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsors, and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit C to the Merger Agreement; and
(b)   a duly executed copy of that certain Lock-Up Agreement in substantially the form attached as Exhibit F to the Merger Agreement.
Section 1.5    Sponsor Agreements.
(a)   At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its shares of Acquiror Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its shares of Acquiror Common Stock:
(i)   in favor of each Transaction Proposal;
(ii)   against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);
(iii)   against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;
(iv)   against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals);
(v)   against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror;
(vi)   if applicable, in favor of waiving any and all anti-dilution rights such Sponsor may hold pursuant to the Acquiror Governing Documents; and
(vii)   against any amendment to the Voting Letter Agreement (as defined below) without the consent of the Company.
Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
(b)   Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of July 27, 2020, by and among the Sponsors and Acquiror (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any shares of Acquiror Common Stock owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.
(c)   During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.
Section 1.6    Further Assurances.   Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.
Section 1.7    No Inconsistent Agreement.   Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1    Representations and Warranties of the Sponsors.   Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:
(a)   Organization; Due Authorization.   If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b)   Ownership.   Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such shares of Acquiror Common Stock or Acquiror Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s shares of Acquiror Common Stock or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.
(c)   No Conflicts.   The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s shares of Acquiror Common Stock or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.
(d)   Litigation.   There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.
(e)   Brokerage Fees.   Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.
(f)   Affiliate Arrangements.   Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.
(g)   Acknowledgment.   Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.
ARTICLE III
EARNOUT
Section 3.1    Sponsor Holdco Earnout Shares.
(a)   Sponsor Holdco Earnout Shares.   Sponsor Holdco agrees that, in connection with the Transactions, 1,500,000 shares of Acquiror Class A Common Stock (which such shares automatically converted from Acquiror Class B Common Stock to Acquiror Class A Common Stock at the closing of the Transactions) held by it (such shares, the “Sponsor Holdco Earnout Shares”) shall, concurrently with the Closing, have the Legend (as defined below) affixed to them and be held subject to the terms and conditions of this Section 3.

(b)   Legends.   The books and records of Acquiror evidencing the Sponsor Holdco Earnout Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:
THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF JANUARY 7, 2021, BY AND AMONG ACE CONVERGENCE ACQUISITION CORP. AND THE OTHER PARTIES THERETO.
(c)   Procedures Applicable to the Sponsor Holdco Earnout Shares.   As soon as practicable, and in any event within five (5) Business Days after the occurrence of a Triggering Event (as defined below), Acquiror shall remove, or cause to be removed, the Legend from the books and records of Acquiror evidencing the Sponsor Holdco Earnout Shares with respect to which a Triggering Event has occurred and such shares shall no longer be subject to any of the terms of this Section 3 (any such removal of Legend and other restrictions, a “Release”).
(i)   Sponsor Holdco shall not Transfer any Sponsor Holdco Earnout Shares until the later of (A) the date on which the relevant vesting triggers have been satisfied as described in Section 3.1(d) below and the Legend on such shares has been removed from such shares and (B) the date on which the Sponsor Holdco Earnout Shares are no longer subject to restriction pursuant to the Voting Letter Agreement.
(ii)   Any Sponsor Holdco Earnout Shares not eligible to be Released in accordance with the terms of Section 3.1(d) on or before the fifth (5th) anniversary of the Closing Date (the “Earnout Lockup Period”) shall immediately thereafter be forfeited to Acquiror and canceled and Sponsor Holdco shall not have any rights with respect thereto.
(d)   Release of Sponsor Holdco Earnout Shares.   The Sponsor Holdco Earnout Shares shall be Released as follows (each, a “Triggering Event”):
(i)   fifty percent (50%) of the Sponsor Holdco Earnout Shares will be Released if the volume-weighted average closing share price of one share of Acquiror Common Stock quoted on Nasdaq (or the exchange on which the shares of Acquiror Common Stock are then listed) equals or exceeds $12.00 per share for twenty (20) of any thirty (30) consecutive Trading Days commencing after the Closing on Nasdaq or any other national securities exchange; and
(ii)   fifty percent (50%) of the Sponsor Holdco Earnout Shares will be Released if the volume-weighted average closing share price one share of Acquiror Common Stock quoted on Nasdaq (or the exchange on which the shares of Acquiror Common Stock are then listed) equals or exceeds $18.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq or any other national securities exchange.
(e)   Release Upon Change of Control.   If, during the Earnout Lockup Period, there is a Change of Control pursuant to which Acquiror or its stockholders have the right to receive consideration implying a value per share of Acquiror Common Stock (as agreed in good faith by Sponsor Holdco and the Acquiror Board) of:
(i)   less than $12.00, then this Section 3.1 shall terminate and no Sponsor Holdco Earnout Shares shall be Released hereunder;
(ii)   greater than or equal to $12.00 but less than $18.00, then, (A) immediately prior to such Change of Control, Acquiror shall remove, or cause to be removed, the Legend from the books and records of Acquiror evidencing 750,000 Sponsor Holdco Earnout Shares and (B) thereafter, this Section 3.1 shall terminate and no further Sponsor Holdco Earnout Shares shall be Released hereunder; or
(iii)   greater than or equal to $18.00, then, (A) immediately prior to such Change of Control, Acquiror shall remove, or cause to be removed, the Legend from the books and records of Acquiror evidencing all of the Sponsor Holdco Earnout Shares and (B) thereafter, this Section 3.1 shall terminate and no further Sponsor Holdco Earnout Shares shall be Released hereunder.
(f)   Bankruptcy, etc.   If, during the Earnout Lockup Period, (i) any liquidation, dissolution or winding up of Acquiror is initiated, (ii) any bankruptcy, dissolution or liquidation proceeding is instituted by or against Acquiror, or (iii) Acquiror makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver or trustee for all or substantial part of its assets or properties, then any Sponsor Holdco Earnout Shares that have not been previously Released shall be deemed Released and Acquiror shall remove, or cause to be removed, the Legend from the books and records of Acquiror evidencing all of the Sponsor Holdco Earnout Shares.
(g)   Equitable Adjustments.   The Acquiror Common Stock price targets set forth in this Section 3.1 shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Acquiror Common Stock occurring on or after the Closing (other than the conversion of the Acquiror Founders Stock into Acquiror Common Stock at the Closing.
(h)   Voting.   Sponsor Holdco will agree to vote all unvested Sponsor Holdco Earnout Shares in accordance with the recommendation of the board of directors of the Company.
ARTICLE IV
MISCELLANEOUS
Section 4.1    Termination.   This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of the Sponsor, Acquiror, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE IV shall survive the termination of this Agreement.
Section 4.2    Governing Law.   This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
Section 4.3    CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)   THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT TO THE PERSONAL JURISDICTION THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE

ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER AND FURTHER AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 4.8.
(b)   WAIVER OF TRIAL BY JURY.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.3.
Section 4.4    Assignment.   This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 4.5    Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 4.6    Amendment; Waiver.   This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.
Section 4.7    Severability.   If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 4.8    Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:
ACE Convergence Acquisition Corp.
1013 Centre Road, Suite 403S
Wilmington, DE 19805
Attention:    Denis Tse
Email:        denis@acev.io
with a copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attention:    Michael Mies
Email:         michael.mies@skadden.com
If to the Company:
Achronix Semiconductor Corporation
2903 Bunker Hill Lane, Suite 200
Santa Clara, CA 95054
Attention:   Robert Blake
Email:       robert.blake@achronix.com
with a copy to (which shall not constitute notice):
Cooley LLP
3175 Hanover Street Palo Alto, CA 94304
Attention: Matthew Hemington
Email: hemingtonmb@cooley.com
Attention: Miguel J. Vega
Email: mvega@cooley.com
If to a Sponsor:
To such Sponsor’s address set forth in Schedule I
with a copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attention:    Michael Mies
Email:        michael.mies@skadden.com

Section 4.9    Counterparts.   This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 4.10    Entire Agreement.   This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.
SPONSORS:
ACE Convergence Acquisition LLC
By:	/s/ Denis Tse Name: Denis Tse Title: President
/s/ Behrooz Abdi Name: Behrooz Abdi
/s/ Sunny Siu Name: Sunny Siu
/s/ Denis Tse Name: Denis Tse
/s/ Kenneth Klein Name: Kenneth Klein
/s/ Ryan Benton Name: Ryan Benton
/s/ Raquel Chmielewski Name: Raquel Chmielewski
/s/ Omid Tahernia Name: Omid Tahernia
/s/ Minyoung Park Name: Minyoung Park
[Signature Page to Sponsor Support Agreement]

ACQUIROR:
ACE Convergence Acquisition Corp.
By:	/s/ Denis Tse Name: Denis Tse Title: Secretary
[Signature Page to Sponsor Support Agreement]

COMPANY:
Achronix Semiconductor Corporation
By:	/s/ Robert Blake Name: Robert Blake Title: President and Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

Schedule I
Sponsor Shares of Acquiror Common Stock and Acquiror Warrants
Sponsor	Acquiror Common Stock	Acquiror Warrants
ACE Convergence Acquisition LLC(1) c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	5,595,000	6,600,000
Behrooz Abdi(1) c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	0	—
Sunny Siu(1) c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	0	—
Denis Tse(1) c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	0	—
Kenneth Klein c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	40,000	—
Ryan Benton c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	35,000	—
Raquel Chmielewski c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	35,000	—
Omid Tahernia c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	35,000	—
Minyoung Park c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	10,000	—

(1)
Messrs. Abdi, Siu and Tse may be deemed to beneficially own securities held by ACE Convergence Acquisition LLC by virtue of their shared control over ACE Convergence Acquisition LLC. Each of Messrs. Abdi, Siu and Tse disclaims beneficial ownership of securities held by ACE Convergence Acquisition LLC except to the extent of their pecuniary interests therein.

[Schedule I to Sponsor Support Agreement]

Schedule II
Affiliate Agreements
1.
Letter Agreement, dated July 27, 2020, among Acquiror, the Sponsor Holdco and each of the other parties thereto

2.
Registration Rights Agreement, dated July 27, 2020, among Acquiror, the Sponsor Holdco and certain other security holders named therein

3.
Administrative Services Agreement, dated July 27, 2020, between Acquiror and the Sponsor Holdco, which shall terminate at Closing without further liability, cost, payment or other obligation of Acquiror

4.
Indemnity Agreement, dated July 27, 2020, between Acquiror and Behrooz Abdi

5.
Indemnity Agreement, dated July 27, 2020, between Acquiror and Sunny Siu

6.
Indemnity Agreement, dated July 27, 2020, between Acquiror and Denis Tse

7.
Indemnity Agreement, dated July 27, 2020, between Acquiror and Kenneth Klein

8.
Indemnity Agreement, dated July 27, 2020, between Acquiror and Omid Tahernia

9.
Indemnity Agreement, dated July 27, 2020, between Acquiror and Ryan Benton

10.
Indemnity Agreement, dated July 27, 2020, between Acquiror and Raquel Chmielewski

11.
Indemnity Agreement, dated July 27, 2020, between Acquiror and Minyoung Park

[Schedule II to Sponsor Support Agreement]

ANNEX C
STOCKHOLDER SUPPORT AGREEMENT
This Stockholder Support Agreement (this “Agreement”) is dated as of January 7, 2021, by and among ACE Convergence Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below)) (“Acquiror”), the Persons set forth on Schedule I attached hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), and Achronix Semiconductor Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
RECITALS
WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of Company Capital Stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Ace Convergence Subsidiary Corp., a Delaware corporation (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror; each of the Company Warrants will be exercised in full on a cashless basis or terminated without exercise, as applicable, in accordance with their respective terms, and each share of Company Common Stock that is issued in respect thereof or otherwise issued and outstanding as of immediately prior to the Effective Time will, in each case, be cancelled and automatically converted into the right to receive a certain number of shares of Acquiror Common Stock (such transaction, the “Warrant Conversion”); and each share of Company Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time will be automatically converted into Company Common Stock, and each share of Company Common Stock that is issued in respect thereof or otherwise issued and outstanding as of immediately prior to the Effective Time will, in each case, be cancelled and automatically converted into the right to receive a certain number of shares of Acquiror Common Stock (such transaction, the “Preferred Conversion” and together with the Merger, the Warrant Conversion and the other transactions contemplated by the Merger Agreement, the “Transactions”); and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
STOCKHOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1   Binding Effect of Merger Agreement.   Each Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Company Stockholder shall be bound by and comply with Sections 6.5 (Acquisition Proposals) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (x) such Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (y) each reference to the “Company” contained in such provisions also referred to each such Company Stockholder.

Section 1.2   No Transfer.   During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the “Expiration Time”), each Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (i) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of a Company Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of such Company Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve a Company Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 with respect to a Company Stockholder’s Subject Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Company Stockholder.
Section 1.3   New Shares.   In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.
Section 1.4   Agreement to Vote.   Hereafter until the Expiration Time, each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the Stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the Stockholders of the Company requested by the Board of Directors of the Company or otherwise undertaken as contemplated by the Transactions (which written consent shall be delivered promptly, and in any event within three (3) business days, after the Proxy Statement/Registration Statement (as contemplated by the Merger Agreement) has been declared effective and has been delivered or otherwise made available to the stockholders of Acquiror and the Company), such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:
(a)   to approve and adopt the Merger Agreement and the Transactions;
(b)   to exercise all of such Company Stockholder’s Company Warrants in full on a cashless basis or terminate such Company Warrants without exercise, as applicable, in accordance with their respective terms;
(c)   to convert each share of Company Preferred Stock into one share of Company Common Stock;
(d)   to authorize and approve the Merger to the extent the approval of any of the Company’s stockholders is required or applicable pursuant to Section 3.3 of the Company’s Twelfth Amended and Restated Certificate of Incorporation;
(e)   to exercise the drag-along rights, if applicable to the Merger, set forth in Section 4 of the Voting Agreement;
(f)   in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or the Company Financing Agreements or otherwise sought with respect to the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Stockholder’s Subject Shares held at such time in favor thereof;
(g)   against and withhold consent with respect to any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement and the Transactions); and
(h)   against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled.
Each Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
Section 1.5   No Challenges.   Each Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.
Section 1.6   Closing Date Deliverables.   Each of the Persons set forth on Schedule I will deliver, substantially simultaneously with the Effective Time:
(a)   a duly-executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement; and
(b)   a duly executed copy of the Lock-Up Agreement substantially in the form attached as Exhibit F to the Merger Agreement.
Section 1.7   Further Assurances.   Each Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
Section 1.8   No Inconsistent Agreement.   Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder.
Section 1.9   Consent to Disclosure.   Each Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 1.10   Termination of Company Financing Agreements, Related Agreements.   Each Company Stockholder, by this Agreement with respect to its Subject Shares, severally and not jointly, hereby agrees to terminate, subject to the Closing and effective as of the Effective Time, (a) all Affiliate Agreements to which such Company Stockholder is party that are set forth on Section 4.12(a) of the Company Disclosure Letter, including those certain agreements set forth on Schedule II attached hereto, if applicable to such Stockholder (the “Company Financing Agreements”); and (b) any rights under any letter or agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (clauses (a) and (b), collectively, the “Terminating Rights”) between such Company Stockholder and the Company, but excluding, (i) for the avoidance of doubt, any rights such Company Stockholder may have that relate to any commercial or employment agreements or arrangements between such Company Stockholder and the Company or any Subsidiary thereof, which shall survive the Closing in accordance with their terms, and (ii) any indemnification, advancement of expenses and exculpation rights of any Company Stockholder or any of its Affiliates set forth in the foregoing documents, which shall survive the Closing in accordance with their terms; provided that all Terminating Rights between the Company and any other holder of Company Capital Stock shall also terminate at such time.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Company Stockholders.   Each Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:
(a)   Organization; Due Authorization.   If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. If such Company Stockholder is an individual, such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.
(b)   Ownership.   Such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, (iv) the Company Financing Agreements or (v) any applicable securities Laws. Such Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Company Financing Agreements. Other than the Company Warrants and any Company Options set forth opposite such Company Stockholder’s name on Schedule I, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c)   No Conflicts.   The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Stockholder or such Company Stockholder’s Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.
(d)   Litigation.   There are no Actions pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.
(e)   Adequate Information.   Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Acquiror or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.
(f)   Brokerage Fees.   Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Company Stockholder, for which the Company or any of its Affiliates may become liable.
(g)   Acknowledgment.   Such Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.1   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Company Stockholder, the written agreement of Acquiror, the Company and such Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
Section 3.2   Governing Law.   This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)   THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT TO THE PERSONAL JURISDICTION THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER AND FURTHER AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.
(b)   WAIVER OF TRIAL BY JURY.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.
Section 3.4   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 3.5   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 3.6   Amendment; Waiver.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Company Stockholders.

Section 3.7   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 3.8   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror:
ACE Convergence Acquisition Corp.
1013 Centre Road, Suite 403S
Wilmington, DE 19805
Attention:
Denis Tse

Email:
denis@acev.io

with a copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attention:
Michael Mies

Email:
michael.mies@skadden.com

If to the Company:
Achronix Semiconductor Corporation
2903 Bunker Hill Lane, Suite 200
Santa Clara, CA 95054
Attention:
Robert Blake

Email:
Robert.blake@achronix.com

with a copy to (which shall not constitute notice):
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention:
Matthew Hemington

Email:
hemingtonmb@cooley.com

Attention:
Miguel Vega

Email: mvega@cooley.com
If to a Company Stockholder:
To such Company Stockholder’s address set forth in Schedule I with a copy to (which will not constitute notice):
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention:
Matthew Hemington

Email:
hemingtonmb@cooley.com

Attention:
Miguel Vega

Email:
mvega@cooley.com

Section 3.9   Counterparts.   This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10   Entire Agreement.   This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
/s/ Robert Blake Robert Blake
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
/s/ Mark Voll Mark Voll
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
/s/ Virantha Ekanayake, Ph.D. Virantha Ekanayake, Ph.D.
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
/s/ John Lofton Holt John Lofton Holt
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
/s/ Homa Firouztash Homa Firouztash
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
/s/ Anil Khatod Anil Khatod
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
/s/ Thomas A. Lavin Thomas A. Lavin
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
/s/ Richard Schneider Richard Schneider
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
/s/ Somu Subramaniam Somu Subramaniam
[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
GKFF VENTURES
By: Argonaut Private Equity, L.L.C., its Manager
By:
/s/ Robert Thomas

Name:
Robert Thomas

Title:
CIO

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
GKFF VENTURES I, L.L.C.
By: Argonaut Private Equity, L.L.C., its Manager
By:
/s/ Robert Thomas

Name:
Robert Thomas

Title:
CIO

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
NEW SCIENCE VENTURES FUN D 1 — EURO, L.P.
NEW SCIENCE VENTURES FUND 1, L.P.
NEW SCIENCE VENTURES FUND 1 — CROZET, L.P.
NEW SCIENCE VENTURES FUND 1 — EXTENSION, L.P.
NEW SCIENCE VENTURES FUND III (OFFSHORE), LP
NEW SCIENCE VENTURES FUND III, LP
NEW SCIENCE VENTURES FUND I — MADISON, L.P.
NSV MASTER LIMITED PARTNERSHIP II, LP
NSV 2016 OPPORTUNITIES FUND, L.P.
NSV EXTENSION FUND II OFFSHORE, LP
NSV EXTENSION FUND II, LP
NSV NEW OPPORTUNITIES FUND II (OFFSHORE), LP
NSV NEW OPPORTUNITIES FUND II, LP
NSV NEW OPPORTUNITIES FUND OFFSHORE, LP
NSV NEW OPPORTUNITIES FUND, LP
NSV PARTNERS INSTITUTIONAL, L.P.
NSV INVESTMENTS 1, LP
NSV 2016 OPPORTUNITIES FUND (OFFSHORE), LP

By:
/s/ Thomas A. Lavin

Name:
Thomas A. Lavin

Title:
Partner

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
EASTON ACHRONIX, LLC
By:
/s/ Richard Schneider

Name:
Richard Schneider

Title:
Manager

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
EASTON ACHRONIX II, LLC
By:
/s/ Richard Schneider

Name:
Richard Schneider

Title:
Managing Member

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
EASTON CAPITAL PARTNERS, LP
By:
/s/ Richard Schneider

Name:
Richard Schneider

Title:
Manager

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
EASTON HUNT NEW YORK, LP
By:
/s/ Richard Schneider

Name:
Richard Schneider

Title:
Manager

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.
COMPANY STOCKHOLDERS:
EASTON SAGEN, LLC
By:
/s/ Richard Schneider

Name:
Richard Schneider

Title:
Manager

[Signature Page to Stockholder Support Agreement]

ACQUIROR:
ACE CONVERGENCE ACQUISITION CORP.
By:
/s/ Behrooz Abdi

Name:
Behrooz Abdi

Title:
Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

COMPANY:
ACHRONIX SEMICONDUCTOR CORPORATION
By:
/s/ Robert Blake

Name:
Robert Blake

Title:
President and Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

Schedule I
Company Stockholder Subject Shares
Holder	Shares of Common Stock	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Shares of Series C Preferred Stock	Shares of Series D Preferred Stock	Shares of Series D1 Preferred Stock	Shares of Series D2 Preferred Stock	Stock Options	Restricted Stock Units	Warrants	Notice Information
Robert Blake								11,716,833	800,000		221 Caldwell Avenue Los Gatos, CA 95032 robert.blake@achronix.com
Mark Voll									320,000		719 Morningside Circle Los Altos, CA 94022 markvoll@achronix.com
Virantha Ekanayake	23,333							2,497,893	80,000		15 S. Chester St. Baltimore, MD 21231 virantha@achronix.com
John Lofton Holt	92,306							260,977	48,000		411 Walnut Street #16570 Green Cove Springs, FL 32043 john@achronix.com
Homa Firouztash								100,000	32,000		6172 N. Featherstone Circle Reno, NV 89511 homaf7@gmail.com
Anil Khatod(1)											GKFF Ventures 7030 South Yale Avenue Suite 600 Tulsa, OK 74136 Attn: Anil Khatod akhatod@kfoc.net
Thomas Lavin(2)											New Science Ventures 299 Park Avenue New York, NY 10171 Attn: Thomas Lavin tom@newscienceventures.com
Richard Schneider(3)											767 Third Ave. 7th Floor New York, NY 10017 Attn: Richard Schneider schneider@eastoncapital.com
[Schedule I to Stockholder Support Agreement]

Holder	Shares of Common Stock	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Shares of Series C Preferred Stock	Shares of Series D Preferred Stock	Shares of Series D1 Preferred Stock	Shares of Series D2 Preferred Stock	Stock Options	Restricted Stock Units	Warrants	Notice Information
Somu Subramaniam(4)											New Science Ventures 299 Park Avenue New York, NY 10171 Attn: Somu Subramaniam somu@newscienceventures.com
New Science Ventures Funds(5)		8,149,892	4,901,448	23,626,830	65,595,123	45,960,086	80,694,210			11	New Science Ventures 299 Park Avenue New York, NY 10171 Attn: Thomas Lavin tom@newscienceventures.com
Easton Funds(6)	2,901,355	1,621,913	965,041	1,115,239	2,082,271	753,208	674,531				767 Third Ave. 7th Floor New York, NY 10017 Attn: Richard Schneider schneider@eastoncapital.com
GKFF Funds(7)			5,875,440	2,548,616	696,6563						GKFF Ventures 7030 South Yale Avenue Suite 600 Tulsa, OK 74136 akhatod@kfoc.net
Total:	3,016,994	9,771,805	11,741,929	27,290,685	74,643,957	46,713,294	81,368,741	18,665,250		11

(1)
Anil Khatod is associated with the GKFF Funds.

(2)
Thomas Lavin is associated with the the New Science Ventures Funds.

(3)
Richard Schneider is associated with the Easton Funds.

(4)
Somu Subramaniam is associate with the New Science Ventures Funds.

(5)
The term “New Science Ventures Funds” refers to New Science Ventures Fund I, L.P., New Science Ventures Fund I — Crozet, L.P., New Science Ventures Fund I — Euro, L.P., New Science Ventures Fund I — Extension, L.P., New Science Ventures Fund III, LP, New Science Ventures Fund III (Offshore), LP, New Science Ventures Fund I — Madison, L.P., NSV 2016 Opportunities Fund, L.P., NSV 2016 Opportunities Fund (Offshore), L.P., NSV Extension Fund II, LP, NSV Extension Fund II Offshore, LP, NSV Investments I, L.P., NSV Master Limited Partnership II, LP, NSV New Opportunities Fund, LP, NSV New Opportunities Fund II, LP, NSV New Opportunities Fund II (Offshore), LP, NSV New Opportunities Fund Offshore, LP, and NSV Partners Institutional, L.P.

(6)
The term “Easton Funds” refers to Easton Achronix, LLC, Easton Achronix II, LLC, Easton Capital Partners, LP, Easton Hunt New York, LP, and Easton Sagen, LLC.

(7)
The term “GKFF Funds” refers to GKFF Ventures and GKFF Ventures I, LLC.

[Schedule I to Stockholder Support Agreement]

Schedule II
Company Financing Agreements
Sixth Amended and Restated Investor Rights Agreement, dated as of December 21, 2016, by and among the Company and the parties listed thereto
Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of December 21, 2016, by and among the Company and the parties listed thereto
Sixth Amended and Restated Stockholders’ Voting Agreement, dated as of December 21, 2016, by and among the Company and the parties listed thereto
[Schedule II to Stockholder Support Agreement]

ANNEX D
FORM OF SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on January 7, 2021, by and between ACE Convergence Acquisition Corp., a Cayman Islands exempted company (“Issuer”), and the undersigned subscriber (the “Investor”).
WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Issuer, Achronix Semiconductor Corporation, a Delaware corporation (the “Company”), ACE Convergence Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and the other parties thereto, pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of Issuer, and then the Company, as such surviving company, will merge with and into Issuer, with Issuer as the surviving company in the merger, on the terms and subject to the conditions therein (such mergers, collectively, the “Transaction”);
WHEREAS, prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), Issuer will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);
WHEREAS, in connection with the Transaction, Issuer is seeking commitments from interested investors to purchase, following the Domestication and prior to the closing of the Transaction, shares of Issuer’s Class A common stock, par value $0.001 per share, as such shares will exist as common stock following the Domestication (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);
WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount”; and
WHEREAS, substantially concurrently with the execution of this Subscription Agreement, Issuer is entering into: (i) one or more backstop subscription agreements (the “Backstop Subscription Agreements”) on terms substantially similar to this Subscription Agreement, except that the investor party thereto (the “Backstop Investor”) has agreed to purchase from the Issuer, at the Per Share Subscription Price, up to the lesser of (x) 5,000,000 Shares, and (y) the aggregate number of Shares with a Subscription Amount equal to the shortfall in the Minimum Available Acquiror Cash Amount (as defined in the Transaction Agreement) immediately prior to the consummation of the Transaction, and the Issuer agrees to sell such Shares to the Backstop Investor at the Per Share Subscription Price; and (ii) separate subscription agreements (collectively, the “Other Subscription Agreements”) with certain other investors relating to the purchase of Shares.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Issuer acknowledges and agrees as follows:
1.   Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from Issuer the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. Subject to the last sentence of Section 2, the Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).
2.   Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on the closing date (the “Closing Date”) and is expected to occur substantially concurrent with the consummation of the Transaction. Subject to the satisfaction or waiver of the conditions set forth in this Section 2 and in Section 3 below, upon delivery of written notice from (or on behalf of) Issuer to the Investor (the “Closing Notice”), that Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Closing Date that is not less than ten (10) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Issuer, on the expected Closing Date specified in the Closing Notice, the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Issuer in the Closing Notice. On the Closing Date and prior to the release of the Subscription Amount by the Investor, Issuer shall issue the Shares against payment of the Subscription Amount to the Investor and cause the Shares to be registered in book entry form in the name of the Investor on Issuer’s share register (which book entry records shall contain an appropriate notation concerning transfer restrictions of the Shares, in accordance with applicable securities laws of the states of the United States and other applicable jurisdictions), and will provide to the Investor evidence of such issuance from Issuer’s transfer agent. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as Issuer remains domiciled in Cayman Islands) are authorized or required by law to close. Prior to or at the Closing, Investor shall deliver to Issuer a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the consummation of the Transaction does not occur within two (2) business days after the Closing Date under this Subscription Agreement, Issuer shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing.
3.   Closing Conditions. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions: (a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement; (b) the terms of the Transaction Agreement (including the conditions thereto) shall not have been amended or waived in a manner that is materially adverse to the Investor (in its capacity as such); and (c)(i) solely with respect to the Investor’s obligation to close, the representations and warranties made by Issuer, and (ii) solely with respect to Issuer’s obligation to close, the representations and warranties made by the Investor, in each case, in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties contained in Section 5(n) below or qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions.
4.   Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.   Issuer Representations and Warranties. Issuer represents and warrants to the Investor that:
(a)   Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, Issuer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.
(b)   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Issuer’s certificate of incorporation (as in effect at such time of issuance), by contract or under the Delaware General Corporation Law.

(c)   This Subscription Agreement has been duly authorized, executed and delivered by Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
(d)   The execution and delivery of, and the performance of the transactions contemplated by, this Subscription Agreement, including the issuance and sale by Issuer of the Shares pursuant to this Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Issuer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Issuer or any of its subsidiaries is a party or by which Issuer or any of its subsidiaries is bound or to which any of the property or assets of Issuer is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Issuer and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of Issuer to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Issuer; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Issuer or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of Issuer to comply in all material respects with its obligations under this Subscription Agreement.
(e)   As of their respective filing dates, all reports required to be filed by Issuer with the U.S. Securities and Exchange Commission (the “SEC”) since July 24, 2020 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Issuer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by Issuer from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.
(f)   Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 13 of this Subscription Agreement; (iv) those required by The Nasdaq Stock Market LLC, including with respect to obtaining approval of Issuer’s stockholders, and (v) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)   As of the date hereof, Issuer has not received and, to Issuer’s knowledge, there is not threatened any written communication from a governmental authority that alleges that Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Issuer is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(h)   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by Issuer to the Investor.
(i)   Neither Issuer nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.
(j)   As of the date of this Subscription Agreement, the authorized capital stock of Issuer consists of (i) 500,000,000 Class A ordinary shares, (ii) 50,000,000 Class B ordinary shares and (iii) 5,000,000 preference shares, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 23,000,000 Class A ordinary shares of Issuer are issued and outstanding, (B) 5,750,000 Class B ordinary shares of Issuer are issued and outstanding, (C) 18,100,000 warrants to purchase Class A ordinary shares of Issuer are issued and outstanding, and (D) no preference shares are issued and outstanding. All (1) issued and outstanding Class A ordinary shares and Class B ordinary shares of Issuer have been duly authorized and validly issued, are fully paid and are nonassessable and are not subject to preemptive rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Backstop Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Issuer any Class A ordinary shares, Class B ordinary shares or other equity interests in Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, Issuer has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which Issuer is a party or by which it is bound relating to the voting of any securities of Issuer, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.
(k)   As of the date hereof, the issued and outstanding Class A ordinary shares of Issuer are registered pursuant to Section 12(b) of the Exchange Act. Following the Domestication, the Shares are expected to be registered under the Exchange Act. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of Issuer, threatened against Issuer by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of Issuer’s Shares on Nasdaq or to deregister the Shares under the Exchange Act. Issuer has taken no action that is designed to terminate the registration of the Shares under the Exchange Act.
(l)   Issuer has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the undersigned could become liable. Other than the Placement Agents (as defined below), Issuer is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares..
(m)   Issuer is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(n)   Other than the Other Subscription Agreements, the Backstop Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, Issuer has not entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or investor’s direct or indirect investment in Issuer (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of Issuer by existing securityholders of Issuer, which may be effectuated as a forfeiture to Issuer and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Transaction Agreement). Each of the Backstop Subscription Agreement and the Other Subscription Agreements related to the private placement of the Shares reflect the same Per Share Subscription Price. None of the Backstop Subscription Agreement and Other Subscription Agreements includes terms and conditions that are materially more advantageous to any such other investor than the Investor hereunder, and the Backstop Subscription Agreement and such Other Subscription

Agreements will not, and as of the Closing Date, have not been amended or modified in any material respect following the date of this Subscription Agreement.
(o)   Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Investor effecting a pledge of Shares shall not be required to provide Issuer with any notice thereof; provided, however, that neither Issuer, the Company or their respective counsels shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by Issuer in all respects.
6.   Investor Representations and Warranties. The Investor represents and warrants to Issuer that:
(a)   The Investor (i) (A) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (B) is an Institutional Account as defined in FINRA Rule 4512(c) or (C) a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including your participation in the Transaction, (ii) is acquiring the Shares only for its own account for investment purposes only and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A) or any other jurisdiction. Accordingly, the undersigned understands that the offering of the Shares meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).
(b)   The Investor has determined based on its own independent review and such professional advice as it deems appropriate that the Investor’s purchase of the Shares and participation in the Transaction (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under the Investor’s charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which it is bound and (v) are a fit, proper and suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares. The Investor is able to bear the substantial risks associated with its purchase of the Shares, including but not limited to loss of its entire investment therein.
(c)   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that Issuer is not required to register the Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entry records representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for resale pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
(d)   The Investor acknowledges and agrees that the Investor is purchasing the Shares from Issuer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Issuer, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Issuer expressly set forth in Section 5 of this Subscription Agreement.
(e)   The Investor acknowledges and agrees that the Investor has received, reviewed and understood the offering materials made available to it in connection with the Transaction, and has received and has had an adequate opportunity to review, such financial and other information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to Issuer, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed Issuer’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have conducted and completed its own independent due diligence with respect to the Transaction and had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The undersigned further acknowledges that the information provided to the undersigned is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the undersigned’s obligation to purchase the Shares hereunder.
(f)   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Except for the representations, warranties and agreements of Issuer expressly set forth in Section 5 of this Subscription Agreement, Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice that it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Based on such information as the Investor has deemed appropriate and without reliance upon the Placement Agents, the Investor has independently made its own analysis and decision to enter into the Transaction.
(g)   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Issuer’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither Issuer nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(h)   Alone, or together with any professional advisor(s), the Investor has been furnished with all materials that it considers relevant to an investment in the Shares, has had a full opportunity to ask questions of and receive answers from Issuer or any person or persons acting on behalf of Issuer concerning the terms and conditions of an investment in the Shares, has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Issuer. The Investor acknowledges specifically that a possibility of total loss exists.
(i)   In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning Issuer, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
(j)   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
(k)   The Investor, if not a natural person, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(l)   The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not a natural person, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is a natural person, has legal competence and capacity to execute the same or, if the Investor is not a natural person, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Issuer, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(m)   Neither the Investor nor, if the Investor is not a natural person, any of its managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established or located in, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the

“BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
(n)   If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) neither Issuer nor any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.
(o)   No disclosure or offering document has been prepared by J.P. Morgan Securities LLC and Barclays Capital Inc. (collectively, the “Placement Agents”) or any of their respective affiliates in connection with the offer and sale of the Shares.
(p)   In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the undersigned’s financial advisor or fiduciary.
(q)   None of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has (a) made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transaction, (b) made any independent investigation with respect to Issuer, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Issuer, (c) any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transaction, and (d) any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investors, Issuer, the Company or any other person or entity), whether in contract, tort or otherwise, to the Investor, or to any person claiming through the Investor, in respect of the Transaction.
(r)   In connection with the issue and purchase of the Shares, the Placement Agents are acting solely as placement agents to the Issuer in connection with the Transaction, and none of the Placement Agents, nor any of their respective affiliates, are acting as an underwriter or in any other capacity and is not and shall not be construed as a financial advisor or fiduciary for the Investor, the Issuer, the Company or any other person or entity in connection with the Transaction.
(s)   When required to deliver payment to Issuer pursuant to Section 2 above, the Investor will have sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

(t)   The Investor acknowledges that the Placement Agents may have acquired, or may acquire, non-public information with respect to Issuer, which the Investor agrees, subject to requirements under applicable law, need not be provided to it.
7.   Registration Rights.
(a)   Issuer agrees that, within fifteen (15) business days following the Closing Date (such deadline, the “Filing Deadline”), Issuer will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if Issuer is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Agreement which are eligible for registration (determined as of two business days prior to such submission or filing) (the “Registrable Shares”) and Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies Issuer that it will “review” the Registration Statement (including a limited review) and (ii) the 10th business day after the date Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that Issuer’s obligations to include the Registrable Shares in the Registration Statement are contingent upon Investor furnishing in writing to Issuer such information regarding Investor or its permitted assigns, the securities of Issuer held by Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by Issuer to effect the registration of the Registrable Shares, and Investor shall execute such documents in connection with such registration as Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. For as long as the Investor holds Shares, Issuer will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by Issuer to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 7.
(b)   At its expense Issuer shall:
(i)   except for such times as Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Issuer determines to obtain, continuously effective with respect to Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two (2) years from the date of effectiveness of the Registration Statement;
(ii)   advise Investor, as expeditiously as possible:
(1)   when a Registration Statement or any amendment thereto has been filed with the SEC;
(2)   after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3)   of the receipt by Issuer of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(4)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, Issuer shall not, when so advising Investor of such events, provide Investor with any material, nonpublic information regarding Issuer other than to the extent that providing notice to Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding Issuer;
(iii)   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv)   upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the shares of common stock issued by Issuer have been listed;
(vi)   use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and
(vii)   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Agreement, in connection with the registration of the Registrable Shares.
(c)   Notwithstanding anything to the contrary in this Subscription Agreement, Issuer shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Issuer’s board of directors reasonably believes would require additional disclosure by Issuer in the Registration Statement of material information that Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Issuer’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of Issuer’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to Issuer and the majority of Issuer’s board or directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Investor receives copies of a supplemental or amended prospectus (which Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Issuer unless otherwise required by law or subpoena. If so directed by Issuer, Investor will deliver to Issuer or, in Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.
(d)   Indemnification.
(i)   Issuer agrees to indemnify and hold harmless, to the extent permitted by law, Investor (to the extent a seller under the Registration Statement), its directors and officers and each person who controls Investor (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm (and one firm of local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Issuer by or on behalf of such Investor expressly for use therein.
(ii)   In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish (or cause to be furnished) to Issuer in writing such information and affidavits as Issuer reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Issuer, its directors and officers and each person or entity who controls Issuer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Investor expressly for use therein; provided, however, that the liability of such Investor shall be several and not joint with any other investor and shall be in proportion to and limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation.
(iii)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.
(v)   If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.
8.   Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing and (iv) July 15, 2021; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Issuer shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to Issuer in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.
9.   Investor Covenant. Investor hereby agrees that, from the date of this Subscription Agreement, none of Investor, its controlled affiliates, or any person or entity acting on behalf of Investor or any of its controlled affiliates or pursuant to any understanding with Investor or any of its controlled affiliates will engage in any Short Sales with respect to securities of Issuer prior to the Closing Date. For purposes of this Section 9, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Investor that have no knowledge of this Subscription Agreement or of Investor’s participation in the Transaction (including Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.
10.   Trust Account Waiver. The Investor acknowledges that Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Issuer and one or more businesses or assets. The Investor further acknowledges that, as described in Issuer’s prospectus relating to its initial public offering dated July 27, 2020 (the “IPO Prospectus”) available at www.sec.gov, substantially all of Issuer’s assets consist of the cash proceeds of Issuer’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Issuer, its public shareholders and the underwriter of Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and irrevocably agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement. Investor agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by Issuer and its affiliates to induce Issuer to enter in this Subscription Agreement, and each such party further intends and understands such waiver to be valid, binding and enforceable against the Investor and its affiliates under applicable law. To the extent Investor commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Issuer or its affiliates, which proceeding seeks, in whole or in part, monetary relief against Issuer or its affiliates, the Investor hereby acknowledges and agrees that the Investor’s sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Investor (or any person claiming on any of their behalves or in lieu of any of the Investor) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein and in the event of any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Issuer or its affiliates, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) in violation of this Subscription Agreement, Issuer shall be entitled to recover from the Investor and its affiliates, the associated legal fees and costs in connection with any such action, in the event Issuer or its affiliates, as applicable, prevails in such action or proceeding. Notwithstanding any else in this Section 10, nothing herein shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of any equity interests in Issuer acquired by any means other than pursuant to this Subscription Agreement.

11.   Miscellaneous.
(a)   Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned; provided that the Investor may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Investor or an affiliate thereof); provided further that no such assignment shall relieve the Investor of its obligations hereunder.
(b)   Issuer may request from the Investor such additional information as Issuer may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures. The Investor acknowledges that Issuer may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of Issuer.
(c)   The Investor acknowledges that Issuer and the Placement Agents (as third party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 10, and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of Issuer) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify Issuer and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate. The Investor acknowledges and agrees that each purchase by the Investor of Shares from Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notification) by the Investor as of the time of such purchase.
(d)   Issuer, the Placement Agents and the Investor are each irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(e)   All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.
(f)   This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(g)   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 11(c) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.
(h)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i)   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j)   This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k)   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled (after the Closing) to rely on the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.
(l)   If any change in the number, type or classes of authorized shares of Issuer (including the Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.
(m)   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 11(m) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.
(n)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(n).
12.   Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Issuer expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Issuer. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of Issuer or the Company shall be liable to the Investor, or to any other investor, pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.
13.   Disclosure; Press Releases. Issuer shall, by 9:00 a.m. New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Backstop Subscription Agreements, all material terms of the Transaction and any other material, nonpublic information that Issuer has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of Issuer, the Investor shall not be in possession of any material, nonpublic information received from Issuer or any of its officers, directors or employees, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Issuer, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. All press releases or other public communications relating to the transactions contemplated hereby between Issuer and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) Issuer, and (ii) to the extent such press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor; provided that neither Issuer nor the Investor shall be required to obtain consent pursuant to this Section 13 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13. The restriction in this Section 13 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided further that, in the case of disclosures by the Issuer, the Issuer shall provide to the Investor a copy of any proposed disclosure under this Section 13 relating to the Investor in advance of any publication thereof and shall include such revisions to such proposed disclosure as the Investor shall reasonably request.

14.   Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
If to the Investor, to the address provided on the Investor’s signature page hereto.
If to Issuer, to:
ACE Convergence Acquisition Corp.
1013 Centre Road, Suite 403S
Wilmington, DE 19805
Attention:   Behrooz Abdi
Email:       behrooz@acev.io
with copies to (which shall not constitute notice), to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, California 94301
Attention: Michael Mies
Email: michael.mies@skadden.com
and
Achronix Semiconductor Corporation
Great America Place
2903 Bunker Hill Lane
Santa Clara, California 95054
Attention:   Robert Blake
Email:   robert.blake@achronix.com
and
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
Attention:   Matthew Hemington
John McKenna
Email:   hemingtonmb@cooley.com
jmckenna@cooley.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date: , 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip: Attn:	City, State, Zip: Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Issuer in the Closing Notice.
[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Issuer has accepted this Subscription Agreement as of the date set forth below.
ACE CONVERGENCE ACQUISITION CORP.
By:

Name: Behrooz Abdi
Title:   Chief Executive Officer
Date: January 7, 2021
[Signature Page to Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.
☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐
Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.
[Schedule A to Subscription Agreement]

ANNEX E
FORM OF BACKSTOP SUBSCRIPTION AGREEMENT
This BACKSTOP SUBSCRIPTION AGREEMENT (this “Backstop Subscription Agreement”) is entered into on January 7, 2021, by and between ACE Convergence Acquisition Corp., a Cayman Islands exempted company (“Issuer”), and the undersigned subscriber (the “Backstop Investor”).
WHEREAS, this Backstop Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Issuer, Achronix Semiconductor Corporation, a Delaware corporation (the “Company”), ACE Convergence Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and the other parties thereto, pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of Issuer, and then the Company, as such surviving company, will merge with and into Issuer, with Issuer as the surviving company in the merger, on the terms and subject to the conditions therein (such mergers, collectively, the “Transaction”);
WHEREAS, prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), Issuer will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);
WHEREAS, in connection with the Transaction, and subject to the limitations set forth in Section 1 hereof, Issuer is seeking the commitment from the Backstop Investor to purchase, following the Domestication and prior to the closing of the Transaction, shares of Issuer’s Class A common stock, par value $0.001 per share, as such shares will exist as common stock following the Domestication (the “Backstop Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”) to backstop certain redemptions by Company shareholders;
WHEREAS, the aggregate purchase price to be paid by the Backstop Investor for the subscribed Backstop Shares pursuant to Section 1 hereof is referred to herein as the “Subscription Amount”; and
WHEREAS, substantially concurrently with the execution of this Backstop Subscription Agreement, Issuer is entering into separate subscription agreements (collectively, the “Other Subscription Agreements”) with certain other investors (the “Other Investors”) (other than pursuant to this Backstop Subscription Agreement) with an aggregate purchase price of $150,000,000.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Backstop Investor and Issuer acknowledges and agrees as follows:
1.   Subscription. Subject to the terms and conditions set forth in this Agreement, in the event that any holder of the Issuer’s ordinary shares, contemporaneously with or prior to the vote of the Issuer’s shareholders in the extraordinary general meeting of the Issuer to approve the Transaction, elects to have such holder’s ordinary shares redeemed by the Issuer, the Backstop Investor hereby irrevocably subscribes for and agrees to purchase from the Issuer, at the Per Share Subscription Price, up to the lesser of (x) 5,000,000 Backstop Shares, and (y) the aggregate number of Backstop Shares with a Subscription Amount equal to the shortfall in the Minimum Available Acquiror Cash Amount (as defined in the Transaction Agreement) immediately prior to the consummation of the Transaction, and the Issuer agrees to sell such Backstop Shares to the Backstop Investor at the Per Share Subscription Price. The Backstop Investor acknowledges and agrees that, as a result of the Domestication, the Backstop Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).
2.   Closing. The closing of the sale of the Backstop Shares contemplated hereby (the “Closing”) shall occur on the closing date (the “Closing Date”) and is expected to occur substantially concurrent with the consummation of the Transaction. Subject to the satisfaction or waiver of the conditions set forth in this Section 2 and in Section 3 below, upon delivery of written notice from (or on behalf of) Issuer to the Backstop

Investor (the “Closing Notice”), that Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Closing Date that is not less than ten (10) business days from the date on which the Closing Notice is delivered to the Backstop Investor, the Backstop Investor shall deliver to Issuer, on the expected Closing Date specified in the Closing Notice, the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Issuer in the Closing Notice. On the Closing Date and prior to the release of the Subscription Amount by the Backstop Investor, Issuer shall issue the Backstop Shares against payment of the Subscription Amount to the Backstop Investor and cause the Backstop Shares to be registered in book entry form in the name of the Backstop Investor on Issuer’s share register (which book entry records shall contain an appropriate notation concerning transfer restrictions of the Backstop Shares, in accordance with applicable securities laws of the states of the United States and other applicable jurisdictions), and will provide to the Backstop Investor evidence of such issuance from Issuer’s transfer agent. For purposes of this Backstop Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as Issuer remains domiciled in Cayman Islands) are authorized or required by law to close. Prior to or at the Closing, Backstop Investor shall deliver to Issuer a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the consummation of the Transaction does not occur within two (2) business days after the Closing Date under this Backstop Subscription Agreement, Issuer shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Backstop Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Backstop Investor, and any book-entries for the Backstop Shares shall be deemed repurchased and cancelled; provided that, unless this Backstop Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Backstop Subscription Agreement or relieve the Backstop Investor of its obligation to purchase the Backstop Shares at the Closing.
3.   Closing Conditions. The obligation of the parties hereto to consummate the purchase and sale of the Backstop Shares pursuant to this Backstop Subscription Agreement is subject to the following conditions: (a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Backstop Shares under this Backstop Subscription Agreement; (b) the terms of the Transaction Agreement (including the conditions thereto) shall not have been amended or waived in a manner that is materially adverse to the Backstop Investor (in its capacity as such); and (c)(i) solely with respect to the Backstop Investor’s obligation to close, the representations and warranties made by Issuer, and (ii) solely with respect to Issuer’s obligation to close, the representations and warranties made by the Backstop Investor, in each case, in this Backstop Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties contained in Section 5(n) below or qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions.
4.   Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Backstop Subscription Agreement.
5.   Issuer Representations and Warranties. Issuer represents and warrants to the Backstop Investor that:
(a)   Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Backstop Subscription Agreement. As of the Closing Date, following the Domestication, Issuer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.
(b)   As of the Closing Date, the Backstop Shares will be duly authorized and, when issued and delivered to the Backstop Investor against full payment therefor in accordance with the terms of this Backstop Subscription Agreement, the Backstop Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Issuer’s certificate of incorporation (as in effect at such time of issuance), by contract or under the Delaware General Corporation Law.
(c)   This Backstop Subscription Agreement has been duly authorized, executed and delivered by Issuer and, assuming that this Backstop Subscription Agreement constitutes the valid and binding agreement of the Backstop Investor, this Backstop Subscription Agreement is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
(d)   The execution and delivery of, and the performance of the transactions contemplated by, this Backstop Subscription Agreement, including the issuance and sale by Issuer of the Backstop Shares pursuant to this Backstop Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Issuer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Issuer or any of its subsidiaries is a party or by which Issuer or any of its subsidiaries is bound or to which any of the property or assets of Issuer is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Issuer and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Backstop Shares or the legal authority of Issuer to comply in all material respects with its obligations under this Backstop Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Issuer; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Issuer or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Backstop Shares or the legal authority of Issuer to comply in all material respects with its obligations under this Backstop Subscription Agreement.
(e)   As of their respective filing dates, all reports required to be filed by Issuer with the U.S. Securities and Exchange Commission (the “SEC”) since July 24, 2020 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Issuer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Backstop Investor via the SEC’s EDGAR system. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by Issuer from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.
(f)   Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Backstop Shares pursuant to this Backstop Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 13 of this Backstop Subscription Agreement; (iv) those required by The Nasdaq Stock Market LLC, including with respect to obtaining approval of Issuer’s stockholders, and (v) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)   As of the date hereof, Issuer has not received and, to Issuer’s knowledge, there is not threatened any written communication from a governmental authority that alleges that Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Issuer is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.
(h)   Assuming the accuracy of the Backstop Investor’s representations and warranties set forth in Section 6 of this Backstop Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Backstop Shares by Issuer to the Backstop Investor.
(i)   Neither Issuer nor any person acting on its behalf has offered or sold the Backstop Shares by any form of general solicitation or general advertising in violation of the Securities Act.
(j)   As of the date of this Backstop Subscription Agreement, the authorized capital stock of Issuer consists of (i) 500,000,000 Class A ordinary shares, (ii) 50,000,000 Class B ordinary shares and (iii) 5,000,000 preference shares, each with a par value of $0.0001 per share. As of the date of this Backstop Subscription Agreement, (A) 23,000,000 Class A ordinary shares of Issuer are issued and outstanding, (B) 5,750,000 Class B ordinary shares of Issuer are issued and outstanding, (C) 18,100,000 warrants to purchase Class A ordinary shares of Issuer are issued and outstanding, and (D) no preference shares are issued and outstanding. All (1) issued and outstanding Class A ordinary shares and Class B ordinary shares of Issuer have been duly authorized and validly issued, are fully paid and are nonassessable and are not subject to preemptive rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, this Backstop Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Issuer any Class A ordinary shares, Class B ordinary shares or other equity interests in Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, Issuer has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which Issuer is a party or by which it is bound relating to the voting of any securities of Issuer, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.
(k)   As of the date hereof, the issued and outstanding Class A ordinary shares of Issuer are registered pursuant to Section 12(b) of the Exchange Act. Following the Domestication, the Backstop Shares are expected to be registered under the Exchange Act. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of Issuer, threatened against Issuer by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of Issuer’s Backstop Shares on Nasdaq or to deregister the Backstop Shares under the Exchange Act. Issuer has taken no action that is designed to terminate the registration of the Backstop Shares under the Exchange Act.
(l)   Issuer has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Backstop Subscription Agreement for which the undersigned could become liable. Other than the Placement Agents (as defined below), Issuer is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Backstop Shares.
(m)   Issuer is not, and immediately after receipt of payment for the Backstop Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n)   Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, Issuer has not entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or investor’s direct or indirect investment in Issuer (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of Issuer by existing securityholders of Issuer, which may be effectuated as a forfeiture to Issuer and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Transaction Agreement). Each of the Other Subscription Agreements related to the private placement of shares reflect the same Per Share Subscription Price. None of the Other Subscription Agreements includes terms and conditions that are materially more advantageous to any such other investor than the Backstop Investor hereunder, and such Other Subscription Agreements will not, and as of the Closing Date, have not been amended or modified in any material respect following the date of this Backstop Subscription Agreement.
(o)   Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Backstop Shares may be pledged by Backstop Investor in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Backstop Investor effecting a pledge of Backstop Shares shall not be required to provide Issuer with any notice thereof; provided, however, that neither Issuer, the Company or their respective counsels shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Backstop Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by Issuer in all respects.
6.   Backstop Investor Representations and Warranties. The Backstop Investor represents and warrants to Issuer that:
(a)   The Backstop Investor (i) (A) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (B) is an Institutional Account as defined in FINRA Rule 4512(c) or (C) a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including your participation in the Transaction, (ii) is acquiring the Backstop Shares only for its own account for investment purposes only and not for the account of others, or if the Backstop Investor is subscribing for the Backstop Shares as a fiduciary or agent for one or more investor accounts, the Backstop Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Backstop Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A) or any other jurisdiction. Accordingly, the undersigned understands that the offering of the Backstop Shares meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).
(b)   The Backstop Investor has determined based on its own independent review and such professional advice as it deems appropriate that the Backstop Investor’s purchase of the Backstop Shares and participation in the Transaction (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under the Backstop Investor’s charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which it is bound and (v) are a fit, proper and suitable investment for the Backstop Investor, notwithstanding the substantial risks inherent in investing in or holding the

Backstop Shares. The Backstop Investor is able to bear the substantial risks associated with its purchase of the Backstop Shares, including but not limited to loss of its entire investment therein.
(c)   The Backstop Investor acknowledges and agrees that the Backstop Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Backstop Shares have not been registered under the Securities Act and that Issuer is not required to register the Backstop Shares except as set forth in Section 7 of this Backstop Subscription Agreement. The Backstop Investor acknowledges and agrees that the Backstop Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Backstop Investor absent an effective registration statement under the Securities Act except (i) to Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entry records representing the Backstop Shares shall contain a restrictive legend to such effect. The Backstop Investor acknowledges and agrees that the Backstop Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Backstop Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Backstop Shares and may be required to bear the financial risk of an investment in the Backstop Shares for an indefinite period of time. The Backstop Investor acknowledges and agrees that the Backstop Shares will not immediately be eligible for resale pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Backstop Shares. The Backstop Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Backstop Shares.
(d)   The Backstop Investor acknowledges and agrees that the Backstop Investor is purchasing the Backstop Shares from Issuer. The Backstop Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Backstop Investor by or on behalf of Issuer, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Issuer expressly set forth in Section 5 of this Backstop Subscription Agreement.
(e)   The Backstop Investor acknowledges and agrees that the Backstop Investor has received, reviewed and understood the offering materials made available to it in connection with the Transaction, and has received and has had an adequate opportunity to review, such financial and other information as the Backstop Investor deems necessary in order to make an investment decision with respect to the Backstop Shares, including, with respect to Issuer, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Backstop Investor acknowledges that it has reviewed Issuer’s filings with the SEC. The Backstop Investor acknowledges and agrees that the Backstop Investor and the Backstop Investor’s professional advisor(s), if any, have conducted and completed its own independent due diligence with respect to the Transaction and had the full opportunity to ask such questions, receive such answers and obtain such information as the Backstop Investor and such Backstop Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Backstop Shares. The undersigned further acknowledges that the information provided to the undersigned is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the undersigned’s obligation to purchase the Backstop Shares hereunder.
(f)   The Backstop Investor became aware of this offering of the Backstop Shares solely by means of direct contact between the Backstop Investor and Issuer, the Company or a representative of Issuer or the Company, and the Backstop Shares were offered to the Backstop Investor solely by direct contact between the Backstop Investor and Issuer, the Company or a representative of

Issuer or the Company. The Backstop Investor did not become aware of this offering of the Backstop Shares, nor were the Backstop Shares offered to the Backstop Investor, by any other means. The Backstop Investor acknowledges that the Backstop Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Except for the representations, warranties and agreements of Issuer expressly set forth in Section 5 of this Backstop Subscription Agreement, Backstop Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice that it deems appropriate) with respect to the Transaction, the Backstop Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Based on such information as the Backstop Investor has deemed appropriate and without reliance upon the Placement Agents, the Backstop Investor has independently made its own analysis and decision to enter into the Transaction.
(g)   The Backstop Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Backstop Shares, including those set forth in Issuer’s filings with the SEC. The Backstop Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Backstop Shares, and the Backstop Investor has sought such accounting, legal and tax advice as the Backstop Investor has considered necessary to make an informed investment decision. The Backstop Investor acknowledges that Backstop Investor shall be responsible for any of the Backstop Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Backstop Subscription Agreement, and that neither Issuer nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Backstop Subscription Agreement.
(h)   Alone, or together with any professional advisor(s), the Backstop Investor has been furnished with all materials that it considers relevant to an investment in the Backstop Shares, has had a full opportunity to ask questions of and receive answers from Issuer or any person or persons acting on behalf of Issuer concerning the terms and conditions of an investment in the Backstop Shares, has adequately analyzed and fully considered the risks of an investment in the Backstop Shares and determined that the Backstop Shares are a suitable investment for the Backstop Investor and that the Backstop Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Backstop Investor’s investment in Issuer. The Backstop Investor acknowledges specifically that a possibility of total loss exists.
(i)   In making its decision to purchase the Backstop Shares, the Backstop Investor has relied solely upon independent investigation made by the Backstop Investor and the representations and warranties in Section 5. Without limiting the generality of the foregoing, the Backstop Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning Issuer, the Company, the Transaction, the Transaction Agreement, this Backstop Subscription Agreement or the transactions contemplated hereby or thereby, the Backstop Shares or the offer and sale of the Backstop Shares.
(j)   The Backstop Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Backstop Shares or made any findings or determination as to the fairness of this investment.
(k)   The Backstop Investor, if not a natural person, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Backstop Subscription Agreement.
(l)   The execution, delivery and performance by the Backstop Investor of this Backstop Subscription Agreement are within the powers of the Backstop Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Backstop Investor is a party or by which the Backstop Investor is bound, and, if the Backstop Investor is not a natural person, will not violate any provisions of the Backstop Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Backstop Investor on this Backstop Subscription Agreement is genuine, and the signatory, if the Backstop Investor is a natural person, has legal competence and capacity to execute the same or, if the Backstop Investor is not a natural person, the signatory has been duly authorized to execute the same, and, assuming that this Backstop Subscription Agreement constitutes the valid and binding agreement of Issuer, this Backstop Subscription Agreement constitutes a legal, valid and binding obligation of the Backstop Investor, enforceable against the Backstop Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(m)   Neither the Backstop Investor nor, if the Backstop Investor is not a natural person, any of its managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established or located in, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Backstop Investor”). The Backstop Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Backstop Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Backstop Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. The Backstop Investor further represents that the funds held by the Backstop Investor and used to purchase the Backstop Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Backstop Investor.
(n)   If the Backstop Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Backstop Investor represents and warrants that (A) neither Issuer nor any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Backstop Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Backstop Investor’s investment in the Backstop Shares; and (B) its purchase of the Backstop Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.
(o)   No disclosure or offering document has been prepared by J.P. Morgan Securities LLC and Barclays Capital Inc. (collectively, the “Placement Agents”) or any of their respective affiliates in connection with the offer and sale of the Backstop Shares.
(p)   In connection with the issue and purchase of the Backstop Shares, the Placement Agents have not acted as the undersigned’s financial advisor or fiduciary.
(q)   None of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has (a) made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transaction, (b) made any independent investigation with respect to Issuer, the Company or its subsidiaries or any of their respective businesses, or the Backstop Shares or the accuracy, completeness or adequacy of any information supplied to the Backstop Investor by Issuer, (c) any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transaction, and (d) any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Backstop Investors, Issuer, the Company or any other person or entity), whether in contract, tort or otherwise, to the Backstop Investor, or to any person claiming through the Backstop Investor, in respect of the Transaction.
(r)   In connection with the issue and purchase of the Backstop Shares, the Placement Agents are acting solely as placement agents to the Issuer in connection with the Transaction, and none of the Placement Agents, nor any of their respective affiliates, are acting as an underwriter or in any other capacity and is not and shall not be construed as a financial advisor or fiduciary for the Backstop Investor, the Issuer, the Company or any other person or entity in connection with the Transaction.
(s)   When required to deliver payment to Issuer pursuant to Section 2 above, the Backstop Investor will have sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Backstop Shares pursuant to this Backstop Subscription Agreement.
(t)   The Backstop Investor acknowledges that the Placement Agents may have acquired, or may acquire, non-public information with respect to Issuer, which the Backstop Investor agrees, subject to requirements under applicable law, need not be provided to it.
7.   Registration Rights.
(a)   Issuer agrees that, within fifteen (15) business days following the Closing Date (such deadline, the “Filing Deadline”), Issuer will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if Issuer is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Backstop Shares acquired by the Backstop Investor pursuant to this Agreement which are eligible for registration (determined as of two business days prior to such submission or filing) (the “Registrable Backstop Shares”) and Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies Issuer that it will “review” the Registration Statement (including a limited review) and (ii) the 10th business day after the date Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration

Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that Issuer’s obligations to include the Registrable Backstop Shares in the Registration Statement are contingent upon Backstop Investor furnishing in writing to Issuer such information regarding Backstop Investor or its permitted assigns, the securities of Issuer held by Backstop Investor and the intended method of disposition of the Registrable Backstop Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by Issuer to effect the registration of the Registrable Backstop Shares, and Backstop Investor shall execute such documents in connection with such registration as Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that Backstop Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Backstop Shares. For as long as the Backstop Investor holds Backstop Shares, Issuer will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Backstop Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Backstop Investor). Any failure by Issuer to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 7.
(b)   At its expense Issuer shall:
(i)   except for such times as Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Issuer determines to obtain, continuously effective with respect to Backstop Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Backstop Investor ceases to hold any Registrable Backstop Shares, (B) the date all Registrable Backstop Shares held by Backstop Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two (2) years from the date of effectiveness of the Registration Statement;
(ii)   advise Backstop Investor, as expeditiously as possible:
(1)   when a Registration Statement or any amendment thereto has been filed with the SEC;
(2)   after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(3)   of the receipt by Issuer of any notification with respect to the suspension of the qualification of the Registrable Backstop Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(4)   subject to the provisions in this Backstop Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Issuer shall not, when so advising Backstop Investor of such events, provide Backstop Investor with any material, nonpublic information regarding Issuer other than to the extent that providing notice to Backstop Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding Issuer;
(iii)   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv)   upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Backstop Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   use its commercially reasonable efforts to cause all Registrable Backstop Shares to be listed on each securities exchange or market, if any, on which the shares of common stock issued by Issuer have been listed;
(vi)   use its commercially reasonable efforts to allow the Backstop Investor to review disclosure regarding the Backstop Investor in the Registration Statement; and
(vii)   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Backstop Investor, consistent with the terms of this Agreement, in connection with the registration of the Registrable Backstop Shares.
(c)   Notwithstanding anything to the contrary in this Backstop Subscription Agreement, Issuer shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Issuer’s board of directors reasonably believes would require additional disclosure by Issuer in the Registration Statement of material information that Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Issuer’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of Issuer’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to Issuer and the majority of Issuer’s board or directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Backstop Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Backstop Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Backstop Investor receives copies of a supplemental or amended prospectus (which Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Issuer unless otherwise required by law or subpoena. If so directed by Issuer, Backstop Investor will deliver to Issuer or, in Backstop Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Backstop Shares in Backstop Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Backstop Shares shall not apply (A) to the extent Backstop Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.
(d)   Indemnification.
(i)   Issuer agrees to indemnify and hold harmless, to the extent permitted by law, Backstop Investor (to the extent a seller under the Registration Statement), its directors and officers and each person who controls Backstop Investor (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm (and one firm of local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Issuer by or on behalf of such Backstop Investor expressly for use therein.
(ii)   In connection with any Registration Statement in which a Backstop Investor is participating, such Backstop Investor shall furnish (or cause to be furnished) to Issuer in writing such information and affidavits as Issuer reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Issuer, its directors and officers and each person or entity who controls Issuer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Backstop Investor expressly for use therein; provided, however, that the liability of such Backstop Investor shall be several and not joint with any other investor and shall be in proportion to and limited to the net proceeds received by such Backstop Investor from the sale of Registrable Backstop Shares giving rise to such indemnification obligation.
(iii)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided for under this Backstop Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.
(v)   If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Backstop Investor shall be limited to the net proceeds received by such Backstop Investor from the sale of Registrable Backstop Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.
8.   Termination. This Backstop Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Backstop Subscription Agreement, (c) if the conditions to Closing set forth in Section 3 of this Backstop Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Backstop Subscription Agreement will not be or are not consummated at the Closing and (iv) July 15, 2021; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Issuer shall notify the Backstop Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Backstop Subscription Agreement in accordance with this

Section 8, any monies paid by the Backstop Investor to Issuer in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Backstop Investor.
9.   Backstop Investor Covenant. Backstop Investor hereby agrees that, from the date of this Backstop Subscription Agreement, none of Backstop Investor, its controlled affiliates, or any person or entity acting on behalf of Backstop Investor or any of its controlled affiliates or pursuant to any understanding with Backstop Investor or any of its controlled affiliates will engage in any Short Sales with respect to securities of Issuer prior to the Closing Date. For purposes of this Section 9, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Backstop Investor that have no knowledge of this Backstop Subscription Agreement or of Backstop Investor’s participation in the Transaction (including Backstop Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of a Backstop Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Backstop Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Backstop Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Backstop Shares covered by this Backstop Subscription Agreement.
10.   Trust Account Waiver. The Backstop Investor acknowledges that Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Issuer and one or more businesses or assets. The Backstop Investor further acknowledges that, as described in Issuer’s prospectus relating to its initial public offering dated July 27, 2020 (the “IPO Prospectus”) available at www.sec.gov, substantially all of Issuer’s assets consist of the cash proceeds of Issuer’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Issuer, its public shareholders and the underwriter of Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of Issuer entering into this Backstop Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Backstop Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and irrevocably agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Backstop Subscription Agreement. Backstop Investor agrees and acknowledges that such irrevocable waiver is material to this Backstop Subscription Agreement and specifically relied upon by Issuer and its affiliates to induce Issuer to enter in this Backstop Subscription Agreement, and each such party further intends and understands such waiver to be valid, binding and enforceable against the Backstop Investor and its affiliates under applicable law. To the extent Backstop Investor commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Issuer or its affiliates, which proceeding seeks, in whole or in part, monetary relief against Issuer or its affiliates, the Backstop Investor hereby acknowledges and agrees that the Backstop Investor’s sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Backstop Investor (or any person claiming on any of their behalves or in lieu of any of the Backstop Investor) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein and in the event of any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Issuer or its affiliates, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) in violation of this Backstop Subscription Agreement, Issuer shall be entitled to recover from the Backstop Investor and its affiliates, the associated legal fees and costs in connection with any such action, in the event Issuer or its affiliates, as applicable, prevails in such action or proceeding. Notwithstanding any else in this Section 10, nothing herein shall be deemed to limit the Backstop Investor’s right, title, interest or claim to the Trust Account by virtue of the Backstop Investor’s record or beneficial ownership of any equity interests in Issuer acquired by any means other than pursuant to this Backstop Subscription Agreement.

11.   Miscellaneous.
(a)   Neither this Backstop Subscription Agreement nor any rights that may accrue to the Backstop Investor hereunder (other than the Backstop Shares acquired hereunder, if any) may be transferred or assigned; provided that the Backstop Investor may assign its rights and obligations under this Backstop Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Backstop Investor or an affiliate thereof); provided further that no such assignment shall relieve the Backstop Investor of its obligations hereunder.
(b)   Issuer may request from the Backstop Investor such additional information as Issuer may deem necessary to evaluate the eligibility of the Backstop Investor to acquire the Backstop Shares and in connection with the inclusion of the Backstop Shares in the Registration Statement, and the Backstop Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures. The Backstop Investor acknowledges that Issuer may file a copy of this Backstop Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of Issuer.
(c)   The Backstop Investor acknowledges that Issuer and the Placement Agents (as third party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 10, and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of Issuer) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Backstop Investor contained in this Backstop Subscription Agreement. Prior to the Closing, the Backstop Investor agrees to promptly notify Issuer and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Backstop Investor set forth herein are no longer accurate. The Backstop Investor acknowledges and agrees that each purchase by the Backstop Investor of Backstop Shares from Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notification) by the Backstop Investor as of the time of such purchase.
(d)   Issuer, the Placement Agents and the Backstop Investor are each irrevocably authorized to produce this Backstop Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(e)   All of the representations and warranties contained in this Backstop Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Backstop Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.
(f)   This Backstop Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(g)   This Backstop Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 11(c) with respect to the persons referenced therein, this Backstop Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h)   Except as otherwise provided herein, this Backstop Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i)   If any provision of this Backstop Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Backstop Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j)   This Backstop Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k)   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Backstop Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Backstop Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Backstop Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Backstop Investor’s obligations to fund the Backstop Subscription Amount and the provisions of the Backstop Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.
(l)   If any change in the number, type or classes of authorized shares of Issuer (including the Backstop Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Backstop Shares issued to the Backstop Investor shall be appropriately adjusted to reflect such change.
(m)   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS BACKSTOP SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS BACKSTOP SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS BACKSTOP SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF

SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 11(m) OF THIS BACKSTOP SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS BACKSTOP SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.
(n)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS BACKSTOP SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS BACKSTOP SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS BACKSTOP SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS BACKSTOP SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(n).
12.   Non-Reliance and Exculpation. The Backstop Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Issuer expressly contained in Section 5 of this Backstop Subscription Agreement, in making its investment or decision to invest in Issuer. The Backstop Investor acknowledges and agrees that none of (i) any other investor pursuant to this Backstop Subscription Agreement or any other subscription agreement related to the private placement of the Backstop Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of Issuer or the Company shall be liable to the Backstop Investor, or to any other investor, pursuant to this Backstop Subscription Agreement or any other subscription agreement related to the private placement of the Backstop Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Backstop Shares.
13.   Disclosure; Press Releases. Issuer shall, by 9:00 a.m. New York City time, on the first business day immediately following the date of this Backstop Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and this Backstop Subscription Agreements, all material terms of the Transaction and any other material, nonpublic information that Issuer has provided to the Backstop Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of Issuer, the Backstop Investor shall not be in possession of any material, nonpublic information received from Issuer or any of its officers, directors or employees, and the Backstop Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Issuer, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated by this Backstop Subscription Agreement. All press releases or other public communications relating to the transactions contemplated hereby between Issuer and the Backstop Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) Issuer, and (ii) to the extent such press release or public communication references the Backstop Investor or its affiliates or investment advisers by name, the Backstop Investor; provided that neither Issuer nor the Backstop Investor shall be required to obtain consent pursuant to this Section 13 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13. The restriction in this Section 13 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided further that, in the case of disclosures by the Issuer, the Issuer shall provide to the Backstop Investor a copy of any proposed disclosure under this Section 13 relating to the Backstop Investor in advance of any publication thereof and shall include such revisions to such proposed disclosure as the Backstop Investor shall reasonably request.
14.   Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
If to the Backstop Investor, to the address provided on the Backstop Investor’s signature page hereto.
If to Issuer, to:
ACE Convergence Acquisition Corp.
1013 Centre Road, Suite 403S Wilmington, DE 19805
Attention:
Behrooz Abdi

Email:
behrooz@acev.io

with copies to (which shall not constitute notice), to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, California 94301
Attention:
Michael Mies

Email:
michael.mies@skadden.com

and
Achronix Semiconductor Corporation
Great America Place
2903 Bunker Hill Lane
Santa Clara, California 95054
Attention:
Robert Blake

Email:
robert.blake@achronix.com

and
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
Attention:
Matthew Hemington
John McKenna

Email:
hemingtonmb@cooley.com
jmckenna@cooley.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Backstop Investor has executed or caused this Backstop Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Backstop Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Backstop Shares are to be registered (if different):	Date: , 2021
Backstop Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Issuer in the Closing Notice.
[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Issuer has accepted this Backstop Subscription Agreement as of the date set forth below.
ACE CONVERGENCE ACQUISITION CORP.
By:
Name: Behrooz Abdi Title: Chief Executive Officer
Date: January 7, 2021
[Signature Page to Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE BACKSTOP INVESTOR
A.   QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):
☐   We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).
B.   INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):
1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.   ☐ We are not a natural person.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Backstop Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Backstop Investor and under which the Backstop Investor accordingly qualifies as an “accredited investor.”
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐
Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Backstop Investor
and constitutes a part of this Backstop Subscription Agreement.
[Schedule A to Subscription Agreement]

ANNEX F
FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
This Amended and Restated Registration Rights Agreement (this “Agreement”), dated as of [•], 2021, is made and entered into by and among [•], a Delaware corporation (the “Company”) (formerly known as ACE Convergence Acquisition Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), ACE Convergence Acquisition LLC, a Delaware limited liability company (“Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”) and certain former stockholders of Achronix Semiconductor Corporation, a Delaware corporation (“Achronix”) identified on the signature pages hereto (such stockholders, the “Achronix Holders”, and, collectively with the Sponsor, the Achronix Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).
RECITALS
Whereas, the Company and the Sponsors are party to that certain Registration Rights Agreement, dated as of July 27, 2020 (the “Original RRA”);
Whereas, the Company has entered into that certain Agreement and Plan of Merger, dated as of [•], 2021, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, ACE Convergence Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Achronix;
Whereas, prior to the date hereof and subject to the conditions of the Merger Agreement, the Company migrated to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2020 Revision);
Whereas, on the date hereof, pursuant to the Merger Agreement, the Achronix Holders received shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;
Whereas, on the date hereof, certain investors (the “Investor Stockholders”) purchased an aggregate of [•] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of [•], 2021, entered into by and between the Company and each of the Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);
Whereas, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsors are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and
Whereas, the Company and the Sponsors desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
Now, Therefore, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

F-1

“Achronix” shall have the meaning given in the Preamble hereto.
“Achronix Holders” shall have the meaning given in the Preamble hereto.
“Additional Holder” shall have the meaning given in Section 5.10.
“Additional Holder Common Stock” shall have the meaning given in Section 5.10.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble hereto.
“Board” shall mean the Board of Directors of the Company.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Competing Registration Rights” shall have the meaning given in Section 5.7.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Investor Shares” shall have the meaning given in the Recitals hereto.
“Investor Stockholders” shall have the meaning given in the Recitals hereto.
“Joinder” shall have the meaning given in Section 5.10.
“Letter Agreement” means that certain letter agreement, dated as of July 27, 2020, by and among the Company, the Sponsors and certain of the Company’s current and former officers, directors and director nominees.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

F-2

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Permitted Transferees” shall mean any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, including Section 5.2 of this Agreement.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any Additional Holder Common Stock; and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no limitation as to volume or manner of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

F-3

(F)   in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.
“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Sponsor Holdco” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1   Shelf Registration.
2.1.1   Filing.   Within fifteen (15) business days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company

F-4

that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3   Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of Sponsor Holdco or an Achronix Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor Holdco and the Achronix Holders.
2.1.4   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor Holdco or an Achronix Holder (the Sponsor Holdco or an Achronix Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other

F-5

Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor Holdco and an Achronix Holder may each demand not more than three (3) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
2.1.6   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor Holdco or an Achronix Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor Holdco, the Achronix Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor Holdco or an Achronix Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor Holdco or such Achronix Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6,

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other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.
2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a)   if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of

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Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b)   if the Registration is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c)   if the Registration and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration securities in the priority set forth in Section 2.1.5.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.
2.3   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering,

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except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
3.1.10   in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountings and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13   in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

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3.1.15   with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.
3.3   Requirements for Participation in Registration Statement in Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2   Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder

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receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3   Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.
3.4.4   The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each

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person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of

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any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Achronix Semiconductor Corporation, 2903 Bunker Hill Lane, Suite 200, Santa Clara, CA 95054, Attention: [•], Email: [•], and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2   Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Achronix Holders and the Sponsors, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Achronix Holders shall be permitted to transfer its rights hereunder as the Achronix Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Achronix Holder (it being understood that no such transfer shall reduce any rights of such Achronix Holder or such transferees) and (y) the Sponsor Holdco shall be permitted to transfer its rights hereunder as the Sponsor Holdco to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor Holdco (it being understood that no such transfer shall reduce any rights of the Sponsor Holdco or such transferees).
5.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4   This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.
5.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless it is permitted under Section 5.2.2 and until the

F-14

Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
5.5   TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.6   Amendments and Modifications.   Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor Holdco so long as the Sponsor Holdco and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Achronix Holder so long as such Achronix Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.7   Other Registration Rights.   Other than (i) the Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of July 27, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor Holdco and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor Holdco, and (b) an Achronix Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants

F-15

that it will not grant Competing Registration Rights without the prior written consent of such Achronix Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.8   Term. This Agreement shall terminate on the earlier of (a) the seventh anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.
5.9   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.10   Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of the Sponsor Holdco and each Achronix Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who has or acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
5.11   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.12   Entire Agreement; Restatement.   This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
[SIGNATURE PAGES FOLLOW]

F-16

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
[•]
a Delaware corporation
By:

Name:

Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
HOLDERS:
ACE Convergence Acquisition LLC
a Delaware limited liability company
By:

Name:

Title:

Name: Behrooz Abdi

Name: Sunny Siu

Name: Denis Tse

Name: Kenneth Klein

Name: Ryan Benton

Name: Raquel Chmielewski

Name: Omid Tahernia

Name: Minyoung Park
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:

Robert Blake
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:

Mark Voll
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:

Virantha Ekanayake, Ph.D.
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:

John Lofton Holt
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:

Homa Firouztash
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:

Anil Khatod
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:

Thomas A. Lavin
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:

Richard Schneider
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:

Somu Subramaniam
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
GKFF VENTURES
By: Argonaut Private Equity, L.L.C., its Manager
By:

Name: Robert Thomas
Title:   CIO
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
GKFF VENTURES I, L.L.C.
By: Argonaut Private Equity, L.L.C., its Manager
By:

Name: Robert Thomas
Title:   CIO
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NEW SCIENCE VENTURES FUND I — EURO, L.P.
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NEW SCIENCE VENTURES FUND I, L.P.
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NEW SCIENCE VENTURES FUND I — CROZET, L.P.
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NEW SCIENCE VENTURES FUND I — EXTENSION, L.P.
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NEW SCIENCE VENTURES FUND III (OFFSHORE), LP
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NEW SCIENCE VENTURES FUND III, LP
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NEW SCIENCE VENTURES FUND I — MADISON, L.P.
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NSV MASTER LIMITED PARTNERSHIP II, LP
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NSV 2016 OPPORTUNITIES FUND, L.P.
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NSV EXTENSION FUND II OFFSHORE, LP
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NSV EXTENSION FUND II, LP
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NSV NEW OPPORTUNITIES FUND II (OFFSHORE), LP
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NSV NEW OPPORTUNITIES FUND II, LP
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NSV NEW OPPORTUNITIES FUND OFFSHORE, LP
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NSV NEW OPPORTUNITIES FUND, LP
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NSV PARTNERS INSTITUTIONAL, L.P.
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NSV INVESTMENTS I, LP
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
NSV 2016 OPPORTUNITIES FUND (OFFSHORE), LP
By:

Name: Thomas A. Lavin
Title:  Partner
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
EASTON ACHRONIX, LLC
By:

Name: Richard Schneider
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
EASTON ACHRONIX II, LLC
By:

Name: Richard Schneider
Title:   Managing Member
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
EASTON CAPITAL PARTNERS, LP
By:

Name: Richard Schneider
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
EASTON HUNT NEW YORK, LP
By:

Name: Richard Schneider
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
ACHRONIX HOLDERS:
EASTON SAGEN, LLC
By:

Name: Richard Schneider
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•] , 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [•], a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “Excluded Sections” shall mean [        ].
Accordingly, the undersigned has executed and delivered this Joinder as of the       day of           , 20     .

Signature of Stockholder

Print Name of Stockholder

Its:
Address:

Agreed and Accepted as of
              , 20
[New Achronix]
By:

Name:

Its:

A-1

Schedule I
Schedule of Sponsors
Sponsors
ACE Convergence Acquisition LLC(1)
Behrooz Abdi(1)
Sunny Siu(1)
Denis Tse(1)
Kenneth Klein
Ryan Benton
Raquel Chmielewski
Omid Tahernia
Minyoung Park

(1)
Messrs. Abdi, Siu and Tse may be deemed to beneficially own securities held by ACE Convergence Acquisition LLC by virtue of their shared control over ACE Convergence Acquisition LLC. Each of Messrs. Abdi, Siu and Tse disclaims beneficial ownership of securities held by ACE Convergence Acquisition LLC except to the extent of their pecuniary interests therein.

ANNEX G
CONFIDENTIAL
FORM OF LOCK-UP AGREEMENT1
[•], 2021
ACE Convergence Acquisition Corp.
1013 Centre Road, Suite 403S
Wilmington, DE 19805
Re: Lock-Up Agreement
Ladies and Gentlemen:
This letter (this “Letter Agreement”) is being delivered to you in accordance with the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among ACE Convergence Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), [Merger Sub], a Delaware corporation (“Merger Sub”), and Achronix Semiconductor Corporation, a Delaware corporation (the “Company”), pursuant to which, among other things, Merger Sub will be merged with and into the Company on the date hereof (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
In order to induce Acquiror to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with Acquiror as follows:
1.   Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of Acquiror, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Acquiror Common Stock held by it immediately after the effective time of the Merger, any shares of Acquiror Common Stock issuable upon the exercise of options to purchase shares of Acquiror Common Stock held by it immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Acquiror Common Stock held by it immediately after the effective time of the Merger (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 365 days after the Closing date of the Merger (the “Lock-Up Period”), subject to the early release provisions set forth in Section 4 below.
2. The restrictions set forth in paragraph 1 shall not apply to:
(i)
in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners, shareholders or equity holders of the undersigned;

1 Note to Draft:   Lock Up Agreement to be signed by (i) Sponsor and (ii) Company directors, executive officers and all Company holders of more than 1% of Acquiror Common Stock.

(ii)
in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)
in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)
in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)
in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)
in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)
in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)
Transfers of any shares of Acquiror Common Stock or other securities acquired as part of the PIPE Investment (as defined in the Merger Agreement) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE Investment;

(ix)
Transfers relating to Acquiror Common Stock or other securities convertible into or exercisable or exchangeable for Acquiror Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(x)
the exercise of stock options or warrants to purchase shares of Acquiror Common Stock or the vesting of stock awards of Acquiror Common Stock and any related transfer of shares of Acquiror Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Acquiror Common Stock, it being understood that all shares of Acquiror Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period2;

(xi)
Transfers to Acquiror pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by Acquiror or forfeiture of Acquiror Common Stock or other securities convertible into or exercisable or exchangeable for Acquiror Common Stock in connection with the termination of the Securityholder’s service to Acquiror;

(xii)
the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Acquiror Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Acquiror Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiii)
Transfers in the event of completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of Acquiror’s securityholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property; and

2 Note to Skadden: We need to allow for sell to cover of ~750,000 RSUs that vest at a 1-year cliff in Dec. 2021 to avoid a cash withholding hit for the company at such time. Remainder vests semiannually so no more vesting during the lockup period after this initial tranche.

(xiv)
Transfers to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.
3.   In the event that Acquiror releases or waives, in full or in part, any party from a lock-up agreement entered into in connection with the Closing of the Merger, then the same number of Lock-up Shares held by the undersigned as held by such released party shall be immediately and fully released on the same terms from the applicable prohibition(s) set forth herein. The foregoing provisions of this paragraph will not apply if (i) the release or waiver is granted to a holder of Acquiror Common Stock in connection with a follow-on public offering of Acquiror Common Stock pursuant to a registration statement filed with the SEC, whether or not such offering or sale is wholly or partially a secondary offering of the Acquiror Common Stock, and the undersigned, only to the extent the undersigned has a contractual right to demand or require the registration of the undersigned’s Acquiror Common Stock or “piggyback” on a registration statement filed by Acquiror for the offer and sale of its Acquiror Common Stock, has been given an opportunity to participate on a basis consistent with such contractual rights in such follow-on offering, (ii)(a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer, (iii) the aggregate number of Lock-Up Shares affected by such releases or waivers (whether in one or multiple releases or waivers) with respect to any particular beneficial or record holder of Lock-Up Shares is less than or equal to 1% of the total number of outstanding shares of Common Stock then-outstanding (on a fully-diluted basis, calculated as of the date of such release or waiver), or (iv) the Acquiror determines in its sole discretion that a release or waiver should be granted to a record or beneficial holder of Lock-Up Shares due to circumstances of emergency or hardship. In the event that Acquiror changes, amends, modifies or waives (other than to correct a typographical error) any particular provision of any other lock-up agreement entered into in connection with the closing of the Merger, then the undersigned shall be offered the option (but not the requirement) to make a corresponding change, amendment, modification or waiver to this Letter Agreement.
4.   The Lock-Up Period shall terminate upon the earlier of (i) 365 days after the Closing date of the Merger, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing date of the Merger that results in all of the public stockholders of Acquiror having the right to exchange their shares of Acquiror Common Stock for cash securities or other property, or (iii) the day after the date on which the closing price of the Acquiror Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing date of the Merger.
5.   In furtherance of the foregoing, Acquiror, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.
6.   This Letter Agreement [replaces Section 7(a) of that certain Letter Agreement, dated July 27, 2020, among Acquiror, ACE Convergence Acquisition LLC, and Acquiror’s officers and directors, which

Section 7(a) shall be terminated and, to the extent previously applicable to Securityholder, of no further effect with respect to Securityholder upon the Closing of the Merger, and] 3 constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder and (ii) Acquiror.
7.   No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.
8.   This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.
9.   This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Period and (ii) the liquidation of Acquiror.
[remainder of page intentionally left blank]

3 To be included for sponsor and ACE D&O lockups only.

Very truly yours,

If stockholder is an individual:

Signature:

Print Name:
If stockholder is an entity:

Name of Stockholder:

Signature:

Name:

Title:
[Signature Page to Lock-Up Agreement]

ANNEX H
Achronix Semiconductor Corporation
2021 Equity Incentive Plan
Adopted by the Board of Directors:           , 2021
Approved by the Stockholders:            , 2021
1.   General.
(a)   Plan Purpose.   The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(b)   Available Awards.   The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(c)   Adoption Date; Effective Date.   The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2.   Shares Subject to the Plan.
(a)   Share Reserve.   Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 17,500,000 shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(b)   Aggregate Incentive Stock Option Limit.   Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 52,500,000 shares.
(c)   Share Reserve Operation.
(i)   Limit Applies to Common Stock Issued Pursuant to Awards.   For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii)   Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve.   The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.
(iii)   Reversion of Previously Issued Shares of Common Stock to Share Reserve.   The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.
3.   Eligibility and Limitations.
(a)   Eligible Award Recipients.   Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b)   Specific Award Limitations.
(i)   Limitations on Incentive Stock Option Recipients.   Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii)   Incentive Stock Option $100,000 Limitation.   To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii)   Limitations on Incentive Stock Options Granted to Ten Percent Stockholders.   A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv)   Limitations on Nonstatutory Stock Options and SARs.   Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.
(c)    Aggregate Incentive Stock Option Limit.   The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).
(d)   Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $       in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $       in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the first calendar year that begins following the Effective Date.
4.   Options and Stock Appreciation Rights.
Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a)   Term.   Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b)   Exercise or Strike Price.   Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c)   Exercise Procedure and Payment of Exercise Price for Options.   In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i)   by cash or check, bank draft or money order payable to the Company;
(ii)   pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii)   by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv)   if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
(v)   in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d)   Exercise Procedure and Payment of Appreciation Distribution for SARs.   In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e)   Transferability.   Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i)   Restrictions on Transfer.   An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii)   Domestic Relations Orders.   Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f)   Vesting.   The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g)   Termination of Continuous Service for Cause.   Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h)   Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause.   Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i)   three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);
(ii)   12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)   18 months following the date of such termination if such termination is due to the Participant’s death; or
(iv)   18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i)   Restrictions on Exercise; Extension of Exercisability.   A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j)   Non-Exempt Employees.   No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k)   Whole Shares.   Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5.
Awards Other Than Options and Stock Appreciation Rights.

(a)   Restricted Stock Awards and RSU Awards.   Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i)   Form of Award.
(1)   Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2)   RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii)   Consideration.
(1)   Restricted Stock Awards:   A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.
(2)   RSU Awards:   Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii)   Vesting.   The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv)   Termination of Continuous Service.   Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v)   Dividends and Dividend Equivalents.   Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.
(vi)   Settlement of RSU Awards.   An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b)   Performance Awards.   With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c)   Other Awards.   Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof, may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.
6.
Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)   Capitalization Adjustments.   In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b)   Dissolution or Liquidation.   Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c)   Corporate Transaction.   The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.
(i)   Awards May Be Assumed.   In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an

Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii)   Awards Held by Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.
(iii)   Awards Held by Persons other than Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv)   Payment for Awards in Lieu of Exercise.   Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.
(d)   Appointment of Stockholder Representative.   As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e)   No Restriction on Right to Undertake Transactions.   The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.   Administration.
(a)   Administration by Board.   The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b)   Powers of Board.   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii)   To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii)   To settle all controversies regarding the Plan and Awards granted under it.
(iv)   To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v)   To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.
(vi)   To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii)   To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii)   To submit any amendment to the Plan for stockholder approval.
(ix)   To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a

Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x)   Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi)   To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(xii)   To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.
(c)   Delegation to Committee.
(i)   General.   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)   Rule 16b-3 Compliance.   To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.
(d)   Effect of Board’s Decision.   All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e)   Delegation to an Officer.   The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.
8.   Tax Withholding
(a)   Withholding Authorization.   As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b)   Satisfaction of Withholding Obligation.   To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.
(c)   No Obligation to Notify or Minimize Taxes; No Liability to Claims.   Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d)   Withholding Indemnification.   As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.   Miscellaneous.
(a)   Source of Shares.   The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b)   Use of Proceeds from Sales of Common Stock.   Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c)   Corporate Action Constituting Grant of Awards.   Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d)   Stockholder Rights.   No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e)   No Employment or Other Service Rights.   Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f)   Change in Time Commitment.   In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g)   Execution of Additional Documents.   As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)   Electronic Delivery and Participation.   Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(i)   Clawback/Recovery.   All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j)   Securities Law Compliance.   A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k)   Transfer or Assignment of Awards; Issued Shares.   Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(l)   Effect on Other Employee Benefit Plans.   The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
(m)   Deferrals.   To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
(n)   Section 409A.   Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(o)   Choice of Law.   This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10.   Covenants of the Company.
(a)   Compliance with Law.   The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11.   Additional Rules for Awards Subject to Section 409A.
(a)   Application.   Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.
(b)   Non-Exempt Awards Subject to Non-Exempt Severance Arrangements.   To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.
(i)   If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.
(ii)   If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iii)   If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
(c)   Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants.   The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.
(i)   Vested Non-Exempt Awards.   The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:
(1)   If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2)   If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.
(ii)   Unvested Non-Exempt Awards.   The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.
(1)   In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)   If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.
(3)   The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d)   Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors.   The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.
(i)   If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
(ii)   If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.
(e)   If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:
(i)   Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii)   The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).
(iii)   To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iv)   The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
12.   Severability.
If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13.   Termination of the Plan.
The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
14.   Definitions.
As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a)   “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.
(b)   “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.
(c)   “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d)   “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e)   “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f)   “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(g)   “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants
(h)   “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(i)   “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: [(i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions]1. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(j)   “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange

1
The Company can use its preferred default definition of Cause (including any definition that is ultimately to be included in offer letters or employment agreements). This definition is a relatively standard placeholder.

Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)   there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)   there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)   individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii) or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(k)   “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(l)   “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(m)   “Common Stock” means the common stock of the Company.
(n)   “Company” means Achronix Semiconductor Corporation, a Delaware corporation.
(o)   “Compensation Committee” means the Compensation Committee of the Board.
(p)   “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(q)   “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(r)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii)   a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii) or (iv)  also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(s)   “Director” means a member of the Board.

(t)   “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(u)   “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(v)   “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among                  , dated as of                  , 2021, provided that this Plan is approved by the Company’s stockholders prior to such date.
(w)   “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(x)   “Employer” means the Company or the Affiliate of the Company that employs the Participant.
(y)   “Entity” means a corporation, partnership, limited liability company or other entity.
(z)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(aa)   “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(bb)   “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)   If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)   In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(cc)   “Fully-Diluted Common Stock” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).
(dd)   “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal,

foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(ee)   “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(ff)   “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(gg)   “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.
(hh)   “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(ii)   “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company or (ii) the terms of any Non-Exempt Severance Agreement.
(jj)   “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(kk)   “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.
(ll)   “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(mm)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(nn)   “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(oo)   “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(pp)   “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(qq)   “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.
(rr)   “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(ss)   “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(tt)   “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(uu)   “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(vv)   “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: [earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals;]2 and other measures of performance selected by the Board or Committee whether or not listed herein.
(ww)   “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.
(xx)   “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(yy)   “Plan” means this Achronix Semiconductor Corporation 2020 Equity Incentive Plan.
(zz)   “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
(aaa)   “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

2
Client to advise as to any additional items to include here that are specific to the Company’s business. By including this list in the filed plan, it will reduce the number of 8-Ks you need to file with respect to performance awards (if you grant an award that vests based upon a listed metric, you generally won’t need to 8-K the granting or vesting of the award, and can just discuss it in the annual proxy).

(bbb)   “Restricted Stock Award” or “RSA”means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ccc)   “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ddd)   “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(eee)   “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(fff)   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(ggg)   “Rule 405” means Rule 405 promulgated under the Securities Act.
(hhh)   “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(iii)   “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(jjj)   “Securities Act” means the Securities Act of 1933, as amended.
(kkk)   “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(lll)   “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(mmm)   “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(nnn)   “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(ooo)   “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ppp)   “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(qqq)   “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.
(rrr)   “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

ANNEX I
Achronix Semiconductor Corporation
2021 Employee Stock Purchase Plan
Adopted by the Board of Directors:            , 2021
Approved by the Stockholders:            , 2021
1.   General; Purpose.
(a)   The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b)   The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
(c)   The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2.   Administration.
(a)   The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.
(b)   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)   To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii)   To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv)   To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v)   To suspend or terminate the Plan at any time as provided in Section 12.
(vi)   To amend the Plan at any time as provided in Section 12.
(vii)   Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii)   To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.
(c)   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)   All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.   Shares of Common Stock Subject to the Plan.3
(a)   Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 2,000,000 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (ii) 2,000,000 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b)   If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c)   The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

3
Shares issuable to be discussed and based on recommendations from independent compensation consultant engaged by Company board.

4.   Grant of Purchase Rights; Offering.
(a)   The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)   If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)   The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
5.   Eligibility.
(a)   Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, a Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b)   The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)   the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)   the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii)   the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c)   No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)   As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)   Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f)   Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.
6.   Purchase Rights; Purchase Price.
(a)   On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b)   The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)   In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)   The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:
(i)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
7.   Participation; Withdrawal; Termination.
(a)   An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
(b)   During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)   Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.
(d)   Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e)   During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f)   Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
8.   Exercise of Purchase Rights.
(a)   On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)   Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).
(c)   No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).
9.   Covenants of the Company.
The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.
10.   Designation of Beneficiary.
(a)   The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b)   If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11.   Adjustments upon Changes in Common Stock; Corporate Transactions.
(a)   In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b)   In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
12.   Amendment, Termination or Suspension of the Plan.
(a)   The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.
(b)   The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any

Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
13.   Tax Qualification; Tax Withholding.
(a)   Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.
(b)   Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
(c)   The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
14.   Effective Date of Plan.
The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.
15.   Miscellaneous Provisions.
(a)   Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)   A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)   The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a

Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.
(d)   The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.
(e)   If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f)   If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.
16.   Definitions.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)   “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b)   “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c)   “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The Nasdaq Stock Market LLC, the New York Stock Exchange or the Financial Industry Regulatory Authority).
(d)   “Board” means the board of directors of the Company.
(e)   “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)   “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(g)   “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(h)   “Common Stock” means the common stock of the Company.
(i)   “Company” means Achronix Semiconductor Corporation, a Delaware corporation.
(j)   “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.
(k)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii)   a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(l)   “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.
(m)   “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.
(n)   “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.
(o)   “Director” means a member of the Board.
(p)   “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among            , dated as of                  , 2021, provided that this Plan is approved by the Company’s stockholders prior to such date.
(q)   “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(r)   “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(s)   “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(t)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(u)   “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii)   In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code
(v)   “Fully-Diluted Common Stock’’ means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).
(w)   “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).
(x)   “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(y)   “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(z)   “Offering Date” means a date selected by the Board for an Offering to commence.
(aa)   “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(bb)   “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(cc)   “Plan” means this Achronix Semiconductor Corporation 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(dd)   “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(ee)   “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(ff)   “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(gg)   “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(hh)   “Securities Act” means the U.S. Securities Act of 1933, as amended.
(ii)   “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(ii)   “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

ANNEX J
THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
ACE CONVERGENCE ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 27 JULY 2020)
REF: A4374-163935

www.verify.gov.ky File#: 361468	Filed: 27-Jul-2020 15:50 EST Auth Code: F38346357246

THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
ACE CONVERGENCE ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 27 JULY 2020)
1.
The name of the company is ACE Convergence Acquisition Corp. (the “Company”).

2.
The registered office of the Company will be situated at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Companies Law”).

4.
The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.

5.
The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.
The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.
The authorised share capital of the Company is US$55,500 divided into 500,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each; 50,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each and 5,000,000 Preference Shares of a nominal or par value of US$0.0001 each provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.
The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

J-i

J-ii

THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
ACE CONVERGENCE ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 27 JULY 2020)
TABLE A
The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law shall not apply to ACE Convergence Acquisition Corp. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.
INTERPRETATION
1.
In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Applicable Law” means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles” means these amended and restated articles of association of the Company, as amended or substituted from time to time.
“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.
“Business Combination” means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses (the “Target Business”), which: (i) must occur with one or more target businesses with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination; and (ii) must not be effectuated with another blank check company or a similar company with nominal operations.
“Business Combination Article” means Articles 13 to 26 of these Articles.
“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.
“Class A Share” means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share” means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Commission” means the Securities and Exchange Commission of the United States of America or any other U.S. federal agency for the time administering the Securities Act and the Company Act.
“Company Act” means the U.S. Investment Company Act of 1940, as amended, or any similar U.S. federal statute and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Companies Law” means the Companies Law (as amended) of the Cayman Islands.
“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are then traded, including but not limited to The Nasdaq Capital Market.
“Equity-linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Founder Shares” means the Class B Shares initially purchased by the Sponsor in a private placement prior to the consummation of the Offering.
“Initial Shareholders” means the Company’s Sponsor and the other holders of the Founder Shares prior to the consummation of the Offering.
“Investments” means:
(a)
all forms of securities and other financial instruments whatsoever including, without limitation: share capital; stock; shares of beneficial interest; partnership interests, trust interests and similar financial instruments; bonds; notes; debentures (whether subordinated, convertible or otherwise); commodities; currencies; interest rate, currency, commodity, equity and other derivative products, including, without limitation, (i) futures contracts (and options thereon) relating to stock indices, currencies, securities of any governments, other financial instruments and all other commodities; (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements; (iii) spot and forward currency transactions; and (iv) agreements relating to or securing such transactions; equipment lease certificates; equipment trust certificates; loans; credit paper; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds; money market funds; exchange traded funds; structured securities; purchase agreements; obligations of any government and instrumentalities of any of them; commercial paper; certificates of deposit; bankers’ acceptances; choses in action; trust receipts; and other instruments or evidences of indebtedness of whatever kind or nature; in each case, of any Person or government whether or not publicly traded or readily marketable or such other form of security or financial instrument as the Directors may from time to time determine; and

(b)
any investments not otherwise prohibited by the Memorandum of Association, including without limitation the forms of securities listed in (a) above, cash and cash equivalents, physical commodities and bullion or instruments of any kind representing ownership thereof, real estate and property of any kind.

“Indemnification Articles” has the meaning ascribed to it in Article 165 of these Articles.
“Memorandum of Association” means the amended and restated memorandum of association of the Company, as amended or substituted from time to time.
“Offering” means an initial public offering of Shares.
“Offering Shares” means the Shares sold in the Offering, whether such Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of the Sponsor.
“Office” means the registered office of the Company as required by the Companies Law.
“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:
(c)
passed by a simple majority (or, with respect to a resolution in connection with Article 112 or Article 125(d) of these Articles, not less than two-thirds) of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(d)
approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Preference Shares” means the Shares in the capital of the Company designated as Preference Shares, and having the rights such rights and being subject to such limitations as shall be determined at the time of their issuance in accordance with these Articles.
“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.
“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.
“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.
“Public Shareholders” means the holders of the Offering Shares which are not the Initial Shareholders.
“Redemption Limitation” has the meaning ascribed to it in Article 14 of these Articles.
“Redemption Price” has the meaning ascribed to it in Article 14 of these Articles.
“Redemption Rights” has the meaning ascribed to it in Article 14 of these Articles.
“Register” means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.
“Registration Statement” means the Company’s registration statement on Form S-1, as filed with the Commission, as may be amended or superseded from time to time.
“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.
“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar U.S. federal statute and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.
“Series” means a series of a Class as may from time to time be issued by the Company.
“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.
“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Law.
“signed” means bearing a signature or representation of a signature affixed by mechanical means.
“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:
(e)
passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(f)
approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Sponsor” means ACE Convergence Acquisition LLC, a Delaware limited liability company.
“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.
“Trust Account” has the meaning ascribed to it in Article 13 of these Articles.
2.
In these Articles, save where the context requires otherwise:

(a)
words importing the singular number shall include the plural number and vice versa;

(b)
words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)
the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)
reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)
reference to a statutory enactment shall include reference to any amendment or reenactment thereof for the time being in force;

(f)
reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)
reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.
Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY
4.
The business of the Company may be commenced at any time after incorporation.

5.
The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.
The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.
The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law and the rules or requirements of any Designated Stock Exchange.

SHARES
8.
Subject to these Articles, and where applicable, the rules of the Designated Stock Exchange, the Commission and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)
issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)
grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.
9.
The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or redesignated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

10.
The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.
The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

12.
The holders of all Shares shall be:

(a)
entitled to dividends in accordance with the relevant provisions of these Articles;

(b)
entitled to the rights on a winding up of the Company in accordance with the relevant provisions of these Articles; and

(c)
entitled to receive notice of and attend general meetings of the Company and shall, except as otherwise provided herein, be entitled to one vote for each Share registered in the name of such holder in the Register of Members, both in accordance with the relevant provisions of these Articles.

BUSINESS COMBINATION REQUIREMENTS
13.
The provisions of this Article 13 shall apply during the period commencing upon the adoption of these Articles and terminating upon the first to occur of the consummation of an initial Business Combination and the full distribution of the Trust Account pursuant to this Article. Immediately after the Offering, a certain amount of the net offering proceeds received by the Company in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Registration Statement shall be deposited in a trust account (the “Trust Account”), established for the benefit of Public Shareholders pursuant to a trust agreement described in the Registration Statement. Except with respect to interest earned on the funds held in the Trust Account that may be released to pay income taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest to occur of: (1) the completion of an initial Business Combination; (2) the redemption of any Offering Shares properly submitted in connection with a Shareholder vote to amend these Articles (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with an initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within 18 months from the closing of the Offering or (B) with respect to any other provision relating to Shareholders’ rights or pre-initial Business Combination activity; and (3) the redemption of the Offering Shares if the Company has not completed an initial Business Combination within 18 months from the closing of the Offering, or such later time as the Members may approve in accordance with these Articles, subject to applicable law.

14.
Prior to the consummation of the initial Business Combination, the Company shall provide all Public Shareholders with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Articles 15 and 16 (such rights of such holders to have their Offering Shares redeemed being the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Article 15 (the “Redemption Price”); provided, however, that the Company shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Company’s net tangible assets being less than US$5,000,001 or such greater amount as the Board of Directors may determine may be necessary to satisfy any closing condition to any initial Business Combination (such limitation hereinafter called the “Redemption Limitation”).

15.
If the Company offers to redeem the Offering Shares other than in conjunction with a Shareholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and filing proxy materials with the Commission, the Company shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Article 14 pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E under the Exchange Act (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the Commission prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A under the Exchange Act (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a Shareholder vote is required to approve the proposed initial Business Combination, or the Company decides to submit the proposed initial Business Combination to the Public Shareholders for their approval, the Company shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Article 14 hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Article 15. In the event that the Company offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules or in conjunction with a Shareholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Offering Shares payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business

Combination, including interest (which interest shall be net of taxes payable) by (ii) the total number of then issued and outstanding Offering Shares. Unless extended by the Company in its sole discretion, holders of Offering Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent prior to the date set forth in the tender offer documents or proxy materials mailed to such holders, or up to two business days prior to the scheduled vote on the proposal to approve our initial Business Combination in the event we distribute proxy materials, or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, rather than simply voting against the initial Business Combination. The tender offer or proxy materials, as applicable, that will be furnished to holders of Offering Shares in connection with the Company’s initial Business Combination will indicate whether the Company is requiring Public Shareholders to satisfy such delivery requirements, which will include the requirement that a beneficial holder must identify itself in order to validly redeem its Shares.
16.
If the Company offers to redeem the Offering Shares in conjunction with a Shareholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Shareholder, together with any affiliate of such Shareholder or any other person with whom such Shareholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares, without the prior consent of the Company.

17.
In the event that the Company has not consummated an initial Business Combination within 18 months from the closing of the Offering, or such later time as the Members may approve in accordance with these Articles, the Company shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company to pay its income taxes (less up to US$100,000 of such net interest to pay dissolution expenses), by (B) the total number of then issued and outstanding Offering Shares, which redemption will completely extinguish rights of the Public Shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Public Shareholders and the Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under the Companies Law to provide for claims of creditors and other requirements of applicable law.

18.
If the Company offers to redeem the Offering Shares in conjunction with a Shareholder vote on an initial Business Combination, the Company shall consummate the proposed initial Business Combination only if (i) it is approved by an Ordinary Resolution, and (ii) the Redemption Limitation is not exceeded.

19.
If the Company conducts a tender offer pursuant to Article 15, the Company shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

20.
A Public Shareholder shall be entitled to receive funds from the Trust Account only as provided in Articles 14, 15, 16, 17 or 23 of these Articles. In no other circumstances shall a Public Shareholder have any right or interest of any kind in or to distributions from the Trust Account, and no Shareholder other than a Public Shareholder shall have any interest in or to the Trust Account.

21.
Each Shareholder that does not properly exercise its Redemption Rights shall retain its Shares in the Company and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Company, and following payment to any Public Shareholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Company.

22.
The exercise by a Shareholder of its Redemption Rights shall be conditioned on such Shareholder following the specific procedures for redemptions set forth by the Company in any applicable tender offer or proxy materials sent to the Public Shareholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

23.
If, in accordance with Article 14, any amendment is made to these Articles (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company has not consummated an initial Business Combination within 18 months from the closing of the Offering, or (ii) with respect to any other provision of these Articles relating to Public Shareholders’ rights or pre-initial Business Combination activity, the Public Shareholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company to pay its income taxes, divided by the number of then issued and outstanding Offering Shares. The Company’s ability to provide such opportunity is subject to the Redemption Limitation.

24.
The Company’s initial Business Combination must occur with one or more target businesses with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination.

25.
The Company may enter into a Business Combination with a Target Business that is affiliated with the Sponsor, the Directors or officers of the Company. In the event the Company seeks to complete an initial Business Combination with such a target, the Company, or a committee of independent and disinterested Directors, shall obtain an opinion from an independent investment banking firm which is a member of the Financial Industry Regulatory Authority, Inc., or an independent accounting firm that such Business Combination is fair to the Company from a financial point of view. The Company will not effectuate its initial Business Combination solely with another blank check company or a similar company with nominal operations.

26.
After the issue of Shares in connection with the Offering and prior to the consummation of the initial Business Combination, the Company shall not issue additional Shares or any other securities that that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with the Offering Shares in respect of any initial Business Combination.

MODIFICATION OF RIGHTS
27.
Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class). To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

28.
The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.
CERTIFICATES
29.
Every Person whose name is entered as a member in the Register shall, without payment, be entitled to a certificate within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide or as any Designated Stock Exchange may from time to time determine) in the form determined by the Directors. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member’s registered address as appearing in the Register.

30.
Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

31.
Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of US$1 or such smaller sum as the Directors shall determine.

32.
If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

33.
In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES
34.
The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN
35.
The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

36.
The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

37.
For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

38.
The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES
39.
The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

40.
The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

41.
If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

42.
The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

43.
The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

44.
The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES
45.
If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

46.
The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

47.
If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

48.
A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

49.
A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

50.
A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

51.
The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

52.
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES
53.
Subject to these Articles, the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act) and any agreements entered into by Shareholders containing restrictions and limitations for transfer of certain Shares, a Shareholder may transfer all or any of his or her Shares.

54.
The instrument of transfer of any Share shall be in (i) any usual or common form; (ii) such form as is prescribed by the Designated Stock Exchange; or (iii) in any other form as the Directors may determine and may be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

55.
Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

56.
The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

57.
All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES
58.
The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

59.
Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.
60.
A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL
61.
The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

62.
The Company may by Ordinary Resolution:

(a)
consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)
convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)
subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)
cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

63.
The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES
64.
Subject to the Companies Law, the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), the Company may:

(a)
issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)
purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)
make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

(d)
accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

65.
The redemption of such Shares, except Offering Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Offering Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Founder Shares held by the Initial Shareholders shall be surrendered by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full so that the number of Class B Shares will equal 20 per cent of the Company’s issued Shares after the Offering; and

(c)
Offering Shares shall be repurchased by the Company in the circumstances set out in the Business Combination Article hereof.

66.
Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

67.
The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

68.
The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES
69.
Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

70.
No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

71.
The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)
the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)
a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

72.
Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS
73.
The Directors may, whenever they think fit, convene a general meeting of the Company.

74.
Subject to these Articles, for so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company may, but shall not (unless required by the Companies Law) be obliged to, in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange.

75.
The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

76.
If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS
77.
At least seven calendar days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, and shall be given in the manner hereinafter mentioned or as may be prescribed by the rules of the Designated Stock Exchange or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent in par value of the Shares giving that right.

78.
The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

79.
No business may be transacted at an annual general meeting, other than business that is either (i) specified in the notice of the annual general meeting (or any supplement thereto) given by or at the direction of the Directors, (ii) otherwise properly brought before the annual general meeting by or at the direction of the Directors. Notwithstanding anything in this Article to the contrary, only persons nominated for election as a Director to fill any term of a Directorship that expires on the date of the annual general meeting pursuant to these Articles will be considered for election at such meeting.

PROCEEDINGS AT GENERAL MEETINGS
80.
All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

81.
No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

82.
If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

83.
If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

84.
The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

85.
If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

86.
The chairman may adjourn a meeting from time to time and from place to place either:

(a)
with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)
without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)
secure the orderly conduct or proceedings of the meeting; or

(ii)
give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.
87.
At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

88.
If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

89.
In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

90.
A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS
91.
Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.

92.
In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

93.
A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

94.
No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

95.
On a poll votes may be given either personally or by proxy.

96.
The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

97.
An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

98.
The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

99.
The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

100.
A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS
101.
Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES
102.
If a clearing house (or its nominee) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

DIRECTORS
103.
Subject to Article 107, the Company may by Ordinary Resolution appoint any Person to be a Director or may by Ordinary Resolution remove any Director.

104.
The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

105.
There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

106.
The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

107.
For so long as the Company’s Shares are traded on a Designated Stock Exchange, any and all vacancies in the board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the board of Directors, and not by the Members. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article Error! Reference source not found. above, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.
DIRECTOR’S FEES AND EXPENSES
108.
The ordinary remuneration of the Directors shall from time to time be determined by the Company in a general meeting or by the board of Directors (as the case may be) and shall (unless otherwise directed by the resolution by which it is voted) be divided amongst the board of Directors in such proportions and in such manner as the board of Directors may agree such remuneration shall be in addition to any other remuneration to which a Director who holds any salaried employment or office in the Company may be entitled by reason of such employment or office.

109.
Each Director shall be entitled to be repaid or prepaid all necessary travelling, hotel and incidental expenses incurred by him in attending meetings of the Directors or committees of the Directors or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

ALTERNATE DIRECTOR
110.
Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS
111.
Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

112.
The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any chairman (or co-chairman) of the board of Directors, vice chairman of the board of Directors, one or more chief executive officers, presidents, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other officers as may be determined by the Directors), for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.
113.
The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

114.
The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

115.
The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

116.
The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

117.
The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

118.
The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

119.
Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

120.
The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

BORROWING POWERS OF DIRECTORS
121.
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL
122.
The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

123.
The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

124.
Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS
125.
The office of Director shall be vacated, if the Director:

(a)
becomes bankrupt or makes any arrangement or composition with his creditors;

(b)
dies or is found to be or becomes of unsound mind;

(c)
resigns his office by notice in writing to the Company;

(d)
is removed from office by Ordinary Resolution;

(e)
is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f)
is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS
126.
The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

127.
A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

128.
The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

129.
A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

130.
A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

131.
Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

132.
The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)
all appointments of Officers made by the Directors;

(b)
the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)
all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

133.
When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

134.
A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

135.
The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

136.
The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

137.
Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

138.
A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

139.
All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS
140.
Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

141.
Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

142.
The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

143.
Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

144.
The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

145.
Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

146.
If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

147.
No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION
148.
The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

149.
The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

150.
The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

151.
The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

152.
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee as a committee of the board of Directors and shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the audit committee shall comply with the rules and regulations of the Commission, the Designated Stock Exchange, any competent regulatory authority and/or under applicable law.

153.
The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES
154.
Subject to the Companies Law and these Articles, the Directors may:

(a)
resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)
appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)
paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)
paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;
(c)
make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)
authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)
the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)
the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)
generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT
155.
The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

156.
There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

NOTICES
157.
Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

158.
Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

159.
Any notice or other document, if served by:

(a)
post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)
facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)
recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)
electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.
160.
Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

161.
Notice of every general meeting of the Company shall be given to:

(a)
all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)
every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.
INDEMNITY
162.
To the fullest extent permitted by law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions or proceedings whether threatened, pending or completed (a “Proceeding”), costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment), in the execution or discharge of his duties, powers, authorities or discretions, or in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with these Articles, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. Each Member shall waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person, or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, wilful default or wilful neglect, which may attach to such Indemnified Person.

163.
No Indemnified Person shall be liable:

(a)
for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)
for any loss on account of defect of title to any property of the Company; or

(c)
on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)
for any loss incurred through any bank, broker or other similar Person; or

(e)
for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)
for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.
164.
The Company shall pay the expenses (including attorneys’ fees) incurred by a Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article or otherwise.

165.
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

166.
Neither any amendment nor repeal of these Articles set forth under this heading of “Indemnity” (the “Indemnification Articles”), nor the adoption of any provision of the Memorandum of Association or Articles inconsistent with the Indemnification Articles, shall eliminate or reduce the effect of the Indemnification Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for these Indemnification Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

167.
The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire. The rights to indemnification and advancement of expenses conferred by this Article shall be contract rights and such rights shall continue as to an Indemnified Person who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

NON-RECOGNITION OF TRUSTS
168.
Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP
169.
If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

170.
If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION
171.
Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE
172.
For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may by any means in accordance with the requirements of any Designated Stock Exchange provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

173.
In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

174.
If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION
175.
The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION
176.
The Company may merge or consolidate in accordance with the Companies Law.

177.
To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE
178.
The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any Designated Stock Exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

CLASS B SHARE CONVERSION
179.
The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to Articles 27 and 108) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

180.
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof, and (b) automatically on the day of the closing of a Business Combination.

181.
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in connection with a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, on an as-converted basis, 20 per cent of the sum of all Class A Shares outstanding after such conversion (after giving effect to any redemptions of Class A Shares pursuant to the Business Combination Article), including the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, Officers or Directors upon conversion of working capital loans.
182.
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Modification of Rights Article hereof.

183.
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

184.
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

185.
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

186.
Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

BUSINESS OPPORTUNITIES
187.
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

188.
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

189.
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX K
FORM OF
CERTIFICATE OF INCORPORATION
OF
ACHRONIX SEMICONDUCTOR CORPORATION
I.
The name of this corporation is Achronix Semiconductor Corporation (the “Company”).
II.
The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
IV.
A.   This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares of which shall be Common Stock, having a par value per share of $0.0001. 10,000,000 shares of which shall be Preferred Stock, having a par value per share of $0.0001.
B.   The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
C.   Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.   Management of Business.   The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.
B.   Election of Board of Directors.
1.   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
2.   At any time that applicable law prohibits a classified board as described in Section B.1. of this Article V, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
3.   No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.
4.   Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
C.   Removal of Directors.
1.   Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.
2.   Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent

(66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.
D.   Vacancies.   Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
E.   Bylaw Amendments.
1.   The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
2.   The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
3.   No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.
4.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.
VI.
A.   The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.
B.   To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
C.   Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
VII.
A.   Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
B.   Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
C.   Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.
VIII.
A.   The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B.   Notwithstanding any other provisions of this Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this             day of           , 2021.
By:

[Name]
Sole Incorporator

ANNEX L
FORM OF
BYLAWS
OF
ACHRONIX SEMICONDUTOR CORPORATION
(A DELAWARE CORPORATION)

BYLAWS
OF
ACHRONIX SEMICONDUTOR CORPORATION
(A DELAWARE CORPORATION)
ARTICLE I
OFFICES
Section 1.    Registered Office.   The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.
Section 2.   Other Offices.   The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
CORPORATE SEAL
Section 3.   Corporate Seal.   The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS’ MEETINGS
Section 4.   Place of Meetings.   Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).
Section 5.   Annual Meetings.
(a)   The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.
(b)   At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.

(i)   For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(ii)   Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).
(iii)   To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.
(iv)   The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
For purposes of Sections 5 and 6, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:
(w)   the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,
(x)   which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,
(y)   the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or
(z)   which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.
(c)   A stockholder providing written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.
(d)   A person shall not be eligible for election or re-election as a director, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a). Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(e)   Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws.
(f)   For purposes of Sections 5 and 6,
(i)   “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and
(ii)   “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).
Section 6.   Special Meetings.
(a)   Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).
(b)   The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.
(c)   Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.
(d)   Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.
Section 7.   Notice of Meetings.   Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 8.   Quorum.   At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.
Section 9.   Adjournment And Notice Of Adjourned Meetings.   Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 10.   Voting Rights.   For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.
Section 11.   Joint Owners of Stock.   If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Section 12.   List of Stockholders.   The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.
Section 13.   Action Without Meeting.
No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.
Section 14.   Organization.
(a)   At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.
(b)   The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, with consultation by the Lead Independent Director (as defined below), rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
ARTICLE IV
DIRECTORS
Section 15.   Number And Term Of Office.   The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 16.   Powers.   The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.
Section 17.   Classes of Directors.   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the 1933 Act covering the offer and sale of Common Stock of the corporation to the public (the “Initial Public Offering”), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 18.   Vacancies.   Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.
Section 19.   Resignation.   Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 20.   Removal.
(a) Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances neither the Board of Directors nor any individual director may be removed without cause.
(b)   2.   Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.
Section 21.   Meetings.
(a)   Regular Meetings.   Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b)   Special Meetings.   Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the authorized number of directors.
(c)   Meetings by Electronic Communications Equipment.   Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)   Notice of Special Meetings.   Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(e)   Waiver of Notice.   The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
Section 22.   Quorum and Voting.
(a)   Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 44 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b)   At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23.   Action Without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 24.   Fees and Compensation.   Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 25.   Committees.
(a)   Executive Committee.   The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.
(b)   Other Committees.   The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
(c)   Term.   The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d)   Meetings.   Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any Director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.
Section 26.   Lead Independent Director.   The Chairman of the Board of Directors, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: serve as chairman of Board of Directors meetings in the absence of the Chairman of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and coordinate the activities of the other independent directors and perform such other duties as may be established or delegated by the Chairman of the Board of Directors.
Section 27.   Organization.   At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director or other person directed to do so by the Chairman of the Board, the Lead Independent Director or the President, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 28.   Officers Designated.   The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.
Section 29.   Tenure And Duties Of Officers.
(a)   General.   All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
(b)   Duties of Chief Executive Officer.   The Chief Executive Officer shall preside at all meetings of the stockholders (subject to Section 14) and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c)   Duties of President.   The President shall preside at all meetings of the stockholders (subject to Section 14) and at all meeting of the Board of Directors, unless the Chairman of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(d)   Duties of Vice Presidents.   The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e)   Duties of Secretary.   The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
(f)   Duties of Chief Financial Officer.   The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
(g)   Duties of Treasurer.   Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
Section 30.   Delegation Of Authority.   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 31.   Resignations.   Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 32.   Removal.   Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION
Section 33.   Execution Of Corporate Instruments.   The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.
Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 34.   Voting Of Securities Owned By The Corporation.   All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
SHARES OF STOCK
Section 35.   Form And Execution Of Certificates.   The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section 36.   Lost Certificates.   A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 37.   Transfers.
(a)   Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)   The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 38.   Fixing Record Dates.
(a)   In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(b)   In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 39.   Registered Stockholders.   The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 40.   Execution Of Other Securities.   All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE IX
DIVIDENDS
Section 41.   Declaration Of Dividends.   Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.
Section 42.   Dividend Reserve.   Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X
FISCAL YEAR
Section 43.   Fiscal Year.   The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 44.   Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.
(a)   Directors and Executive Officers.   The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).
(b)   Other Officers, Employees and Other Agents.   The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.
(c)   Expenses.   The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this section, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.
(d)   Enforcement.   Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.
(e)   Non-Exclusivity of Rights.   The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
(f)   Survival of Rights.   The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g)   Insurance.   To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h)   Amendments.   Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.
(i)   Saving Clause.   If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.
(j)   Certain Definitions.   For the purposes of this Bylaw, the following definitions shall apply:
(i)   The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(ii)   The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(iii)   The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
(iv)   References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(v)   References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
ARTICLE XII
NOTICES
Section 45.   Notices.
(a)   Notice To Stockholders.   Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by US mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.
(b)   Notice To Directors.   Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.
(c)   Affidavit Of Mailing.   An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d)   Methods of Notice.   It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e)   Notice To Person With Whom Communication Is Unlawful.   Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)   Notice to Stockholders Sharing an Address.   Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.
ARTICLE XIII
AMENDMENTS
Section 46.   Amendments.   Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE XIV
LOANS TO OFFICERS
Section 47.   Loans To Officers.   Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of directors and officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. ACE’s amended and restated memorandum and articles of association provided for indemnification of ACE’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
ACE has entered into agreements with ACE’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in ACE’s amended and restated memorandum and articles of association. ACE has purchased a policy of directors’ and officers’ liability insurance that insures ACE’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against ACE’s obligations to indemnify ACE’s officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, ACE has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statements Schedules.
(a) Exhibits.
Exhibit	Description
2.1+#	Agreement and Plan of Merger, dated as of January 7, 2021, by and among the Registrant, ACE Convergence Subsidiary Corp. and Achronix Semiconductor Corporation, as amended from time to time (included as Annex A to the proxy statement/prospectus).
2.2+	Form of Plan of Domestication.
3.1#	Amended and Restated Memorandum and Articles of Association of the Registrant (included as Annex J to the proxy statement/prospectus).
3.2#	Form of Certificate of Incorporation of Achronix Semiconductor Corporation, to become effective upon completion of the Domestication (included as Annex K to the proxy statement/prospectus).
3.3#	Form of By-Laws of Achronix Semiconductor Corporation, to become effective upon completion of the Domestication (included as Annex L to the proxy statement/prospectus).
4.1(2)	Specimen Unit Certificate of ACE Convergence Acquisition Corp.
4.2(3)	Specimen Class A Ordinary Share Certificate of ACE Convergence Acquisition Corp.
4.3(4)	Specimen Warrant Certificate of ACE Convergence Acquisition Corp.
4.4(1)	Warrant Agreement,dated July 27, 2020, between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent.
4.5	Specimen Common Stock Certificate of Achronix Semiconductor Corporation.
4.6#	Form of Certificate of Corporate Domestication of Achronix Semiconductor Corporation, to be filed with the Secretary of the State of Delaware.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

Exhibit	Description
8.1#	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1(5)	Promissory Note, dated May 28, 2020, issued to ACE Convergence Acquisition LLC.
10.2(1)	Letter Agreement, dated July 27, 2020, among the Registrant, the Registrant’s directors and officers and ACE Convergence Acquisition LLC.
10.3(1)	Investment Management Trust Agreement, dated July 27, 2020, between Continental Stock Transfer & Trust Company, as trustee, and the Registrant.
10.4(1)	Registration Rights Agreement, dated July 27, 2020, among the Registrant, ACE Convergence Acquisition LLC and certain security holders.
10.5(1)	Sponsor Warrants Purchase Agreement, dated July 27, 2020, between the Registrant and ACE Convergence Acquisition LLC.
10.6(1)	Administrative Services Agreement, dated July 27, 2020, between the Registrant and ACE Convergence Acquisition LLC.
10.7(1)	Indemnity Agreement, dated July 27, 2020, between the Registrant and Behrooz Abdi.
10.8(1)	Indemnity Agreement, dated July 27, 2020, between the Registrant and Sunny Siu.
10.9(1)	Indemnity Agreement, dated July 27, 2020, between the Registrant and Denis Tse.
10.10(1)	Indemnity Agreement, dated July 27, 2020, between the Registrant and Minyoung Park.
10.11(1)	Indemnity Agreement, dated July 27, 2020, between the Registrant and Kenneth Klein.
10.12(1)	Indemnity Agreement, dated July 27, 2020, between the Registrant and Omid Tahernia.
10.13(1)	Indemnity Agreement, dated July 27, 2020, between the Registrant and Ryan Benton.
10.14(1)	Indemnity Agreement, dated July 27, 2020, between the Registrant and Raquel Chmielewski.
10.15#	Sponsor Support Agreement, dated January 7, 2021, by and among ACE Convergence Acquisition LLC, the Registrant, each director and officer of the Registrant and Achronix Semiconductor Corporation (included as Annex B to the proxy statement/prospectus).
10.16#	Achronix Holders Support Agreement, dated January 7, 2021, by and among the Registrant, Achronix Semiconductor Corporation and certain stockholders of Achronix Semiconductor Corporation (included as Annex C to the proxy statement/prospectus).
10.17#	Form of Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (included as Annex D to the proxy statement/prospectus).
10.18#	Form of Backstop Subscription Agreement, by and between the Registrant and the understigned subscriber party thereto (included as Annex E to the proxy statement/prospectus).
10.19#	Form of Amended and Restated Registration Rights Agreement by and among the Registrant, ACE Convergence Acquisition LLC, the Registrant’s directors and officers and certain stockholders of Achronix Semiconductor Corporation (included as Annex F to the proxy statement/prospectus).
10.20#	Form of Lock-Up Agreement by and between the Registrant and certain stockholders of the Registrant and Achronix Semiconductor Corporation party thereto (included as Annex G to the proxy statement/prospectus).
10.21#†	Achronix Semiconductor Corporation 2016 Equity Incentive Plan.
10.22#†	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2016 Equity Incentive Plan.
10.23#†	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under 2016 Equity Incentive Plan.

Exhibit	Description
10.24#†	Form of Achronix Semiconductor Corporation 2021 Equity Incentive Plan (included as Annex H to the proxy statement/prospectus).
10.25†	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under 2021 Equity Incentive Plan.
10.26#†	Form of Achronix Semiconductor Corporation 2021 Employee Stock Purchase Plan (included as Annex I to the proxy statement/prospectus).
10.27#	Indenture of Lease, dated October 1, 2018, between the Achronix Semiconductor Corporation, as Lessee, and Information Technology Park Limited, as Lessor.
10.28	Lease Agreement, dated April 17, 2020, between Achronix Semiconductor Corporation, as Tenant, and GA Parkway Property, LLC, as Landlord.
10.29#†	Employment Agreement, dated April 11, 2011, between Achronix Semiconductor Corporation and Robert Blake.
10.30#†	Employment Agreement, dated June 19, 2006, between Achronix Semiconductor Corporation and Virantha Ekanavake, as amended on March 2, 2011.
10.31#†	Offer Letter, dated November 24, 2020, between Achronix Semiconductor Corporation and Mark Voll.
10.32†	Achronix Semiconductor Corporation Executive Severance and Change in Control Plan.
10.33†	Form of Achronix Semiconductor Corporation Indemnification Agreement.
21.1	List of Subsidiaries of Registrant.
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).
24.1#	Power of Attorney (included on the signature page to the original filing of this Registration Statement)
99.1#	Form of Preliminary Proxy Card for the Registrant’s Extraordinary General Meeting.
99.2	Consent of Robert Blake to be named as a director.
99.3	Consent of John Lofton Holt to be named as a director.
99.4	Consent of Homa Firouztash to be named as a director.
99.5	Consent of Anil Khatod to be named as a director.
99.6	Consent of Tom Lavin to be named as a director.
99.7	Consent of Richard Schneider to be named as a director.
99.8	Consent of Somu Subramaniam to be named as a director.
99.9	Consent of Omid Tahernia to be named as a director.
101.INS#	XBRL Instance Document
101.CAL#	XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH#	XBRL Taxonomy Extension Schema Document
101.DEF#	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB#	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE#	XBRL Taxonomy Extension Presentation Linkbase Document

#
Previously filed.

+
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

†
Indicates management contract or compensatory plan.

(1)
Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 31, 2020.

(2)
Incorporated by reference to Exhibit 4.1 filed with the Registration Statement on Form S-1/A (File No. 333-239716) filed by the Registrant on July 10, 2020 and as subsequently amended (the “Form S-1”).

(3)
Incorporated by reference to Exhibit 4.2 filed with the Form S-1 filed by the Registrant on July 10, 2020.

(4)
Incorporated by reference to Exhibit 4.3 filed with the Form S-1 filed by the Registrant on July 10, 2020.

(5)
Incorporated by reference to Exhibit 10.1 filed with the Amendment to the Form S-1 filed by the Registrant on July 6, 2020.

Item 22.   Undertakings.
1.
The undersigned Registrant hereby undertakes:

A.
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

B.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

C.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the 9th day of April, 2021.
ACE CONVERGENCE ACQUISITION CORP.
By:	/s/ Behrooz Abdi
Name: Behrooz Abdi
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Behrooz Abdi Behrooz Abdi	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	April 9, 2021
/s/ Minyoung Park Minyoung Park	Chief Financial Officer (Principal Financial and Accounting Officer)	April 9, 2021
* Sunny Siu	President and Director	April 9, 2021
* Denis Tse	Secretary and Director	April 9, 2021
* Kenneth Klein	Director	April 9, 2021
* Omid Tahernia	Director	April 9, 2021
* Ryan Benton	Director	April 9, 2021
* Raquel Chmielewski	Director	April 9, 2021

By:
/s/ Behrooz Abdi

Behrooz Abdi
Attorney-in-Fact